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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NII HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction: The purchase price payable under the purchase agreement is $905 million, subject to adjustment as set forth in the purchase agreement. Solely for purposes of calculating the filing fee, the registrant estimates a purchase price of $905 million.

	(5)	Total fee paid: $109,686
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

SPECIAL MEETING OF STOCKHOLDERS

[•], 2019

DEAR FELLOW STOCKHOLDERS:

You are invited to attend a special meeting (the "Special Meeting") of the stockholders of NII Holdings, Inc. ("NII" or the "Company"), which is to be held on [•], 2019 at 10:00 a.m. Eastern Time at the Hyatt Regency Reston located at 1800 Presidents Street, Reston, Virginia 20190.

As previously announced, on March 18, 2019, NII and NII International Holdings S.à r.l. ("NIIH"), a wholly owned subsidiary of NII, entered into a purchase agreement (as it may be amended from time to time, the "Purchase Agreement") with América Móvil, S.A.B. de C.V. ("AMX") and AI Brazil Holdings B.V. ("AI Brazil"), pursuant to which NII and AI Brazil will sell their jointly owned wireless operations in Brazil (the "Nextel Brazil Business"). Specifically, NIIH will sell all of the issued and outstanding shares of NII Brazil Holdings S.à r.l. ("NII Brazil") to AMX (the "Nextel Brazil Transaction"). Also pursuant to the Purchase Agreement, concurrent to, and as a condition of, the consummation of the Nextel Brazil Transaction, AI Brazil will sell all of its interests in Nextel Holdings S.à r.l. ("Nextel Holdings") to NII Brazil (the "AI Brazil Transaction") so that, immediately prior to the closing of the Nextel Brazil Transaction, NII Brazil will hold 100% of Nextel Holdings. At the closing of the Nextel Brazil Transaction and the AI Brazil Transaction, AMX will directly own all of the issued and outstanding shares of NII Brazil and indirectly own all of the issued and outstanding shares of Nextel Holdings.

On March 18, 2019, we announced that NII's Board of Directors (the "Board") had adopted a plan of liquidation and dissolution of NII, which is subject to the completion of the transactions contemplated by the Purchase Agreement.

At the Special Meeting, you will be asked, among other matters, to vote on some of the transactions contemplated by the Purchase Agreement. Specifically, you will be asked to vote on a proposal to approve the sale of substantially all of the assets of NII (the "Sale"), through a sale of NII Brazil to AMX. At the closing of the Sale, NII Brazil will own 100% of the equity of Nextel Holdings, which is the entity that, indirectly through its wholly owned subsidiaries, owns NII and AI Brazil's wireless operations in Brazil, which represents all of the remaining operating assets of the Company.

You will also be asked to vote on a proposal to approve the liquidation and dissolution of NII (the "Dissolution") and the Plan of Complete Liquidation and Dissolution (the "Plan of Dissolution"), which, if approved, will authorize the Board to liquidate and dissolve NII in accordance with the Plan of Dissolution.

The Board carefully reviewed and considered the financial position of NII, including its available cash, investments and outstanding debt, a stand-alone plan, a range of potential strategic alternatives, the terms and conditions of the Purchase Agreement, all of the transactions contemplated by the Purchase Agreement and the Plan of Dissolution. The Board unanimously determined that the Purchase Agreement and the transactions contemplated thereby were fair to, advisable and in the best interests of the Company and the Company's stockholders, approved and declared advisable the Sale and the Purchase Agreement and the consummation of the transactions contemplated thereby, and directed that the Purchase Agreement and the Sale and the other transactions contemplated thereby be submitted to NII's stockholders for approval. The Board unanimously determined that the Dissolution was advisable and in the best interests of the Company and our stockholders, approved the Dissolution and the Plan of Dissolution and directed that the Plan of Dissolution and the Dissolution be submitted to NII's stockholders for approval. The Board unanimously recommends that you vote "FOR" the Sale Proposal, "FOR" the Dissolution Proposal and "FOR" each of the other proposals described in the accompanying proxy statement.

More information about the Sale, the Dissolution and the Special Meeting is contained in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety (including the Annexes). In particular, you should carefully read the section entitled "Risk Factors" beginning on page 22 of the proxy statement for a discussion of risks you should consider in evaluating the Sale and the Dissolution.

Whether or not you plan to attend, it is important that your shares be represented and voted at the Special Meeting. I hope you will be able to attend the Special Meeting, but even if you cannot, please vote your shares as promptly as possible.

Thank you for your ongoing support.

Sincerely,

Kevin L. Beebe
Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Sale or the Dissolution, passed upon the merits or fairness of the Sale or the Dissolution or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated [•], 2019, and is first being made available to stockholders on or about [•], 2019.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

[•], 2019 at 10:00 a.m. Eastern Time
Hyatt Regency Reston located at 1800 Presidents Street, Reston, VA 20190

We will hold a special meeting (the "Special Meeting") of stockholders of NII Holdings, Inc. ("NII" or the "Company") on [•], 2019 at 10:00 a.m. Eastern Time at the Hyatt Regency Reston located at 1800 Presidents Street, Reston, Virginia 20190 (703-709-1234).

At the Special Meeting, stockholders will be asked to:

•
consider and cast a vote on a proposal to approve the sale of substantially all of the assets of NII (the "Sale"), through a sale of NII Brazil Holdings S.à r.l. ("NII Brazil") to América Móvil, S.A.B. de C.V. ("AMX") on the terms and conditions of the Purchase Agreement among NII, NII International Holdings S.à r.l., AMX and AI Brazil Holdings B.V. ("AI Brazil"), dated March 18, 2019. At the closing of the Sale, NII Brazil will own 100% of the equity of Nextel Holdings S.à r.l. ("Nextel Holdings"), which is the entity that, indirectly through its wholly owned subsidiaries, owns NII and AI Brazil's wireless operations in Brazil (the "Nextel Brazil Business"). Our interest in the Nextel Brazil Business represents all of the remaining operating assets of the Company. This proposal is referred to as the "Sale Proposal";

•
consider and cast a vote on a proposal to approve the liquidation and dissolution of NII (the "Dissolution") and the Plan of Complete Liquidation and Dissolution (the "Plan of Dissolution"), which, if approved, will authorize the Board to liquidate and dissolve NII in accordance with the Plan of Dissolution. This proposal is referred to as the "Dissolution Proposal";

•
provide an advisory vote on the compensation of our directors and named executive officers based on or that otherwise relates to the Sale. This proposal is referred to as the "Compensation Proposal"; and

•
cast a vote on a proposal to approve any adjournment of the Special Meeting to another date, time or place if necessary or appropriate, for the purpose of soliciting additional proxies for the proposals to be acted upon at the Special Meeting in the event that there are insufficient votes at the time of the Special Meeting or any adjournment thereof to approve the Sale Proposal. This proposal is referred to as the "Adjournment Proposal".

The Board of Directors of NII unanimously recommends that you vote "FOR" the Sale Proposal, "FOR" the Dissolution Proposal, "FOR" the Compensation Proposal and, if necessary, "FOR" the Adjournment Proposal.

Only stockholders of record as of [•], 2019 can vote at the Special Meeting.

The Special Meeting proposals are described in more detail in the accompanying proxy statement, which we encourage you to read in its entirety. A copy of the Purchase Agreement is attached as Annex A to the proxy statement. A copy of the Plan of Dissolution is attached as Annex D to the proxy statement. Whether or not you plan to attend, please cast your vote as promptly as practicable. If you later desire to change your proxy for any reason, you may do so in the manner described in the proxy statement.

Your vote is extremely important regardless of the number of shares that you own.    We cannot complete the Sale or the Dissolution unless our stockholders approve the Sale Proposal and the Dissolution Proposal, respectively, in addition to the satisfaction of the other conditions to closing of the Sale.

By Order of the Board of Directors,

Kevin L. Beebe
Chairman of the Board of Directors

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [•], 2019.

This notice of the Special Meeting and the proxy statement are available at www.[•].com.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

NII Holdings, Inc.
12110 Sunset Hills Road, Suite 600, Reston, VA 20190

This proxy statement contains information relating to a special meeting (the "Special Meeting") of stockholders of NII Holdings, Inc., a Delaware corporation ("NII" or the "Company"). The Special Meeting will be held on [•], 2019, at 10:00 a.m., Eastern Time, at the Hyatt Regency Reston located at 1800 Presidents Street, Reston, Virginia 20190. NII is furnishing this proxy statement to stockholders of NII as part of the solicitation of proxies by NII's Board of Directors (the "Board") for use at the Special Meeting and at any adjournment or postponement thereof.

This proxy statement and the other proxy materials are first being made available to stockholders on or about [•], 2019.

1-11	SUMMARY TERM SHEET

12-19	QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE SALE AND THE DISSOLUTION

20-21	SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

22-27	RISK FACTORS

28-31	THE SPECIAL MEETING

32-64	PROPOSAL 1 APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

65-76	PROPOSAL 2 APPROVAL OF THE LIQUIDATION AND DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION

77-84	PROPOSAL 3 NON-BINDING ADVISORY VOTE ON CERTAIN COMPENSATION AND OTHER PAYMENTS TO DIRECTORS AND NAMED EXECUTIVE OFFICERS

85	PROPOSAL 4 APPROVAL OF THE ADJOURNMENT PROPOSAL

86-87	SECURITIES OWNERSHIP

88	STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

89	WHERE YOU CAN FIND MORE INFORMATION

Annex A: Purchase Agreement

Annex B: Amendment to the Purchase Agreement

Annex C: Side Letter

Annex D: Plan of Complete Liquidation and Dissolution

Annex E: Sections 275 through 283 of the Delaware General Corporation Law

Annex F: Opinion of Rothschild & Co US Inc.

Annex G: Opinion of Greenhill & Co., LLC

i

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes and other documents to which we refer you, for a more complete understanding of the matters being considered at the Special Meeting. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled "Where You Can Find More Information" beginning on page 91. In this proxy statement, unless the context otherwise requires, the terms "we," "us," "our," "the Company," and "NII" refer to NII Holdings, Inc.

THE SPECIAL MEETING PROPOSALS
DATE, TIME AND PLACE (Page 28)

The Special Meeting will take place on [•], 2019, at 10:00 a.m., Eastern Time, at the Hyatt Regency Reston located at 1800 Presidents Street, Reston, Virginia, 20190, USA.

THE SPECIAL MEETING PROPOSALS (Page 28)

At the Special Meeting, stockholders will be asked to:

•
consider and cast a vote on a proposal to approve the sale of substantially all of the assets of NII (the "Sale"), through a sale of NII Brazil Holdings S.à r.l. ("NII Brazil") to América Móvil, S.A.B. de C.V. ("AMX") on the terms and conditions of the Purchase Agreement among NII, NII International Holdings S.à r.l. ("NIIH"), AMX and AI Brazil Holdings B.V. ("AI Brazil"), dated March 18, 2019 (the "Purchase Agreement"). At the closing of the Sale, NII Brazil will own 100% of the equity of Nextel Holdings S.à r.l. ("Nextel Holdings"), which is the entity that, indirectly through its wholly owned subsidiaries, owns NII and AI Brazil's wireless operations in Brazil (the "Nextel Brazil Business"), which represents all of the remaining operating assets of the Company. This proposal is referred to as the "Sale Proposal";
•
consider and cast a vote on a proposal to approve the liquidation and dissolution of NII (the "Dissolution") and the Plan of Complete Liquidation and Dissolution (the "Plan of Dissolution"), which, if approved, will authorize the Board to liquidate and dissolve NII in accordance with the Plan of Dissolution. This proposal is referred to as the "Dissolution Proposal";
•
provide an advisory vote on the compensation of our directors and named executive officers based on or that otherwise relates to the Sale. This proposal is referred to as the "Compensation Proposal"; and
•
cast a vote on a proposal to approve any adjournment of the Special Meeting to another date, time or place if necessary or appropriate, for the purpose of soliciting additional proxies for the proposals to be acted upon at the Special Meeting in the event that there are insufficient votes at the time of the Special Meeting or any adjournment thereof to approve the Sale Proposal. This proposal is referred to as the "Adjournment Proposal".
RECOMMENDATION OF THE BOARD; REASONS FOR THE SALE AND DISSOLUTION (Pages 33, 42 and 71)

The Board carefully reviewed and considered the financial position of NII, including its available cash, investments and outstanding debt, a stand-alone plan, a range of potential strategic alternatives, the terms and conditions of the Purchase Agreement, all of the transactions contemplated by the Purchase Agreement and the Plan of Dissolution. The Board unanimously determined that the Purchase Agreement and the transactions contemplated thereby were fair to, advisable and in the best interests of the Company and of the Company's stockholders, approved and declared advisable the Sale and the Purchase Agreement and the consummation of the transactions contemplated thereby, and directed that the Purchase Agreement and the Sale and the other transactions contemplated thereby be submitted to NII's stockholders for approval. The Board unanimously determined that the Dissolution was advisable and in the best interests of the Company and our stockholders, approved the Dissolution and the Plan of Dissolution and directed that the Plan of Dissolution and the Dissolution be submitted to NII's stockholders for approval. The Board unanimously recommends that you vote "FOR" the Sale Proposal and the Dissolution Proposal. For a discussion of the factors considered by our Board in reaching its conclusions, see "Background of the Sale" on page 33, "Reasons for Recommending the Sale" on page 42 and "Our Plan of Dissolution" on page 71.

SUMMARY TERM SHEET
STOCKHOLDERS ENTITLED TO VOTE (Page 28)

The holders of NII common stock at the close of business on [•], 2019 (the "Record Date") are entitled to receive notice of, to attend and to vote on each matter at the Special Meeting or any adjournment or postponement of the Special Meeting. Each share of our common stock is entitled to one vote per share. As of the Record Date, there were [•] shares of common stock outstanding.

QUORUM (Page 29)

The holders of shares representing a majority of votes that may be cast by the entire capital stock of the Company issued and outstanding and entitled to vote at the Special Meeting with respect to a particular matter, present in person or represented by proxy, constitutes a quorum with respect to each matter to be voted upon at the Special Meeting and is necessary for the transaction of business at the Special Meeting.

VOTE STANDARD (Page 29)

The Sale Proposal must be approved by the affirmative vote of the holders of at least a majority of the shares of our common stock outstanding on the Record Date and entitled to vote on the Sale Proposal. Abstentions and failures to vote will have the same effect as a vote "AGAINST" the Sale Proposal.

The Dissolution Proposal must be approved by the affirmative vote of the holders of at least a majority of the shares of our common stock outstanding on the Record Date and entitled to vote on the Dissolution Proposal. Abstentions and failures to vote will have the same effect as a vote "AGAINST" the Dissolution Proposal.

The Compensation Proposal and the Adjournment Proposal must be approved by the affirmative vote of a majority of the votes properly cast at the Special Meeting (in person or represented by proxy) on such matters. Assuming a quorum is present at the Special Meeting, abstentions and failures to vote will have no effect on the outcome of the Compensation Proposal or the Adjournment Proposal. The vote on the Compensation Proposal is an advisory vote only and will not be binding on NII or the Board. We do not intend to bring the Adjournment Proposal to a vote unless there are insufficient votes at the time of the Special Meeting or any adjournment thereof to approve the Sale Proposal.

THE SALE AND THE PURCHASE AGREEMENT (Page 53)
THE PARTIES (Page 32)

NII Holdings, Inc.

We provide wireless communication services under the NextelTM brand in Brazil through our subsidiary Nextel Telecomunicações Ltda. ("Nextel Brazil"). Nextel Brazil's principal operations are located in major urban and suburban centers with high population densities and related transportation corridors of that country where there is a concentration of Brazil's population and economic activity, including primarily Rio de Janeiro and São Paulo. Nextel Brazil operates a wideband code division multiple access, or WCDMA, network, which has been upgraded to offer long-term evolution, or LTE, services in certain areas. Nextel Brazil's network enables us to offer a wide range of products and services supported by that technology. We are also a party to a roaming agreement that allows us to offer our subscribers nationwide voice and data services outside of our network's footprint. Our target market is individual consumers who use our services to meet both professional and personal needs. Our target subscribers generally exhibit above average usage, revenue and loyalty characteristics. We believe our target market is attracted to the services and pricing plans we offer, as well as the quality of and data speeds provided by our network. NII's registered office is at 12110 Sunset Hills Road, Suite 600, Reston, VA 20190, and its telephone number is (703) 390-5100.

SUMMARY TERM SHEET

NII International Holdings S.à r.l.

NIIH is a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg and a wholly owned subsidiary of NII that owns all of the issued and outstanding shares (parts sociales) of NII Brazil. NIIH's registered office is at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and is registered with the Luxembourg Trade and Companies Register under the number B 149229. NIIH's telephone number is (703) 390-5100.

NII Brazil Holdings S.à r.l.

NII Brazil is a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg and an indirect wholly owned subsidiary of NII that holds 70% of the equity interests of Nextel Holdings. NII Brazil's registered office is at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and is registered with the Luxembourg Trade and Companies' Register under the number B 230537. NII Brazil's telephone number is (703) 390-5100.

Nextel Holdings S.à r.l.

Nextel Holdings is a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg and is the indirect subsidiary of NII that holds through McCaw International (Brazil), LLC and Airfone Holdings, LLC all of the issued and outstanding equity of Nextel Participações Ltda., a limited liability company organized under the laws of Brazil ("Brazil Parent"). Brazil Parent and McCaw International (Brazil), LLC, a limited liability company organized under the Laws of Virginia and a direct wholly owned subsidiary of Nextel Holdings, own all of the issued and outstanding equity of Nextel Brazil. Nextel Holdings' registered office is at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and is registered with the Luxembourg Trade and Companies Register under the number B 214361. Nextel Holdings' telephone number is (703) 390-5100.

América Móvil, S.A.B. de C.V.

AMX is a corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico. AMX's principal executive offices are located at Lago Zurich 245, Plaza Carso / Edificio Telcel, Colonia Ampliación Granada, Delegación Miguel Hidalgo, 11529 Mexico City, Mexico. AMX's telephone number at this location is (5255) 2581-4449. AMX provides telecommunications services in 25 countries. AMX is a leading telecommunications services provider in Latin America, ranking first in wireless, fixed-line, broadband and Pay TV services based on the number of revenue generating units ("RGUs"). AMX's largest operations are in Mexico and Brazil, which together account for over half of AMX's total RGUs and where AMX has the largest market share based on RGUs. AMX also has operations in 16 other countries in the Americas and seven countries in Central and Eastern Europe.

AI Brazil Holdings, B.V.

AI Brazil is a corporation existing under the Laws of The Netherlands. AI Brazil's executive offices are located at [•] and its telephone number is [•]. AI Brazil currently owns approximately 30% of the outstanding equity interests of Nextel Holdings. Other than the holding of its ownership interest in Nextel Holdings and matters ancillary thereto, or in connection with the transactions contemplated by the Purchase Agreement, AI Brazil does not conduct any other business operations.

OPINIONS OF NII'S FINANCIAL ADVISORS (Page 44)

NII retained Rothschild & Co US Inc. ("Rothschild & Co") and Greenhill & Co., LLC ("Greenhill") to act as its financial advisors in connection with a potential sale, merger or other business combination involving NII. Each of Rothschild & Co and Greenhill considered the fairness, from a financial point of view, to NII of the consideration payable in the transactions contemplated by the Purchase Agreement, including the Nextel Brazil Transaction and the AI Brazil Transaction (each as defined below, and such transactions, collectively, the "Transactions") in the aggregate amount of $974 million (the "Consideration"), consisting of $905 million in cash (the "Cash Consideration"), together with the capital lease obligations of Nextel Brazil, carried at December 31, 2018 at a value of approximately $69 million in the aggregate, to be indirectly assumed by AMX, which will not be deducted from the Cash Consideration and was deemed indirect, further consideration payable in the Transactions for purposes of the opinion and analyses of each of Rothschild & Co and Greenhill.

SUMMARY TERM SHEET

On March 17, 2019, at a meeting of the Board held to evaluate the Transactions, Rothschild & Co rendered to the Board its opinion to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Rothschild & Co's written opinion, the Consideration payable in the Transactions pursuant to the Purchase Agreement was fair, from a financial point of view, to NII. The full text of Rothschild & Co's written opinion, dated March 17, 2019, to the Board, which sets forth, among other things, the assumptions, procedures, factors, qualifications and limitations on the review undertaken by Rothschild & Co in connection with such opinion, is attached to this proxy statement as Annex F. The description of Rothschild & Co's opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Rothschild & Co's opinion. Rothschild & Co's opinion was provided to the Board in connection with the Board's evaluation of the Transactions and was limited to the fairness, from a financial point of view, to NII of the Consideration payable in the Transactions pursuant to the Purchase Agreement, and Rothschild & Co did not express any opinion as to any underlying decisions which NII would make to engage in the Transactions or any alternative transaction, or the relative merits of the Transactions as compared to any alternative transaction. Rothschild & Co's opinion did not constitute a recommendation to the Board as to whether to approve the Transactions or a recommendation as to how any holder of common stock of NII should vote or otherwise act with respect to the Transactions or any other matter. Rothschild & Co's opinion did not address the Dissolution and did not constitute a recommendation to the Board as to whether to approve the Dissolution or a recommendation as to how any holder of common stock of NII should vote or otherwise act with respect to the Dissolution. The full text of Rothschild & Co's written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Rothschild & Co in preparing its opinion.

On March 17, 2019, at a meeting of the Board held to evaluate the Transactions, Greenhill rendered to the Board its opinion to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Greenhill's written opinion, the Consideration payable in the Transactions pursuant to the Purchase Agreement was fair, from a financial point of view, to NII. The full text of Greenhill's written opinion, dated March 17, 2019, to the Board, which sets forth, among other things, the assumptions, procedures, factors, qualifications and limitations on the review undertaken by Greenhill in connection with such opinion, is attached to this proxy statement as Annex G. The description of Greenhill's opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Greenhill's opinion. Greenhill's opinion was provided to the Board in connection with the Board's evaluation of the Transactions and was limited to the fairness, from a financial point of view, to NII of the Consideration payable in the Transactions pursuant to the Purchase Agreement, assumed that the terms of the Transactions were the most beneficial terms from NII Brazil's perspective that could under the circumstances be negotiated among the parties to the Transactions, and no opinion was expressed as to whether any alternative transaction might produce consideration for NII in an amount in excess of the Consideration. Greenhill's opinion was not intended to be and did not constitute a recommendation to the members of the Board as to whether they should approve the Transactions or the Purchase Agreement or take any other action in connection therewith, nor did it constitute a recommendation as to how any stockholder of NII should vote or otherwise act with respect to the Transactions. Greenhill's opinion did not address the Dissolution and was not intended to be and did not constitute a recommendation to the members of the Board as to whether they should approve the Dissolution or take any other action in connection therewith, nor did it constitute a recommendation as to how any stockholder of NII should vote or otherwise act with respect to the Dissolution. The full text of Greenhill's written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Greenhill in preparing its opinion.

THE PURCHASE AGREEMENT (Page 53)

Pursuant to the Purchase Agreement, NIIH will sell all of the issued and outstanding shares of NII Brazil to AMX (the "Nextel Brazil Transaction"). Also pursuant to the Purchase Agreement, concurrent to and as a condition of the consummation of the Nextel Brazil Transaction, AI Brazil will sell all of its interests in Nextel Holdings to NII Brazil (the "AI Brazil Transaction") so that immediately prior to the closing of the Nextel Brazil Transaction, NII Brazil will hold 100% of Nextel Holdings. At the closing of the Nextel Brazil Transaction and the AI Brazil Transaction, AMX will directly own all of the issued and outstanding shares of NII Brazil and, through its wholly owned subsidiaries, indirectly own all of the issued and outstanding shares of Nextel Brazil.

SUMMARY TERM SHEET

Under the terms of the Purchase Agreement, AMX will acquire all of the issued and outstanding shares of NII Brazil for an aggregate purchase price of $905 million less net debt and subject to certain adjustments at closing, including reimbursement of capital expenditures up to a budgeted amount from March 1, 2019 to closing, a working capital adjustment (subject, in the case of an increase in net working capital, to a cap based on budgeted changes in working capital through the earlier of closing or December 31, 2019), and a deduction for the amount (if any) by which certain budgeted selling and marketing costs exceed actual spend on such costs from March 1, 2019 to closing. NII will receive approximately 70% of the final net proceeds after deducting a $2 million preferred share return due to AI Brazil and deducting certain transaction expenses and increases in accrued tax contingencies, if any. AMX will place $30 million of NII's portion of the net proceeds into an 18-month escrow account to secure NII's indemnification obligations under the Purchase Agreement.

In connection with the Sale, NII and AI Brazil have also entered into an agreement (the "Side Letter"), which, among other matters, resolves an outstanding disagreement regarding the treatment of our investment into Nextel Holdings through an agreement regarding the sharing of any proceeds that may be released from an escrow account related to NII's sale of its operations in Mexico (the "Mexico Escrow").

Below is a current organizational chart of NII and its subsidiaries that details the transaction perimeter:

NII Holdings, Inc. ("NII" or the "Company")
Nextel International Services, Ltd.
NII Capital Corp.
NII International Holdings S.à r.l. ("NIIH")
AI Brazil Holdings B.V. ("AI Brazil")
NII International Telecom.
NII Brazil Holdings S.à r.l. ("NII Brazil")
29.99999994%
70.00000006%
Out of Scope Subsidiaries
Nextel Holdings S.à r.l. ("Nextel Holdings")
NII International Mobile S.à r.l., Inc.
NII International Mobile S.à r.l.
McCaw International (Brazil), LLC
Airfone Holdings, LLC
99.9924%
0.0076%
Nextel Participações Ltda.
38.1619%
61.8381%
Nextel Telecommunicações Ltda.
Entities are 100% owned unless otherwise indicated.
In-scope Entities
Nextel Brazil Business

TERMINATION OF THE PURCHASE AGREEMENT (Page 54)

The Purchase Agreement may be terminated in the following circumstances:

•
by mutual written consent of NII, NIIH, AMX and AI Brazil;

SUMMARY TERM SHEET
•
automatically, if the closing has not occurred and AMX and NII have not agreed in writing to the 2020 Transaction Budget (as defined in the Purchase Agreement) prior to 5:00 p.m., New York City time, on December 31, 2019;

•
by either AMX or NII if the closing has not occurred by 5:00 p.m., New York City time, on December 31, 2019 (the "Termination Date"), unless all conditions to closing (other than certain regulatory and antitrust conditions) have been satisfied and AMX and NII have agreed in writing to the 2020 Transaction Budget, in which case the Termination Date will be automatically extended to March 31, 2020;

•
by AMX, AI Brazil or NII if the Closing has not occurred by 5:00 p.m., New York City time, on March 31, 2020;

•
by either AMX or NII if:

  •
  there is in effect any law or final non-appealable order of a governmental authority that restrains, enjoins or otherwise prohibits the consummation of the Sale; or

  •
  the required approval of NII's stockholders is not obtained at the Special Meeting (including any adjournment or postponement thereof) at which a vote on such approval is taken;

•
by AMX if:

  •
  there has been a breach of any of AI Brazil's, NIIH's or NII's representations, warranties or covenants contained in the Purchase Agreement that would result in the failure of the applicable closing condition to be satisfied, and such breach is not cured by the earlier of (i) 10 business days following AMX's written notice to NII and (ii) the Termination Date;

  •
  any condition to AMX's obligations to consummate the Sale and related transactions has become incapable of satisfaction by the Termination Date, other than as a result of a breach by AMX of the Purchase Agreement, and such condition is not waived by AMX; or

•
prior to NII's stockholders' approval of the Sale, (i) an Adverse Recommendation Change (as defined under "— Proposal 1-Approval of the Sale Pursuant to the Purchase Agreement — Summary of the Purchase Agreement — Break-up Fee") has occurred, or (ii) we or NIIH intentionally breached certain non-solicitation obligations;

•
by NII if:

  •
  there has been a breach of any of AMX's representations, warranties or covenants contained in the Purchase Agreement which would result in the failure of the applicable closing condition to be satisfied, and such breach has not been cured by the earlier of (i) 10 business days following NII's written notice to AMX and (ii) the Termination Date;

  •
  any condition to NIIH's obligations to consummate the Sale and related transactions has become incapable of satisfaction by the Termination Date, other than as a result of a breach by NIIH of the Purchase Agreement, and such condition is not waived by NIIH; or

  •
  prior to NII's stockholders' approval of the Sale, our Board has authorized NII or its subsidiaries to enter into a definitive agreement with respect to a superior proposal, provided that we have complied with the non-solicitation obligations set forth in the Purchase Agreement and we pay the break-up fee to AMX.
BREAK-UP FEE AND EXPENSE REIMBURSEMENT (Page 55)

If the Purchase Agreement is terminated under certain circumstances prior to completion of the Sale, we will be required to (i) pay AMX a $25 million break-up fee or (ii) in the event that stockholders fail to approve the Sale, reimburse AMX for costs and expenses related to the proposed transaction up to $2 million.

SUMMARY TERM SHEET
REGULATORY APPROVAL (Page 58)

The Purchase Agreement requires the parties to submit certain filings and obtain the approval of the Brazilian Telecommunications Agency (ANATEL) (Agência Nacional de Telecomunicações) and other governmental authorities that are required to be received in connection with the consummation of the transactions contemplated by the Purchase Agreement. The Purchase Agreement also requires the parties to submit certain required filings to, and obtain the approval of, the Brazilian antitrust authority (CADE) (Conselho Administrativo de Defesa Econômica).

NO SOLICITATION (Page 59)

The Purchase Agreement restricts NII's ability to solicit acquisition proposals relating to NII or its Brazilian operations from third parties or to provide information to, or to engage in discussions or negotiations with, third parties regarding any such proposal or any inquiry that may reasonably be expected to lead to such a proposal. However, under certain circumstances, and in compliance with certain obligations contained in the Purchase Agreement, NII is permitted to engage in negotiations with, and provide information to, third parties that have made an unsolicited acquisition proposal if such proposal did not result from a breach of the non-solicitation provisions of the Purchase Agreement and the Board determines in good faith, after consultation with its legal and financial advisors, that the proposal constitutes or is reasonably likely to result in a Superior Proposal (as described below under "The Purchase Agreement — No Solicitation").

CONDITIONS TO THE SALE (Page 60)

The obligations of AMX to complete the Sale and related transactions are also subject to the satisfaction or waiver of other conditions, including that:

•
subject to certain materiality qualifiers, the representations and warranties made in the Purchase Agreement by NII and NIIH shall be true and correct as of the date of the Purchase Agreement and as of the closing date, and AMX shall have received a certificate signed by an executive officer of NII certifying the condition has been satisfied;
•
subject to certain materiality qualifiers, the representations and warranties made in the Purchase Agreement by AI Brazil shall be true and correct as of the date of the Purchase Agreement and as of the closing date, and AMX shall have received a certificate signed by an authorized officer of AI Brazil certifying the condition has been satisfied;
•
NII and NIIH shall have performed and complied in all respects with their obligations relating to intercompany notes and shall have performed and complied in all material respects with all other obligations and agreements required by the Purchase Agreement to be performed or complied with by NII or NIIH on or before the closing date, and AMX shall have received a certificate signed by an executive officer of NII certifying the condition has been satisfied;
•
AI Brazil shall have performed and complied in all material respects with all obligations and agreements required by the Purchase Agreement to be performed or complied with by AI Brazil on or before the closing date, and AMX shall have received a certificate signed by an authorized officer of AI Brazil certifying the condition has been satisfied;
•
since the date of the Purchase Agreement, there shall not have occurred any effect that, individually or in the aggregate, has had or is reasonably expected to have a Seller Material Adverse Effect, and AMX shall have received a certificate signed by an executive officer of NII certifying the condition has been satisfied;
•
the closing deliverables required under the Purchase Agreement shall have been delivered to AMX;
•
the AI Brazil Transaction shall have been consummated prior to or concurrently with the closing;
•
AMX shall have received (i) evidence satisfactory to AMX that the Indenture dated August 14, 2018 with respect to NII's 4.25% Convertible Senior Notes due 2023 (the "Indenture") has been amended to eliminate the obligations under Article 11 of the Indenture and any similar successor obligor provisions, or (ii) from NII and the Indenture trustee an executed escrow agreement in accordance with Article 11 of the Indenture providing for a deposit, at the closing of the Sale, of certain escrow amounts sufficient to satisfy NII's obligations under the Indenture; and
•
the required regulatory approval and antitrust approval shall each have been obtained without the imposition of any burdensome condition (as described below under "Regulatory and Antitrust Approvals" beginning on page 58).

SUMMARY TERM SHEET

The obligations of NIIH and AI Brazil to complete the Sale and related transactions are also subject to the satisfaction or waiver of other conditions, including that:

•
subject to certain materiality qualifiers, the representations and warranties made in the Purchase Agreement by AMX shall be true and correct as of the date of the Purchase Agreement and as of the closing date, and NIIH and AI Brazil shall have received a certificate signed by an authorized officer of AMX certifying that the condition has been satisfied;
•
AMX shall have performed and complied in all material respects with all obligations and agreements required by the Purchase Agreement to be performed or complied with by AMX on or before the closing date, and NIIH and AI Brazil shall have received a certificate signed by an authorized officer of AMX certifying that the condition has been satisfied; and
•
the closing deliverables required under the Purchase Agreement shall have been delivered to NIIH and AI Brazil.

Each party's obligation to complete the Sale and related transactions is subject to the satisfaction or waiver of the following conditions:

•
the absence of any law or order prohibiting the consummation of the Sale and the other transactions contemplated by the Purchase Agreement;
•
the required regulatory approval and antitrust approval having been obtained; and
•
the approval of the Sale by the affirmative vote of the holders of a majority of the outstanding NII shares entitled to vote on the Sale.
SURVIVAL AND INDEMNIFICATION (Page 61)

Subject to certain limitations, we have agreed to indemnify and hold AMX and its affiliates harmless from and against any losses incurred as a result of certain of our or NIIH's breaches of the terms of the Purchase Agreement.

We will not have any liability for claims for indemnification with respect to any breach of any non-fundamental representation or warranty made by us or NIIH in the Purchase Agreement unless and until the amount of aggregate damages exceeds $7 million, subject to certain other exclusions for de minimis items. Our indemnity liability with respect to any breach of any non-fundamental representation or warranty made by us or NIIH in the Purchase Agreement and with respect to pre-closing taxes will not exceed the escrow amount of $30 million. However, the limitations set forth in this paragraph do not apply to claims for indemnification in respect of any breach of fundamental representations made by NII and NIIH.

APPRAISAL RIGHTS (Page 63)

NII stockholders do not have dissenters' or appraisal rights in connection with the Sale and other transactions contemplated by the Purchase Agreement under the Delaware General Corporation Law (the "DGCL") or NII's organizational documents.

AMENDMENT TO THE PURCHASE AGREEMENT (Page 62)

On April 17, 2019, AMX, NIIH, AI Brazil and NII entered into an amendment to the Purchase Agreement that:

•
extends the deadline for filing this proxy statement with the U.S. Securities and Exchange Commission ("SEC") to April 24, 2019; and
•
amends and restates an exhibit to the Purchase Agreement, which addresses the final description of the accounting policies NII used to prepare certain audited consolidated financial statements and provides for an illustrative calculation of the purchase price.

SUMMARY TERM SHEET
INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE SALE (Page 64)

In considering the recommendation of our Board with respect to the Sale Proposal, you should be aware that directors and certain executive officers may be entitled to acceleration of outstanding equity awards, potential severance benefits, change of control payments and other payments, and, as such, may have interests in the Sale that are different from your interests as a stockholder and such interests may present actual or potential conflicts of interest. In addition, our directors and executive officers have ongoing rights to indemnification and insurance coverage for acts or omissions occurring prior to the Sale.

As of [•], 2019, the Record Date, our directors and executive officers held, in the aggregate, less than 1% of the shares of NII's common stock entitled to vote at the Special Meeting.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SALE (Page 75)

The Sale is entirely a corporate action. The Sale will not result in any direct U.S. federal income tax consequences to our stockholders. We believe that we will not incur any U.S. federal income tax as a result of the Sale. Each stockholder is urged to consult his or her own tax advisor as to the federal income tax consequences of the Sale.

CERTAIN ACCOUNTING CONSEQUENCES OF THE SALE (Page 63)

After we determine that it is probable the Sale will occur, we will start accounting for NII Brazil and its subsidiaries (including Nextel Brazil) as held-for-sale. We currently anticipate that the Sale will become probable of occurring after certain conditions precedent for the Sale to close are met, including stockholder approval. Under held-for-sale accounting, prior to the disposal of NII Brazil, we are required to report NII Brazil on our balance sheet at the lower of its carrying value or fair value less cost to sell. Based on NII Brazil's carrying value as of December 31, 2018, we expect that the fair value less cost to sell will exceed the carrying value. As a result, we do not expect to recognize a loss upon initially determining that NII Brazil should be accounted for as held-for-sale.

In addition, upon determining that it is probable the Sale will occur, we expect to recognize a $16 million liability with respect to our obligation to pay to AI Brazil the first $10 million recovered from the Mexico Escrow followed by 6% of the value of additional funds recovered from the Mexico Escrow.

Upon determining that NII Brazil is held-for-sale, we will present NII Brazil as a discontinued operation in our consolidated financial statements. As a result, we will present NII Brazil's results of operations as a single line item under discontinued operations within NII's consolidated statement of operations, and NII Brazil's assets and liabilities as single line items under assets and liabilities held-for-sale within current and non-current assets and liabilities on our consolidated balance sheet.

Upon closing of the Sale, we will derecognize NII Brazil's and its subsidiaries' (including Nextel Brazil) assets and liabilities from our balance sheet and will reflect therein the effect of the receipt of the proceeds from the Sale. Also, upon closing of the Sale, we will derecognize AI Brazil's noncontrolling interest investment, as well as the cumulative foreign currency translation adjustment. We will also be required to record a liability, pursuant to the applicable accounting rules related to guarantees, for the fair value of our indemnification obligations under the Purchase Agreement.

Further, upon closing of the Sale, we expect to record a gain on the sale equal to the difference between the purchase price received, net of the fair value of any indemnification obligations, and the carrying value of NII Brazil.

SUMMARY TERM SHEET
EFFECTS ON NII IF THE SALE IS COMPLETED (Page 64)

If the Sale is completed, AMX will acquire all of the equity interests in NII Brazil for an aggregate purchase price of $905 million less net debt and subject to certain adjustments at closing, including reimbursement of capital expenditures up to a budgeted amount from March 1, 2019 to closing, a working capital adjustment (subject, in the case of an increase in net working capital, to a cap based on budgeted changes in working capital through the earlier of closing or December 31, 2019), and a deduction for the amount (if any) by which certain budgeted selling and marketing costs exceed actual spend on such costs from March 1, 2019 to closing. NII will receive approximately 70% of the final net proceeds after deducting a $2 million preferred share return due to AI Brazil and deducting certain transaction expenses and increases in accrued tax contingencies, if any. AMX will place $30 million of NII's portion of the net proceeds into an 18-month escrow account to secure NII's indemnification obligations under the Purchase Agreement.

Pursuant to the Side Letter, NII and AI Brazil have agreed that after the closing of the Nextel Brazil Transaction, AI Brazil will be entitled to the first $10 million and 6% of any additional amounts recovered from the Mexico Escrow, in both cases, if and when funds are released. NII has also agreed to indemnify AI Brazil for damages that may arise from certain tax contingencies, transaction expenses, transaction-related litigation and other matters in connection with its participation in the Nextel Brazil Transaction.

After we complete the Sale, we intend to dissolve, assuming that our stockholders authorize the Dissolution. As part of the Dissolution, the remaining proceeds from the Sale, combined with the proceeds received from the Mexico Escrow and our other cash assets, would be distributed from time to time to our stockholders, subject to payment of general expenses associated with the Dissolution, the payment of all known liabilities and the reservation of funds intended to pay possible future and contingent liabilities, in accordance with the Plan of Dissolution and Delaware law. See "Our Plan of Dissolution" beginning on page 71.

If our stockholders do not authorize the Dissolution, or if for any other reason our Board decides not to proceed with the Dissolution, we may continue to operate, although we will not have any operational assets, and our Board may consider distributing some of our cash assets to our stockholders or investing in new wireless communications properties or interests, subject to the sole discretion of our directors, based on what they believe is in the best interests of NII and our stockholders.

THE PLAN OF DISSOLUTION (Page 71)

The Plan of Dissolution, which is attached to this proxy statement as Annex D, provides for the Dissolution of NII. The Plan of Dissolution provides that we will file a certificate of dissolution (the "Certificate of Dissolution") following the required stockholder approval and completion of the transactions contemplated by the Purchase Agreement; however, the decision of whether or not to proceed with the Dissolution and when to proceed will be made by the Board in its sole discretion. No further stockholder approval would be required to effect the Dissolution. However, if the Board determines that the Dissolution is not in the best interest of the Company and the best interest of our stockholders, the Board may, in its sole discretion, abandon the Dissolution or may amend or modify the Plan of Dissolution to the extent permitted by Delaware law without the necessity of further stockholder approval. After the Certificate of Dissolution has been filed, revocation of the Dissolution would require stockholder approval under Delaware law.

When approving the Plan of Dissolution and the Dissolution, our Board specified that the Dissolution is subject to the completion of the transactions contemplated by the Purchase Agreement. Therefore, if the Dissolution is approved but (i) the Sale Proposal is not approved by our stockholders or (ii) the Sale is not consummated, our Board will abandon the Plan of Dissolution and the Dissolution.

Under the Plan of Dissolution, we will:

•
file the Certificate of Dissolution with the Secretary of State of the State of Delaware (the "Secretary of State") at such time as the Board deems appropriate;
•
not engage in any business activities, except to the extent necessary or appropriate or incidental to preserving the value of our assets and winding up our business affairs in accordance with the Plan of Dissolution;
•
select, retain, hire, employ or contract with such employees, consultants, agents, trustees, independent professional advisors (including legal counsel, accountants and financial advisors) and others, as the Board determines to be necessary or advisable to effect the Dissolution; and may, in the Board's absolute discretion, pay the Company's officers, directors, employees, consultants, agents and other representatives, compensation or additional compensation above their regular compensation in recognition of the extraordinary efforts required to implement the Plan of Dissolution;

SUMMARY TERM SHEET
•
pay or make reasonable provisions to pay all of our claims and obligations, including contingent, conditional or unmatured contractual claims known to the Company;
•
make such provisions as will be reasonably likely to be sufficient to provide compensation for any claim against the Company that is the subject of a pending action, suit or proceeding to which we are a party;
•
make such provisions as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen, but that, based on the facts known to the Company, are likely to arise or become known to the Company within the time periods specified in the DGCL;
•
liquidate all of our assets to cash before using any assets to satisfy claims, pay costs and expenses or make any distribution to our stockholders, unless the Board otherwise determines to be necessary or advisable;
•
determine whether and when to transfer our remaining property and assets to a liquidating trust; and
•
distribute any remaining assets to our stockholders.
AUTHORITY OF THE BOARD (Page 75)

Notwithstanding the authorization of the Dissolution by our stockholders as described in this proxy statement, our Board will have the right, as permitted by the DGCL, to abandon the Dissolution at any time before it becomes effective and terminate our Plan of Dissolution, without any action by our stockholders, if our Board determines that to do so is in the best interest of the Company and our stockholders. Without further action by our stockholders, our Board may, to the extent permitted by Delaware law, modify or amend any part of our Plan of Dissolution, and may provide for exceptions to or clarifications of the terms of our Plan of Dissolution. After the Certificate of Dissolution has been filed, revocation of the Dissolution would require stockholder approval under Delaware law.

Our Board, without further action by our stockholders, is authorized to take all actions as the Board deems necessary, advisable or appropriate to implement our Plan of Dissolution. All determinations and decisions to be made by our Board will be at the absolute and sole discretion of our Board.

TRADING OF OUR COMMON STOCK (Page 74)

From and after the effective time of the Dissolution as set forth in the Certificate of Dissolution (the "Final Record Date"), and subject to applicable law, each holder of shares of our common stock shall cease to have any rights in respect of that stock, except the right to receive distributions, if any, pursuant to and in accordance with the Plan of Dissolution and the DGCL. We expect the effective time of the Dissolution to be as soon as reasonably practicable after the Dissolution is approved by our stockholders and the consummation of the Sale, and we intend to provide advance notice to our stockholders prior to closing our stock transfer records. After the effective time of the Dissolution, our stock transfer records shall be closed, and we will not record or recognize any transfer of our common stock occurring after the Final Record Date, except, in our sole discretion, such transfers occurring by will, intestate succession or operation of law as to which we have received adequate written notice. Under the DGCL, no stockholder shall have any appraisal rights in connection with the Dissolution.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED LIQUIDATION AND DISSOLUTION (Page 75)

If the Dissolution is approved and implemented, a stockholder that is a U.S. person generally will recognize gain or loss on a share-by-share basis equal to the difference between (1) the sum of the amount of cash and the fair market value of property, if any, distributed to the stockholder with respect to each share, less any known liabilities assumed by the stockholder or to which the distributed property (if any) is subject, and (2) the stockholder's adjusted tax basis in each share of our common stock. Each stockholder is urged to consult his or her own tax advisor as to the federal income tax consequences of the Dissolution.

Every stockholder's vote is important. Accordingly, you should sign, date and return the enclosed proxy card, vote via the Internet or by telephone, or provide instructions to your broker or other nominee whether or not you plan to attend the Special Meeting in person.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE SALE AND THE DISSOLUTION

The following questions and answers are intended to address some commonly asked questions regarding the Special Meeting, the Sale and the Dissolution. These questions and answers may not address all questions that may be important to you as a NII stockholder. You should carefully read the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement.

Q:
Why am I receiving this proxy statement?

A:
You are receiving this proxy statement because NII and NIIH entered into the Purchase Agreement with AMX and AI Brazil under which NIIH will sell all of its interests in NII Brazil to AMX and AI Brazil will concurrently sell all of its interests in Nextel Holdings to NII Brazil. At the closing of the Sale, NII Brazil will own 100% of the equity of Nextel Holdings, which is the entity that, indirectly through its wholly owned subsidiaries, owns all of the remaining operating assets of the Company. This will constitute a sale of all or substantially all of NII's assets. As a Delaware corporation, NII is subject to the DGCL. Under Section 271 of the DGCL, a Delaware corporation may not sell all or substantially all of its assets without the approval of a majority of the outstanding stock of the company entitled to vote thereon. Stockholder approval is also one of the conditions to the closing of the Sale specified in the Purchase Agreement.

  Also, you are receiving this proxy statement because the Board has adopted the Plan of Dissolution, subject to the completion of the transactions contemplated by the Purchase Agreement. The Dissolution, if approved, would constitute a complete liquidation and dissolution of the Company. Under Section 275 of the DGCL, if it should be deemed advisable in the judgment of the board of directors of a Delaware corporation that it should be dissolved and the board of directors adopts a resolution to that effect, the proposed dissolution must be approved by a majority of the outstanding stock of the company entitled to vote thereon.

Q:
When and where is the Special Meeting going to be held?

A:
The Special Meeting will take place on [•], 2019, at 10:00 a.m., Eastern Time, at the Hyatt Regency Reston located at 1800 Presidents Street, Reston, Virginia, 20190, USA.

Q:
What is the purpose of the Special Meeting?

A:
At the Special Meeting, stockholders will be asked to:

•
consider and cast a vote on the Sale Proposal;
•
consider and cast a vote on the Dissolution Proposal;
•
provide an advisory vote on the Compensation Proposal; and
•
cast a vote on the Adjournment Proposal, if necessary.

Q:
Which stockholders may vote?

A:
The holders of NII common stock at the close of business on the Record Date are entitled to receive notice of, to attend and to vote one vote per share on each matter at the Special Meeting or any adjournment or postponement of the Special Meeting.

  As of the Record Date, there were [•] shares of common stock outstanding. A complete list of stockholders entitled to vote at the Special Meeting will be available for examination at the time and place of the Special Meeting.

Q:
How does the Board recommend that I vote?

A:
The Board carefully reviewed and considered the financial position of NII, including its available cash, investments and outstanding debt, a stand-alone plan, a range of potential strategic alternatives, the terms and conditions of the Purchase Agreement, all of the transactions contemplated by the Purchase Agreement and the Plan of Dissolution. The Board unanimously determined that the Purchase Agreement and the transactions contemplated thereby were fair to, advisable and in the best interests of the Company and the Company's stockholders, approved and declared advisable

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE SALE AND THE DISSOLUTION

  the Sale and the Purchase Agreement and the consummation of the transactions contemplated thereby, and directed that the Purchase Agreement and the Sale and the other transactions contemplated thereby be submitted to NII's stockholders for approval. The Board unanimously determined that the Dissolution was advisable and in the best interests of the Company and our stockholders, approved the Dissolution and the Plan of Dissolution and directed that the Plan of Dissolution and the Dissolution be submitted to NII's stockholders for approval. The Board unanimously recommends that you vote "FOR" the Sale Proposal, "FOR" the Dissolution Proposal, "FOR" the Compensation Proposal and "FOR" the Adjournment Proposal. For a discussion of the factors considered by our Board in reaching its conclusions, see "Background of the Sale" on page 33, "Reasons for Recommending the Sale" on page 42 and "Our Plan of Dissolution" on page 71.

Q:
Why is NII seeking a stockholder vote on the Compensation Proposal?

A:
The SEC has adopted rules that require NII to seek a non-binding, advisory vote on the compensation payments that will or may be made to its named directors and executive officers in connection with the Sale. We urge you to read the section entitled "The Sale and the Purchase Agreement — Interests of Our Directors and Executive Officers in the Sale" on page 64.

Q:
Why is NII seeking a stockholder vote on the Adjournment Proposal?

A:
Adjourning the Special Meeting to a later date will give us additional time to solicit proxies to vote in favor of approval of the Sale Proposal if there are not sufficient votes in favor of the proposal.

Q:
Who can attend the Special Meeting?

A:
Only stockholders of record as of the close of business on the Record Date, or their duly appointed proxies, may attend the Special Meeting. All stockholders will be asked to present valid picture identification, such as a driver's license or passport. Please note that, if you hold your shares in "street name" (that is, through a bank, broker or other nominee), you must bring either a copy of the vote instruction form provided by your bank, broker or other nominee or a copy of a brokerage statement reflecting your stock ownership as of the Record Date.

  Cameras and video recording devices will not be permitted at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available for examination by any stockholder for any purpose germane to the Special Meeting beginning ten days prior to the Special Meeting during ordinary business hours at 12110 Sunset Hills Road, Suite 600, Reston, Virginia, 20190, USA, our principal place of business, and ending on the date of the Special Meeting.

Q:
How many votes must be present at the Special Meeting to constitute a quorum?

A:
The holders of shares representing a majority of votes that may be cast by the entire capital stock of the Company issued and outstanding and entitled to vote at the Special Meeting with respect to a particular matter, present in person or represented by proxy, constitutes a quorum with respect to each matter to be voted upon at the Special Meeting and is necessary for the transaction of business at the Special Meeting. Abstentions will be counted for purposes of determining the presence of a quorum. Broker non-votes (discussed below) will not occur at the Special Meeting.

Q:
How many votes can be cast by all stockholders?

A:
[•] votes may be cast at the Special Meeting. Each stockholder is entitled to cast one vote for each share of common stock held by such stockholder as of the Record Date. There is no cumulative voting and the holders of our common stock vote together as a single class.

Q:
What vote is needed for each of the proposals to be adopted?

A:
The Sale Proposal must be approved by the affirmative vote of the holders of at least a majority of the shares of our common stock outstanding on the Record Date and entitled to vote on the Sale Proposal. Abstentions and failures to vote will have the same effect as a vote "AGAINST" the Sale Proposal.

  The Dissolution Proposal must be approved by the affirmative vote of the holders of at least a majority of the shares of our common stock outstanding on the Record Date and entitled to vote on the Dissolution Proposal. Abstentions and failures to vote will have the same effect as a vote "AGAINST" the Dissolution Proposal.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE SALE AND THE DISSOLUTION

  The Compensation Proposal and the Adjournment Proposal must be approved by the affirmative vote of a majority of the votes properly cast at the Special Meeting (in person or represented by proxy) on such matters. Assuming a quorum is present at the Special Meeting, abstentions and failures to vote will have no effect on the outcome of the Compensation Proposal or the Adjournment Proposal. The vote on the Compensation Proposal is an advisory vote only and will not be binding on NII or the Board.

Q:
What is a broker non-vote?

A:
Broker non-votes occur when shares that are being voted by brokers with discretionary authority are counted as present for purposes of determining whether there is a quorum, but brokers are not permitted to vote on certain matters at such meeting without instructions from the beneficial owner and instructions are not given. These matters are referred to as "non-routine" matters. If all of the matters to be voted on at a meeting are "non-routine", then shares that brokers have discretionary authority to vote will not be treated as present for purposes of determining whether there is a quorum. All of the matters scheduled to be voted on at the Special Meeting are "non-routine".

  Accordingly, no broker non-votes will occur at the Special Meeting and if you fail to provide your broker with voting instructions, the shares that your broker has discretionary authority to vote will not be treated as present for purposes of determining whether there is a quorum.

Q:	How do I vote?
A:	Stockholder of Record
If you are a stockholder of record (that is, stockholders who hold their shares in their own name), there are four ways to vote:
In person. You may vote in person at the Special Meeting. NII will give you a ballot when you arrive.
Via the Internet. You may vote by proxy via the Internet by following the instructions provided on the proxy card.
By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.
By Mail. You may vote by proxy by filling out the proxy card and sending it back in the envelope provided.
If you are a stockholder of record and a current employee of NII, you will receive an e-mail containing instructions on how to access our proxy materials and how to vote your shares on the Internet.
Beneficial Owner.

If you are a beneficial owner of shares held in street name (that is, shares held in the name of a bank, broker or other holder of record), the materials were forwarded to you by the organization holding your account and there are up to four ways to vote:

In person. If you wish to vote in person at the Special Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.
Via the Internet. You may be eligible to vote by proxy via the Internet by following the instructions on the vote instruction form.
By Telephone. You may be eligible to vote by proxy by following the instructions on the vote instruction form.
By Mail. You may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.
Please refer to the voting instruction form provided by your bank, broker or other holder of record for more information on the various ways to vote.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE SALE AND THE DISSOLUTION
Q:
Can I change my vote?

A:
A stockholder has the power to revoke his or her proxy or change his or her vote at any time before the proxy is voted at the Special Meeting. If your shares are held in street name by a broker, bank or other financial institution, you must contact that institution to change your vote. If you are a stockholder of record, you can revoke your proxy or change your vote in one of five ways:

•
you can send a signed written notice of revocation to our corporate secretary at the address noted below to revoke your proxy;
•
you can send a completed proxy card bearing a later date than your original proxy to us indicating the change in your vote;
•
you can vote again on a later date on the Internet or by telephone (only your latest proxy submitted prior to the Special Meeting will be counted);
•
you can attend the Special Meeting and vote in person, which will automatically cancel any proxy previously given; or
•
you can revoke your proxy in person at the Special Meeting, but attendance at the Special Meeting alone will not revoke any proxy that you have given previously.

  If you choose any of the first three methods, we must receive the described notice or proxy no later than the beginning of the Special Meeting. If you choose the fourth or fifth methods, you will be asked to present documents for the purpose of establishing your identity as a stockholder on the Record Date. Before the Special Meeting, any written notice of revocation should be sent to NII Holdings, Inc., 12110 Sunset Hills Road, Suite 600, Reston, Virginia 20190, Attention: General Counsel. Any notice of revocation that is delivered at the Special Meeting should be hand delivered to our General Counsel before a vote is taken. Once voting on a particular matter is completed at the Special Meeting, you will not be able to revoke your proxy or change your vote as to that matter.

  If you are a stockholder of record and a current employee of NII, you will receive an e-mail containing instructions on how to access our proxy materials and how to vote your shares on the Internet.

Q:
Could other matters be decided by the Special Meeting?

A:
Our Board does not intend to bring any matter before the Special Meeting other than those described in this proxy statement. If any other matters are properly brought before the Special Meeting by the presiding officer of such meeting or by or at the direction of a majority of the entire Board, the persons named in the enclosed proxy card, or their duly appointed substitutes acting at the Special Meeting, will be authorized to vote or otherwise act in respect of any such matters in their discretion.

Q:
What happens if I do not provide voting instructions?

A:
Stockholder of Record.

If you are a stockholder of record and you sign, date and return the enclosed proxy card but do not specify how to vote, then your shares will be voted in accordance with the recommendations of the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Special Meeting or any adjournments thereof.

  Beneficial Owner.

  If you are a beneficial owner of shares held in street name and hold your shares through a broker, bank or other financial institution, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will not have authority to vote for any of the matters to be voted on at the Special Meeting. Brokers and other nominees have the discretion to vote on routine matters, but do not have the discretion to vote on non-routine matters such as the Sale Proposal, the Dissolution Proposal, the Compensation Proposal or the Adjournment Proposal. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may not vote your shares on the Sale Proposal, the Dissolution Proposal, the Compensation Proposal or the Adjournment Proposal. The failure to provide voting instructions to your broker or other nominee will have the same effect as a vote "AGAINST" the Sale Proposal and the Dissolution Proposal.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE SALE AND THE DISSOLUTION
Q:
Who will pay the cost of this proxy solicitation?

A:
We will pay the cost of soliciting proxies on behalf of our Board. Our directors, officers and employees may solicit proxies on our behalf in person or by telephone, facsimile or electronically through the Internet, as described above. In addition, we have engaged MacKenzie Partners, Inc. ("MacKenzie") and Broadridge Financial Solutions, Inc. ("Broadridge") to assist us in the distribution of proxies. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending our proxy materials to beneficial owners of our common stock as of the Record Date.

Q:
How will I learn the results of the vote?

A:
To the extent practicable, preliminary voting results will be announced at the Special Meeting. The final voting results will be tallied by the inspector of elections and published in NII's Current Report on Form 8-K, which NII is required to file with the SEC within four business days following the Special Meeting and can be accessed on the investor relations area of our website at www.nii.com.

Q:
How can I access the proxy materials electronically?

A:
Copies of the Notice of Special Meeting and proxy statement, as well as other materials filed by us with the SEC, are available at [•], and are available without charge to stockholders on our corporate website at www.nii.com or upon written request to NII Holdings, Inc., Attention: Investor Relations, 12110 Sunset Hills Road, Suite 600, Reston, Virginia, 20190.

Q:
How does NIIH intend to use the proceeds it receives from the Sale?

A:
The proceeds from the Sale will be used to pay off NII's outstanding debts and liabilities, including outstanding amounts under the convertible notes, outstanding service provider and vendor bills and outstanding professional fees relating to the costs of being a public company. The balance of the proceeds will be retained to pay ongoing corporate and administrative costs and expenses associated with winding down the Company, liabilities and potential liabilities relating to or arising out of our outstanding litigation matters, and potential liabilities relating to our indemnification obligations, if any, to AMX, AI Brazil, New Cingular Wireless (AT&T), or to current and former officers and directors. The Board will determine, in its sole discretion, the timing of the distribution of the remaining amounts, if any, to our stockholders in the Dissolution. The Board intends to seek to distribute funds to NII's stockholders as quickly as possible, as permitted by the DGCL and the Plan of Dissolution, and will take all reasonable actions to optimize the distributable value to NII's stockholders.

Q:
What will happen if the stockholders do not approve the Sale or the Sale is otherwise not completed?

A:
If the Sale is not completed, NII will remain an independent public company and stockholders will continue to own their NII shares and will continue to be subject to the same risks and opportunities as they currently are with respect to ownership of NII shares. NII will remain the controlling stockholder of Nextel Holdings by continuing to indirectly own approximately 70% of the outstanding equity interests of Nextel Holdings, and will remain active in the management of Nextel Holdings and the development of our Brazilian operations in accordance with NII's business plan.

Q:
What consideration will NII receive in the Sale?

A:
If the Sale is completed, AMX will acquire all of the equity interests in NII Brazil for an aggregate purchase price of $905 million less net debt and subject to certain adjustments at closing, including reimbursement of capital expenditures up to a budgeted amount from March 1, 2019 to closing, a working capital adjustment (subject, in the case of an increase in net working capital, to a cap based on budgeted changes in working capital through the earlier of closing or December 31, 2019), and a deduction for the amount (if any) by which certain budgeted selling and marketing costs exceed actual spend on such costs from March 1, 2019 to closing. NII will receive approximately 70% of the final net proceeds after deducting a $2 million preferred share return due to AI Brazil and deducting certain transaction expenses and increases in accrued tax contingencies, if any. AMX will place $30 million of NII's portion of the net proceeds into an 18-month escrow account to secure NII's indemnification obligations under the Purchase Agreement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE SALE AND THE DISSOLUTION
Q:
Will I have appraisal rights or rights of objecting stockholders with respect to the Sale?

A:
No. Neither the DGCL nor our organizational documents provide for appraisal rights, rights of objecting stockholders or other similar rights in connection with a sale of substantially all of NII's assets.

Q:
Are there any risks related to the Sale?

A:
Yes. You should carefully review the section entitled "Risk Factors" beginning on page 22 of this proxy statement for a description of risks related to the Sale.

Q:
Will I owe any U.S. federal income taxes as a result of the Sale?

A:
No.

  You are urged to read the section entitled "Certain U.S. Federal Income Tax Consequences of the Sale" beginning on page 63 of this proxy statement for a summary of certain material U.S. federal income tax consequences of the Sale. In addition, you may owe certain U.S. federal income taxes as a result of distribution of the proceeds from the Sale.

Q:
What does the Plan of Dissolution entail?

A:
The Plan of Dissolution provides an outline of the steps for the Dissolution of NII. The Plan of Dissolution provides that we will file the Certificate of Dissolution following the required stockholder approval and completion of the transactions contemplated by the Purchase Agreement; however, the decision of whether or not to proceed with the Dissolution and when to proceed will be made by the Board in its sole discretion.

Q:
What will happen if the Dissolution is approved?

A:
If the Dissolution is approved by our stockholders, our Board will have sole discretion to determine if and when (at such time as they deem appropriate following stockholder approval of the Dissolution) to proceed with the Dissolution. If the Board decides to proceed with the Dissolution, we will liquidate any remaining assets, satisfy or make reasonable provisions for our remaining obligations, and make distributions to the stockholders of available proceeds, if any. The Board intends to seek to distribute funds to NII's stockholders as quickly as possible, as permitted by the DGCL and the Plan of Dissolution, and will take all reasonable actions to optimize the distributable value to NII's stockholders.

  If our Board determines that the Dissolution is not in our best interests or not in the best interests of our stockholders, our Board may direct that the Dissolution be abandoned, or may amend or modify the Plan of Dissolution to the extent permitted by Delaware law without the necessity of further stockholder approval. After the Certificate of Dissolution has been filed, revocation of the Dissolution would require stockholder approval under Delaware law.

Q:
Can NII estimate the distributions that the stockholders would receive in the Dissolution?

A:
We believe the value of our remaining assets that will ultimately be available for distribution to our stockholders, if any distribution is made, will be significantly less, in the aggregate, than the consideration to be received in the Sale, if and when the Sale is completed because we will need to use some of the proceeds to repay outstanding liabilities, including outstanding amounts under the convertible notes. In addition, the amount of consideration that we receive in the Sale will depend on factors outside of our control, including but not limited to currency exchange rates at the time of completion of the Sale and potential adjustments to the purchase price.

  We estimate that the aggregate amount of total cash distributions to our stockholders in the Dissolution will be approximately $156 million to $273 million. These amounts may be paid in one or more distributions. Such distributions will not occur until after the Certificate of Dissolution is filed, and we cannot predict the timing or amount of any such distributions, as uncertainties as to the precise net value of our remaining assets after the Sale, the ultimate amount of our liabilities, the operating costs and amounts to be set aside for claims, obligations and provisions during the liquidation and winding-up process, and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distributions. Although we cannot predict the timing or amount of any such distributions, the Board intends to seek to distribute funds to NII's stockholders as quickly as possible, as permitted by the DGCL and the Plan of Dissolution, and will take all reasonable actions to optimize the distributable value to NII's stockholders. See the section entitled "Proposal 2-Approval of the Liquidation and Dissolution Pursuant to the Plan of Dissolution—Estimated Distributions to Stockholders" beginning on page 66 of this proxy statement for a description of

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE SALE AND THE DISSOLUTION

  the assumptions underlying and sensitivities of our estimate of the total cash distributions to our stockholders in the Dissolution.

Q:
What will happen if the Dissolution is approved but the Sale is not completed?

A:
When approving the Plan of Dissolution and Dissolution, our Board specified that the Dissolution is subject to the completion of the transactions contemplated by the Purchase Agreement. Therefore, if the Dissolution is approved but (i) the Sale is not approved by our stockholders or (ii) the Sale is not consummated, our Board will abandon the Plan of Dissolution.

Q:
What will happen if the Sale is approved by our stockholders but the Dissolution is not approved?

A:
If our stockholders do not approve the Dissolution, we will complete the Sale if it is approved by our stockholders and the other conditions to closing are satisfied or waived. Upon closing of the Sale, we will have transferred substantially all of our operating assets to AMX and will have no operations to generate revenue. We would likely continue to ask the stockholders to approve the Dissolution, including at a separate special meeting of stockholders called for the purpose of seeking approval of the Dissolution.

  In any event, with no assets with which to generate revenue and no Dissolution approved, we would use the cash received from the Sale to pay ongoing corporate and administrative expenses. We would have no material business or operations after the Sale and will have retained only those employees required to maintain our corporate existence. These factors would limit the alternatives available to us. Our Board would have to evaluate our alternatives, including the possibility of investing the cash received from the Sale in another operating business. These alternatives may be less favorable to our stockholders than the Dissolution.

Q:
Can I sell my shares once the Certificate of Dissolution is filed?

A:
If the Dissolution is approved by our stockholders and if the Board determines to proceed with the Dissolution, we will close our transfer books on the Final Record Date, which is the effective time of the Dissolution as set forth in the Certificate of Dissolution. After such time, we will not record any further transfers of our common stock, except pursuant to the provisions of a deceased stockholder's will, intestate succession, or operation of law and we will not issue any new stock certificates, other than replacement certificates. In addition, after the Final Record Date, we will not issue any shares of our common stock upon exercise of outstanding options, warrants, or restricted stock units. As a result of the closing of our transfer books, it is anticipated that distributions, if any, made in connection with the Dissolution will be made pro rata to the same stockholders of record as the stockholders of record as of the Final Record Date, and it is anticipated that no further trading of our common stock will occur after the Final Record Date.

Q:
Do I have appraisal rights in connection with the Dissolution?

A:
None of Delaware law, our certificate of incorporation, or our bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with the Dissolution, and we do not intend to independently provide stockholders with any such right.

Q:
Are there any risks related to the Dissolution?

A:
Yes. You should carefully review the section entitled "Risk Factors" beginning on page 22 of this proxy statement for a description of risks related to the Dissolution.

Q:
Will I owe any U.S. federal income taxes as a result of the Dissolution?

A:
If the Dissolution is approved and implemented, a stockholder that is a U.S. person generally will recognize gain or loss on a share-by-share basis equal to the difference between (1) the sum of the amount of cash and the fair market value of property, if any, distributed to the stockholder with respect to each share, less any known liabilities assumed by the stockholder or to which the distributed property (if any) is subject, and (2) the stockholder's adjusted tax basis in each share of our common stock. You are urged to read the section entitled "Certain U.S. Federal Income Tax Consequences of the Proposed Liquidation and Dissolution" beginning on page 75 of this proxy statement for a summary of certain material U.S. federal income tax consequences of the Dissolution, including the ownership of an interest in a liquidating trust, if any.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE SALE AND THE DISSOLUTION
Q:
What will happen to NII's common stock if the Sale is completed and the Certificate of Dissolution is filed with the Secretary of State?

A:
If the Sale is completed and Certificate of Dissolution is filed with the Secretary of State, NII's common stock will be delisted from the NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). From and after the Final Record Date, and subject to applicable law, each holder of shares of our common stock shall cease to have any rights in respect of that stock, except the right to receive distributions, if any, pursuant to and in accordance with the Plan of Dissolution and the DGCL. After the effective time of the Dissolution, our stock transfer records shall be closed, and we will not record or recognize any transfer of our common stock occurring after the Final Record Date, except, in our sole discretion, such transfers occurring by will, intestate succession or operation of law as to which we have received adequate written notice. Under the DGCL, no stockholder shall have any appraisal rights in connection with the Dissolution.

  We expect to file the Certificate of Dissolution and for the Dissolution to become effective as soon as reasonably practicable after the Dissolution is approved by our stockholders and the consummation of the Sale. We intend to provide advance notice to our stockholders prior to our stock being delisted and the closing our stock transfer records.

Q:
Who can help answer my questions?

A:
If you have any questions about the Special Meeting, the Sale Proposal, the Dissolution Proposal, the Compensation Proposal or the Adjournment Proposal, how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact MacKenzie at:

1407 Broadway, 27th Floor
New York, New York 10018
(212) 929-5500 (Call Collect)
or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this proxy statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. These statements include statements regarding the intent, belief or current expectations of members of our management team, as well as the assumptions on which such statements are based, and are generally identified by the use of words such as "may," "will," "seeks," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should," "could," "continues," "pro forma" or similar expressions. Among many other examples, the following statements are examples of the forward-looking statements in this document:

•
all statements regarding the closing and the timing for the closing of the transactions contemplated by the Purchase Agreement;
•
all statements regarding the amounts and the potential uses of the proceeds by NII resulting from the transactions contemplated by the Purchase Agreement;
•
all statements regarding NII's future business, future business prospects, future revenues or cash flows, future working capital, future liquidity, future capital needs and future income;
•
all statements regarding the tax and accounting consequences of the transactions contemplated by the Purchase Agreement and the Dissolution; and
•
all statements regarding the amount and timing of distributions made to stockholders, if any, in connection with the Dissolution.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Such statements are subject to known and unknown risks and uncertainties and other unpredictable factors, many of which are beyond our control. We make no representation or warranty (express or implied) about the accuracy of any of the forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. Many relevant risks are described under the caption "Risk Factors" on page 22, as well as throughout this proxy statement and the incorporated documents, and you should consider these important cautionary factors as you read this document.

Our actual results, performance or achievements may differ materially from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. Among the factors that could cause such a difference are:

•
our ability to attract and retain subscribers;
•
our ability to satisfy the requirements of our debt obligations;
•
our ability to access sufficient debt or equity capital to meet any future operating and financial needs;
•
our ability to meet established operating goals and generate cash flow;
•
the availability of other funding sources, including the timely resolution of claims and receipt of proceeds from the Mexico Escrow;
•
our ability to complete the Sale and/or Dissolution in a timely fashion or at all;
•
the risk of any failure to satisfy the conditions to consummate the sale of the Nextel Brazil Business, including regulatory and antitrust approvals and approval by our stockholders;
•
the impact of business uncertainties in connection with the Sale or Dissolution;
•
the occurrence of any event, change or circumstance that could give rise to the termination of the Purchase Agreement or Plan of Dissolution;
•
the cost and outcome of any legal proceedings that have been or may be initiated against any of NII, NIIH, NII Brazil, Nextel Holdings or any of the other parties to the Purchase Agreement;
•
risks that the Sale or Dissolution disrupts current plans and operations and the potential difficulties in employee retention generally;
•
the risk of any failure of AMX to be ready, willing and able to consummate the transactions contemplated by the Purchase Agreement;
•
the amount of the costs, fees, expenses and charges related to the sale of the Nextel Brazil Business may be higher than we expect;
•
the timing and amount of cash and other assets available for distribution to our stockholders upon Dissolution;

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
•
risks associated with our arrangement with AI Brazil;
•
general economic conditions in Brazil and in the market segments that we are targeting for our services;
•
the political and social conditions in Brazil, including political instability, which may affect Brazil's economy and the regulatory environment there;
•
the impact of foreign currency exchange rate volatility in the local currency in Brazil when compared to the U.S. dollar and the impact of related currency depreciation in Brazil;
•
our having reasonable access to and the successful performance of the technology being deployed in our service areas, and improvements thereon;
•
the availability of adequate quantities of system infrastructure and subscriber equipment and components at reasonable pricing to meet our service deployment and marketing plans and customer demand;
•
risks related to the operation and expansion of our network in Brazil, including the potential need for additional funding to support enhanced coverage and capacity, and the risk that we will not attract enough subscribers to support the related costs of deploying or operating the network;
•
our ability to successfully scale our billing, collection, customer care and similar back-office operations to keep pace with customer growth as necessary, increased system usage rates and growth or to successfully deploy new systems that support those functions;
•
future legislation or regulatory actions relating to our services, other wireless communications services or telecommunications generally and the costs and/or potential customer impacts of compliance with regulatory mandates;
•
the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability to our business;
•
the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular services and personal communications services;
•
market acceptance of new service offerings;
•
potential cash outlays related to certain reasonably possible losses related to matters for which Nextel Brazil has not accrued liabilities;
•
a requirement to provide material judicial deposits of cash that will not be released until the pending matter is resolved;
•
equipment failure, natural disasters, terrorist acts or other breaches of network or information technology security;
•
the possibility that our significant indebtedness, or the incurrence of additional indebtedness, could affect our financial condition; and
•
other risks and uncertainties described in Part I, Item 1A. "Risk Factors," in our annual report on Form 10-K for the year ended December 31, 2018 and, from time to time, in our other reports filed with the SEC.

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date of this proxy statement. We cannot guarantee any future results, levels of activity, performance or achievements, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

RISK FACTORS

The following risk factors, together with the other information in this proxy statement and in the "Risk Factors" sections included in the documents incorporated by reference into this proxy statement (see "Where You Can Find More Information" on page 91), should be carefully considered before deciding whether to vote to approve the Sale Proposal and the Dissolution Proposal as described in this proxy statement. In addition, stockholders should keep in mind that the risks described below are not the only risks that are relevant to your voting decision. The risks described below are the risks that we currently believe are the material risks of which our stockholders should be aware. Nonetheless, additional risks that are not presently known to us, or that we currently believe are not material, may also prove to be important.

RISKS RELATED TO THE SALE

The Sale is subject to various approvals, including Brazilian regulatory and antitrust approvals, and stockholder approval, as well as other closing requirements, and may not be completed as anticipated, or at all.

The closing of the Sale and the other transactions contemplated by the Purchase Agreement is subject to approval by our stockholders and Brazilian regulatory and antitrust approvals, as well as certain other closing requirements. Certain of these closing conditions are subject to the discretion of AMX or third parties. There can be no assurances that we will receive any of these approvals or that the other conditions required for the closing of the transactions contemplated by the Purchase Agreement will be satisfied or, if applicable, waived.

While the Sale is pending, it may create uncertainty about our future, which could have a material adverse effect on our business, financial condition and results of operations.

As a result of this uncertainty, our current or proposed potential business partners may decide to delay, defer or cancel entering into new business arrangements with us pending completion or termination of the Sale. The risks related to the pendency of the Sale include:

•
the diversion of management and employee attention from our day-to-day business;
•
the potential inability to attract, retain and motivate key personnel, as key personnel may experience uncertainty about their future roles and depart because of issues relating to the uncertainty or a desire not to remain with our organization, which could negatively impact our ability to implement our business plan;
•
the potential disruption to business partners and other service providers;
•
our agreement to operate the Nextel Brazil Business in the ordinary course prior to closing pursuant to the Purchase Agreement restricts us from taking certain specified actions until the Sale occurs without the consent of AMX. These restrictions may prevent us from pursuing attractive business opportunities that may arise prior to the completion of the Sale;
•
we may be unable to respond effectively to competitive pressures, industry developments and future opportunities; and
•
if the closing is significantly delayed, our cash resources could be negatively impacted, which could result in an inability to match contributions by AI Brazil to the Nextel Brazil Business that could dilute our ownership in the Nextel Brazil Business.

The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operations. Additionally, we have incurred substantial transaction costs and diversion of management resources in connection with the Sale, and we will continue to do so until the final closing or termination of the Sale.

The Purchase Agreement provides certain termination rights to AMX and NII. If the Purchase Agreement is terminated under specified circumstances, NII may be required to pay AMX a termination fee and reimburse certain expenses of AMX and its affiliates.

NII will be required to pay AMX a $25 million termination fee if the Purchase Agreement is terminated:

•
by NII in order to accept a "Superior Proposal" (as defined under "— Proposal 1 — Approval of the Sale Pursuant to the Purchase Agreement — Summary of the Purchase Agreement — No Solicitation / Superior Proposal");
•
by AMX because (i) an Adverse Recommendation Change has occurred or (ii) NII or NIIH materially breached its non-solicitation obligations; or

RISK FACTORS
•
(x) (a) by NII, AMX or AI Brazil, as applicable, because the closing has not occurred by the Termination Date, subject to certain extensions under the Purchase Agreement, (b) by AMX, if (i) there has been an inaccuracy in, or breach of, any representation, warranty, covenant or agreement of AI Brazil, NIIH or NII, which breach would result in a failure of a condition to be satisfied, and (ii) such inaccuracy or breach has not been cured; or (c) by NII or AMX because the approval of NII's stockholders for the Sale was not obtained, (y) after the date of the Purchase Agreement and prior to such termination any person makes an Acquisition Proposal (as defined under "— Proposal 1 — Approval of the Sale Pursuant to the Purchase Agreement — Summary of the Purchase Agreement — No Solicitation/Superior Proposal") and (z) at any time on or prior to the twelve-month anniversary of such termination, NII or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, a transaction contemplated by an Acquisition Proposal (solely for purposes of this prong (z), 50% shall replace 20% in the definition of Parent Takeover Proposal (as defined under "— Proposal 1 — Approval of the Sale Pursuant to the Purchase Agreement — Summary of the Purchase Agreement — No Solicitation/Superior Proposal"));

NII will be required to pay the amount of documented out-of-pocket expenses of AMX and its affiliates incurred in connection with the Purchase Agreement and the transaction contemplated thereby, up to $2 million, if the Purchase Agreement is terminated by NII or AMX because the approval of NII's stockholders was not obtained.

The Purchase Agreement may be amended by written instrument signed by all parties, and any term or provision may be waived by written instrument signed by the party against whom such waiver is sought to be enforced.

The Purchase Agreement may be amended by written instrument signed by all parties, and any term or provision may be waived by written instrument signed by the party against whom such waiver is sought to be enforced. As a result, if we are unable to satisfy any closing requirement upon which the Sale is conditioned under the Purchase Agreement, then the amendment of the Purchase Agreement or the waiver of such closing requirement will be subject to approval by AMX or AI Brazil, as applicable. Additionally, AMX or AI Brazil may make the granting of any such amendment or waiver contingent on our approval of new or additional terms or conditions to the Purchase Agreement. Any inability to obtain such an amendment or waiver of the Purchase Agreement could have a material and adverse effect on our ability to complete the Sale contemplated by the Purchase Agreement.

The Purchase Agreement limits NII's ability to pursue alternative strategic transactions.

The Purchase Agreement contains provisions that may discourage a third party from submitting a proposal or offer to NII relating to any:

•
merger, consolidation, business combination or other similar transaction with respect to NII Brazil or any of its subsidiaries including Nextel Holdings and its subsidiaries;
•
acquisition in any manner, directly or indirectly, of any of the issued and outstanding shares of NII Brazil or any other equity interests of NII Brazil or any of its subsidiaries including Nextel Holdings and its subsidiaries;
•
acquisition of any of the assets of Nextel Brazil, other than a disposition of assets permitted under the Purchase Agreement;
•
merger, consolidation, business combination or other similar transaction involving NII that, if consummated, would result in such third party owning, directly or indirectly, 20% or more of the consolidated assets, net revenues or net income of NII and its subsidiaries, taken as a whole;
•
acquisition in any manner, directly or indirectly, of more than 20% of the outstanding equity interests of NII; or
•
acquisition in any manner, directly or indirectly, of assets of NII or its subsidiaries representing more than 20% of the consolidated assets of NII.

These provisions include a general prohibition on NII from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the Board, entering into discussions with any third party regarding any such proposal. See the section entitled "Summary of the Purchase Agreement — No Solicitation / Superior Proposal" beginning on page 59.

In addition, the Side Letter with AI Brazil requires that we consult with AI Brazil on any Superior Proposal and requires that AI Brazil receive the consideration contemplated under the Shareholders Agreement with AI Brazil in any Superior Proposal. These provisions of the Side Letter may further discourage a third party from submitting a Superior Proposal to NII. See the section entitled "Summary of Side Letter."

RISK FACTORS

If the proposed transactions are not completed, we may explore other potential transactions, but alternatives may be less favorable to us or unavailable.

If the proposed transactions are not completed our intention is to abandon the Plan of Dissolution. However, we may explore other strategic alternatives, including:

•
the sale of equity in NII or NIIH to another party or parties. An alternative transaction may have terms that are less favorable to us than the terms of the transactions contemplated by the Purchase Agreement, or we may be unable to reach agreement with any third party on an alternative transaction that we would consider to be reasonable; or
•
proceed with the Dissolution and sell all of the issued and outstanding shares of NII Brazil as part of the winding up procedures. The Plan of Dissolution provides that NII will sell all of its assets in existence when it dissolves. If these assets include all of the issued and outstanding shares of NII Brazil, NII will sell those interests on the best terms available, but without stockholder approval. Any such sale could be on terms less favorable than the terms of the Purchase Agreement.

NII's directors and executive officers may have interests in the transactions contemplated by the Purchase Agreement that are different from, or in addition to, the interests of NII stockholders.

NII's directors and executive officers may have interests in the transactions contemplated by the Purchase Agreement that are different from the interests of NII stockholders.

Certain directors and executive officers may be entitled to acceleration of outstanding equity awards, potential severance benefits, change of control payments and other payments and, as such, may have interests in the Sale that are different from your interests as a stockholder and such interests may present actual or potential conflicts of interest. In addition, our directors and executive officers have ongoing rights to indemnification and insurance coverage for acts or omissions occurring prior to the Sale.

These interests are described in more detail in the section entitled "Proposal 1 — Approval of the Sale Pursuant to the Purchase Agreement — Interests of Our Directors and Officers" beginning on page 64.

NII will incur significant transaction-related costs in connection with the Sale, which may be in excess of those anticipated by NII.

NII has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Purchase Agreement, including the costs and expenses of filing, printing and mailing this proxy statement and all filing and other fees paid to the SEC in connection with the transactions contemplated by the Purchase Agreement.

NII expects to continue to incur a number of non-recurring costs associated with completing the transactions contemplated by the Purchase Agreement. These fees and costs have been, and may continue to be, substantial. The majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal and accounting advisors, severance and benefit costs, and filing fees.

The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of NII following the completion of the transactions contemplated by the Purchase Agreement. Many of these costs will be borne by NII even if the transactions contemplated by the Purchase Agreement are not completed.

RISKS RELATED TO NII IF THE SALE IS COMPLETED

If NII completes the Sale, it will have no significant remaining operating assets and will need to significantly reduce its corporate and administrative expenses.

If the Sale is completed, NII will have no significant operating assets remaining and no material revenue producing business or operations. NII intends to retain only those employees required to maintain its corporate existence. As such, it is important that NII take steps to reduce costs and expenses in order to preserve cash. The failure of NII to take such steps could result in a reduction in the amount of cash remaining for distribution to stockholders in connection with the Dissolution.

RISK FACTORS

NII will continue to incur the expenses of complying with public company reporting requirements.

If the Sale is completed, we may remain a public company and may continue to be subject to the listing standards of NASDAQ and SEC rules and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002. While all public companies face the costs and burdens associated with being public companies, the costs and burden of being a public company will be a significant expense that could negatively impact the distributable value available to our stockholders.

AI Brazil will receive such proceeds as set forth in the Side Letter.

Under the Side Letter, NII and AI Brazil have agreed that if the Sale is consummated, AI Brazil will be entitled to the first $10 million and 6% of any additional amounts recovered from the Mexico Escrow, in both cases, if and when funds are released. A copy of the Side Letter is attached to this proxy statement as Annex C.

RISKS RELATED TO THE DISSOLUTION

We cannot predict the timing of the distributions to stockholders.

Our current intention is that, if approved by our stockholders, the Certificate of Dissolution would be filed shortly after the closing of the transactions contemplated by the Purchase Agreement; however, the decision of whether or not to proceed with the Dissolution will be made by the Board in its sole discretion. No further stockholder approval would be required to effect the Dissolution. However, if the Board determines that the Dissolution is not in our best interest or the best interest of our stockholders, the Board may, in its sole discretion, abandon the Dissolution or may amend or modify the Plan of Dissolution to the extent permitted by Delaware law without the necessity of further stockholder approval. After the Certificate of Dissolution has been filed, revocation of the Dissolution would require stockholder approval under Delaware law.

Under Delaware law, before a dissolved corporation may make any distribution to its stockholders, it must pay or make reasonable provision to pay all of its claims and obligations, including all contingent, conditional or unmatured contractual claims known to the corporation. Furthermore, we may be subject to potential liabilities relating to indemnification obligations, if any, to AMX, AI Brazil, New Cingular Wireless (AT&T), or to our current and former officers and directors. It might take significant time to resolve these matters, and as a result we are unable to predict the timing of distributions, if any are made, to our stockholders.

We cannot assure you as to the amount of distributions, if any, to be made to our stockholders.

We believe the value of our remaining assets that will ultimately be available for distribution to our stockholders, if any distribution is made, will be significantly less, in the aggregate, than the consideration to be received in the Sale, if and when the Sale is completed, because we will need to use some of the proceeds to repay liabilities, including convertible notes. In addition, the amount of consideration that we receive in the Sale will depend on factors outside of our control, including but not limited to foreign currency exchange rates at the time of completion of the Sale and potential adjustments to the purchase price.

If our stockholders approve the Sale and the Dissolution, we estimate that the aggregate amount of cash that will be available for distribution to our stockholders in the Dissolution will be approximately $156 million to $273 million. This amount may be paid in one or more distributions. Such distributions will not occur until after the Certificate of Dissolution is filed, and we cannot predict the timing or amount of any such distributions, as uncertainties as to the precise net value of our remaining assets after the Sale, the ultimate amount of our liabilities, the operating costs and amounts to be set aside for claims, obligations and provisions during the liquidation and winding-up process, and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distributions. Examples of uncertainties that could reduce the value of distributions to our stockholders include: unanticipated costs relating to the defense, satisfaction or settlement of existing or future lawsuits or other claims threatened against us; amounts necessary to resolve claims of our creditors, including redemption or repurchase of our convertible notes; delays in the release of escrowed proceeds from both our sale of Nextel Mexico and the Sale and the ultimate amount released to us from such escrowed proceeds; and delays in the liquidation and

RISK FACTORS

dissolution or other winding up of our subsidiaries, including our international subsidiaries due to our inability to settle claims or otherwise.

The amount of any distributable proceeds and our ability to make distributions to our stockholders is also subject to a number of factors unrelated to the Sale, including the results of operations of Nextel Brazil, its cash funding needs, the amount and timing of Nextel Brazil's tax liabilities and tax credits, and developments relating to Nextel Brazil's existing litigation and litigation claims that may arise between signing and closing of the Sale. In addition, as we wind down, we will continue to incur expenses from operations, such as: operating costs; salaries; rental payments; directors' and officers' insurance; payroll and local taxes; legal, accounting and consulting fees and office expenses, which will reduce any amounts available for distribution to our stockholders. As a result, we cannot assure you as to any amounts to be distributed to our stockholders if the Board proceeds with the Dissolution. If our stockholders do not approve the Dissolution Proposal, no liquidating distributions will be made. See the section entitled "Proposal 2-Approval of the Liquidation and Dissolution Pursuant to the Plan of Dissolution—Estimated Distributions to Stockholders" beginning on page 66 of this proxy statement for a description of the assumptions underlying and sensitivities of our estimate of the total cash distributions to our stockholders in the Dissolution.

It is the current intent of the Board, assuming approval of the Sale and the Dissolution, that proceeds from the Sale will be used to pay off NII's outstanding debts and liabilities. The balance of the proceeds will be retained to pay ongoing corporate and administrative costs and expenses associated with winding down the company, liabilities and potential liabilities relating to or arising out of any outstanding litigation matters and potential liabilities relating to our indemnification obligations, if any, to AMX, AI Brazil, New Cingular Wireless (AT&T), or to our current and former officers and directors.

The Board will determine, in its sole discretion, the timing of the distribution of the remaining amounts, if any to our stockholders in the Dissolution. We can provide no assurance as to if or when any such distribution will be made, and we cannot provide any assurance as to the amount to be paid to stockholder in any such distribution, if one is made. The Board intends to seek to distribute funds to NII's stockholders as quickly as possible, as permitted by the DGCL, and will take all reasonable actions to optimize the distributable value to NII's stockholders.

A delay in the closing of the Sale will decrease funds that may be available for distribution to stockholders, if a distribution is made.

Claims, liabilities and expense from operations (including operating costs such as salaries, directors' fees, directors' and officers' insurance, federal and state income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) will continue to be incurred by us as we seek to close the Sale. In the event the closing of the Sale is delayed, we will incur additional claims, liabilities and expenses from operation that will reduce the net funds available for distribution to our stockholders.

Our stockholders could authorize the Sale but vote against the Dissolution.

If our stockholders do not approve the Dissolution, we will complete the Sale if it is authorized by our stockholders and the other conditions to closing are satisfied or waived. Upon the closing of the Sale, we will have transferred substantially all of our operating assets to AMX and will have no operations to generate revenue. We would likely continue to ask the stockholders to approve the Dissolution, including at a separate special meeting of stockholders called for the purpose of seeking approval of the Dissolution.

In any event, with no assets with which to generate revenue and no Dissolution approved, we would use the cash received from the Sale to pay ongoing corporate and administrative expenses. We would have no material business or operations after the Sale and will have retained only those employees required to maintain our corporate existence. Our Board would have to evaluate our alternatives, including the possibility of investing the cash received from the Sale in another operating business. These alternatives may be less favorable to our stockholders than the Dissolution.

The Board may determine not to proceed with the Dissolution.

Even if the Dissolution Proposal is approved by our stockholders, the Board may determine, in the exercise of its fiduciary duties, not to proceed with the Dissolution. If our Board elects to pursue any alternative to the Plan of Dissolution, our stockholders may not receive any of the funds that might otherwise be available for distribution to our stockholders. After the

RISK FACTORS

Certificate of Dissolution has been filed, revocation of the Dissolution would require stockholder approval under Delaware law.

Our stockholders may be liable to our creditors for part or all of the amount received from us in our liquidating distributions if reserves are inadequate.

If the Dissolution becomes effective, we may establish a contingency reserve designed to satisfy any additional claims and obligations that may arise. Any contingency reserve may not be adequate to cover all of our claims and obligations. Under the DGCL, if we fail to create an adequate contingency reserve for payment of our expenses, claims and obligations, each stockholder could be held liable for payment to our creditors for claims brought during the three-year period after we file the Certificate of Dissolution with the Secretary of State (or, if we choose the Alternative Procedures (as defined below under "— Proposal 2 — Approval of the Liquidation and Dissolution Pursuant to the Plan of Dissolution — Delaware Law Applicable to Our Dissolution — Payments and Distributions"), for claims brought before or after such three-year period), up to the lesser of (i) such stockholder's pro rata share of amounts owed to creditors in excess of the contingency reserve and (ii) the amounts previously received by such stockholder in dissolution from us and from any liquidating trust or trusts. Accordingly, in such event, a stockholder could be required to return part or all of the distributions previously made to such stockholder, and a stockholder could receive nothing from us under the Plan of Dissolution. Moreover, if a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a situation in which a stockholder may incur a net tax cost if the repayment of the amount previously distributed does not cause a commensurate reduction in taxes payable in an amount equal to the amount of the taxes paid on amounts previously distributed.

Our stockholders will not be able to buy or sell shares of our common stock after we close our stock transfer books on the Final Record Date.

If the Board determines to proceed with the Dissolution, we intend to close our stock transfer books and discontinue recording transfers of our common stock at the effective time of the Dissolution as set forth in the Certificate of Dissolution. After we close our stock transfer books, we will not record any further transfers of our common stock on our books except by will, intestate succession or operation of law. Therefore, shares of our common stock will not be freely transferable after the Final Record Date. As a result of the closing of the stock transfer books, all liquidating distributions from a liquidating trust, if any, or from us after the Final Record Date will be made pro rata to the same stockholders of record as the stockholders of record as of the Final Record Date.

Stockholders may not be able to recognize a loss for U.S. federal income tax purposes until they receive a final distribution from us.

As a result of the Dissolution, for U.S. federal income tax purposes, a stockholder that is a U.S. person generally will recognize gain or loss on a share-by-share basis equal to the difference between (1) the sum of the amount of cash and the fair market value of property, if any, distributed to the stockholder with respect to each share, less any known liabilities assumed by the stockholder or to which the distributed property (if any) is subject, and (2) the stockholder's adjusted tax basis in each share of our common stock. A liquidating distribution pursuant to the Plan of Dissolution may occur at various times and in more than one tax year. Any loss generally will be recognized by a stockholder only in the tax year in which the stockholder receives our final liquidating distribution, and then only if the aggregate value of all liquidating distributions with respect to a share of our common stock is less than the stockholder's tax basis for that share. Stockholders are urged to consult with their own tax advisors as to the specific tax consequences to them of the Dissolution pursuant to the Plan of Dissolution. See "Certain U.S. Federal Income Tax Consequences of the Proposed Liquidation and Dissolution" beginning on page 75 of this proxy statement.

The tax treatment of any liquidating distribution may vary from stockholder to stockholder, and the discussions in this proxy statement regarding tax consequences are general in nature.

We have not requested a ruling from the IRS with respect to the anticipated tax consequences of the Dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of any liquidating distributions. If any of the anticipated tax consequences described in this proxy statement prove to be incorrect, the result could be increased taxation at the corporate or stockholder level, thus reducing the benefit to our stockholders and us from the Dissolution. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder's individual circumstances. You should consult your own tax advisor for tax advice instead of relying on the discussions of tax consequences in this proxy statement.

THE SPECIAL MEETING

Time and Place of the Special Meeting	The Special Meeting will be held on [•], 2019, at 10:00 a.m. Eastern Time, at the Hyatt Regency Reston located at 1800 Presidents Street, Reston, Virginia, 20190 (703-709-1234).

Enclosed Materials	Enclosed are the following materials: • the proxy statement for the Special Meeting; and • the proxy card or vote instruction form for the Special Meeting.

We are providing these proxy materials in connection with the solicitation by the Board of proxies to be voted at the Special Meeting. We commenced mailing this proxy statement and the enclosed form of proxy to our stockholders entitled to vote at the meeting on or about [•], 2019.

Management Proposals	At the Special Meeting, our stockholders will be asked to:

•

consider and cast a vote on the Sale Proposal;

•

consider and cast a vote on the Dissolution Proposal;

•

provide an advisory vote on the Compensation Proposal; and

•

cast a vote on the Adjournment Proposal, if necessary.

Stockholders Entitled to Vote	The holders of common stock at the close of business on the Record Date are entitled to receive notice of, to attend and to vote one vote per share on each matter at the Special Meeting or any adjournment or postponement of the Special Meeting.

As of the Record Date, there were [•] shares of our common stock issued and outstanding and entitled to notice of and to vote at the Special Meeting. Each share of our common stock entitles its holder to one vote on all matters properly coming before the Special Meeting.

How to Vote	Stockholder of Record. If you are a stockholder of record (that is, stockholders who hold their shares in their own name), there are four ways to vote:
In person. You may vote in person at the Special Meeting. NII will give you a ballot when you arrive.
Via the Internet. You may vote by proxy via the Internet by following the instructions provided on the proxy card.
By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.
By Mail. You may vote by proxy by filling out the proxy card and sending it back in the envelope provided.
If you are a stockholder of record and a current employee of NII, you will receive an e-mail containing instructions on how to access our proxy materials and how to vote your shares on the Internet.

Beneficial Owner. If you are a beneficial owner of shares held in street name (that is, shares held in the name of a bank, broker or other holder of record), the materials were forwarded to you by the organization holding your account and there are up to four ways to vote:

In person. If you wish to vote in person at the Special Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions to obtain a legal proxy.
Via the Internet. You may be eligible to vote by proxy via the Internet by following the instructions on the vote instruction form.
By Telephone. You may be eligible to vote by proxy via telephone by following the instructions on the vote instruction form.
By Mail. You may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

THE SPECIAL MEETING

Quorum	The holders of shares representing a majority of votes that may be cast by the entire capital stock of the Company issued and outstanding and entitled to vote at the Special Meeting with respect to a particular matter, present in person or represented by proxy, constitutes a quorum with respect to each matter to be voted upon at the Special Meeting and is necessary for the transaction of business at the Special Meeting. Abstentions will be counted for purposes of determining the presence of a quorum. Broker non-votes (discussed below) will not occur at the Special Meeting.

Voting	All shares represented by valid proxies received prior to the Special Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder's instructions.

Effect of Not Providing Voting Instructions	Stockholder of Record. If you are a stockholder of record and you sign, date and return the enclosed proxy card but do not specify how to vote, then your shares will be voted in accordance with the recommendations of the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Special Meeting or any adjournments or postponements thereof.
If you are a current employee of NII, you will receive an e-mail containing instructions on how to access our proxy materials and how to vote your shares on the Internet.

Beneficial Owner. If you are a beneficial owner of shares held in street name and hold your shares through a broker, bank or other financial institution, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will not have authority to vote for any of the matters to be voted on at the Special Meeting. Brokers and other nominees have the discretion to vote on routine matters, but do not have the discretion to vote on non-routine matters such as the Sale Proposal, the Dissolution Proposal, the Compensation Proposal or the Adjournment Proposal. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may not vote your shares on the Sale Proposal, the Dissolution Proposal, the Compensation Proposal or the Adjournment Proposal. The failure to provide voting instructions to your broker or other nominee will have the same effect as a vote "AGAINST" the Sale Proposal and the Dissolution Proposal.

Vote Standard and Abstentions	The Sale Proposal must be approved by the affirmative vote of the holders of at least a majority of the shares of our common stock outstanding on the Record Date and entitled to vote on the Sale Proposal. Abstentions and failures to vote will have the same effect as a vote "AGAINST" the Sale Proposal.

The Dissolution Proposal must be approved by the affirmative vote of the holders of at least a majority of the shares of our common stock outstanding on the Record Date and entitled to vote on the Dissolution Proposal. Abstentions and failures to vote will have the same effect as a vote "AGAINST" the Dissolution Proposal.

The Compensation Proposal and the Adjournment Proposal must be approved by the affirmative vote of a majority of the votes properly cast at the Special Meeting (in person or represented by proxy) on such matters. Assuming a quorum is present at the Special Meeting, abstentions and failures to vote will have no effect on the outcome of the Compensation Proposal or the Adjournment Proposal. The vote on the Compensation Proposal is an advisory vote only and will not be binding on NII or the Board.

Broker Non-Votes	Broker non-votes occur when shares that are being voted by brokers with discretionary authority are counted as present for purposes of determining whether there is a quorum, but brokers are not permitted to vote on certain matters at such meeting without instructions from the beneficial owner and instructions are not given. These matters are referred to as "non-routine" matters. If all of the matters to be voted on at a meeting are "non-routine", then shares that brokers have discretionary authority to vote will not be treated as present for purposes of determining whether there is a quorum. All of the matters scheduled to be voted on at the Special Meeting are "non-routine".

Accordingly, no broker non-votes will occur at the Special Meeting and if you fail to provide your broker with voting instructions, the shares that your broker has discretionary authority to vote will not be treated as present for purposes of determining whether there is a quorum.

THE SPECIAL MEETING

Changing Your Vote	A stockholder has the power to revoke his or her proxy or change his or her vote at any time before the proxy is voted at the Special Meeting. If your shares are held in street name by a broker, bank or other financial institution, you must contact that institution to change your vote. If you are a stockholder of record, you can revoke your proxy or change your vote in one of five ways:

•

you can send a signed written notice of revocation to our corporate secretary at the address noted below to revoke your proxy;

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you can send a completed proxy card bearing a later date than your original proxy to us indicating the change in your vote;

•

you can vote again on a later date on the Internet or by telephone (only your latest proxy submitted prior to the Special Meeting will be counted);

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you can attend the Special Meeting and vote in person, which will automatically cancel any proxy previously given; or

•

you can revoke your proxy in person at the Special Meeting, but attendance at the Special Meeting alone will not revoke any proxy that you have given previously.

If you choose any of the first three methods, we must receive the described notice or proxy no later than the beginning of the Special Meeting. If you choose the fourth or fifth methods, you will be asked to present documents for the purpose of establishing your identity as a stockholder on the Record Date. Before the Special Meeting, any written notice of revocation should be sent to NII Holdings, Inc., 12110 Sunset Hills Road, Suite 600, Reston, Virginia 20190, Attention: General Counsel. Any notice of revocation that is delivered at the Special Meeting should be hand delivered to our General Counsel before a vote is taken. Once voting on a particular matter is completed at the Special Meeting, you will not be able to revoke your proxy or change your vote as to that matter.
If you are a stockholder of record and a current employee of NII, you will receive an e-mail containing instructions on how to access our proxy materials and how to vote your shares on the Internet.

Voting Results	To the extent practicable, preliminary voting results will be announced at the Special Meeting. The final voting results will be tallied by the inspector of elections and published in NII's Current Report on Form 8-K, which NII is required to file with the SEC within four business days following the Special Meeting and can be accessed on the investor relations area of our website at www.nii.com.

Other Business	Our Board does not intend to, and is not allowed under the terms of the Purchase Agreement to, bring any matter before the Special Meeting other than those described in this proxy statement. If any other matters are properly brought before the Special Meeting by the presiding officer of such meeting or by or at the direction of a majority of the entire Board, the persons named in the enclosed proxy card, or their duly appointed substitutes acting at the Special Meeting, will be authorized to vote or otherwise act in respect of any such matters in their discretion.

Adjournments	If, at the Special Meeting, or any adjournment or postponement thereof, the number of shares of our common stock, present or represented by proxy at the Special Meeting and voting in favor of the approval of the Sale Proposal is insufficient to approve the proposal under our charter and Delaware law, we intend to move to adjourn the Special Meeting in order to enable our Board to solicit additional proxies in respect of approval of the Sale Proposal. In that event, we will ask our stockholders to vote only upon the Adjournment Proposal, and not upon the Sale Proposal, the Dissolution Proposal or the Compensation Proposal. Any signed proxies received by us in whom no voting instructions are provided on such matter will be voted "FOR" the Adjournment Proposal to approve any adjournment of the Special Meeting for the purpose of soliciting additional proxies.

THE SPECIAL MEETING

Householding	To reduce NII's printing and mailing costs and minimize the environmental impact of NII's annual meetings, NII will deliver a single copy of the proxy materials to multiple stockholders who share the same address unless NII has received instructions to the contrary from one or more of the stockholders at that address. You may request a separate copy of the proxy materials by writing or calling NII at the following address and telephone number:
Investor Relations NII Holdings, Inc. 12110 Sunset Hills Road, Suite 600 Reston, VA 20190 703-547-5209
Stockholders who hold shares in street name may contact the organization holding their account to request information about householding.

Cost of Solicitation	The cost of soliciting proxies for the Special Meeting will be borne by NII. We have hired Broadridge to help us mail the proxy materials and MacKenzie to help solicit proxies and expect their fees and the costs of printing and mailing to be about $[•]. While we do not expect to incur additional solicitation expenses, NII may incur additional expenses in order to encourage voting on a particular matter. In addition, certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of NII's common stock.

Every stockholder's vote is important. Accordingly, you should sign, date and return the enclosed proxy card, vote via the Internet or by telephone, or provide instructions to your broker or other nominee whether or not you plan to attend the Special Meeting in person.

Our Board unanimously recommends that you vote "FOR" the Sale Proposal, "FOR" the Dissolution Proposal, "FOR" the Compensation Proposal and, if necessary, "FOR" the Adjournment Proposal.

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

We are asking you to approve a proposal to authorize the Sale, in the form of a sale of substantially all of the assets of NII, through a sale of NII Brazil to AMX, on the terms and conditions of the Purchase Agreement. At the closing of the Sale, NII Brazil will own 100% of the equity of Nextel Holdings, which is the entity that, indirectly through its wholly owned subsidiaries, owns all of the remaining operating assets of the Company. In connection with the Sale, NII and AI Brazil also entered into the Side Letter, which is summarized below under "Summary of Side Letter" beginning on page 62.

A copy of the Purchase Agreement is attached to this proxy statement as Annex A. A copy of the Side Letter is attached to this proxy statement as Annex C. You are urged to read the Purchase Agreement and the Side Letter carefully in their entirety.

PARTIES TO THE SALE
NII HOLDINGS, INC.

We provide wireless communication services under the NextelTM brand in Brazil through our subsidiary Nextel Brazil. Nextel Brazil's principal operations are located in major urban and suburban centers with high population densities and related transportation corridors of that country where there is a concentration of Brazil's population and economic activity, including primarily Rio de Janeiro and São Paulo. Nextel Brazil operates a wideband code division multiple access, or WCDMA, network, which has been upgraded to offer long-term evolution, or LTE, services in certain areas. Nextel Brazil's network enables us to offer a wide range of products and services supported by that technology. We are also a party to a roaming agreement that allows us to offer our subscribers nationwide voice and data services outside of our network's footprint. Our target market is individual consumers who use our services to meet both professional and personal needs. Our target subscribers generally exhibit above average usage, revenue and loyalty characteristics. We believe our target market is attracted to the services and pricing plans we offer, as well as the quality of and data speeds provided by our network. NII's registered office is at 12110 Sunset Hills Road, Suite 600, Reston, VA 20190, and its telephone number is (703) 390-5100.

NII INTERNATIONAL HOLDINGS S.À R.L.

NIIH is a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg and a wholly owned subsidiary of NII that owns all of the issued and outstanding shares of NII Brazil. NIIH's registered office is at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and is registered with the Luxembourg Trade and Companies Register under the number B 149229. NIIH's telephone number is (703) 390-5100.

NII BRAZIL HOLDINGS S.À R.L.

NII Brazil is a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg and an indirect wholly owned subsidiary of NII that holds approximately 70% of the equity interests of Nextel Holdings. NII Brazil's registered office is at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and is registered with the Luxembourg Trade and Companies' Register under the number B 230537. NII Brazil's telephone number is (703) 390-5100.

NEXTEL HOLDINGS S.À R.L.

Nextel Holdings is a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg and an indirect subsidiary of NII that indirectly through its wholly owned subsidiaries holds all of the

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

issued and outstanding equity of Brazil Parent. Brazil Parent and McCaw International (Brazil), LLC, a limited liability company organized under the Laws of Virginia and a direct wholly owned subsidiary of Nextel Holdings, own all of the issued and outstanding equity of Nextel Brazil. Nextel Holdings' registered office is at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and is registered with the Luxembourg Trade and Companies Register under the number B 214361. Nextel Holdings' telephone number is (703) 390-5100.

AMÉRICA MÓVIL, S.A.B. de C.V.

AMX is a corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico. AMX's principal executive offices are located at Lago Zurich 245, Plaza Carso / Edificio Telcel, Colonia Ampliación Granada, Delegación Miguel Hidalgo, 11529 Mexico City, Mexico. AMX's telephone number at this location is (5255) 2581-4449. AMX provides telecommunications services in 25 countries. AMX is a leading telecommunications services provider in Latin America, ranking first in wireless, fixed-line, broadband and Pay TV services based on the number of revenue generating units ("RGUs"). AMX's largest operations are in Mexico and Brazil, which together account for over half of AMX's total RGUs and where AMX has the largest market share based on RGUs. AMX also has operations in 16 other countries in the Americas and seven countries in Central and Eastern Europe.

AI BRAZIL HOLDINGS, B.V.

AI Brazil is a corporation existing under the Laws of The Netherlands. AI Brazil's executive offices are located at [•] and its telephone number is [•]. AI Brazil currently owns approximately 30% of the outstanding equity interests of Nextel Holdings. Other than the holding of its ownership interest in Nextel Holdings and matters ancillary thereto, or in connection with the transactions contemplated by the Purchase Agreement, AI Brazil does not conduct any other business operations.

BACKGROUND OF THE SALE

NII's senior management and Board, with the assistance of financial and legal advisors, regularly review and assess the Company's long-term strategy, financial performance, short- and long-term prospects, and the Company's business objectives in light of ongoing developments in the Brazilian economy and telecom industry, international capital market conditions, regulatory developments and the Company's liquidity needs. In connection with these reviews and assessments, NII's senior management and Board have periodically evaluated potential strategic alternatives relating to NII and its business, including possible acquisitions, divestitures and business combination transactions. In that regard, during the fall of 2015, NII's Board determined to explore the range and feasibility of strategic alternatives regarding the Company and its telecommunications business in Brazil conducted through Nextel Brazil. As detailed below, over the past three and a half years, the Company through its advisors conducted a comprehensive auction process pursuant to which a total of 38 potential bidders were contacted, which included for a number of these interested parties, management presentations and extensive due diligence reviews of the Nextel Brazil Business and the Company. As a result, we completed an investment transaction in 2017 and, in the process between 2018 and 2019, received two non-binding indications of interest, including the proposal from AMX that resulted in the current proposed Sale.

In October 2015, following a comprehensive strategic review by NII's Board, NII determined to explore a possible sale of an equity interest in or other strategic transaction involving Nextel Brazil. As part of this review, NII's Board determined to evaluate, in a structured manner, the level of interest in a potential strategic transaction or equity investment involving Nextel Brazil. In December 2015, NII entered into an engagement letter with Rothschild & Co to advise NII on a potential sale, merger or other business transaction involving NII or the Nextel Brazil Business.

Between November 2015 and January 2016, based on discussions among members of NII's Board, senior management and Rothschild & Co, NII's senior management and Rothschild & Co began contacting a number of telecom operators and private equity firms, in order to determine whether any of those entities would be interested in acquiring NII or the Nextel Brazil Business.

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

Following a comprehensive process conducted between November 2015 and April 2017, which included outreach to 26 potential strategic and financial bidders, including a subsidiary of AMX and an affiliate of AI Brazil, AINMT Holdings AB ("ice group"), most potential bidders determined not to pursue a transaction primarily due to the existing Brazilian regulatory framework and other issues, including the existing economic challenges in Brazil, and the only remaining proposal was an investment transaction proposed by ice group. NII's Board was regularly updated on progress and status of the process, including at several meetings with NII's senior management and legal and financial advisors where they reviewed, among other things, the business and liquidity outlook for Nextel Brazil, updates regarding the availability of funds from the Mexico Escrow and updates regarding discussions and next steps with Nextel Brazil's lenders and updates regarding the lack of interest among the parties contacted during the process, other than ice group, which had submitted a non-binding offer to invest $50 million for 30% of Nextel Holdings, the indirect owner of Nextel Brazil, with an option to acquire additional equity.

Between April 2017 and June 4, 2017, NII's senior management, representatives of ice group, and their respective financial and legal advisors continued to negotiate terms for the investment transaction and worked to finalize the revised transaction agreements, including an Investment Agreement and a Shareholders Agreement.

On June 5, 2017, ice group's Board of Directors approved the transaction with NII. On the same day, NII's Board convened a meeting to discuss the proposed terms of the transaction and the proposed Investment Agreement and Shareholders Agreement and related documents. Following a detailed discussion with NII's senior management and legal and financial advisors, who were also present at this meeting, regarding the risks and advantages of the transaction and lack of viable alternatives, NII's Board unanimously approved the Investment Agreement and Shareholders Agreement, and on June 5, 2017, NII entered into the Investment Agreement with ice group, which provided for NII and ice group to partner in the ownership of Nextel Brazil through an initial investment by ice group of $50 million for 30% ownership of Nextel Holdings, which indirectly owns Nextel Brazil. This initial investment was completed on July 20, 2017. The Investment Agreement also granted ice group an option, exercisable on or before November 15, 2017, to invest an additional $150 million in Nextel Holdings for a combined 60% controlling stake in Nextel Holdings. Concurrently with the execution of the Investment Agreement, we also entered into a Shareholders Agreement with ice group, which provided for certain transfer restrictions of the equity interests in Nextel Holdings and drag along and tag along rights in the event of a direct or indirect sale of NII's equity interests in Nextel Brazil. (A summary of the Investment Agreement and Shareholders Agreement can be found in NII's Current Report on Form 8-K filed with the SEC on June 6, 2017).

On November 15, 2017, ice group's option to acquire additional equity in Nextel Holdings pursuant to the Investment Agreement expired. That same day, NII's Board met with NII's senior management team to discuss the impact of ice group's failure to exercise the option to acquire additional equity in Nextel Holdings. In addition to discussing NII's right to terminate the Investment Agreement with ice group and ice group's rights under the Shareholders Agreement, NII's senior management also updated the Board on recent communications with ice group regarding a potential 60-day extension of ice group's option, including the likelihood that ice group would be able to secure funding to exercise any extended option, the benefits and drawbacks of terminating the Investment Agreement, and the impact to Nextel Brazil's budget and business plan of ice group not exercising its option and making the $150 million investment. Following these discussions, the Board directed management to continue discussions with ice group on a possible extension of the option, and directed management to prepare an alternative budget for 2018 that assumed ice group would not exercise the option and invest an additional $150 million.

Between November 15, 2017 and February 2018, members of NII's senior management team continued discussions with representatives of ice group regarding a potential extension of ice group's option, issues relating to ice group's ability to fund the option and a path forward to completing the transaction with ice group, as well as certain matters relating to the Investment Agreement. Management regularly updated the Board regarding these discussions throughout the period, and the Board regularly discussed with management the benefits and drawbacks of the Company exercising its right to terminate the Investment Agreement given the anticipated funding needs of Nextel Brazil and ice group's failure to exercise the option.

At a meeting of the Board on February 13, 2018, NII's Board and senior management discussed the status of the ice group transaction — including that little progress had been made with ice group regarding negotiation of suitable terms for extending the option — and the possibility that other strategic partnerships could materialize if there were a change in Brazil's regulatory framework with respect to spectrum caps and the use of spectrum. Following a discussion with senior management, the Board authorized management to terminate the Investment Agreement if ice group did not provide a reasonable proposal for completing the additional investment in Nextel Holdings within a reasonable time period.

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

On February 23, 2018, ice group delivered to Mr. Shindler, a member of NII's Board, a written proposal to acquire all of NII's remaining equity interests in the Nextel Brazil Business for $1, plus the assumption of certain liabilities, a potential earn-out for a change in control that exceeded a certain threshold value for ice group and ice group's agreement that NII would be entitled to retain any funds released from the Mexico Escrow, for an aggregate purported purchase price of approximately $325 million.

On February 27, 2018, after reviewing the proposal with NII's senior management, Mr. Shindler notified ice group, in writing, that the transaction proposal from ice group was insufficient and, as previously disclosed in the Current Report on Form 8-K filed with the SEC on February 27, 2018, because ice group had failed to exercise its option and make the additional investment pursuant to the terms of the Investment Agreement, NII terminated the Investment Agreement.

Since the termination of the Investment Agreement by the Company, the Board and senior management have regularly evaluated the Company's business and operations, the Company's long-term strategic goals and alternatives and risks to our continuing operations with a goal of maximizing stockholder value. NII has regularly assessed trends and conditions impacting the Company, its operations and its industry, changes in the marketplace, other applicable laws, the competitive environment, regulatory environment in Brazil and the risks to the Company's continuing operations in Brazil. As part of these ongoing reviews, the Board regularly considered the strategic alternatives available to the Company. In connection with these reviews, the Board has assessed the Company's liquidity needs and uncertainty regarding our future revenue and operating profitability and the Company's ability to obtain additional capital to execute the Company's business strategy.

Between March 2018 and July 2018, based on discussions among members of the Board, NII's senior management and representatives of Rothschild & Co, NII's senior management and representatives of Rothschild & Co contacted 26 potential bidders (including several potential bidders that had been contacted and expressed some interest during the process in late 2015 through early 2017) in order to determine whether any of those entities would be interested in acquiring NII or the Nextel Brazil Business. Five potential strategic bidders (Party A, Party B, Party C, Party D and AMX) and two financial bidders (Party E and Party F) expressed interest, signed NDAs (or already had NDAs in place from the prior process) and were granted access to due diligence materials and began engaging in a due diligence review of the Company and its operations. During this time period, Party D withdrew from the process, and Party C and Party F engaged in very limited due diligence and, other than a few informal conversations with NII's senior management early in the process, did not actively engage in the formal process. The other potential bidders either did not respond to preliminary outreach materials or indicated that they were not interested in a transaction at this time.

On April 25, 2018, representatives from Rothschild & Co and Mr. Freiman, NII's Vice President, Chief Financial Officer, met with management from Party A regarding a potential business combination, a mobile virtual network operator ("MVNO") agreement or other strategic transactions. That same day representatives from Rothschild & Co met with management of Party E to discuss Party E's interest in a potential transaction and Nextel Brazil's business plan. Party E indicated that they would review the materials and respond to NII in a couple of weeks.

At a meeting of the Board on May 3, 2018, following a review of the Company's current financial position and operations and the outlook regarding Nextel Brazil's business and funding needs, management updated the Board on recent discussions with potential strategic and financial partners and discussed next steps to transition transaction discussions to a more formal process.

Between May 2018 and July 2018, representatives of NII held various telephonic and in person management meetings and due diligence meetings with each of the four confirmed interested parties — Party A, Party B, Party E and AMX. Each of the parties were actively engaged in a review of the virtual data room during this time period.

On or about June 26, 2018, ice group sold its 30% equity interest in Nextel Holdings to its affiliate, AI Brazil.

On July 6, 2018, AMX submitted a written proposal to representatives of NII, with terms reflecting an implied enterprise value of $800 million, on a debt-free and cash-free basis, and requested exclusivity. The written proposal did not include information regarding acquisition structure, contingencies or regulatory process.

Effective as of July 9, 2018, the Company engaged Greenhill as a second financial advisor to advise NII on a potential sale, merger or other business transaction involving NII or the Nextel Brazil Business.

At a meeting of the Board on July 20, 2018, management updated the Board on recent discussions with potential strategic and financial partners and the current status of due diligence and legal work for each potential partner. The Board agreed that management should continue to negotiate terms of the proposal received from AMX, but that exclusivity was not appropriate at this time on the basis of the non-binding proposal.

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

On July 25, 2018, representatives of Party B communicated to representatives of the Company that Party B would be withdrawing from the process.

On July 27, 2018, representatives of Party A had a conference call with Mr. Shindler to propose a two-part transaction (involving an initial investment for an agreed equity percentage, to be followed by an acquisition of the remaining equity), with a proposed implied enterprise value in the range of BRL3.0 billion to BRL3.5 billion (or approximately $800 million to $925 million, determined using a Brazilian real to U.S. dollar exchange rate of 3.82 Brazilian reais to 1.00 U.S. dollar, the average exchange rate over the 30-day period ending July 27, 2018). Mr. Shindler requested that Party A submit a written proposal outlining the terms of the proposal.

On August 2, 2018, NII's Board held a meeting to review the financial and operational results of the Company. At that meeting, Mr. Freiman also presented an update on the strategic review process, including a review of discussions with the potential bidders, the recent due diligence activity and next steps and potential timelines. Senior management also presented information comparing the written and oral proposals from the remaining two potential bidders, AMX and Party A. No proposal had been submitted by Party E as of this date and through the course of July and August 2018, Party E reduced its engagement in the process.

During August and September 2018, AMX and Party A each continued to engage in due diligence review. During this period, Party A communicated with representatives of NII that it was awaiting approval from its parent company to move forward with the transaction before it could submit a written proposal.

On September 24, 2018, after hearing rumors in the market regarding the sale process, a member of Party B's executive management team contacted representatives of NII to discuss the current status of the sale process. Party B's executive management team did not provide further information or indicate renewed interest in a transaction.

On September 26, 2018, representatives of Company A proposed a revised transaction, which included a one-step transaction structure and the same proposed implied enterprise value in the range of BRL3.0 billion to BRL3.5 billion (or approximately $730 million to $850 million, determined using a Brazilian real to U.S. dollar exchange rate of 4.10 Brazilian reais to 1.00 U.S. dollar, the average exchange rate over the 30-day period ending September 26, 2018).

At a meeting of NII's Board on September 28, 2018, senior management provided an update to the Board regarding recent discussions with potential strategic partners, next steps and potential timelines. Mr. Freiman confirmed that Party A had received approval to submit an updated written proposal. He then reviewed the potential terms and structure that had been discussed with Party A. Mr. Freiman also reviewed the status of discussions with Party B and AMX, noting that management believed that AMX was working on a formal proposal.

On October 12, 2018, AMX submitted a revised written proposal, which proposed an implied enterprise value of $805 million and requested exclusivity. During the next several days, NII and AMX exchanged letters regarding questions about the proposal, and on October 18, 2018, representatives of AMX and NII held a conference call to discuss AMX's October 12 proposal.

On October 25, 2018, NII sent a letter to AMX, in which NII expressed an interest in exploring all areas that could impact AMX's valuation of Nextel Brazil.

On November 4 and 5, 2018, the Board held a meeting to discuss, among other things, the financial and operating results of the Nextel Brazil Business and the Company's consolidated liquidity plan for the next four years, the potential cumulative cash funding shortfall that might occur in 2020 in the event that funds were not released from the Mexico Escrow in 2019, the longer term potential cumulative cash funding shortfall that might occur in mid-2021 and the potential incremental actions that could be taken. Senior management also reviewed with the Board potential tower sales, amendments to certain commercial agreements and the potential cost and timeline for a 5G spectrum auction. Senior management also provided an update regarding the strategic review process. As part of this discussion, senior management summarized AI Brazil's rights under the Shareholders Agreement and NII's right to drag-along AI Brazil in a sale transaction. Senior management and the Board also discussed potential synergies, costs and other factors that may impact purchase prices offered in a strategic transaction and other factors that the Board should consider. The Board and senior management also discussed the expected timeline of a transaction, the Company's four-year financial outlook and potential sources of funding for the Company, including capital contributions, refinancing of the current debt arrangements, additional financing options that might be available and potential tax credits in Brazil that could be used over time to fund the business, as well as the timeline and risks associated with those tax credits. Senior management then reviewed with the Board the current terms and potential value of the proposals from AMX and Party A. The Board also discussed the feedback from NII's financial and legal advisors, potential

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

value available to the Company's stockholders under the initial proposals given tax and other closing costs, and benefits and drawbacks of different transaction structures. Following these discussions regarding the current terms and structure, and in light of the Company's consolidated four-year financial outlook and liquidity, the Board authorized management to continue negotiations with AMX and Party A with respect to their proposals.

On November 8, 2018, Mr. Freiman sent a letter to AMX, in which Mr. Freiman outlined NII's view of the economic terms outlined in AMX's prior proposal for the acquisition of the Nextel Brazil Business through the direct acquisition of Nextel Brazil. In the letter, Mr. Freiman communicated an alternative structure, pursuant to which AMX would acquire Nextel Brazil indirectly, through the acquisition of the direct parent entity of Nextel Holdings and the shares in Nextel Holdings held by AI Brazil. In addition, Mr. Freiman requested that AMX consider increasing the proposed enterprise value for the acquisition to $1.0 billion.

On November 12, 2018, members of NII's senior management met with representatives of Party A in New York, New York. At that meeting, representatives of Party A presented an unsigned written proposal, which reflected a one-step structure, but reduced the proposed implied enterprise value to BRL3.0 billion (or approximately $800 million, determined using a Brazilian real to U.S. dollar exchange rate of 3.75 Brazilian reais to 1.00 U.S. dollar, the average exchange rate over the 30-day period ending November 12, 2018). The proposal also added a closing condition that required NII to renegotiate the terms of Nextel Brazil's outstanding loans to decrease the cumulative outstanding balance through a partial loan forgiveness. On November 15, 2018, Mr. Freiman sent a letter to Party A's management team regarding Party A's proposal. In the letter, Mr. Freiman stated that NII was not in a position to accept the terms as proposed and suggested ways that Party A could make the proposal more attractive, including by increasing the proposed implied enterprise value to BRL4.0 billion. NII did not receive a response from Party A to this letter.

On November 23, 2018, AMX responded to NII's letter from November 8, agreeing to the proposed alternative structure for the acquisition (subject to NII undertaking certain restructuring of intercompany agreements and organizational structure of other NII subsidiaries) and agreeing to amend the proposal by increasing the implied enterprise value for the proposed transaction from $805 million to $905 million. AMX also specified that the definitive agreements in connection with the proposed transaction should include indemnification provisions related to tax liabilities or contingencies associated with the entities to be acquired. In the letter, AMX also requested an exclusivity agreement to facilitate negotiation of definitive agreements for the proposed transaction.

On November 25, 2018, the Board held a meeting with NII's senior management to receive a strategic transaction update. Representatives from Rothschild & Co, Greenhill and Jones Day also attended the meeting. Mr. Freiman updated the board on the revised transaction proposal received from AMX to acquire the Nextel Brazil Business, which reflected an increase in the implied enterprise value of $100 million. Mr. Freiman also indicated that the parties were continuing to discuss transaction structure and other factors. The Board also discussed the benefits and drawbacks of entering into a short-term exclusivity arrangement with AMX. Mr. Freiman then provided an update regarding the discussions with Party A and the unsigned written proposal that Party A had provided at the last in-person meeting. The Board further discussed the terms of the proposal from Party A and management's response. Representatives from Rothschild & Co indicated that, based on discussions with representatives of Party A, a change in management at Party A had adversely impacted Party A's participation in discussions regarding a potential transaction and it was unclear whether Party A would be able to proceed in any future discussions regarding a possible transaction. The Board next discussed AMX's proposed purchase price in the revised AMX proposal as compared to the then current trading price of NII common stock and discussed whether a transaction below trading value would be in the best interests of NII's stockholders, including taking into consideration the Company's recent operational results, business plan, stand-alone value and long-range forecast; the competitive wireless market in Brazil and future spectrum needs and move to 5G; cash utilization and funding needs; drivers of value of the Company's equity; and the Company's liquidity forecast. The Board compared the proposals from AMX and Party A and discussed the benefits and drawbacks of each, and also discussed the options available to the Company and the benefits and drawbacks of entering into a transaction at this time. The Board finally discussed the potential amount distributable to NII's stockholders and items that could impact this amount, as well as the public assessment of the business and market risk. Following these discussions, the Board authorized management to pursue a transaction with AMX if AMX was able to proceed with NII's proposed transaction structure and subject to the Board receiving opinions from NII's financial advisors as to the fairness, from a financial point of view, of the consideration payable in the transactions contemplated by the Purchase Agreement to NII, and the parties reaching agreement on definitive documentation for a transaction. The Board also authorized management to enter into a limited term exclusivity arrangement with AMX to facilitate further discussions with AMX.

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

On November 29, 2018, members of NII's senior management team and NII's financial advisors and legal counsel held an organizational call with AMX and its legal counsel to discuss the process for formal negotiations of definitive agreements related to a potential transaction and proposed that as part of the transaction, AMX reimburse NII for cash investments made in the Nextel Brazil Business between signing and closing of the transaction.

On December 3, 2018, NII and AMX entered into a short-term exclusivity agreement, which provided for a term through December 31, 2018. The parties also entered into an updated confidentiality agreement that same day.

On December 4, 2018, NII's legal counsel delivered an initial draft of the Purchase Agreement to legal counsel to AMX, which contemplated the formation of NII Brazil as a wholly owned subsidiary of NIIH and an internal reorganization of NII to be completed before execution of the Purchase Agreement that would, among other things, result in NII Brazil directly holding NII's approximately 70% equity interest in Nextel Holdings.

On December 6 and December 7, 2018, members of NII's senior management team, together with NII's financial advisors and legal counsel, held in person meetings in New York, New York with members of management from AMX and its legal representatives to discuss the draft Purchase Agreement and due diligence matters. The parties discussed issues relating to the transaction structure and AMX's proposals on indemnification, purchase price adjustment, tax matters and other matters.

On December 13, 2018, representatives from NII and its financial advisors and legal counsel held a telephonic meeting with representatives from AMX and its legal counsel to further negotiate terms in the Purchase Agreement.

On December 14, 2018, representatives of NII and AMX, together with their respective regulatory counsel, held a telephonic meeting to discuss regulatory process matters.

On December 15, 2018, AMX's legal counsel delivered a markup of the draft Purchase Agreement, which presented a number of deal value issues, including that NII provide indemnification for breach of non-fundamental representations and warranties of up to a cap of $175 million and uncapped indemnification for tax and certain other matters and that NII would be required to terminate certain intercompany obligations and bear all associated costs and risks related to such termination.

On December 18, members of NII's senior management team, together with NII's financial advisors and legal counsel, held in person meetings in New York, New York with members of management from AMX and its legal representatives to continue negotiations of the purchase agreement and to discuss due diligence matters.

Following the outcome of these discussions between AMX and NII and the nature of the open issues in the Purchase Agreement, on December 21, 2018, NII and AMX amended the exclusivity agreement to provide for a term through January 31, 2019 to facilitate continued discussions between the parties.

Between December 20, 2018 and early January 2019, NII continued its discussions with AMX regarding due diligence and the terms of the purchase price adjustment.

On January 9 and January 10, 2019, members of NII's senior management team, together with NII's financial advisors and legal counsel, held in person meetings in New York, New York with members of management from AMX and its legal representatives to continue negotiations of the Purchase Agreement, in particular relating to the scope of indemnification and the size of the indemnification cap, termination fees and certain purchase price adjustment matters.

On January 17, 2019, the Board held a meeting with NII's senior management to discuss updates regarding the Nextel Brazil Business and the Company's liquidity. Representatives from Rothschild & Co, Greenhill and Jones Day also attended the meeting. At the meeting, members of senior management also updated the Board on the recent meetings with AMX and the proposed transaction. Mr. Freiman reviewed with the Board the changes from AMX's prior proposal to the current proposed terms, including proposed indemnification requirements, key termination rights, termination payments, the ability to use certain tax credits, purchase price adjustment mechanism and other key terms, and the impact of changes from AMX's original proposal on the estimated distributable proceeds to the Company's stockholders. The Board then discussed the Company's current trading price, information available in the market regarding the Company's strategic process, the transaction value and potential range of distributable value available to the Company's stockholders after closing costs and other leakage. The Board also discussed the benefits and drawbacks of the proposed transaction. The Board then discussed potential options to improve the distributable value per share, focusing on the purchase price, factors in the purchase price adjustment and indemnification. The Board also discussed AI Brazil's rights under the Shareholders Agreement, and the possibility of negotiating an agreed-upon transaction instead of using the drag-along mechanism under the Shareholders Agreement. Finally, the Board discussed the Company's stand-alone business plan and access to cash. Following these

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

discussions, the Board directed management to negotiate an improvement on the distributable value available to the Company's stockholders in connection with the proposed transaction by increasing the purchase price and minimizing leakage.

Through the remainder of January 2019 and beginning of February 2019, representatives of NII and its legal and financial advisors and representatives of AMX and its legal advisor continued discussions regarding the purchase price adjustment provisions, indemnification and other open issues in the draft Purchase Agreement. Discussions also continued with respect to due diligence.

While representatives of NII had informed and provided updates to representatives of AI Brazil in the preceding months of a potential transaction involving Nextel Brazil, on February 6, 2019, representatives of NII met formally with representatives of AI Brazil to discuss the proposed transaction with AMX, including the current draft of the Purchase Agreement, and to discuss the possibility of an agreement for AI Brazil to sell its interest in the Nextel Brazil Business as part of the proposed transaction with AMX in lieu of NII exercising its drag-along rights under the Shareholders Agreement. Representatives of NII and AI Brazil also discussed the obligations of AI Brazil under the terms of the draft Purchase Agreement.

On February 7, 2019, the Board held a meeting with NII's senior management, with NII's financial advisors and legal counsel also in attendance. Mr. Freiman reviewed the status of negotiations with AMX regarding the proposed transaction. Mr. Freiman also reviewed with the Board the status of discussions with AI Brazil regarding an alternative to the drag-along mechanism under the Shareholders Agreement and key issues raised in those discussions, including the need to resolve a disagreement relating to the treatment of funds to be released from the Mexico Escrow. The Board then discussed AI Brazil's ability and any interest in funding Nextel Brazil on an ongoing basis and that no commitment for long-term funding had been made. The Board also discussed the benefits and drawbacks of various proposals for AI Brazil's sale of its equity in Nextel Brazil and the expected impact of these proposals on distributable value to the Company's stockholders. The Board then discussed options for Nextel Brazil to continue as a stand-alone business and potential commercial agreements with certain telecom providers. In light of the discussions, the Board confirmed that management should continue to engage with AI Brazil on the alternative arrangement for the sale of AI Brazil's equity in Nextel Holdings in lieu of NII exercising the drag-along rights under the Shareholders Agreement.

On February 8, 2019, as directed by the Board, members of NII's senior management team continued to negotiate terms of an alternative arrangement with AI Brazil for the sale of AI Brazil's equity in Nextel Holdings in connection with the proposed transaction with AMX in lieu of NII exercising drag-along rights under the Shareholders Agreement. Also on February 8, 2019, NII submitted an updated proposal in writing to AI Brazil to outline terms regarding AI Brazil's participation in the Sale and matters relating to the treatment of any funds released from the Mexico Escrow.

Also on February 8, 2019, at the direction of the senior management of the Company, legal counsel to NII had a conference call with legal counsel to AMX to discuss open issues in the draft Purchase Agreement.

On February 13, 2019, representatives of NII and representatives of AMX held a conference call to continue negotiations on the terms of the purchase price adjustment in the Purchase Agreement.

On February 14, 2019, a representative of Party A called Mr. Rittes, Nextel Brazil's chief executive officer, to explain events that resulted in Party A disengaging from the process in recent months. The parties also discussed whether there was interest in revisiting a potential MVNO transaction with Nextel Brazil and potential resolution of the key issues raised in the prior discussions regarding an MVNO transaction. Party A did not engage in further discussions with NII following this discussion with Mr. Rittes.

On February 14 and February 15, 2019, members of NII's senior management team, together with NII's financial advisors and legal counsel, held in person meetings in New York, New York with members of management from AMX and its legal representatives to continue negotiations of the purchase agreement, including issues relating to indemnification matters, purchase price adjustment, tax matters and treatment of AI Brazil under the Purchase Agreement.

On February 17, 2019, members of NII's senior management held a conference call with representatives from AI Brazil to discuss AI Brazil's concerns with respect to the purchase price adjustment, its participation in the regulatory process and termination right under the draft Purchase Agreement and certain issues presented in the draft Side Letter.

On February 17, 2019, Mr. Rittes was contacted by representatives from a strategic bidder, Party G, who had been among the potential bidders contacted earlier in the process but that had previously failed to pursue a bid. The representatives

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

expressed an interest in talking to Nextel Brazil about a strategic transaction. Party G did not engage in further discussions with NII following this discussion with Mr. Rittes.

On February 18, 2019, AI Brazil contacted NII's senior management to express disagreement with certain terms reflected in the most recent draft of the Purchase Agreement, in particular relating to the purchase price adjustment, tax matters and the scope of obligations applicable to AI Brazil. Over the course of the next several days, representatives of NII and AI Brazil continued to discuss, by email correspondence and telephone calls, the terms of the Side Letter and the Purchase Agreement.

Also on February 18, 2019, the Board held a meeting to receive an update from NII's senior management team regarding the proposed transaction with AMX. Mr. Freiman provided an update on the current terms presented in the draft Purchase Agreement from AMX, including that the current terms required the Company to indemnify AMX after closing for non-fundamental representations and warranties and disclosed tax matters up to a cap of $30 million and for undisclosed tax matters up to an additional cap of $50 million, which represented a total indemnification obligation of $80 million. Mr. Freiman also updated the Board regarding discussions with AI Brazil, noting that AI Brazil raised a number of issues with respect to the draft Purchase Agreement and certain terms under the Side Letter, including retaining a right of first refusal in the event a Superior Proposal is presented to NII and the waiver of NII's drag-along rights in the context of a Superior Proposal. Mr. Freiman also discussed the Company's offer with respect to resolving the disagreement between AI Brazil and NII with respect to the treatment of any funds released from the Mexico Escrow. Mr. Rittes then updated the Board on his recent discussions with representatives of Party A, and the Board discussed the low likelihood of this party being able to proceed with and close a strategic transaction on a timely basis and the benefits and drawbacks of a potential MVNO agreement with this party, including the feasibility of closing such a transaction. Mr. Rittes also updated the Board on his discussions with representatives of Party G, and the Board discussed the benefits and drawbacks of exploring a strategic transaction with Party G and the feasibility of Party G being able to close a transaction on a timely basis. The Board then also reviewed other opportunities to improve Nextel Brazil's business as a stand-alone business, including potential commercial opportunities and a potential capital markets transaction by the Company in 2019. The Board and management discussed the Company's liquidity, viability of the stand-alone alternative versus undertaking a strategic transaction, risks relating to the potential that funds held in the Mexico Escrow might not be recovered in 2019 and the benefits and drawbacks of pursuing an alternative transaction to what has been presented by AMX. Following a discussion of the benefits and drawbacks of the various alternatives, the Board indicated that it was willing to proceed with a transaction with AMX if the transaction value could be improved and downside risks reduced, and the Board directed management to seek improved transaction value from AMX.

On February 19, 2019, at the direction of the Board, Mr. Shindler contacted Daniel Hajj, the Chief Executive Officer of AMX, to propose a purchase price increase of $75 million. During the discussion, Mr. Hajj indicated that he would consider the proposal. Mr. Hajj asked Mr. Shindler to consider if there were other alternatives that would improve the overall value of the transaction to the Company. Later that same day, Mr. Hajj called Mr. Shindler and indicated that AMX was unwilling to increase the purchase price, and suggested instead that NII consider whether the transaction value could be increased through a revision to the indemnification provisions or through changes in the treatment and use of tax credits. Mr. Hajj suggested that if NII could agree to some alternative to increase the transaction value to the Company, he would present that revised proposal to members of the AMX Board of Directors. Later that same day, members of AMX's management team contacted Mr. Freiman to communicate a similar message and that AMX would provide a proposal on February 21, 2019.

On February 21, 2019, NII's Board held a meeting to receive an update on the status of the discussions regarding the potential transaction. NII's senior management and representatives from Rothschild & Co and Greenhill also attended the meeting. Mr. Freiman updated the Board regarding recent discussions with AMX regarding NII's request that AMX increase the purchase price for the transaction. He noted that while AMX had indicated a willingness to discuss improvements to the value of the transaction they were not willing to change the purchase price. He then confirmed that management expected to receive the details of AMX's proposed changes later in the day. Mr. Shindler confirmed that he had received a consistent message from AMX's Chief Executive Officer. Mr. Freiman and Ms. Smith then updated the Board on discussions with AI Brazil regarding the draft Side Letter. The Board discussed the open issues regarding the Side Letter and the potential timeline for resolving these matters. The Board then discussed what would constitute adequate incremental compensation in connection with the transaction and what changes to the terms in the transaction with AMX would achieve this adequate incremental compensation.

On the evening of February 21, 2019, representatives of AMX delivered an updated written proposal in response to NII's request to increase the value of the transaction. As part of the proposal, AMX confirmed that it would not increase the

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

purchase price, but proposed to eliminate the requirement that a portion of the purchase price be placed in an escrow to cover indemnification claims related to breach of non-fundamental representations and warranties and disclosed tax matters, though the indemnification cap for such claims would remain the same. AMX also proposed to reduce the special indemnification cap for undisclosed tax matters by $25 million and to reduce the survival period for such indemnification.

On February 22, 2019, members of NII's senior management held a call with management from AMX to discuss the terms of the updated proposal from AMX. NII communicated that they did not view the modifications to the escrow requirement and the $25 million reduction for indemnification for the undisclosed taxes to be a sufficient increase in value. Management from AMX reiterated that AMX was not willing to increase the purchase price, directly or indirectly, but suggested that AMX might consider other changes to the indemnification package and the treatment of the intercompany notes. Following the discussion, NII's senior management provided an update to the Board regarding this discussion and suggested a meeting on February 25, 2019 to review the current terms as proposed by AMX and management's recommendation regarding a counterproposal.

On February 25, 2019, NII's Board held a meeting to receive an update from senior management regarding the February 21 proposal from AMX. Representatives from Rothschild & Co, Greenhill and Jones Day were also in attendance. Mr. Freiman reviewed with the Board the discussions with AMX with respect to AMX's proposal. Mr. Freiman also explained the impact of AMX's proposal on the implied distributable value to NII's stockholders. The Board discussed the updated proposal from AMX and the potential timing of distributions to NII's stockholders. Representatives from Rothschild & Co and Greenhill reviewed with the Board their preliminary financial analysis based on the revised proposal from AMX. The Board then discussed the Company's near-term ability to raise cash and the benefits and drawbacks of potential methods of obtaining capital previously discussed with the Board. The Board also discussed the expected timeline for the release of funds from the Mexico Escrow. The Board then discussed the recent discussions with AI Brazil regarding the transaction and their proposed terms and the impact of those terms on the distributable value available to NII's stockholders. The Board then discussed whether the offer from AMX in the context of all these factors was appropriate consideration for Nextel Brazil and whether the Board was willing to proceed with the transaction as currently contemplated and potential additional requests to improve or protect the distributable value available to NII's stockholders. The representatives from Rothschild & Co and Greenhill then left the meeting. The members of the Board then discussed that the AMX revised offer did not provide the increase in value that the Board was trying to achieve and discussed the benefits and drawbacks of making additional requests to AMX to improve the value. The Board then discussed potential fundraising options and stand-alone options for Nextel Brazil, including an MVNO agreement and other commercial opportunities. After discussion, the Board determined that it was willing to move forward with the transaction and directed management to notify AMX and to suggest potential recommended changes to the proposed transaction to protect distributable value for the Company's stockholders.

Later in the day on February 25, 2019, representatives of NII submitted a revised markup of the Purchase Agreement to representatives of AMX reflecting an updated proposal from NII in response to the terms proposed by AMX, including a proposal to eliminate the special indemnity for undisclosed tax matters and cap indemnification for all tax matters (other than certain matters related to transfer taxes) and breach of non-fundamental representations and warranties to the $30 million escrow.

On February 28, 2019, Mr. Hajj of AMX contacted Mr. Shindler by email regarding the results of his consultation with members of the AMX Board of Directors. He indicated that AMX was willing to eliminate the special indemnification for undisclosed taxes and that all indemnification for breach of non-fundamental representations and warranties and pre-closing taxes would be subject to a $30 million cap, which would be placed in escrow. Later that same day, NII's senior management team updated the Board regarding the latest discussions with AMX, and explained that AMX's latest proposal represented an overall $50 million reduction in potential indemnification obligations of NII.

From March 1 through March 12, 2019, NII and its representatives conducted negotiations and exchanged drafts of the Purchase Agreement with representatives of AI Brazil and AMX. NII and AI Brazil continued to negotiate and exchange drafts of the Side Letter. During the course of negotiations, NII's Board was advised of the status of the negotiations and the proposed terms.

On March 12, 2019, the Board met to consider developments in the transaction process, including the current status of negotiations with AMX and AI Brazil with respect to the proposed Purchase Agreement and the Side Letter. Representatives of Jones Day, Rothschild & Co and Greenhill also attended the meeting. Management of the Company presented the current terms of the transaction and reviewed with the Board the current outstanding issues to be negotiated with AMX and AI Brazil, including with respect to the treatment of certain tax contingencies under the purchase price adjustment. The Board also

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

discussed the increase in the purchase price from the original proposal, the reduction in the indemnification cap, and purchase price adjustment factors that have resulted in an improvement of the overall transaction value of approximately $250 million from AMX's original proposal in July 2018. The Board discussed these matters and authorized management to continue its discussions with AMX and AI Brazil.

Between March 13 and March 17, 2019, representatives of the Company, AI Brazil and AMX continued to negotiate and discuss final issues related to the proposed transaction, including resolution of outstanding issues relating to the treatment of tax contingencies included in the calculation of the working capital adjustment under the Purchase Agreement. They also discussed the timing of signing of the definitive agreements, and representatives of the Company urged AI Brazil and AMX to be ready to sign the definitive agreements as soon as possible.

On March 17, 2019, the Board met to consider the proposed Sale. Representatives of Rothschild & Co, Greenhill, Jones Day and Williams Mullen, securities counsel for NII, attended the meeting at the request of the Board. Representatives of Jones Day reviewed the status of the transaction, the resolution of outstanding issues and the fiduciary duties of the Board in connection with its evaluation of the proposed Sale. Representatives of Rothschild & Co and Greenhill then reviewed and discussed their financial analysis with respect to the proposed Transactions. Thereafter, Rothschild & Co and Greenhill each rendered to the Board their respective opinions to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Rothschild & Co's and Greenhill's respective written opinions, the Consideration payable in the Transactions pursuant to the Purchase Agreement was fair, from a financial point of view, to NII. For a detailed discussion of the respective opinions of Rothschild & Co and Greenhill, please see the section of this proxy statement captioned "Opinions of NII's Financial Advisors." The meeting concluded with the passing of resolutions by the Board approving the proposed Sale and adopting the definitive Purchase Agreement with AI Brazil and AMX, approving the Side Letter with AI Brazil and approving certain related matters.

At the March 17, 2019 meeting, the Board also considered next steps for NII in the event the Sale was approved and completed. Williams Mullen reviewed a plan of dissolution with the Board. Recognizing the Company would have no operating assets following the completion of the Sale, the Board determined it would be in the best interests of the Company and its stockholders to approve a plan of dissolution but provide the Board discretion following such approval to determine when and if to implement such a plan, and to provide further discretion to abandon or amend such a plan, if the Board determined it was in the best interests of the Company and its stockholders to do so.

Following the meeting, on March 18, 2019, the Company, NIIH, AI Brazil and AMX signed the definitive Purchase Agreement, and the Company, NII Brazil, NIIH and AI Brazil signed the Side Letter. Thereafter, the Company issued a press release announcing the execution of the definitive Purchase Agreement with AMX and AI Brazil and the definitive Side Letter with AI Brazil.

On April 24, 2019, the Company filed a preliminary proxy statement with the Securities and Exchange Commission with respect to the Sale and the Plan of Dissolution.

RECOMMENDATION OF THE BOARD AND REASONS FOR THE SALE

After careful consideration, NII's Board unanimously determined that the Purchase Agreement, the Sale and the other transactions contemplated by the Purchase Agreement were advisable and fair to, and in the best interests of, the Company and the Company's stockholders and unanimously approved the Purchase Agreement and the consummation of the transactions contemplated thereby and determined to recommend approval and authorization of the Purchase Agreement and the transactions contemplated thereby to NII's stockholders. In reaching its decision, NII's Board consulted with senior management, outside legal counsel and outside financial advisors. The Board also consulted with outside legal counsel regarding its fiduciary duties, legal due diligence matters, and the terms of the Purchase Agreement, the Side Letter and related agreements. The Board also considered a number of factors, including the following material factors (which are not necessarily presented in order of relative importance) which the Board viewed as supporting its decision to approve and declare advisable the Purchase Agreement and the consummation of the transactions contemplated thereby and to

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

recommend approval and authorization of the Purchase Agreement and the Sale and the other pending transactions contemplated thereby to NII's stockholders:

•
Financial information concerning the Company's business and the business of Nextel Brazil (including the financial position of NII, its available cash and outstanding debt, and information relating to the financial condition and prospects of Nextel Brazil), the risk that NII might not recover funds from the Mexico Escrow on a timely basis, the risk that NII might not be able to raise sufficient capital to fund the business;
•
The current competitive, economic, regulatory, and international and local Brazilian market conditions relating to Nextel Brazil's business and the telecom industry in Brazil and the impact such market conditions could have on Nextel Brazil's business;
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The fact that ice group did not exercise the option under the Investment Agreement to make the second investment to acquire additional equity in Nextel Holdings, which resulted in liquidity and funding challenges for the Nextel Brazil Business that required initiating a process to identify strategic alternatives;
•
That if NII does not undertake the Sale, we will be required to make additional investment in the Nextel Brazil Business to maintain our ability to fund our operations without any assurances that those investments will yield positive results and sufficient returns in the future;
•
That significant financing would be required to pursue ongoing business development efforts and the upcoming Brazilian 5G spectrum auction;
•
The three-and-a-half-year strategic review process undertaken by NII, with the advice and assistance of recognized legal and financial advisors, which included a solicitation and Sale process and ultimately resulted in the agreement with AMX;
•
The alternatives available if we were not to undertake the Sale, including retaining NII's 70% ownership of Nextel Brazil and continuing to operate Nextel Brazil on a stand-alone basis, which involves meaningful risks and uncertainties and, in the view of NII's Board, is less favorable to NII and NII's stockholders than the Sale;
•
That the Purchase Agreement and related agreements were agreed to only after a comprehensive auction process pursuant to which a total of 38 potential strategic and financial buyers were contacted over the course of over three years, which included, for a number of these interested parties, management presentations and due diligence sessions;
•
The fact that we held discussions with several other potential strategic partners and that the sale process had been publicly disclosed, but no parties submitted written Acquisition Proposals that were as favorable to NII as AMX's proposal;
•
The opinion of each of Rothschild & Co and Greenhill rendered to the Board to the effect that, as of March 17, 2019, and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Rothschild & Co and Greenhill's respective written opinions, the Consideration payable in the Transactions pursuant to the Purchase Agreement was fair, from a financial point of view, to NII, as more fully described in the section of this proxy statement captioned "Opinions of NII's Financial Advisors";
•
The fact that AMX has agreed to reimburse the Company for certain cash expenditures between signing and closing as part of the purchase price adjustment and agreed to accept the costs of terminating certain intercompany loans;
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The Board's belief that the terms of the Purchase Agreement were consistent with market practice and would not preclude or deter a willing and financially capable third party, were one to exist, from making a Superior Proposal following the announcement of the Purchase Agreement; and
•
The reasonable likelihood of the consummation of the Sale in light of the relatively limited conditions to AMX's obligations to consummate the Sale, including the fact that the consummation of the Sale is not contingent on AMX's ability to secure financing commitments and regulatory approvals are not expected to pose a significant hurdle to the consummation of the Sale.

NII's Board also identified and considered a number of uncertainties, risks, and potentially negative factors in its deliberations concerning the Sale, including:

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The requirement that NII conduct the business of Nextel Brazil only in the ordinary course prior to completion of the Sale, subject to specific limitations or AMX's consent, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Sale;
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The restrictions on NII's Board's ability to solicit or engage in discussions or negotiations with a third party regarding alternative transactions for Nextel Brazil, and the requirement that, in the event of a related termination of the Purchase Agreement, NII pay AMX a termination fee of $25 million;
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The risk that the Company could be exposed to future indemnification obligations — as a result of certain tax and other matters or a breach or violation of the representations, warranties and covenants contained in the Purchase Agreement;
•
The risk that unforeseen liabilities and expenses may be incurred that may limit the ultimate benefit realized from the Sale;

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT
•
Changes in the Brazilian economic and regulatory environment that could allow NII to pursue alternative transactions involving Nextel Brazil's rights to use spectrum; and
•
The significant costs involved in consummating the Sale, including financial advisory fees, legal, accounting, and other costs.

After careful and due consideration, the Board unanimously concluded that overall, the risks, uncertainties, restrictions, and potentially negative factors associated with the Sale were outweighed by the potential benefits of the Sale and that many of these risks could be managed or mitigated prior to the consummation of the Sale or were unlikely to have a material adverse effect on the Company. The Board unanimously approved and declared advisable the Purchase Agreement and the consummation of the transactions contemplated thereby, determined that the Purchase Agreement and the transactions contemplated thereby were fair to advisable and in the best interests of the Company and the Company's stockholders, and directed that the Purchase Agreement and the transactions contemplated thereby be submitted to NII's stockholders for approval. The Board unanimously recommends that you vote "FOR" the proposal to approve and authorize the Sale and "FOR" each of the other proposals described in the accompanying proxy statement.

The foregoing information and factors considered by the Board are not intended to be exhaustive but are believed to include all of the material factors considered by the Board. In view of the variety of factors and the amount of information considered, the Board did not find it practicable to, and did not, quantify, rank, or otherwise assign relative weights to the specific factors it considered in authorizing the Sale. In addition, individual members of the Board may have given different weights to different factors. The Board considered all of these factors as a whole, and overall considered them to be favorable to and to support its determination.

OPINIONS OF NII'S FINANCIAL ADVISORS

NII retained Rothschild & Co and Greenhill to act as its financial advisors in connection with a potential sale, merger or other business combination involving NII. Each of Rothschild & Co and Greenhill considered the fairness, from a financial point of view, to NII of the Consideration, consisting of the Cash Consideration, together with the capital lease obligations of Nextel Brazil, carried at December 31, 2018 at a value of approximately $69 million in the aggregate, to be indirectly assumed by AMX, which will not be deducted from the Cash Consideration and was deemed indirect, further consideration payable in the Transactions for purposes of the opinion and analyses of each of Rothschild & Co and Greenhill. The Cash Consideration is subject to certain adjustments (including to reflect capital expenditures, net working capital, outstanding indebtedness, cash and their equivalents and transaction expenses) and a portion of the Cash Consideration will be funded into escrow, in each case, as set forth in the Purchase Agreement. Rothschild & Co and Greenhill did not take into account any such adjustments or escrow arrangements in connection with their respective opinions and analyses described below.

ROTHSCHILD & CO

NII retained Rothschild & Co to act as its financial advisor in connection with a potential sale, merger or other business combination involving NII. In connection with Rothschild & Co's engagement, the Board requested that Rothschild & Co evaluate the fairness, from a financial point of view, to NII of the Consideration payable in the Transactions pursuant to the Purchase Agreement. On March 17, 2019, at a meeting of the Board held to evaluate the Transactions, Rothschild & Co rendered to the Board its opinion to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Rothschild & Co's written opinion, the Consideration payable in the Transactions pursuant to the Purchase Agreement was fair, from a financial point of view, to NII.

The full text of Rothschild & Co's written opinion, dated March 17, 2019, to the Board, which sets forth, among other things, the assumptions, procedures, factors, qualifications and limitations on the review undertaken by Rothschild & Co in connection with such opinion, is attached to this proxy statement as Annex F. The description of Rothschild & Co's opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Rothschild & Co's opinion. Rothschild & Co's opinion was provided to the Board in connection with the Board's evaluation of the Transactions and was limited to the fairness, from a financial point of view, to NII of the Consideration payable in the Transactions pursuant to the Purchase Agreement, and Rothschild & Co did not express any opinion as to any underlying decisions which NII would make to engage

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

in the Transactions or any alternative transaction, or the relative merits of the Transactions as compared to any alternative transaction. Rothschild & Co's opinion did not constitute a recommendation to the Board as to whether to approve the Transactions or a recommendation as to how any holder of common stock of NII should vote or otherwise act with respect to the Transactions or any other matter. Rothschild & Co's opinion did not address the Dissolution and did not constitute a recommendation to the Board as to whether to approve the Dissolution or a recommendation as to how any holder of common stock of NII should vote or otherwise act with respect to the Dissolution.

In arriving at its opinion, Rothschild & Co, among other things:

•
reviewed a draft of the Purchase Agreement dated March 16, 2019;
•
reviewed certain publicly available business and financial information that Rothschild & Co deemed to be generally relevant concerning NII Brazil and the industry in which it operates;
•
compared the proposed financial terms of the Transactions with the publicly available financial terms of certain transactions involving companies Rothschild & Co deemed generally relevant and the consideration received in such transactions;
•
compared the financial and operating performance of NII Brazil with publicly available information concerning certain other public companies Rothschild & Co deemed generally relevant, including data related to public market trading levels and implied trading multiples;
•
reviewed certain internal financial and operating information with respect to the business, operations and prospects of NII Brazil, including certain financial forecasts relating to Nextel Holdings prepared by the management of NII and Nextel Brazil set forth in the section entitled "— Nextel Holdings Projections" beginning on page 52; and
•
performed such other financial studies and analyses and considered such other information as Rothschild & Co deemed appropriate for the purposes of its opinion.

In addition, Rothschild & Co held discussions with certain members of the management of NII and Nextel Brazil regarding the Transactions, the past and current business operations and financial condition and prospects of NII Brazil, the Nextel Holdings Projections and certain other matters Rothschild & Co believed necessary or appropriate to its inquiry.

In arriving at Rothschild & Co's opinion, Rothschild & Co, with the Board's consent, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to Rothschild & Co by NII, Nextel Brazil and their associates, affiliates and advisors, or otherwise reviewed by or for Rothschild & Co, and Rothschild & Co did not assume any responsibility or liability therefor. Rothschild & Co did not conduct any valuation or appraisal of any assets or liabilities of NII Brazil (including, without limitation, real property owned by NII Brazil or to which NII Brazil holds a leasehold interest), nor were any such valuations or appraisals provided to Rothschild & Co, and Rothschild & Co did not express any opinion as to the value of such assets or liabilities. Rothschild & Co did not evaluate the solvency or fair value of NII, NIIH, NII Brazil, Nextel Holdings, Nextel Brazil, AI Brazil or AMX under any state, federal or other laws relating to bankruptcy, insolvency or similar matters, and it did not express any view or opinion as to the impact of the Transactions on the solvency or the viability of NII or its ability to pay its obligations when they come due. Rothschild & Co did not perform a liquidation analysis with respect to the assets of NII. In addition, Rothschild & Co did not assume any obligation to conduct any physical inspection of the properties or the facilities of NII Brazil. At the direction of the management of NII, Rothschild & Co used and relied upon the Nextel Holdings Projections for purposes of Rothschild & Co's opinion. In relying on the Nextel Holdings Projections, Rothschild & Co assumed, at the direction of NII, that the Nextel Holdings Projections were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the management of NII and Nextel Brazil as to the expected future results of operations and financial condition of NII Brazil and that the financial results reflected in such Nextel Holdings Projections would be achieved at the times and in the amounts projected. Rothschild & Co did not express a view as to the reasonableness of the Nextel Holdings Projections or the assumptions on which they were based.

For purposes of rendering its opinion, Rothschild & Co assumed that the transactions contemplated by the Purchase Agreement would be consummated as contemplated in the Purchase Agreement without any waiver or amendment of any terms or conditions, including, among other things, that the parties would comply with all material terms of the Purchase Agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Transactions, no material delays, limitations, conditions or restrictions would be imposed. Rothschild & Co assumed that there would not be any payments by NII, NIIH, AI Brazil or any of their affiliates (directly or indirectly) pursuant to any indemnification obligations under the Purchase Agreement. For purposes of rendering its opinion, Rothschild & Co also assumed that there had not occurred any material change in the assets, financial condition, results of operations,

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

business or prospects of NII Brazil since the date of the most recent financial statements and other information, financial or otherwise, relating to NII Brazil made available to Rothschild & Co, and that there was no information or any facts that would make any of the information reviewed by Rothschild & Co incomplete or misleading. Rothschild & Co did not express any opinion as to any tax or other consequences that may result from the Transactions, nor did Rothschild & Co's opinion address any legal, tax, regulatory or accounting matters. Rothschild & Co relied as to all legal, tax and regulatory matters relevant to rendering its opinion upon the assessments made by NII and its other advisors with respect to such issues. In arriving at Rothschild & Co's opinion, Rothschild & Co did not take into account any litigation, regulatory or other proceeding that was pending or may be brought against NII Brazil or any of its affiliates. In addition, Rothschild & Co relied upon and assumed, without independent verification, that the final form of the Purchase Agreement would not differ in any material respect from the draft of the Purchase Agreement reviewed by Rothschild & Co.

Rothschild & Co's opinion was necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they existed and could be evaluated on, and the information made available to Rothschild & Co as of, the date of its opinion and the conditions and prospects, financial and otherwise, of NII Brazil as they were reflected in the information provided to Rothschild & Co and as they were represented to Rothschild & Co in discussions with the management of NII and Nextel Brazil, including with respect to exchange rates. Rothschild & Co assumed that such exchange rates were reasonable for purposes of its analyses and that any currency or exchange rate fluctuations would not be meaningful in any respect to its analyses or opinion. Rothschild & Co did not express any opinion as to the price at which the common stock of NII will trade at any future time. Rothschild & Co's opinion is limited to the fairness, from a financial point of view, to NII of the Consideration payable in the Transactions pursuant to the Purchase Agreement, and Rothschild & Co did not express any opinion as to any underlying decisions which NII would make to engage in the Transactions or any alternative transaction. Rothschild & Co did not express any opinion, nor was it asked by the Board to express any opinion, as to the relative merits of the Transactions as compared to any alternative transaction. Rothschild & Co was not asked to, nor did Rothschild & Co offer, any opinion as to the terms, other than the Consideration to the extent expressly set forth in its opinion of the Transactions, the Purchase Agreement or any other agreement entered into in connection with the Transactions.

Rothschild & Co's opinion was given and speaks only as of its date. Subsequent developments may affect Rothschild & Co's opinion and the assumptions used in preparing it, and Rothschild & Co does not have any obligation to update, revise, or reaffirm its opinion. Rothschild & Co's opinion was approved by the Global Advisory Commitment Committee of Rothschild & Co.

Rothschild & Co's opinion was provided for the benefit of the Board in connection with and for the purpose of its evaluation of the Transactions. Rothschild & Co's opinion should not be construed as creating any fiduciary duty on Rothschild & Co's part to any party. In addition, the Board did not ask Rothschild & Co to address, and its opinion does not address, (i) the fairness to, or any other consideration of, the holders of any class of securities (other than NII and then only to the extent expressly set forth in its opinion) or creditors or other constituencies of NII, (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of NII Brazil, NIIH, Nextel Holdings, NII or AI Brazil, or any class of such persons, whether relative to the Consideration pursuant to the Purchase Agreement or otherwise or (iii) the fairness of the allocation of the Consideration as between NIIH and AI Brazil (on a relative basis or otherwise).

GREENHILL

NII retained Greenhill to act as its financial advisor in connection with a potential sale, merger or other business combination involving NII. In connection with Greenhill's engagement, the Board requested that Greenhill evaluate the fairness, from a financial point of view, to NII of the Consideration payable in the Transactions pursuant to the Purchase Agreement. On March 17, 2019, at a meeting of the Board held to evaluate the Transactions, Greenhill rendered to the Board its opinion to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Greenhill's written opinion, the Consideration payable in the Transactions pursuant to the Purchase Agreement was fair, from a financial point of view, to NII.

The full text of Greenhill's written opinion, dated March 17, 2019, to the Board, which sets forth, among other things, the assumptions, procedures, factors, qualifications and limitations on the review undertaken by Greenhill in connection with such opinion, is attached to this proxy statement as Annex G. The description of Greenhill's opinion set forth in this proxy

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

statement is qualified in its entirety by reference to the full text of Greenhill's opinion. Greenhill's opinion was provided to the Board in connection with the Board's evaluation of the Transactions and was limited to the fairness, from a financial point of view, to NII of the Consideration payable in the Transactions pursuant to the Purchase Agreement, assumed that the terms of the Transactions were the most beneficial terms from NII Brazil's perspective that could under the circumstances be negotiated among the parties to the Transactions, and no opinion was expressed as to whether any alternative transaction might produce consideration for NII in an amount in excess of the Consideration. Greenhill's opinion was not intended to be and did not constitute a recommendation to the members of the Board as to whether they should approve the Transactions or the Purchase Agreement or take any other action in connection therewith, nor did it constitute a recommendation as to how any stockholder of NII should vote or otherwise act with respect to the Transactions. Greenhill's opinion did not address the Dissolution and was not intended to be and did not constitute a recommendation to the members of the Board as to whether they should approve the Dissolution or take any other action in connection therewith, nor did it constitute a recommendation as to how any stockholder of NII should vote or otherwise act with respect to the Dissolution.

In arriving at its opinion, Greenhill, among other things:

•
reviewed the draft of the Purchase Agreement dated March 16, 2019 and certain related documents;
•
reviewed certain publicly available business and financial information relating to NII Brazil;
•
reviewed certain information, including financial forecasts and other financial and operating data, concerning Nextel Holdings supplied to or discussed with Greenhill by the management of NII and Nextel Brazil, including the Nextel Holdings Projections;
•
discussed the past and present operations and financial condition and the prospects of NII Brazil with senior executives of NII and Nextel Brazil;
•
compared the Consideration with values derived based on the financial terms, to the extent publicly available, of certain transactions that Greenhill deemed relevant;
•
compared the Consideration with values derived based on certain financial information and trading valuations of certain publicly traded companies that Greenhill deemed relevant;
•
compared the Consideration to present values derived by discounting future cash flows and a terminal value for Nextel Holdings at discount rates Greenhill deemed appropriate;
•
participated in discussions and negotiations among representatives of NII and Nextel Brazil and their legal and financial advisors and representatives of AMX and its legal and financial advisors;
•
considered that NII publicly announced that it would explore strategic alternatives and the results of efforts on behalf of NII to solicit, at the direction of NII, expressions of interests from other parties with respect to a possible sale of NII Brazil or its subsidiaries; and
•
performed such other analyses and considered such other factors as Greenhill deemed appropriate.

Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information and data publicly available, supplied or otherwise made available to, or reviewed by or discussed with, Greenhill. With respect to the Nextel Holdings Projections, Greenhill assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of NII and Nextel Brazil, and Greenhill relied upon the Nextel Holdings Projections in arriving at its opinion. Greenhill did not express any opinion with respect to the Nextel Holdings Projections or the assumptions upon which they were based. Greenhill did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NII Brazil, nor was Greenhill furnished with any such evaluation or appraisal.

Greenhill assumed that the Transactions would be consummated in accordance with the terms set forth in the final, executed Purchase Agreement, which Greenhill further assumed would be identical in all material respects to the latest draft thereof Greenhill reviewed, and without waiver or modification of any terms or conditions the effect of which would be in any way meaningful to Greenhill's analysis. Greenhill further assumed that all governmental, regulatory and other consents and approvals necessary for the consummation of the Transactions would be obtained without any effect on NII Brazil or the Transactions in any way meaningful to Greenhill's analysis. Greenhill assumed that there would not be any payments by NII, NIIH, AI Brazil or any of their affiliates (directly or indirectly) pursuant to any indemnification obligations under the Purchase Agreement. Greenhill is not a legal, regulatory, accounting or tax expert and relied on the assessments made by NII, AI Brazil and AMX and their respective advisors with respect to such issues.

Greenhill's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Greenhill as of, the date of its opinion, including with respect to exchange rates. Greenhill

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

assumed that such exchange rates were reasonable for purposes of its analyses and that any currency or exchange rate fluctuations would not be meaningful in any respect to its analyses or opinion. It should be understood that subsequent developments may affect Greenhill's opinion, and Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

Greenhill's opinion was for the information of the Board and was rendered to the Board in connection with Greenhill's consideration of the Transactions, and, except as provided in Greenhill's engagement letter with NII Brazil, may not be used for any other purpose without Greenhill's prior written consent. Greenhill's opinion addressed only the fairness from a financial point of view to NII, as of the date of Greenhill's opinion, of the Consideration payable in the Transactions pursuant to the Purchase Agreement. Greenhill did not express any view or opinion as to any other terms or aspect of the Purchase Agreement or the Transactions or any agreement or instrument contemplated by the Purchase Agreement or entered into or amended in connection with the Transactions, including as to the fairness of the Transactions to, or any consideration to be received directly or indirectly in connection with the Transactions by, holders of any class of securities, any creditors or any other constituencies of NII. Greenhill also did not express any view or opinion as to the impact of the Transactions on the solvency or the viability of NII, AI Brazil or AMX or their ability to pay their respective obligations when they come due. Greenhill did not perform a liquidation analysis with respect to the assets of NII. Greenhill expressed no view or opinion with respect to the amount or nature of any compensation to any officers, directors or employees of NII, or any class of such persons, relative to the Consideration pursuant to the Purchase Agreement in the Transactions or with respect to the fairness of any such compensation. In addition, the Board did not ask Greenhill to address, and Greenhill's opinion did not address, the fairness of the allocation of the consideration as between NII Brazil and AI Brazil. Greenhill also expressed no view or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice, and Greenhill assumed that opinions, counsel and interpretations regarding such matters had been or would be obtained from the appropriate professional sources. Greenhill's opinion was approved by Greenhill's fairness committee.

SUMMARY OF MATERIAL FINANCIAL ANALYSES

The following represents a summary of the material financial analyses performed by Rothschild & Co and Greenhill and jointly presented to the Board in connection with providing their respective opinions, dated March 17, 2019, to the Board. The summary of these analyses is not a comprehensive description of all analyses and factors considered by Rothschild & Co or Greenhill. The preparation of a fairness opinion is a complex analytical process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying each of Rothschild & Co and Greenhill's opinions. In arriving at each of their respective fairness determinations, each of Rothschild & Co and Greenhill considered the results of all of their analyses and did not attribute any particular weight to any factor or analysis considered. Rather, each of Rothschild & Co and Greenhill made their respective determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. In their analyses, Rothschild & Co and Greenhill performed certain analyses using Brazilian real and converted enterprise values and the net present value of Nextel Brazil's net operating losses from Brazilian real to U.S. dollars using an exchange rate of 3.76 Brazilian reais to 1.00 U.S. dollar, the average exchange rate over the 30 day period ending March 15, 2019.

Discounted Cash Flow Analysis

Each of Rothschild & Co and Greenhill performed a discounted cash flow analysis of Nextel Holdings, which calculates an implied enterprise value of Nextel Holdings by discounting to the present, based on a mid-year discounting convention, the value of estimated unlevered free cash flow for calendar years 2019 to 2022, which were based on the Nextel Holdings Projections, and adding thereto a terminal year value for Nextel Holdings calculated using a terminal year EBITDA (based on the Nextel Holdings Projections and certain assumptions provided to Rothschild & Co and Greenhill by the management of NII and a terminal year EBITDA multiple range of 4.5x to 5.5x). In their analyses, Rothschild & Co and Greenhill utilized a discount rate range of 12.3% to 14.3%, which was selected based on the estimated weighted average cost of capital of Nextel Holdings (calculated using the capital asset pricing model). To the resulting value, Rothschild & Co and Greenhill added the

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

net present value of the estimated value of the cash tax savings associated with Nextel Holdings' net operating losses, calculated using a 17.0% discount rate (based on Nextel Holdings' estimated cost of equity), which equaled $47 million. The foregoing analysis indicated an approximate implied enterprise value reference range of Nextel Holdings of $756 million to $982 million, as compared to the Consideration.

Selected Trading Comparables Analysis

Rothschild & Co and Greenhill reviewed and considered financial and stock market information of the following selected publicly traded companies (the "Trading Comparables"), which Rothschild & Co and Greenhill in their professional judgment considered generally relevant for comparative purposes as publicly traded companies in the Brazilian and Latin American mobile wireless telecommunications industry:

•
América Móvil, S.A.B. de C.V.
•
Millicom International Cellular S.A.
•
Telefônica Brasil S.A.
•
TIM Participações S.A.

For purposes of their analyses of the Trading Comparables, Rothschild & Co and Greenhill reviewed, among other things, enterprise value, calculated as the market capitalization of equity, adjusted for net debt, minority investments and investments in associates, as of March 15, 2019 (referred to as EV), as multiples of each of projected consolidated revenue (referred to as EV/Revenue) and projected consolidated EBITDA (referred to as EV/EBITDA), in each case, for calendar year 2019. This analysis indicated the following:

	Low	Mean	High

EV/Revenue	1.44x	1.82x	2.13x

EV/EBITDA	4.7x	5.1x	5.7x

Based on their professional judgment, Rothschild & Co and Greenhill applied multiples of 1.25x to 1.75x to Nextel Holdings' projected consolidated revenue for calendar year 2019. The foregoing analysis indicated an approximate implied enterprise value reference range of Nextel Holdings of $788 million to $1,104 million, as compared to the Consideration.

Based on their professional judgment, Rothschild & Co and Greenhill applied multiples of 4.5x to 5.5x to Nextel Holdings' projected consolidated EBITDA for calendar year 2019. The foregoing analysis indicated an approximate implied enterprise value reference range of Nextel Holdings of $324 million to $396 million, as compared to the Consideration.

No company utilized in the comparable companies analysis is identical to Nextel Holdings. In evaluating the Trading Comparables, Rothschild & Co and Greenhill made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NII, such as the impact of competition on the businesses of Nextel Holdings and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Nextel Holdings or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using trading comparables data.

Financial data of the Trading Comparables were based on publicly available research analysts' consensus estimates, public filings and other publicly available information. Financial data of Nextel Holdings was based on the Nextel Holdings Projections.

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

Selected Precedent Transactions Analysis

Rothschild & Co and Greenhill reviewed and considered publicly available financial information of the following eight selected transactions (the "Precedent Transactions"), which Rothschild & Co and Greenhill in their professional judgment considered generally relevant for comparative purposes involving Brazilian and Latin American mobile wireless telecommunications companies:

Date Announced	Target	Acquirer	Country	% Acquired

February 2019	Telefónica Móviles Panamá, SA; Telefónica de Costa Rica TC, S.A.; Telefónica Celular de Nicaragua, S.A.	Millicom International Cellular S.A.	Panama / Costa Rica / Nicaragua	100%

January 2019	Telefónica Móviles Guatemala, S.A.; Telefónica Móviles El Salvador	America Móvil, S.A.B. de C.V.	Guatemala / El Salvador	100%

June 2018	Nextel Holdings	AI Media Holdings (referred to as Access Industries)	Brazil	30%

June 2017	Nextel Holdings	AINMT Holdings AB	Brazil	30%

April 2015	Nextel Mexico	AT&T Inc.	Mexico	100%

November 2014	GSF Telecom Holdings, S.A.P.I de C.V. (referred to as Iusacell)	AT&T Inc.	Mexico	100%

November 2013	Orange Dominicana S.A.	Altice VII S.á r.l.	Dominican Republic	100%

April 2013	Nextel del Peru S.A.	Empresa Nacional de Telecomunicaciones S.A. (Entel)	Peru	100%

Rothschild & Co and Greenhill reviewed, among other things, EV as multiples of each of revenue for the latest reported twelve months (referred to as EV/LTM Revenue) and EBITDA for the latest reported twelve months (referred to as EV/LTM EBITDA). This analysis indicated the following:

	Low	Mean	High

EV/LTM Revenue(1)	1.01x	1.78x	2.41x

EV/LTM Revenue (Excluding Iusacell)(1)(2)	1.01x	1.81x	2.41x

EV/LTM EBITDA(3)	6.3x	9.6x	15.8x

EV/LTM EBITDA (Excluding Iusacell)(2)(3)	6.3x	7.6x	9.7x

(1)
The data for the transactions involving the following companies were not available: (i) Telefónica Móviles Guatemala, S.A. / Telefónica Móviles El Salvador and America Móvil, S.A.B. de C.V. and (ii) Nextel Holdings and Access Industries.

(2)
Multiples exclude the transaction involving Iusacell and AT&T Inc. because the transaction EBITDA multiple was an outlier given Iusacell's low profitability.

(3)
The data for the transactions involving the following companies were not available: (i) Nextel Holdings and Acces Industries, (ii) Nextel Holdings and AINMT Holdings AB, (iii) Nextel Mexico and AT&T Inc. and (iv) Nextel del Peru S.A. and Entel.

Based on their professional judgment, Rothschild & Co and Greenhill applied multiples of 1.00x to 2.00x to Nextel Holdings' consolidated revenue for calendar year 2018. The foregoing analysis indicated an approximate implied enterprise value reference range of Nextel Holdings of $598 million to $1,195 million, as compared to the Consideration of $974 million.

Based on their professional judgment, Rothschild & Co and Greenhill applied multiples of 6.0x to 9.0x to Nextel Holdings' projected consolidated EBITDA for calendar year 2019, and discounted such figures to the present, based on a mid-year

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

discounting convention, using a discount rate of 13.3%, which was selected based on the estimated weighted average cost of capital of Nextel Holdings. The foregoing analysis indicated an approximate implied enterprise value reference range of Nextel Holdings of $406 million to $609 million, as compared to the Consideration of $974 million.

No target company utilized in the selected precedent transaction analysis is identical to Nextel Holdings. In evaluating the Precedent Transactions, Rothschild & Co and Greenhill made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NII, such as the impact of competition on the businesses of Nextel Holdings and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Nextel Holdings or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using selected precedent transactions data.

Financial data for the Precedent Transactions, and the target companies therein, were based on public filings and other publicly available information. Financial data of Nextel Holdings was based on the Nextel Holdings Projections.

MISCELLANEOUS

Rothschild & Co and Greenhill prepared the analyses described herein for purposes of providing each of their opinions to the Board as to the fairness, from a financial point of view, to NII as of the date of such opinions, of the Consideration payable in the Transactions pursuant to the Purchase Agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Rothschild & Co and Greenhill's analyses were based in part upon the Nextel Holdings Projections and other third party research analyst estimates, which are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by Rothschild & Co and Greenhill's analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the Purchase Agreement or their respective advisors, none of NII, NIIH, NII Brazil, Nextel Holdings, Nextel Brazil, AI Brazil, AMX, Rothschild & Co, Greenhill or any other person assumes responsibility if future results are materially different from those forecasted by the management of NII and Nextel Brazil.

As described above, the opinions of Rothschild & Co and Greenhill to the Board were two of many factors taken into consideration by the Board in making its determination to approve the Transactions. Rothschild & Co and Greenhill were not asked to, and did not, recommend the specific consideration provided for in the Purchase Agreement, which consideration was determined through arms-length negotiations between NII, AI Brazil and AMX. Neither Rothschild & Co nor Greenhill recommended any specific amount of consideration to NII, the Board or holders of NII common stock or that any specific amount of consideration constituted the only appropriate consideration for the Transactions.

Rothschild & Co and Greenhill are acting as financial advisors to NII in connection with the Transactions. Rothschild & Co received an initial retainer fee of $250,000, was entitled to receive additional fees of $1,250,000 upon the delivery of its opinion and will receive $7,650,000 upon consummation of the Transactions. In addition, NII agreed to reimburse Rothschild & Co's expenses and indemnify Rothschild & Co against certain liabilities that may arise out of its engagement. Greenhill was entitled to receive fees of $1,250,000 upon the delivery of its opinion and will receive $1,350,000 upon consummation of the Transactions. In addition, NII agreed to reimburse Greenhill's expenses and indemnify Greenhill against certain liabilities that may arise out of its engagement. Rothschild & Co, Greenhill or their respective affiliates may, in the ordinary course of their business from time to time, in the future provide financial services to NII, AI Brazil, AMX and/or their respective affiliates and may receive fees for the rendering of such services.

Rothschild & Co, Greenhill and their respective affiliates are engaged in a wide range of financial advisory and investment banking activities. In 2017, Rothschild & Co acted as financial advisor to NII in connection with a prior investment in Nextel Holdings by ice group and received a fee of $1,000,000 for its services. Except as set forth above, neither Rothschild & Co nor Greenhill had received any fees for services from NII, NIIH, NII Brazil, Nextel Holdings, Nextel Brazil, AI Brazil or AMX during the two years prior to the date of their respective opinions.

In the ordinary course of their asset management, merchant banking and other business activities, Rothschild & Co, Greenhill and their respective affiliates may trade in the securities of NII, AI Brazil, AMX and any of their respective affiliates, for their own accounts or for the accounts of their affiliates and customers, and may at any time hold a long or short position in such securities.

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

NEXTEL HOLDINGS PROJECTIONS
CERTAIN NEXTEL HOLDINGS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION

In connection with the Sale, NII's management prepared and provided to the Board and to Rothschild & Co and Greenhill certain financial projections for Nextel Holdings (the "Nextel Holdings Projections"), including for fiscal years 2019 through 2022 Rothschild & Co and Greenhill for purposes of their respective financial analyses, as summarized under "—Opinions of NII's Financial Advisors".

NII does not as a matter of course make public projections as to future performance due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. The Nextel Holdings Projections were not prepared with a view to public disclosure and NII is including in this proxy statement a summary of the Nextel Holdings Projections only to give NII's stockholders access to certain nonpublic information provided to the Board for the purposes of considering, analyzing and evaluating the Company's strategic and financial alternatives, including the Sale, and to Rothschild & Co and Greenhill (in their capacity as financial advisors to the Board) for purposes of rendering their respective fairness opinions to the Board and in performing their related analyses summarized under "—Opinions of NII's Financial Advisors". The inclusion of the Nextel Holdings Projections should not be regarded as an indication that the Board, NII, Rothschild & Co, Greenhill, AMX or any of its affiliates, or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and they should not be relied on as such.

The Nextel Holdings Projections and the underlying assumptions upon which the Nextel Holdings Projections were based are subjective in many respects, and subject to multiple interpretations and frequent revisions attributable to the nature of Nextel Holdings' industry and based on actual experience and business developments. The Nextel Holdings Projections reflect numerous assumptions with respect to company performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond Nextel Holdings' control. Multiple factors, including those described in the section entitled "Special Note Regarding Forward-Looking Statements," could cause the Nextel Holdings Projections or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the Nextel Holdings Projections will be realized or that actual results will not be significantly higher or lower than projected. Because the Nextel Holdings Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Nextel Holdings Projections do not take into account any circumstances or events occurring after the date on which they were prepared. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Nextel Holdings Projections will be achieved. As a result, the inclusion of the Nextel Holdings Projections in this proxy statement does not constitute an admission or representation by NII or any other person that the information is material. The summary of the Nextel Holdings Projections is not provided to influence Nextel Holdings stockholders' decisions regarding whether to vote for the Sale Proposal or any other proposal.

The Nextel Holdings Projections were not prepared with a view toward compliance with United States generally accepted accounting principles ("GAAP"), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither KPMG LLP, Nextel Holdings' independent registered public accounting firm, nor any other accounting firm, has examined, compiled or performed any procedures with respect to the Nextel Holdings Projections, and accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report incorporated by reference in this proxy statement relates to Nextel Holdings' historical financial information. It does not extend to the prospective financial information contained herein and should not be read to do so.

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

The following is a summary of the Nextel Holdings Projections:

Summary of the Nextel Holdings Projections

(in Brazilian reais millions)

	2019	2020	2021	2022

Revenue	2,372	2,636	2,933	3,143

EBITDA(1)	271	435	658	762

Capital Expenditures ("Capex")	(254)	(316)	(352)	(377)

EBITDA — Capex	17	118	306	385

(1)
Earnings before interest, income taxes and depreciation and amortization ("EBITDA") is a non-GAAP measure consisting of net income plus interest expense, provision for income taxes and depreciation and amortization.

The Nextel Holdings Projections do not take into account the possible financial and other effects on Nextel Holdings of the Sale and do not attempt to predict or suggest future results of the combined company. The Nextel Holdings Projections do not give effect to the Sale, including the impact of negotiating or executing the Purchase Agreement, the expenses that may be incurred in connection with consummating the Sale, the effect on NII of any business or strategic decision or action that has been or will be taken as a result of the Purchase Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Purchase Agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the Sale. Further, the Nextel Holdings Projections do not take into account the effect on Nextel Holdings of any possible failure of the Sale to occur.

For the foregoing reasons, and considering that the Special Meeting will be held several months after the Nextel Holdings Projections were prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Nextel Holdings Projections set forth above. No one has made or makes any representation to any stockholder regarding the information included in the Nextel Holdings Projections. NII urges all NII stockholders to review its most recent SEC filings for a description of its reported financial results. See the section entitled "Where You Can Find More Information."

In addition, the Nextel Holdings Projections have not been updated or revised to reflect information or results after the date the Nextel Holdings Projections were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, NII does not intend to update or otherwise revise the Nextel Holdings Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

SUMMARY OF THE PURCHASE AGREEMENT

The following, together with the discussion appearing above under the section captioned "Proposal 1: Approval of the Sale Pursuant to the Purchase Agreement", is a summary of the material terms of the Purchase Agreement. This summary does not purport to be complete and may not contain all of the information about the Purchase Agreement that is important to you. The descriptions of the Purchase Agreement and the Side Letter in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the complete text of the Purchase Agreement and the Side Letter, copies of which are attached to this proxy statement as Annex A and Annex C, respectively, and are incorporated by reference into this proxy statement. We encourage you to read the Purchase Agreement and the Side Letter carefully and in their entirety because they are the primary contractual documents that govern the Sale and division of proceeds between AI Brazil and NII.

Additional information about NII, NIIH, AI Brazil and AMX may be found elsewhere in this proxy statement and in other public reports and documents filed with the SEC. Please see the section of this proxy statement entitled "Where You Can Find More Information", beginning on page 91.

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT
GENERAL DESCRIPTIONS OF THE TRANSACTIONS

Pursuant to the Purchase Agreement, NIIH will sell all of the issued and outstanding shares of NII Brazil to AMX. Also pursuant to the Purchase Agreement, concurrent to and as a condition of the consummation of the Nextel Brazil Transaction, AI Brazil will sell all of its interests in Nextel Holdings to NII Brazil. At the closing of the Nextel Brazil Transaction and the AI Brazil Transaction, AMX will indirectly own all of the issued and outstanding shares of Nextel Brazil.

Under the terms of the Purchase Agreement, AMX will acquire all of the issued and outstanding shares of NII Brazil for an aggregate purchase price of $905 million less net debt and subject to certain adjustments at closing, including reimbursement of capital expenditures up to a budgeted amount from March 1, 2019 to closing, a deduction for the amount (if any) by which certain budgeted selling and marketing costs exceed actual spend on such costs from March 1, 2019 to closing, a working capital adjustment (subject, in the case of an increase in net working capital, to a cap based on budgeted changes in working capital through the earlier of closing or December 31, 2019), and a deduction for the amount (if any) by which certain budgeted selling and marketing costs exceed actual spend on such costs from March 1, 2019 to closing. NII will receive approximately 70% of the final net proceeds after deducting a $2 million preferred share return due to AI Brazil and deducting certain transaction expenses and increases in accrued tax contingencies, if any. AMX will place $30 million of NII's portion of the net proceeds into an 18-month escrow account to secure NII's indemnification obligations under the Purchase Agreement.

In connection with the Nextel Brazil Transaction, NII and AI Brazil have also entered into the Side Letter, which, among other matters, resolves an outstanding disagreement regarding the treatment of our investment into Nextel Holdings through an agreement regarding the sharing of any proceeds that may be released from the Mexico Escrow. Pursuant to the Side Letter, NII and AI Brazil have agreed that after the closing of the Nextel Brazil Transaction, AI Brazil will be entitled to the first $10 million and 6% of additional amounts recovered from the Mexico Escrow, in both cases, if and when funds are released. NII has also agreed to indemnify AI Brazil for damages that may arise from certain tax contingencies, transaction expenses, transaction-related litigation and other matters in connection with its participation in the Nextel Brazil Transaction.

CLOSING

The closing of the transactions set forth in the Purchase Agreement will take place at 10:00 a.m. New York City time, on the date that is two business days following the satisfaction or waiver of the conditions to the closing contained therein, unless the parties agree to another time or date for the closing to occur.

TERMINATION OF THE PURCHASE AGREEMENT

The Purchase Agreement may be terminated in the following circumstances:

•
by mutual written consent of NII, NIIH, AMX and AI Brazil;
•
automatically, if the closing has not occurred and AMX and NII have not agreed in writing to the 2020 Transaction Budget prior to 5:00 p.m., New York City time, on December 31, 2019;
•
by either AMX or NII if the closing has not occurred by 5:00 p.m., New York City time, on December 31, 2019 (the "Termination Date"), unless all conditions to closing (other than certain regulatory and antitrust conditions) have been satisfied and AMX and NII have agreed in writing to the 2020 Transaction Budget, in which case the Termination Date will be automatically extended to March 31, 2020;
•
by AMX, AI Brazil or NII if the closing has not occurred by 5:00 p.m., New York City time, on March 31, 2020;
•
by either AMX or NII if:
  •
  there is in effect any law or final non-appealable order of a governmental authority that restrains, enjoins or otherwise prohibits the consummation of the Sale; or
  •
  the required approval of NII's stockholders is not obtained at the Special Meeting (including any adjournment or postponement thereof) at which a vote on such approval is taken;

•
by AMX if:
  •
  there has been a breach of any of AI Brazil's, NIIH's or NII's representations, warranties or covenants contained in the Purchase Agreement that would result in the failure of the applicable closing condition to be satisfied, and such breach is not cured by the earlier of (i) 10 business days following AMX's written notice to NII and (ii) the Termination Date;

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT
    •
    any condition to AMX's obligations to consummate the Sale and related transactions has become incapable of satisfaction by the Termination Date, other than as a result of a breach by AMX of the Purchase Agreement, and such condition is not waived by AMX; or
    •
    prior to NII's stockholders' approval of the Sale, (i) an Adverse Recommendation Change has occurred or (ii) we or NIIH intentionally breached certain non-solicitation obligations;

•
by NII if:
  •
  there has been a breach of any of AMX's representations, warranties or covenants contained in the Purchase Agreement which would result in the failure of the applicable closing condition to be satisfied, and such breach has not been cured by the earlier of (i) 10 business days following NII's written notice to AMX and (ii) the Termination Date;
  •
  any condition to NIIH's obligations to consummate the Sale and related transactions has become incapable of satisfaction by the Termination Date, other than as a result of a breach by NIIH of the Purchase Agreement, and such condition is not waived by NIIH; or
  •
  prior to NII's stockholders' approval of the Sale, our Board has authorized NII or its subsidiaries to enter into a definitive agreement with respect to a superior proposal, provided that we have complied with the non-solicitation obligations set forth in the Purchase Agreement and we pay the break-up fee to AMX.
BREAK-UP FEE

We will be required to pay AMX a $25 million break-up fee if:

•
we terminate the Purchase Agreement in connection with entering into a definitive agreement for a competing transaction that constitutes a Superior Proposal (as defined under "— Proposal 1-Approval of the Sale Pursuant to the Purchase Agreement — Summary of the Purchase Agreement — No Solicitation / Superior Proposal");

•
AMX terminates the Purchase Agreement because prior to the receipt of our stockholder approval, an Adverse Recommendation Change occurs or we or NIIH intentionally breach certain non-solicitation obligations; or

•
if the Purchase Agreement is terminated pursuant to certain provisions, prior to such termination any person makes an Acquisition Proposal and, within twelve months following such termination, we or any of our subsidiaries enter into a definitive agreement with respect to, or consummates, a transaction contemplated by an Acquisition Proposal (solely for purposes of this provision, 50% shall replace 20% in the definition of Parent Takeover Proposal).

For purposes of the Purchase Agreement, an "Adverse Recommendation Change" occurs if our Board or any committee thereof takes any of the following actions: (A) withdraw (or qualify or modify in any manner adverse to AMX), or publicly propose to withdraw (or so qualify or modify) its recommendation to stockholders to vote in favor of the Sale, (B) fail to include in this proxy statement its recommendation to stockholders to vote in favor of the Sale, (C) take any action to exempt any person (other than AMX and its affiliates) from the provisions of Section 203 of the DGCL or any other state takeover statute, (D) with respect to any publicly announced Acquisition Proposal, fail to publicly reaffirm the Board's recommendation to stockholders to vote in favor of the Sale within three business days after AMX so requests in writing, (E) if a tender or exchange offer for shares of NII's common stock is commenced, fail to recommend against any such tender or exchange offer within three business days after commencement of such offer, (F) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal or alternative acquisition agreement or (G) publicly announce that an Acquisition Proposal constitutes a Superior Proposal.

We may also be required to pay AMX its documented out-of-pocket expenses of up to $2 million incurred in connection with the transactions if the Purchase Agreement is terminated as a result of not obtaining stockholder approval (such reimbursed expenses to be credited against any payment of the break-up fee, if payable).

REPRESENTATIONS AND WARRANTIES

The Purchase Agreement contains representations and warranties made by NII, NIIH, AI Brazil and AMX. The statements embodied in those representations and warranties were made solely for purposes of the Purchase Agreement and for the benefit of the parties to the Purchase Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Purchase Agreement (including in the disclosure schedules prepared by NII, NIIH and AI Brazil).

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

The representations and warranties made by NII and NIIH relate to, among other things, the following:

•
due organization, valid existence, the power to hold stakes in Luxembourg and foreign undertakings and the authority to own, lease, and operate its properties to carry on its business as now conducted;
•
corporate authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, the Purchase Agreement and ancillary agreements;
•
absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts or permits as a result of entering into the Purchase Agreement and consummating the transactions contemplated thereby;
•
consents, waivers or approvals required in connection with the consummation of the transactions;
•
NIIH's title to all of the issued and outstanding shares of NII Brazil;
•
opinions passing upon the fairness of the consideration payable to NII in the transactions; and
•
the solvency of NII and NIIH.

In respect of the Entities (as defined in the Purchase Agreement), we, together with NIIH, made representations and warranties that relate to, among other things, the following:

•
due organization and corporate powers;
•
capitalization of the Entities and completion of the NII Internal Reorganization (as defined in the Purchase Agreement);
•
absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts or permits as a result of entering into the Purchase Agreement and consummating the transactions contemplated thereby;
•
certain financial statements;
•
absence of any undisclosed liabilities;
•
tax matters;
•
real property matters;
•
intellectual property matters and the collection and use of personally identifiable information;
•
material contracts;
•
labor, employee and employee benefit matters;
•
litigation matters;
•
compliance with laws and permit matters;
•
environmental matters;
•
broker's or finder's fees;
•
insurance matters;
•
sufficiency of assets;
•
numbers of subscribers and transmission tower information;
•
the operation of the business, and the absence of any change, that could have a seller material adverse effect since December 31, 2017;
•
related party transactions and intercompany notes;
•
conduct of holding company entities;
•
absence of violations of anti-corruption and anti-money laundering laws;
•
powers of attorney;
•
solvency;
•
information in this proxy statement; and
•
NII stockholder approval requirements.

AI Brazil made representations and warranties that relate to, among other things, the following:

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due organization, valid existence, and authority to own, lease, and operate its properties to carry on its business as now conducted;
•
corporate authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, the Purchase Agreement and ancillary agreements;
•
absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts or permits as a result of entering into the Purchase Agreement and consummating the transactions contemplated thereby; and
•
AI Brazil's title to all of its interests in Nextel Holdings.

The representation and warranties made by AMX are more limited and relate to, among other things, the following:

•
due organization, valid existence, and authority to own, lease, and operate its properties to carry on its business as now conducted;

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT
•
corporate authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, the Purchase Agreement;
•
absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts or permits as a result of entering into the Purchase Agreement and consummating the transactions contemplated thereby;
•
litigation matters;
•
broker's or finder's fees;
•
financial capability;
•
information supplied; and
•
investigation.
CONDUCT OF THE BUSINESS

We and NIIH have agreed to covenants in the Purchase Agreement that affect the conduct of the Entities between the date of the Purchase Agreement until the closing of the transactions contemplated by the Purchase Agreement.

Prior to the earlier of the closing or the termination of the Purchase Agreement, except as (i) required by law or any governmental authority, (ii) as expressly required by the Purchase Agreement or (iii) with the prior written consent of Purchaser, NIIH will cause each Entity to (and provide necessary funding to permit such Entity to):

•
conduct its business in the ordinary course consistent with past practice;
•
use its reasonable best efforts to operate according to the 2019 Transaction Budget (as defined in the Purchase Agreement) (and, if applicable, the 2020 Transaction Budget, which will be prepared by NII in good faith consistent with the 2019 Transaction Budget and will be delivered to AMX not less than 15 business days prior to December 31, 2019); and
•
use commercially reasonable efforts to preserve its present business operations, organization and goodwill and maintain existing relations with governmental authorities, customers, suppliers and other persons with whom they have material commercial relationships and keep available the services of their employees, in each case, in all material respects.

Prior to the earlier of the closing or the termination of the Purchase Agreement, except as (i) set forth in the applicable disclosure schedule provided in connection with the Purchase Agreement, (ii) required by applicable law or any governmental authority, (iii) as expressly required by the Purchase Agreement or (iv) with the prior written consent of AMX, NIIH will cause each Entity not to, and in certain cases as noted below, NII will not:

•
pay or declare any dividends or other distribution; repurchase or otherwise acquire any outstanding ownership interests in any Entity; or make any payment to or for the benefit of NIIH, AI Brazil or their respective affiliates other than another Entity;
•
transfer or grant purchase rights with respect to any of its equity interests;
•
effect any recapitalization, reclassification or like change in its capitalization or voluntarily adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
•
amend its certificate of incorporation, by-laws or articles of association, as applicable;
•
NII will not increase the compensation or benefits of any current or former employee of any Entity or grant or pay, or commit to grant or pay, any bonus or other incentive compensation, benefit or other compensation to any current employee of any Entity, in each case except as required by the terms of the relevant employee plan or by applicable law,
•
NII will not modify or terminate any employee benefit plan or collective bargaining agreements, or take certain actions with respect to personnel and employment decisions, in each case except as required by the terms of the relevant employee plan or by applicable law;
•
subject any properties or assets to a lien, except for permitted liens in the ordinary course of business;
•
acquire any material properties, rights or spectrum or sell, license, transfer or otherwise dispose of any of its material properties, rights, or telecommunication licenses;
•
cancel or compromise any material indebtedness or claim or waive or release any mater right or economic benefit outside of the ordinary course of business;
•
enter into or agree to any merger, consolidation, joint venture or strategic partnership;

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT
•
acquire securities of any other person other than short-term financial investments in marketable securities made in the ordinary course of business
•
change accounting methods except as required by U.S. GAAP, Brazilian GAAP or applicable law;
•
enter into or modify any related party contracts;
•
terminate, renew, amend or otherwise modify in any material respect, or waive any material right under, any material contract or enter into a material contract outside of the ordinary course of business;
•
enter into any line of business in any geographic area other than the current lines of business of the Entities and products and services reasonably ancillary thereto; except as currently conducted, engage in the conduct of any business in any state that would require the receipt of a new or transfer of an existing telecommunication license; or conduct any business operations outside of Brazil (excluding pursuant to customary roaming arrangements and procurement of services from persons outside of Brazil);
•
fail to maintain any telecommunication license or permit material to operations;
•
make a loan to or advance capital to any person (other than intra-company transactions and employee advances in the ordinary course not to exceed R$10,000 in the aggregate to any single person);
•
incur certain types of indebtedness other than third party Indebtedness in an aggregate amount less than R$10,000,000, only to the extent that such indebtedness is repayable at the option of the borrower without penalty and NIIH provides AMX with prior notice specifying the intended use of proceeds;
•
enter into any capital expenditure commitments not included in the 2019 Transaction Budget or, if applicable, the 2020 Transaction Budget that will not be reflected as a liability in certain closing calculations;
•
enter into any lease of real or personal property for which liabilities are required to be classified and accounted for under U.S. GAAP as capital leases;
•
delay or postpone the payment of accounts payable or accrued expenses, or accelerate the collection of accounts receivable outside of the ordinary course of business; change cash management policies; or engage in any discounts or price reductions or alter the extension of credit terms to any customer outside of the ordinary course of business;
•
settle certain types of claims and legal proceedings;
•
make, change or revoke any material tax election or make certain other changes with respect to tax accounting, tax attribute, tax return or resolution of any material tax dispute;
•
use certain types of tax credits;
•
modify or terminate the terms of intercompany notes; or
•
agree in writing to do any of the above or anything else prohibited by this covenant.
OTHER COVENANTS

In addition to the other covenants described above, the Purchase Agreement contains covenants relating to, among other things, the following:

•
access to information;
•
publicity;
•
the preparation of a proxy statement by NII and holding of the stockholder meeting; and
•
an amendment by NII of the terms of the Indenture, or in the alternative, a cash deposit into an escrow account in an amount defined by the terms of the Indenture.
REGULATORY AND ANTITRUST APPROVALS

The consummation of the transactions contemplated by the Purchase Agreement is conditioned on, among other things, the receipt of Brazilian regulatory approval and antitrust approval.

The term "regulatory approval" means the approval of ANATEL and any other governmental authority (excluding antitrust approval) for the change of control of the Entities that is required to be received, which shall be deemed to have been obtained upon the later to occur of: (i) the publication of such approval in the Official Gazette and (ii) the fulfillment of all conditions or obligations that ANATEL may impose to obtain such approval.

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

The term "antitrust approval" means the authorization of the transactions contemplated by the Purchase Agreement by the Brazilian antitrust authority (CADE) (Conselho Administrativo de Defesa Econômica) pursuant to the antitrust statutes, which shall be deemed to have been obtained upon the earlier to occur of: (i) the expiration of the 15-day period following the publication in the Official Gazette, as set forth in Articles 162 and 172 of Resolution No. 1, dated May 29, 2012 (as updated by Resolution No. 20/2017), of the final opinion approving the transactions by CADE's General Superintendence; (ii) the publication in the Official Gazette of a final decision on the transactions by CADE's Administrative Tribunal; or (iii) the expiration of all applicable time limitations under the antitrust statutes without the objection or issuance of a final decision by the Brazilian antitrust authority.

NO SOLICITATION / SUPERIOR PROPOSAL

For purposes of the Purchase Agreement an "Acquisition Proposal" means any Brazil Proposal or Parent Takeover Proposal:

•
a "Brazil Proposal" means any bona fide proposal or offer from a third party relating to any (i) merger, consolidation, or business combination with respect to NII Brazil or any NII Brazil subsidiary (ii) acquisition in any manner, directly or indirectly, of any of the issued and outstanding shares of NII Brazil or any other equity interests of NII Brazil or any NII Brazil subsidiary, or (iii) acquisition of any of the assets of Nextel Brazil, other than a disposition of assets permitted in accordance with the Purchase Agreement;
•
a "Parent Takeover Proposal" means: any bona fide proposal or offer from a third party relating to any (i) merger, consolidation, or business combination involving NII that, if consummated, would result in such third party owning, directly or indirectly, 20% or more of the consolidated assets, net revenues or net income of NII and its subsidiaries, taken as a whole, (ii) acquisition in any manner, directly or indirectly, of more than 20% of the outstanding equity interests of NII or any resulting parent company of NII, or (iii) acquisition in any manner, directly or indirectly, of assets of NII or its subsidiaries representing more than 20% of NII's consolidated assets.
•
a "Superior Proposal" means (i) a Brazil Proposal that would result in the third party making such proposal owning (A) 100% of the equity interests or assets of NIIH or NII Brazil, (B) all of the equity interests of Nextel Holdings that are owned by NII Brazil, (C) all of the assets of Nextel Holdings or (D) 100% of the equity interests or assets of Brazil Parent or Nextel Brazil or (ii) a Parent Takeover Proposal that would result in the third party making such proposal owning 80% or more of the equity interests or assets of NII or NIIH, in each case, that our Board determines in good faith, after consultation with our outside legal counsel and financial advisor, (A) is more favorable to our stockholders than the transactions contemplated by the Purchase Agreement (after taking into account the break-up fee and any revised proposal offered by AMX), (B) is not conditioned on the receipt of financing and (C) is reasonably likely to be consummated on the terms proposed.

NII and AI Brazil have agreed under the Purchase Agreement, subject to certain exceptions described below, that they will not, and will not permit any of its subsidiaries to, and will use its reasonable best efforts to cause its representatives not to, among other things:

•
initiate, solicit or knowingly encourage or facilitate the making of any Acquisition Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an Acquisition Proposal;
•
engage in negotiations or discussions with, or furnish any information concerning any of the Entities, NIIH or Parent to, any third party relating to an Acquisition Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an Acquisition Proposal;
•
enter into any agreement or understanding with respect to an Acquisition Proposal;
•
accept, approve or recommend, or submit to NII stockholders, any Acquisition Proposal;
•
take any action to exempt any person (other than AMX and its affiliates) from the provisions of Section 203 of the DGCL or any other state takeover statute; or
•
resolve or agree to do any of the foregoing.

Notwithstanding the restrictions described above, if we receive, at any time prior to the approval of the Purchase Agreement by our stockholders, an unsolicited written Acquisition Proposal which our Board determines in good faith, after consultation with our legal and financial advisors, constitutes a Superior Proposal, or is reasonably likely to result in a Superior Proposal, then if such Acquisition Proposal did not result from a breach of the restrictions described above, we may:

•
furnish nonpublic information to the person making such Acquisition Proposal (subject to receipt of an acceptable confidentiality agreement); and

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT
•
engage in discussions or negotiations with such person with respect to such Acquisition Proposal.

We have agreed to notify AMX and AI Brazil if we receive an Acquisition Proposal.

Notwithstanding the foregoing restrictions, at any time prior to the approval of the Purchase Agreement by our stockholders, our Board may terminate the Purchase Agreement (subject also to payment of the break-up fee) in response to an unsolicited Acquisition Proposal if our Board determines in good faith, after consultation with legal and financial advisors, that the Acquisition Proposal is a Superior Proposal and that the failure to do so would be a breach of the fiduciary duties of our Board under applicable law, provided that we comply with the procedures and requirements below:

•
We give AMX and AI Brazil at least five business days' prior written notice of our Board's intention to accept such Superior Proposal;
•
We negotiate in good faith with AMX during such notice period with respect to revisions to the Purchase Agreement;
•
Our Board has met to consider any revised proposal by AMX; and
•
Prior to the expiration of such notice period, AMX does not make a proposal to adjust the terms and conditions of the Purchase Agreement that our Board determines in good faith (after consultation with its legal and financial advisors) to be at least as favorable as the Superior Proposal after giving effect to the payment of the break-up fee.

In addition, at any time prior to our stockholder approval of the Purchase Agreement other than in connection with a Superior Proposal, our Board may effect an Adverse Recommendation Change in response to an "intervening event" if our Board concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would be a breach of its fiduciary duties under applicable law and if we have complied with certain notice and negotiation requirements set forth in the Purchase Agreement. An "intervening event" means any effect that has not arisen as a result of an intentional breach of the Purchase Agreement by us or our affiliates, that (i) is material to us and our subsidiaries, taken as a whole, (ii) that was not known or reasonably foreseeable to our Board on or prior to the date of the Purchase Agreement, and (iii) becomes known to our Board prior to the stockholder approval, but excluding any effect arising from or relating to (i) an Acquisition Proposal or (ii) any of certain effects described in the definition of Seller Material Adverse Effect.

CONDITIONS TO THE SALE

The obligations of AMX to complete the Sale and related transactions are also subject to the satisfaction or waiver of other conditions, including that:

•
subject to certain materiality qualifiers, the representations and warranties made in the Purchase Agreement by NII and NIIH shall be true and correct as of the date of the Purchase Agreement and as of the closing date and AMX shall have received a certificate signed by an executive officer of NII certifying the condition has been satisfied;
•
subject to certain materiality qualifiers, the representations and warranties made in the Purchase Agreement by AI Brazil shall be true and correct as of the date of the Purchase Agreement and as of the closing date and AMX shall have received a certificate signed by an authorized officer of AI Brazil certifying the condition has been satisfied;
•
NII and NIIH shall have performed and complied in all respects with their obligations relating to intercompany notes and shall have performed and complied in all material respects with all other obligations and agreements required by the Purchase Agreement to be performed or complied with by NII or NIIH on or before the closing date, and AMX shall have received a certificate signed by an executive officer of NII certifying the condition has been satisfied;
•
AI Brazil shall have performed and complied in all material respects with all obligations and agreements required by the Purchase Agreement to be performed or complied with by AI Brazil on or before the closing date, and AMX shall have received a certificate signed by an authorized officer of AI Brazil certifying the condition has been satisfied;
•
since the date of the Purchase Agreement, there shall not have occurred any effect that, individually or in the aggregate, has had or is reasonably expected to have a Seller Material Adverse Effect and AMX shall have received a certificate signed by an executive officer of NII certifying the condition has been satisfied;
•
the closing deliverables required under the Purchase Agreement shall have been delivered to AMX;
•
the AI Brazil Transaction shall have been consummated prior to or concurrently with the Closing;
•
AMX shall have received (i) evidence satisfactory to AMX that the Indenture dated August 14, 2018 with respect to NII's 4.25% Convertible Senior Notes due 2023 (the "Indenture") has been amended to eliminate the obligations under Article 11 of the Indenture and any similar successor obligor provisions, or (ii) from NII and the Indenture trustee an executed escrow

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

  agreement in accordance with Article 11 of the Indenture providing for a deposit, at the closing of the Sale, of certain escrow amounts sufficient to satisfy NII's obligations under the Indenture; and

•
the required regulatory approval and antitrust approval shall each have been obtained without the imposition of any burdensome condition (as described below under "Regulatory and Antitrust Approvals").

The obligations of NIIH and AI Brazil to complete the Sale and related transactions are also subject to the satisfaction or waiver of other conditions, including that:

•
subject to certain materiality qualifiers, the representations and warranties made in the Purchase Agreement by AMX shall be true and correct as of the date of the Purchase Agreement and as of the closing date and NIIH and AI Brazil shall have received a certificate signed by an authorized officer of AMX certifying that the condition has been satisfied;
•
AMX shall have performed and complied in all material respects with all obligations and agreements required by the Purchase Agreement to be performed or complied with by AMX on or before the closing date, and NIIH and AI Brazil shall have received a certificate signed by an authorized officer of AMX certifying that the condition has been satisfied; and
•
the closing deliverables required under the Purchase Agreement shall have been delivered to NIIH and AI Brazil.

Each party's obligation to complete the Sale and related transactions is subject to the satisfaction or waiver of the following conditions:

•
the absence of any law or order prohibiting the consummation of the Sale and the other transactions contemplated by the Purchase Agreement;
•
the required regulatory approval and antitrust approval having been obtained; and
•
the approval of the Sale by the affirmative vote of the holders of a majority of the outstanding NII shares entitled to vote on the Sale.
SURVIVAL AND INDEMNIFICATION

The representations and warranties in the Purchase Agreement generally survive for 18 months from the closing date, although certain fundamental representations dealing with matters such as organization of the entities, authorization, capitalization, and title to shares survive indefinitely. The covenants and agreements contained in the Purchase Agreement that are to be performed in full on or prior to the closing will survive for 18 months from the closing date. The covenants and agreements that are to be performed in whole or in part after the closing will survive the closing until performed in accordance with their terms.

Subject to certain limitations, NII has agreed to indemnify and hold harmless AMX and its affiliates from and against any and all losses incurred by such parties arising out of:

•
any failure of any representation or warranty to be true and correct as of the date of the Purchase Agreement or as of the closing date;
•
any nonfulfillment, violation or breach of any covenant or agreement made by NII or NIIH;
•
the NII Internal Reorganization;
•
any Intercompany Notes Modification (as defined in the Purchase Agreement) not taken at the written request of AMX; or
•
any nonfulfillment, violation or breach of NII or any of its Affiliates of the Indenture.

The indemnifications obligations of NII with respect to any breach of representation or warranty made by NII or NIIH in the Purchase Agreement are generally subject to:

•
exclusions for de minimis individual items or groups of related items of less than $50,000 in the aggregate, provided that NII will be liable for all claims of $50,000 or greater from the first dollar of damages incurred; and
•
a first-dollar basket for claims in the aggregate that must exceed $7 million.

The maximum aggregate amount of indemnifiable damages with respect to any breach of representation or warranty made by NII or NIIH and with respect to pre-closing taxes will not exceed the escrow amount of $30 million.

These limitations do not apply to certain fundamental representations made by NII and NIIH.

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT
AMENDMENT

The Purchase Agreement may be amended by written agreement of the parties thereto, whether before or after we receive stockholder approval. However, after we receive stockholder approval, we will not enter into any amendment to the Purchase Agreement that by law requires further approval by our stockholders without such further approval.

GUARANTEES

We guarantee the complete performance and payment of all of NIIH's and its affiliates' obligations under the Purchase Agreement.

GOVERNING LAW

The Purchase Agreement is governed and construed in accordance with the laws of the state of New York.

AMENDMENT TO THE PURCHASE AGREEMENT

On April 17, 2019, AMX, NIIH, AI Brazil and NII entered into an amendment to the Purchase Agreement (the "Amendment") that:

•
extends the deadline for filing this proxy statement with the SEC to April 24, 2019; and
•
amends and restates an exhibit to the Purchase Agreement, which addresses the final description of the accounting policies NII used to prepare certain audited consolidated financial statements and provides for an illustrative calculation of the purchase price.

A copy of the Amendment is attached to this proxy statement as Annex B.

SUMMARY OF SIDE LETTER

In connection with the Nextel Brazil Transaction, NII and AI Brazil entered into the Side Letter, the terms of which relate to, in part, the following:

•
an agreement that after the closing of the Nextel Brazil Transaction, AI Brazil will be entitled to the first $10 million and 6% of additional amounts recovered from the Mexico Escrow, in both cases, if and when funds are released;
•
a requirement that we consult with AI Brazil on any Superior Proposal and a requirement that AI Brazil receive the consideration contemplated under the Shareholders Agreement with AI Brazil in any Superior Proposal; and
•
a requirement that we indemnify AI Brazil from and against any and all damages AI Brazil actually suffers resulting from, arising out of or incurred in connection with certain matters, including:
  •
  any and all Unpaid Transaction Expenses (as defined in the Purchase Agreement);
  •
  a reduction in the portion of the purchase price payable to AI Brazil pursuant to the Purchase Agreement as a result of, or claims by AMX under the Purchase Agreement arising out of or related to certain tax related matters;
  •
  any liabilities or reduction in purchase price associated with any Intercompany Notes Modification or Requested Notes Modification (each as defined in the Purchase Agreement); and
  •
  any amounts payable under the Retention Plan (as defined in the Purchase Agreement), whether or not the Transactions are consummated.

A copy of the Side Letter is attached to this proxy statement as Annex C.

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

RELATED INFORMATION
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SALE

The following discussion is a general summary of certain material U.S. federal income tax consequences of the Sale. The following discussion is based on the Internal Revenue Code of 1986 (the "Code"), its legislative history, currently applicable and proposed Treasury regulations (the "Treasury Regulations") and published rulings and decisions, all as currently in effect as of the date of this proxy statement, an all of which are subject to change, possibly with retroactive effect. Tax considerations under state and local laws, federal laws other than those pertaining to income tax, or non-U.S. tax laws are not addressed in this proxy statement. The following discussion has no binding effect on the Internal Revenue Service ("IRS") or the courts.

The Sale is entirely a corporate action. The Sale will not result in any direct U.S. federal income tax consequences to our stockholders. We believe that we will not incur any U.S. federal income tax as a result of the Sale, as the Sale is expected to generate a significant loss for U.S. federal income tax purposes. Each stockholder is urged to consult his or her own tax advisor as to the U.S. federal income tax consequences of the Sale.

CERTAIN ACCOUNTING CONSEQUENCES OF THE SALE

After we determine that it is probable the Sale will occur, we will start accounting for NII Brazil and its subsidiaries (including Nextel Brazil) as held-for-sale. We currently anticipate that the Sale will become probable of occurring after certain conditions precedent for the Sale to close are met, including stockholder approval. Under held-for-sale accounting, prior to the disposal of NII Brazil, we are required to report NII Brazil on our balance sheet at the lower of its carrying value or fair value less cost to sell. Based on NII Brazil's carrying value as of December 31, 2018, we expect that the fair value less cost to sell will exceed the carrying value. As a result, we do not expect to recognize a loss upon initially determining that NII Brazil should be accounted for as held-for-sale.

Upon determining that NII Brazil is held-for-sale, we will present NII Brazil as a discontinued operation in our consolidated financial statements. As a result, we will present NII Brazil's results of operations as a single line item under discontinued operations within NII's consolidated statement of operations, and NII Brazil's assets and liabilities as single line items under assets and liabilities held-for-sale within current and non-current assets and liabilities on our consolidated balance sheet.

Upon closing of the Sale, we will derecognize NII Brazil's and its subsidiaries' (including Nextel Brazil) assets and liabilities from our balance sheet and will reflect therein the effect of the receipt of the proceeds from the Sale. Also, upon closing of the Sale, we will derecognize AI Brazil's noncontrolling interest investment, as well as the cumulative foreign currency translation adjustment. We will also be required to record a liability, pursuant to the applicable accounting rules related to guarantees, for the fair value of our indemnification obligations under the Purchase Agreement.

Further, upon closing of the Sale, we expect to record a gain on the sale equal to the difference between the purchase price received, net of the fair value of any indemnification obligations, and the carrying value of NII Brazil.

APPRAISAL RIGHTS

Neither the DGCL nor our organizational documents provide for appraisal rights, rights of objecting stockholders or other similar rights in connection with a sale of substantially all of NII's assets.

PROPOSAL 1 — APPROVAL OF THE SALE PURSUANT TO THE PURCHASE AGREEMENT

EFFECTS ON NII IF THE SALE IS COMPLETED

If the Sale is completed, AMX will acquire all of the equity interests in NII Brazil for an aggregate purchase price of $905 million less net debt and subject to certain adjustments at closing, including reimbursement of capital expenditures up to a budgeted amount from March 1, 2019 to closing, a working capital adjustment (subject, in the case of an increase in net working capital, to a cap based on budgeted changes in working capital through the earlier of closing or December 31, 2019), and a deduction for the amount (if any) by which certain budgeted selling and marketing costs exceed actual spend on such costs from March 1, 2019 to closing. NII will receive approximately 70% of the final net proceeds after deducting a $2 million preferred share return due to AI Brazil and deducting certain transaction expenses and increases in accrued tax contingencies, if any. AMX will place $30 million of NII's portion of the net proceeds into an 18-month escrow account to secure NII's indemnification obligations under the Purchase Agreement.

Also, pursuant to the Side Letter, NII and AI Brazil have agreed that if the Sale is consummated, AI Brazil will be entitled to the first $10 million and 6% of additional amounts recovered from the Mexico Escrow, in both cases, if and when funds are released. NII has also agreed to indemnify AI Brazil for damages that may arise from certain tax contingencies, transaction expenses, transaction-related litigation and other matters in connection with its participation in the Nextel Brazil Transaction.

After we complete the Sale, we intend to dissolve, assuming that our stockholders authorize the Dissolution. As part of the Dissolution, the remaining proceeds from the Sale, combined with the proceeds received from the Mexico Escrow and our other cash assets, would be distributed from time to time to our stockholders of record on the date of the Dissolution, subject to payment of general expenses associated with the Dissolution, the payment of all known liabilities and the reservation of funds to pay possible future and contingent liabilities, in accordance with the Plan of Dissolution and Delaware law. See "Our Plan of Dissolution" beginning on page 71.

If our stockholders do not authorize the Dissolution, or if for any other reason our Board decides not to proceed with the Dissolution, we may continue to operate, although we will not have any operational assets, and our Board may consider distributing some of our cash assets to our stockholders or investing in new wireless communications properties or interests, subject to the sole discretion of our directors, based on what they believe is in the best interests of NII and our stockholders.

INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE SALE

In considering the recommendations of the Board that our stockholders vote in favor of the Sale Proposal, the Dissolution Proposal and the Compensation Proposal, our stockholders should be aware that our directors and executive officers may have interests in the Sale that differ from, or are in addition to, their interests as stockholders of NII. The Board was aware of these interests and took them into account in its decision to approve the Sale and the Dissolution.

Certain executive officers and directors may be entitled to acceleration of outstanding equity awards, potential severance benefits, change of control payments and other payments and, as such, may have interests in the Sale that are different from your interests as a stockholder and such interests may present actual or potential conflicts of interest. In addition, our directors and executive officers have ongoing rights to indemnification and insurance coverage for acts or omissions occurring prior to the Sale.

These interests are described in more detail below and, with respect to the named executive officers of NII, are quantified in the Golden Parachute Compensation table in the section entitled "Executive Officer Change of Control Compensation" beginning on page 83. Our Board was aware of these interests and considered them when it adopted the Purchase Agreement and approved the Sale.

VOTE REQUIRED

The affirmative vote of a majority of the shares of our common stock outstanding on the Record Date and entitled to vote on the Sale Proposal is required to approve the Sale Proposal. Abstentions and failures to vote will have the same effect as a vote "AGAINST" the Sale Proposal.

Our Board recommends that the stockholders vote "FOR" the Sale Proposal to approve the Sale on the terms and conditions of the Purchase Agreement.

PROPOSAL 2 — APPROVAL OF THE LIQUIDATION AND DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION

We are asking you to authorize and approve the Dissolution. Our Board has determined that the Dissolution is advisable and in the best interests of the Company and our stockholders, has approved the Dissolution and has adopted the Plan of Dissolution. The reasons for the Dissolution are described under "Background of the Proposed Liquidation and Dissolution" beginning on page 67. The Dissolution is subject to the condition that the holders of a majority of our outstanding common stock authorize the Dissolution at the Special Meeting that is the subject of this proxy statement. Our Board unanimously recommends that our stockholders authorize the Dissolution.

In general terms, when we dissolve, we will cease conducting our business, wind up our affairs, dispose of our non-cash assets, pay or otherwise provide for our obligations, and distribute our remaining assets, if any, during a post-dissolution period of at least three years, as required by the DGCL. With respect to the Dissolution, we will follow the dissolution and winding up procedures prescribed by the DGCL, as described in further detail under "Delaware Law Applicable to Our Dissolution" beginning on page 68. Our liquidation, winding up and distribution procedures will be further guided by our Plan of Dissolution, as described in further detail under "Our Plan of Dissolution" beginning on page 71. You should carefully consider the risk factors relating to our complete liquidation and dissolution and described under "Risk Factors — Risks Related to The Dissolution" beginning on page 25.

Subject to the requirements of the DGCL and our Plan of Dissolution, as further described below, our winding up procedures will entail the consummation of the Sale, the proceeds of which, combined with any proceeds from the Mexico Escrow and our existing cash on hand, will be used to pay:

•
income and other taxes for periods ending on or before December 31, 2018, and income and other taxes associated with our pre-dissolution operations and post-dissolution and winding up operations in subsequent years, including the liquidation, dissolution and winding up of our subsidiaries;
•
the costs associated with our dissolution and winding up over the mandatory three-year post-dissolution survival period under the DGCL as described below; these costs may include, among others, general overhead and related expenses necessary to our operations during the implementation and administration of our Plan of Dissolution and fees and other amounts payable to professional advisors (including legal counsel, financial advisors and others) and to consultants and others assisting us with our dissolution (however, we expect that these costs will be significantly less than the current amount of our general administrative and overhead expenses as we wind down operations and reduce the work hours and compensation payable to some of our officers and other employees);
•
the benefits associated with termination of employment of our officers and other employees, as further described under "Proposal 3 — Non-Binding Advisory Vote on Certain Compensation and Other Payments to Directors and Named Executive Officers" beginning on page 78;
•
any claims by others against us that we do not reject as part of the dissolution process;
•
any amounts owed by us under contracts with third parties;
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the funding of any reserves or other security we are required to establish, or deem appropriate to establish, to pay for asserted claims (including lawsuits) and possible future claims, as further described below; and
•
to the extent remaining after provision for the above-described payments, liquidating distributions to be made to our stockholders, which distributions may be made from time to time as available and in accordance with the DGCL procedures described below.
ESTIMATED DISTRIBUTIONS TO STOCKHOLDERS

We estimate that we will have approximately $251 million of cash that we will be able to distribute to NII stockholders in connection with the Sale and Dissolution, which implies a per share distribution of $2.47. Calculating such an estimate is inherently uncertain and requires that we make a number of assumptions regarding future events, many of which are unlikely

PROPOSAL 2 — APPROVAL OF THE LIQUIDATION AND DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION

to ultimately be true. We used the following assumptions when calculating the estimated distributable cash value: (i) closing of the Sale occurs at the end of August 2019, (ii) the arithmetic average of the last-published PTAX Rate for each business day during the 30 calendar day period ending on and including the day immediately prior to the Estimated Closing Statement Delivery Date (as defined in the Purchase Agreement) is 3.86, (iii) capex and working capital related purchase price adjustments are consistent with amounts contemplated under the transaction budget, (iv) the purchase price of the Sale is not adjusted for any tax contingencies, (v) we de-list from the NASDAQ and de-register with the SEC following closing of the Sale, (vi) we file the Certificate of Dissolution and implement the Plan of Dissolution shortly after closing of the Sale, (vii) our post-closing headcount is reduced substantially, (viii) no indemnification claims are made under the Purchase Agreement, (ix) we recover a net amount of $75 million under the Mexico Escrow and (x) we recover the entire amount of the $30 million indemnification escrow fund under the Purchase Agreement.

We also performed a sensitivity analysis that resulted in an estimated range of approximately $156 million to $273 million of distributable cash, which implies a range of $1.54 to $2.70 per share. Individual assumptions that impacted this analysis include the following: recovery from the indemnification escrow fund, Nextel Holdings' performance prior to closing, settlement of restricted stock units in cash instead of stock, working capital reimbursement differences from the transaction budget, purchase price adjustments for tax contingencies, cost savings at our headquarters and different levels of recovery from the Mexico Escrow.

In addition to the adjustments listed above, the amount of any distributable proceeds and our ability to make distributions to our stockholders is subject to a number of factors unrelated to the Sale, including the results of operations of Nextel Brazil, its cash funding needs, the amount and timing of Nextel Brazil's tax liabilities and tax credits, and developments relating to Nextel Brazil's existing litigation and litigation claims that may arise between signing and closing of the Sale. Other factors could also impact the amount of distributable cash, including changes in foreign currency exchange rates and the time at which the closing of the Sale occurs. We estimate that every 1% change in the base assumption for the exchange rate between the U.S. dollar and Brazilian real results in a +/- $0.02 per share change in distributable cash. Similarly, we estimate that every month after the assumed August 30, 2019 closing date that the transaction has not closed results in a per share loss in distributable cash between $0.01 and $0.02.

Our estimate of the anticipated initial distribution amounts is preliminary and many of the factors that are necessary to determine how much, if any, we will be able to distribute to our stockholders in liquidation are subject to change and outside of our control. While we intend to pursue matters related to our liquidation and winding up as quickly as possible after completion of the Sale, the timing of many elements of this process after our dissolution will not be entirely within our control and, therefore, we are unable to estimate when we would be able to begin making any post-dissolution liquidating distributions to our stockholders. See "Risk Factors — Risks Related to The Dissolution" beginning on page 25.

The description of the Dissolution contained in this introductory section is general in nature and is subject to various other factors and requirements, as described in greater detail below.

BACKGROUND OF THE PROPOSED LIQUIDATION AND DISSOLUTION

Upon completion of the Sale, we will have sold substantially all of our assets, including all of the assets required to conduct our business. Rather than using the combination of the proceeds from the Mexico Escrow and the Sale to acquire new operations, the Board has determined that the more advisable course of action would be to liquidate and dissolve so that we can have the opportunity to provide some distribution of assets to our stockholders, after we take care of various obligations and contingencies, as described elsewhere in this proxy statement.

During the ongoing strategic process and in connection with the negotiation of the Sale, the Board discussed from time-to-time its plan to liquidate and dissolve the Company following the consummation of the sale of all or substantially all of the Company's assets.

On March 6, 2019, members of our Board were provided with a draft Plan of Dissolution, as well as a description of the Dissolution, to be considered in preparation for the Board meeting to be held on March 12, 2019. At the March 12, 2019 meeting, our Board further considered the Dissolution. During this meeting, members of our Board had the opportunity to

PROPOSAL 2 — APPROVAL OF THE LIQUIDATION AND DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION

ask questions about the legal aspects of the dissolution, and the Board's questions were answered by legal counsel and our executive officers.

At its meeting held on March 17, 2019, members of our Board once again discussed the Dissolution. After this discussion, our Board unanimously determined that the Dissolution was advisable and in the best interests of us and our stockholders, adopted an initial plan of liquidation and dissolution, authorized the proposed dissolution, recommended that our stockholders authorize the proposed dissolution in accordance with the Plan of Dissolution, and generally authorized our officers to take all necessary actions to effect our dissolution. This is the Plan of Dissolution that is attached to this proxy statement as Annex D.

DELAWARE LAW APPLICABLE TO OUR DISSOLUTION

We are a corporation organized under the laws of the State of Delaware and the Dissolution will be governed by the DGCL. The following is a brief summary of some of the DGCL provisions applicable to the Dissolution. The following summary is qualified in its entirely by Sections 275 through 283 of the DGCL, which are attached to this proxy statement as Annex E.

DELAWARE LAW GENERALLY

  Authorization of Board and Stockholders. If a corporation's board of directors deems it advisable that the corporation should dissolve, it may adopt a resolution to that effect by a majority vote of the whole board and notify the corporation's stockholders entitled to vote on the dissolution of the adoption of the resolution and the calling of a meeting of stockholders to act on the resolution. Our Board has unanimously adopted a resolution deeming the Dissolution advisable and in the best interests of the Company and our stockholders. This proxy statement and its accompanying materials constitute a notice to this effect to our stockholders and a notice of the Special Meeting at which our stockholders of record on the Record Date may vote to approve the Dissolution. The Dissolution must be authorized and approved by the holders of a majority of our outstanding common stock on the Record Date entitled to vote on the Dissolution Proposal.

  Certificate of Dissolution. If a corporation's stockholders authorize its dissolution, to consummate the dissolution the corporation must file a certificate of dissolution with the Secretary of State. The certificate of dissolution must include the corporation's name, the date the dissolution was authorized, a statement that the dissolution has been authorized by the corporation's board of directors and stockholders, the names and addresses of the directors and officers of the corporation and the date that the corporation's original certificate of incorporation was filed with the Secretary of State. If our stockholders authorize the Dissolution at the Special Meeting, we intend to file the Certificate of Dissolution with the Secretary of State as soon as practicable after the closing of the Sale. The timing of such filing is subject to the discretion of the Board. If the Sale, as described in this proxy statement, is not consummated for any reason (whether because our stockholders do not authorize the Sale at the Special Meeting, because the Purchase Agreement is terminated or for any other reason), then we do not intend to file the Certificate of Dissolution with the Secretary of State.

  Possible Permitted Abandonment of Dissolution. The resolution authorizing a dissolution adopted by a corporation's board of directors may provide that, notwithstanding authorization of the dissolution by the corporation's stockholders, the board of directors may abandon the dissolution without further action by the stockholders. While we do not currently foresee any reason that our Board would abandon our proposed Dissolution once it is authorized by our stockholders, to provide our Board with the maximum flexibility to act in the best interests of our stockholders, the resolutions adopted by our Board included this kind of provision.

  Time of Dissolution. When a corporation's certificate of dissolution is filed with the Secretary of State and has become effective, along with the corporation's tender of all taxes (including Delaware franchise taxes) and fees authorized to be collected by the Secretary of State, the corporation will be dissolved.

PROPOSAL 2 — APPROVAL OF THE LIQUIDATION AND DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION
CONTINUATION OF CORPORATION AFTER DISSOLUTION

A dissolved corporation continues its existence for three years after dissolution, or such longer period as the Delaware Court of Chancery may direct, for the purpose of prosecuting and defending suits and enabling the corporation to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets. A dissolved corporation may not, however, continue the business for which it was organized. Any action, suit or proceeding begun by or against the corporation before or during this survival period does not abate by reason of the dissolution, and for the purpose of any such action, suit or proceeding, the corporation will continue beyond the three-year period until any related judgments, orders or decrees are fully executed, without the necessity for any special direction by the Delaware Court of Chancery. Our Plan of Dissolution will govern our winding up process after dissolution. See "Our Plan of Dissolution" beginning on page 71.

PAYMENT AND DISTRIBUTION TO CLAIMANTS AND STOCKHOLDERS

A dissolved corporation must make provision for the payment (or reservation of funds as security for payment) of claims against the corporation in accordance with the applicable provisions of the DGCL and the distribution of remaining assets to the corporation's stockholders. The dissolved corporation may do this by following one of two procedures, as described below.

Safe Harbor Procedures under DGCL Sections 280 and 281(a) (the "Safe Harbor Procedures")

A dissolved corporation may elect to give notice of its dissolution to persons having a claim against the corporation (other than claims against the corporation in any pending actions, suits or proceedings to which the corporation is a party) ("Current Claimants") and to persons with contractual claims contingent on the occurrence or nonoccurrence of future events or otherwise conditional or unmatured ("Contingent Contractual Claimants"), and after giving these notices, following the procedures set forth in the DGCL, as described below.

CURRENT CLAIMANTS

Notices and Publication. The notice to Current Claimants must state (1) that all such claims must be presented to the corporation in writing and must contain sufficient information reasonably to inform the corporation of the identity of the claimant and the substance of the claim; (2) the mailing address to which the claim must be sent; (3) the date (the "Claim Date") by which the claim must be received by the corporation, which must be no earlier than 60 days from the date of the corporation's notice; (4) that the claim will be barred if not received by the Claim Date; (5) that the corporation may make distributions to other claimants and the corporation's stockholders without further notice to the Current Claimant; and (6) the aggregate annual amount of all distributions made by the corporation to its stockholders for each of the three years before the date of dissolution. The notice must be published at least once a week for two consecutive weeks in a newspaper of general circulation in the county in which the corporation's registered agent in Delaware is located and in the corporation's principal place of business and, in the case of a corporation having $10,000,000 or more in total assets at the time of dissolution, at least once in all editions of a daily newspaper with a national circulation. On or before the date of the first publication of the notice, the corporation must also mail a copy of the notice by certified or registered mail, return receipt requested, to each known claimant of the corporation, including persons with claims asserted against the corporation in a pending action, suit or proceeding to which the corporation is a party.

Effect of Non-Responses to Notices. If the dissolved corporation does not receive a response to the corporation's notice by the Claim Date from a Current Claimant who was given actual notice according to the foregoing paragraph, then the claimant's claim will be barred.

PROPOSAL 2 — APPROVAL OF THE LIQUIDATION AND DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION

Treatment of Responses to Notices. If the dissolved corporation receives a response to the corporation's notice by the Claim Date, the dissolved corporation may accept or reject, in whole or in part, the claim. If the dissolved corporation rejects a claim, it must mail a notice of the rejection to the Current Claimant by certified or registered mail, return receipt requested, within 90 days after receipt of the claim (or, if earlier, at least 150 days before the expiration of the post-dissolution survival period). The notice must state that any claim so rejected will be barred if the Current Claimant does not commence an action, suit or proceeding with respect to the claim within 120 days of the date of the rejection.

Effect of Non-Responses to Rejections of Claims. If the dissolved corporation rejects a claim and the Current Claimant does not commence an action suit or proceeding with respect to the claim within the 120-day post-rejection period, then the Current Claimant's claim will be barred.

CONTINGENT CONTRACTUAL CLAIMANTS

Notices. The notice to Contingent Contractual Claimants (persons with contractual claims contingent on the occurrence or nonoccurrence of future events or otherwise conditional or unmatured) must be in substantially the same form and sent and published in the same manner, as notices to Current Claimants and shall request that Contingent Contractual Claimants present their claims in accordance with the terms of such notice.

Responses to Contractual Claimants. If the dissolved corporation receives a response by the date specified in the notice by which the claims from Contingent Contractual Claimants must be received by the corporation, which must be no earlier than 60 days from the date of the corporation's notice to Contingent Contractual Claimants, the dissolved corporation must offer to the Contingent Contractual Claimant such security as the dissolved corporation determines is sufficient to provide compensation to the claimant if the claim matures. This offer must be mailed to the Contingent Contractual Claimant by certified or registered mail, return receipt requested, within 90 days of the dissolved corporation's receipt of the claim (or, if earlier, at least 150 days before the expiration of the post-dissolution survival period). If the Contingent Contractual Claimant does not deliver to the dissolved corporation a written notice rejecting the offer within 120 days after receipt of the offer for security, the claimant is deemed to have accepted the security as the sole source from which to satisfy the claim against the dissolved corporation.

DETERMINATIONS BY DELAWARE COURT OF CHANCERY

A dissolved corporation that has complied with the Safe Harbor Procedures must petition the Delaware Court of Chancery to determine the amount and form of security that will be (1) reasonably likely to be sufficient to provide compensation for any claim against the dissolved corporation that is the subject of a pending action, suit or proceeding to which the dissolved corporation is a party, other than a claim barred pursuant to the Safe Harbor Procedures, (2) sufficient to provide compensation to any Contingent Contractual Claimant who has rejected the dissolved corporation's offer for security for such person's claims made pursuant to the Safe Harbor Procedures, and (3) reasonably likely to be sufficient to provide compensation for claims that have not been made known to the dissolved corporation or that have not arisen but that, based on facts known to the dissolved corporation, are likely to arise or to become known to the dissolved corporation within five years after the date of dissolution or such longer period of time as the Delaware Court of Chancery may determine, not to exceed ten years after the date of dissolution.

PAYMENTS AND DISTRIBUTIONS

If a dissolved corporation has followed the Safe Harbor Procedures, then it will (1) pay the current claims made but not rejected, (2) post the security offered and not rejected for contractual claims that are contingent, conditional or unmatured, (3) post any security ordered by the Delaware Court of Chancery in response to the dissolved corporation's petition to the court described above, and (4) pay or make provision for all other claims that are mature, known and uncontested or that have been finally determined to be owing by the dissolved corporation. If there are insufficient assets to make these payments and provisions, then they will be satisfied ratably in accordance with legal priorities, to the extent that assets are available.

PROPOSAL 2 — APPROVAL OF THE LIQUIDATION AND DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION

All remaining assets will be distributed to the dissolved corporation's stockholders, but not earlier than 150 days after the date of the last notice of rejection given by the dissolved corporation to a Current Claimant pursuant to the Safe Harbor Procedures.

Alternative Procedures under DGCL Section 281(b) (the "Alternative Procedures")

If a dissolved corporation does not elect to follow the Safe Harbor Procedures, it must adopt a plan of distribution pursuant to which it will (1) pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the corporation, (2) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the dissolved corporation that is the subject of a pending action, suit or proceeding to which the dissolved corporation is a party and (3) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the dissolved corporation or that have not arisen but that, based on facts known to the dissolved corporation, are likely to arise or to become known to the dissolved corporation within ten years after the date of dissolution. If there are insufficient assets to make these payments and provisions, then they will be satisfied ratably in accordance with legal priorities, to the extent assets are available. All remaining assets will be distributed to the dissolved corporation's stockholders.

LIABILITIES OF STOCKHOLDERS AND DIRECTORS

If a dissolved corporation follows either the Safe Harbor Procedures or the Alternative Procedures, then (1) a stockholder of the dissolved corporation's will not be liable for any claim against the dissolved corporation in an amount in excess of the lesser of (a) the stockholder's pro rata share of the claim and (b) the amount distributed to the stockholder. If a dissolved corporation follows the Safe Harbor Procedures, then a stockholder of the dissolved corporation will not be liable for any claim against the dissolved corporation on which an action, suit or proceeding is not begun before the expiration of the post-dissolution survival period. In no event will the aggregate liability of a stockholder of a dissolved corporation for claims against the dissolved corporation exceed the amount distributed to the stockholder in dissolution. If a dissolved corporation fully complies with either the Safe Harbor Procedures or the Alternative Procedures, then the dissolved corporation's directors will not be personally liable to the dissolved corporation's claimants.

APPLICATION OF THESE PROCEDURES TO US

We currently plan to elect to follow the Safe Harbor Procedures because we believe that these procedures offer more protection to our stockholders and, generally, provide a method to fulfill our responsibilities to claimants and stockholders in the Dissolution. While we are not currently aware of any legal claims against us, we believe that the more prudent course is to follow the Safe Harbor Procedures. However, our Plan of Dissolution specifically permits our Board to decide to abandon any plans to follow the Safe Harbor Procedures and to follow the Alternative Procedures permitted by Delaware law if our Board determines that following the Safe Harbor Procedures would be impracticable, inadvisable or otherwise not in our best interests. If we follow the Safe Harbor Procedures, then the required published notices would be published in a newspaper of general circulation in New Castle County, Delaware (the location of our registered agent), and Fairfax County, Virginia (the location of our principal place of business), as well as in a daily newspaper with national circulation, since our total assets exceed $10 million. For more information about our liquidation, winding up and distribution procedures, see "Our Plan of Dissolution" beginning on page 71.

OUR PLAN OF DISSOLUTION

The Dissolution will be conducted in accordance with the Plan of Dissolution, which is attached to this proxy statement as Annex D and incorporated by reference into this proxy statement. The following is a summary of our Plan of Dissolution and does not purport to be complete or contain all of the information that is important to you. To understand our Plan of Dissolution more fully, you are urged to read this proxy statement as well as the Plan of Dissolution. Our Plan of Dissolution may be modified, clarified or amended by action by our Board at any time and from time to time, as further described below.

PROPOSAL 2 — APPROVAL OF THE LIQUIDATION AND DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION
AUTHORIZATION AND EFFECTIVENESS

Our Plan of Dissolution may become effective after the holders of a majority of the outstanding stock entitled to vote on the Dissolution Proposal have authorized the Dissolution and will constitute our authorized plan and will evidence our authority to take all actions described in the Plan of Dissolution. Following the authorization of the Dissolution by our stockholders and the completion of the Sale, at such time as our Board determines to be appropriate, we will file the Certificate of Dissolution with the Secretary of State and ensure that all relevant taxes (including Delaware franchise taxes) and fees are paid. The effective time of our dissolution will be when the Certificate of Dissolution is filed with the office of the Secretary of State or such later date and time that is stated in the Certificate of Dissolution.

SURVIVAL PERIOD

For three years after the effective time (or such longer period as the Delaware Court of Chancery may direct) (the "Survival Period"), we will continue as a body corporate for the purpose of prosecuting and defending lawsuits (civil, criminal or administrative) by or against us; settling and closing our business; disposing of and conveying our property; discharging our liabilities in accordance with the DGCL; and distributing our remaining assets to our stockholders. We will no longer engage in the wireless communications service industry, except to the extent necessary to preserve the value of our assets and wind up our business affairs in accordance with our Plan of Dissolution. We anticipate that all distributions to our stockholders will be made in cash, and may be made at any time, from time to time, in accordance with the DGCL.

GENERAL LIQUIDATION, WINDING UP AND DISTRIBUTION PROCESS

We intend to elect to follow the Safe Harbor Procedures described under "Delaware Law Applicable to Our Dissolution" beginning on page 68. If for any reason our Board deems it inadvisable or impracticable to comply, or to continue to comply, with the Safe Harbor Procedures, then we will comply with the Alternative Procedures. If we use the Alternative Procedures, our Board will also adopt a separate plan of distribution in accordance with the Alternative Procedures.

The Board intends to seek to distribute funds to NII's stockholders as quickly as possible, as permitted by the DGCL and the Plan of Dissolution, and will take all reasonable actions to optimize the distributable value to NII's stockholders.

CONTINUING EMPLOYEES AND CONSULTANTS

During the Survival Period, we may select, retain, hire, employ or contract with employees, consultants, agents, trustees, independent professional advisors (including legal counsel, accountants and financial advisors) and others, as the Board may determine, from time to time, to be necessary or advisable to effect the Dissolution as described in our Plan of Dissolution. The Board expects that during the Dissolution, the Company will retain two employees and that it is likely that these employees will be the Vice President, Chief Financial Officer and the Vice President, General Counsel and Corporate Secretary or people with similar backgrounds and responsibilities. The Board also expects that outside legal and financial advisors will be retained to assist with the Dissolution.

After filing the Certificate of Dissolution, the Board expects it will reduce the size of the Board to three Board seats to save costs.

We may, in the absolute discretion of the Board, pay the Company's officers, directors, employees, consultants, agents and other representatives, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they will be required to undertake in connection with the implementation of the Plan of Dissolution.

PROPOSAL 2 — APPROVAL OF THE LIQUIDATION AND DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION
COSTS AND EXPENSES

We will pay all costs and expenses that the Board may determine from time to time to be necessary or advisable to effect the Dissolution in accordance with the Plan of Dissolution and as may be necessary or advisable to continue our existence and operations. These costs and expenses may include, without limitation, brokerage, agency, professional, consulting and other fees and expenses of persons rendering services to the Company in connection with the matters described in the Plan of Dissolution and costs incurred to comply with contracts to which the Company is a party.

INDEMNIFICATION

We will continue to indemnify our officers, directors, employees and agents in accordance with, and to the extent required or permitted by, the DGCL, our certificate of incorporation, our bylaws and any contractual arrangements, whether these arrangements existed before the Dissolution or were entered into after the Dissolution. During the Survival Period, acts and omissions of any indemnified or insured person in connection with the implementation of the Plan of Dissolution will be covered to the same extent that they were covered before the effective time of the Dissolution. The Board is authorized to obtain and maintain insurance as may be necessary to cover the Company's indemnification obligations.

STOCKHOLDER CONSENT

Authorization of the Dissolution by the holders of a majority of the outstanding stock of the Company entitled to vote thereon shall, to the fullest extent permitted by law, constitute approval of all matters described in this proxy statement relating to the Dissolution, including our Plan of Dissolution. Authorization of the Dissolution by the holders of a majority of the outstanding stock of the Company shall constitute the authorization of the sale, exchange or other disposition in liquidation of all of the remaining property and assets of the Company after the effective time of the Dissolution, whether the sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of any and all contracts for sale, exchange or other disposition that are conditioned on stockholder approval.

SUBSIDIARIES

As part of the Dissolution, we may take actions with respect to each of our direct and indirect subsidiaries, based on the advice and counsel of our legal and other advisors and in accordance with the requirements of the laws and charter documents governing each subsidiary, to liquidate, dissolve or otherwise wind up each such subsidiary.

LEGAL CLAIMS

We will defend any claims against us, our officers or directors or our subsidiaries, whether a claim exists before the effective time of the Dissolution or is brought during the Survival Period, based on advice and counsel of our legal and other advisors and in such manner, at such time and with such costs and expenses as our Board may approve from time to time. During the Survival Period, we may continue to prosecute any claims that we had against others before the effective time of the Dissolution and may institute any new claims against any person as the Board may determine necessary or advisable to protect the Company and its assets and rights or to implement the Plan of Dissolution. At the Board's discretion, we may defend, prosecute or settle any lawsuits, as applicable.

PROPOSAL 2 — APPROVAL OF THE LIQUIDATION AND DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION
STOCK OF THE COMPANY

From and after the Final Record Date, and subject to applicable law, each holder of shares of our common stock shall cease to have any rights in respect of that stock, except the right to receive distributions, if any, pursuant to and in accordance with the Plan of Dissolution and the DGCL. After the effective time of the Dissolution, our stock transfer records shall be closed, and we will not record or recognize any transfer of our common stock occurring after the Final Record Date, except, in our sole discretion, such transfers occurring by will, intestate succession or operation of law as to which we have received adequate written notice. We expect the effective time of the Dissolution to be as soon as reasonably practicable after the Dissolution is approved by our stockholders and the consummation of the Sale, and we intend to provide advance notice to our stockholders prior to closing our stock transfer records. No stockholder shall have any appraisal rights in connection with our liquidation, dissolution and winding up.

UNCLAIMED DISTRIBUTIONS

If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered a certificate evidencing ownership of the Company's common stock or provided other evidence of ownership as required in the Plan of Dissolution or by the Board or for any other reason, the distribution to which the stockholder is otherwise entitled will be transferred, at such time as the final liquidating distribution is made by us, or as soon as practicable after that distribution, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of the distribution. The proceeds of such distribution will thereafter be held solely for the benefit of and for ultimate distribution to the stockholder as the sole equitable owner of the distribution and will be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. The proceeds of any such distribution will not revert to or become the property of us or any other stockholder.

LIQUIDATING TRUST

While we do not currently propose transferring our assets to a liquidating trust, we may do so if deemed appropriate by our Board, based on advice of our legal, tax and accounting advisors. We may, for example, transfer assets to a liquidating trust if we are unable to complete the Dissolution within the initial three-years of the Survival Period.

ABANDONMENT, EXCEPTIONS, MODIFICATIONS, CLARIFICATIONS AND AMENDMENTS

Notwithstanding the authorization of the Dissolution by our stockholders as described in this proxy statement, our Board will have the right, as permitted by the DGCL, to abandon the Dissolution at any time before it becomes effective and terminate our Plan of Dissolution, without any action by our stockholders, if our Board determines that to do so is in the best interest of us and our stockholders. Without further action by our stockholders, our Board may, to the extent permitted by Delaware law, waive, modify or amend any part of our Plan of Dissolution, and may provide for exceptions to or clarifications of the terms of our Plan of Dissolution. After the Certificate of Dissolution has been filed, revocation of the Dissolution would require stockholder approval under Delaware law.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND THE DGCL

During the Survival Period, we will continue to be governed by our certificate of incorporation and bylaws, insofar as their terms apply and insofar as necessary or appropriate to implement our Plan of Dissolution. Our Board will continue to have the authority to amend our bylaws as it may deem necessary or advisable. To any extent that the provisions of our Plan of Dissolution conflict with any provision of the DGCL, the provisions of the DGCL shall prevail.

PROPOSAL 2 — APPROVAL OF THE LIQUIDATION AND DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION
AUTHORITY OF THE BOARD

Our Board, without further action by our stockholders, is authorized to take all actions as they deem necessary or advisable to implement our Plan of Dissolution. All determinations and decisions to be made by our Board will be at the absolute and sole discretion of our Board.

MATERIAL TAX CONSEQUENCES OF THE PROPOSED LIQUIDATION AND DISSOLUTION
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a general summary of certain material U.S. federal income tax consequences of the proposed liquidation and dissolution to NII and our common stockholders. The following discussion is based on the Code, its legislative history, the Treasury Regulations and published rulings and decisions, all as currently in effect as of the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state and local laws, federal laws other than those pertaining to income tax, or non-U.S. tax laws are not addressed in this proxy statement. The following discussion has no binding effect on the IRS or the courts. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to our stockholders in light of their individual circumstances. The discussion below does not address any U.S. federal income tax consequences to our stockholders who, for U.S. federal tax purposes, are subject to special rules, such as:

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banks, financial institutions or insurance companies;
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tax-exempt entities;
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persons who hold shares as part of a straddle, hedge, integrated transaction or conversion transaction;
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persons who have been, but are no longer, citizens or residents of the United States;
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persons holding shares through a partnership or other fiscally transparent entity;
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dealers or traders in securities, commodities or currencies, or other persons who have elected mark-to-market accounting;
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grantor trusts;
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U.S. persons whose "functional currency" is not the U.S. dollar;
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regulated investment companies or real estate investment trusts;
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persons who are not U.S. holders;
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persons who received the shares of common stock of NII through the exercise of incentive stock options or through the issuance of restricted stock under an equity incentive plan or through a tax qualified retirement plan; or
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persons who own (directly or through attribution) five percent or more (by voting power or value) of our common stock.

For purposes of this discussion, a "U.S. holder" is a beneficial owner of shares of common stock of NII that for U.S. federal income tax purposes is:

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an individual citizen or resident of the United States;
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a corporation (or other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
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an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust, if the trust has validly elected to be treated as a U.S. person for U.S. federal tax purposes or if (1) a U.S. court can exercise primary supervision over its administration and (2) one or more U.S. persons have authority to control all of the substantial decisions of the trust.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal tax purposes) is a beneficial owner of shares of our common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. HOLDERS OF OUR COMMON STOCK THAT ARE NOT U.S. HOLDERS, INCLUDING PARTNERSHIPS AND PARTNERS IN THOSE PARTNERSHIPS, SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE PROPOSED LIQUIDATION AND DISSOLUTION.

PROPOSAL 2 — APPROVAL OF THE LIQUIDATION AND DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION
U.S. FEDERAL INCOME TAX CONSEQUENCES TO NII

Until all of our remaining assets have been distributed to our stockholders or a liquidating trust and the liquidation is complete, we will continue to be subject to U.S. federal income tax on our income, if any, such as interest income. We will recognize gain or loss, if any, upon the sale of any assets held directly by us in connection with our complete liquidation and dissolution in an amount equal to the difference between (1) the fair market value of the consideration received for each asset sold and (2) our adjusted tax basis in the asset sold. We may also recognize income from the liquidation and dissolution of our subsidiaries that will occur as part of the proposed dissolution. We should not recognize any gain or loss upon the distribution of cash to our stockholders as part of the proposed liquidation and dissolution. We currently do not anticipate making distributions of property other than cash to stockholders as part of the proposed liquidation and dissolution. If we do make a liquidating distribution to our stockholders of property other than cash, we generally will recognize gain or loss upon the distribution of the property as if the property were sold to our stockholders for its fair market value on the date of the distribution. Any tax liability resulting from the proposed liquidation and dissolution will reduce the cash available for distribution to our stockholders.

U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

Stockholders that receive any distributions made by us pursuant to the Plan of Dissolution will be treated as receiving those amounts as full payment in exchange for their shares of common stock in NII. A stockholder generally will recognize gain or loss on a share-by-share basis equal to the difference between (1) the sum of the amount of cash and the fair market value of property, if any, distributed to the stockholder with respect to each share (including distributions to any liquidating trust, as discussed below), less any known liabilities assumed by the stockholder or to which the distributed property (if any) is subject, and (2) the stockholder's adjusted tax basis in each share of our common stock. A stockholder may determine gain or loss on a block-by-block basis if the stockholder holds blocks of our common stock (generally as a result of acquiring a block of common stock at the same time and at the same price). Each stockholder must allocate liquidating distributions proportionately to each share of common stock, or, if applicable, each block of common stock, held by the stockholder. Liquidating distributions are first applied against, and reduce, the stockholder's adjusted tax basis with respect to a share or a block before recognizing any gain or loss. A stockholder will recognize gain to the extent the aggregate distributions allocated to the share of common stock or, if applicable, block of common stock exceeds the stockholder's adjusted tax basis with respect to such share or such block. A stockholder will recognize loss only to the extent the stockholder has an adjusted tax basis with respect to a share or a block after taking into account all liquidating distributions allocated to the share or the block. Any loss can only be recognized in the tax year that a stockholder receives our final liquidating distribution.

Generally, gain or loss recognized by a stockholder in connection with the proposed liquidation and dissolution will be capital gain or loss, and will be long-term capital gain or loss if the stockholder has held a share or block for more than one year or short-term capital gain or loss if the stockholder has held the share or block for one year or less. Certain stockholders, including individuals, may qualify for preferential tax rates on long-term capital gains. The deductibility of capital losses is subject to certain limitations. While we do not anticipate distributing any contingent claims to our stockholders or a liquidating trust as part of the proposed liquidation and dissolution, amounts, if any, received by a stockholder upon the resolution of a contingent claim that has been distributed could be considered ordinary income rather than capital gain. Stockholders should consult their own tax advisors with respect to the tax consequences of receiving a contingent claim as part of the proposed liquidation and dissolution.

If we effect the proposed liquidation and dissolution, we intend to provide stockholders and the IRS with statements indicating the amount of cash, and, as applicable, our best estimates of the fair market value of any other property, distributed to our stockholders (or transferred to the liquidating trust, as discussed below) at such time and in such manner as required by applicable Treasury Regulations.

PROPOSAL 2 — APPROVAL OF THE LIQUIDATION AND DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION
BACKUP WITHHOLDING

Distributions to any stockholder that fails to provide the appropriate certification in accordance with applicable Treasury Regulations generally will be reduced by backup withholding at the rate applicable at the time of the distributions. Backup withholding generally will not apply to payments made to certain exempt recipients, such as corporations. Backup withholding is not an additional tax. Amounts that are withheld under backup withholding rules may be refunded or credited against the stockholder's U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner. Stockholders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO THEM.

VOTE REQUIRED

The affirmative vote of a majority of the shares of our common stock outstanding on the Record Date and entitled to vote on the Dissolution Proposal is required to approve the Dissolution Proposal. Abstentions and failures to vote will have the same effect as a vote "AGAINST" the Dissolution Proposal.

Our Board recommends that the stockholders vote "FOR" the Dissolution Proposal to approve the Dissolution in accordance with the terms and conditions of the Plan of Dissolution.

PROPOSAL 3 — NON-BINDING ADVISORY VOTE ON CERTAIN COMPENSATION AND OTHER PAYMENTS TO DIRECTORS AND NAMED EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, NII is providing its stockholders with the opportunity to cast a non-binding advisory vote on the compensation that may be paid or become payable to NII's named executive officers ("NEOs"), as determined in accordance with Item 402(t) of Regulation S-K, that is based upon or otherwise relates to the Sale and arises from any form of arrangement or understanding, whether written or unwritten, between NII and the NEOs, the value of which is set forth in the table entitled "Golden Parachute Compensation" on page 83 of this proxy statement.

NII's NEOs are:

    •
    Roberto Silva Rittes de Oliveira, Chief Executive Officer, Nextel Brazil;
    •
    Daniel E. Freiman, Vice President, Chief Financial Officer; and
    •
    Shana C. Smith, Vice President, General Counsel and Corporate Secretary.

As required by Section 14A of the Exchange Act, NII is asking its stockholders to vote on the adoption of the following resolution:

  "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation that will or may become payable to the Company's named executive officers that is based upon or otherwise relates to the Sale, as disclosed under "Proposal 3-Non-Binding Advisory Vote on Certain Compensation and Other Payments to Directors and Named Executive Officers—Executive Officer Change of Control Compensation", including the table, associated footnotes and related narrative disclosure."

The vote on the Compensation Proposal is a vote separate and apart from the vote on the Sale Proposal. Accordingly, you may vote to approve the Sale Proposal and vote not to approve the Compensation Proposal, and vice versa. Because the vote to approve the Compensation Proposal is only advisory in nature, it will not be binding on NII. Accordingly, because NII, and Nextel Brazil, are contractually obligated to pay such transaction-related compensation, the compensation will be paid or payable, subject only to the conditions applicable thereto, if the Sale Proposal is approved, regardless of the outcome of the advisory vote.

Set forth in more detail below is information relating to the transaction-related compensation that may be paid or become payable to NII's directors and executive officers, including the NEOs, in connection with the Sale.

SECURITIES OWNERSHIP OF DIRECTORS AND MANAGEMENT

In the table and the related footnotes below, we list the amount and percentage of shares of our common stock that are deemed under the rules of the SEC to be beneficially owned on April 15, 2019 by:

•
each person who served as one of our directors as of that date;
•
each of the named executive officers; and
•
all directors and executive officers as a group.

PROPOSAL 3 — NON-BINDING ADVISORY VOTE ON CERTAIN COMPENSATION AND OTHER PAYMENTS TO DIRECTORS AND NAMED EXECUTIVE OFFICERS

	Shares Covered By

Name of Beneficial Owner(1)	Shares Owned and Vested Options(2)	Options to Vest(3)	Restricted Stock Units to Vest(4)	Percent of Class(5)

Kevin Beebe	11,607			*

Howard Hoffmann	11,607			*

James Continenza	11,607			*

Ricardo Knoepfelmacher	11,607			*

Christopher Rogers	11,607			*

Robert Schriesheim	11,607			*

Steven Shindler	88,309			*

Roberto Rittes	462,710	333,333	129,376	*

Daniel Freiman	155,211			*

Shana Smith	153,934			*

All directors and executive officers as a group (10 persons)	929,806	333,333	129,376	*

*
Indicates ownership of less than 1%

(1)
The term "Beneficial Owner" means any person that, directly or indirectly, through any contract, relationship or otherwise would be considered a "beneficial owner" in accordance with Rule 13d-3 under the Exchange Act.

(2)
Includes common stock currently owned and exercisable options.

(3)
Indicates shares that may be acquired upon the exercise of stock options exercisable on or within 60 days of April 15, 2019. For additional information regarding outstanding options, please see "— Executive Officer Unvested Equity Compensation" on page 81.

(4)
Indicates restricted stock units that will vest and may be settled in shares of common stock on or within 60 days of April 15, 2019. For additional information regarding unvested restricted stock units, please see "— Director Unvested Equity Compensation" on page 80 and "— Executive Officer Unvested Equity Compensation" on page 81.

(5)
Based on the total number of shares reflected in columns one through three and 101,580,702 shares of our common stock issued and outstanding on April 15, 2019.

STOCK OPTIONS AND RESTRICTED STOCK UNITS

We have awarded certain employees, executive officers and directors stock options and restricted stock units pursuant to the 2015 Incentive Compensation Plan (the "2015 Plan"). Under the 2015 Plan, if a Change of Control (as defined below under "— Change of Control Severance Plan") occurs and the incentives and awards granted under the 2015 Plan are not assumed by the surviving entity, or the employee is terminated, for specified reasons, within a certain period following a Change of Control, each outstanding award is treated as explained in this section. The definition of Change of Control is the same under both the 2015 Plan and the Company's Change of Control Severance Plan described below under "— Change of Control Severance Plan", and the same events trigger payments to the named executive officer(s) under both plans. We expect that the Sale and Dissolution will meet the definition of a Change of Control under the 2015 Plan.

•
Options.  If the surviving entity assumes, replaces or converts the options and the employee is terminated within 12 months under circumstances that would trigger payment, the options will become fully exercisable, vested or earned. If the options are not assumed, replaced or converted, each option shall be fully exercisable upon a Change of Control.
•
Restricted Stock Units.  If the surviving entity assumes, replaces or converts the stock award and the employee is terminated within 12 months under circumstances that would trigger payment, the stock awards shall be vested. If the restricted stock and restricted stock unit awards are not assumed, replaced or converted, the restricted stock or restricted stock units shall be vested upon a Change of Control.

PROPOSAL 3 — NON-BINDING ADVISORY VOTE ON CERTAIN COMPENSATION AND OTHER PAYMENTS TO DIRECTORS AND NAMED EXECUTIVE OFFICERS
DIRECTOR UNVESTED EQUITY COMPENSATION

In August 2018, directors received grants of restricted stock units pursuant to the 2015 Plan that are scheduled to vest in three equal annual installments beginning on August 17, 2019. In connection with these awards, the Compensation Committee of the Board engaged Lyons, Benenson & Company Inc. ("Lyons, Benenson"), as its independent compensation consultant, to assist it in evaluating its director compensation program and to select an appropriate peer group of comparable companies for purposes of setting director compensation. Based on the analysis of the peer group's director compensation levels, the Company's director compensation levels had been below the peer group since the Company emerged from bankruptcy in 2015, primarily because the Compensation Committee had not made equity grants to directors in 2016 and 2017 in order to preserve the limited number of shares available under the 2015 Plan. In addition, the Compensation Committee and Lyons, Benenson considered the Company's business and strategy, the evolution and growth of the Company since emergence from bankruptcy, the amount and type of work required of directors since emergence from bankruptcy, the Company's unique situation and level of risk associated with the Company's foreign operations and strategic process, and recent requests by stockholders seeking better alignment of interests between stockholders and directors. In consideration of these and other factors and after consultation and discussion with Lyons, Benenson, the Compensation Committee determined that total director compensation should be above the peer group and awarded 236,996 restricted stock units to each of the directors other than Mr. Shindler, and 33,699 restricted stock units to Mr. Shindler, due to Mr. Shindler's director compensation package and Mr. Shindler's separation and release agreement and the potential change of control payment available under that agreement. For more information on Mr. Shindler's change of control payment, please see "Former Chief Executive Officer Change of Control Payment" below. Although awarded in 2018, these grants were intended to cover equity awards that will vest in 2019, 2020 and 2021.

As noted above, we expect that the Sale and the Dissolution will meet the definition of a Change of Control under the 2015 Plan, and the restricted stock units will vest upon the closing of the Sale. Assuming a value of $2.10 (the average closing market price of our common stock over the first five business days following the first public announcement of the Sale) for each unvested restricted stock unit and assuming that the Sale was completed on April 15, 2019, the value of the accelerated vesting of restricted stock units is $70,768 for Mr. Shindler and is $497,692 for each of our other directors.

At vesting, restricted stock units may be settled in cash or in shares of common stock at the election of the Compensation Committee of the Board. The Company does not currently have sufficient shares available under the 2015 Plan to settle these grants with shares pursuant to stockholder-approved equity compensation plans. As a result, we plan to request stockholder approval for additional shares for the 2015 Plan in connection with the 2019 annual meeting of stockholders so that the outstanding grants held by directors may be settled with shares of common stock.

PROPOSAL 3 — NON-BINDING ADVISORY VOTE ON CERTAIN COMPENSATION AND OTHER PAYMENTS TO DIRECTORS AND NAMED EXECUTIVE OFFICERS
EXECUTIVE OFFICER UNVESTED EQUITY COMPENSATION

Our executive officers also have outstanding stock options and unvested restricted stock units pursuant to the 2015 Plan that, as noted above, will vest upon the closing of the Sale. At vesting, restricted stock units may be settled in cash or in shares of common stock at the election of the Compensation Committee of the Board. The value for each executive officer of the vesting of stock options and restricted stock units in connection with the Sale is set forth below in the table entitled "Golden Parachute Compensation," which assumes a value of $2.10 per share subject to a stock option or restricted stock unit and further assumes the Sale was completed on April 15, 2019.

CHANGE OF CONTROL SEVERANCE PLAN

We have adopted a Change of Control Severance Plan, which provides that each U.S.-based employee subject to the plan ("Covered Employee") will receive a payment if a Change of Control, as defined below, occurs and such Covered Employee either is terminated without cause or resigns for good reason. Each Covered Employee will be entitled to receive 200% of his or her annual base salary and target bonus at the date of his or her termination upon such an event as provided in the Change of Control Severance Plan, with such payment to be made in a lump sum within thirty days following termination of employment.

We will also pay the full premium cost of continued health care coverage for each Covered Employee under the federal COBRA law in such a termination. We will make the COBRA payments up to the lesser of 18 months or the time at which the Covered Employee is reemployed and eligible to receive group health coverage benefits under another employer-provided plan.

In addition, in the event that a Covered Employee incurs any legal, accounting or other fees and expenses in a good faith effort to obtain benefits under the Change of Control Severance Plan, we will reimburse the Covered Employee for such reasonable expenses. In the event that any payment made under the Change of Control Severance Plan is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Covered Employee's payments will be reduced to the maximum amount that does not trigger the excise tax unless the named executive officer would be better off (on an after-tax basis) receiving all payments and paying all excise and income taxes.

A "Change of Control" will be deemed to occur under the Change of Control Severance Plan when, among other potential situations, (i) we sell or otherwise transfer all or substantially all of our assets to another company, and, as a result of the transaction, less than a majority of the combined voting power of the then outstanding securities of the resulting company immediately after the transaction is held by the holders of our voting securities immediately prior to the transaction; (ii) our stockholders approve our complete liquidation or dissolution; or (iii) our Board approves a resolution stating that a Change of Control has occurred.

A Covered Employee will receive compensation under the Change of Control Severance Plan if:

•
the Covered Employee is terminated without Cause, as defined in the Change of Control Severance Plan, within 12 months from a Change of Control or prior to the Change of Control if the Covered Employee reasonably demonstrates that the termination was at the request of a third party attempting to effect a Change of Control or otherwise in connection with a Change of Control;
•
the Covered Employee voluntarily terminates his or her employment for Good Reason during the 12 months following a Change of Control, defined as when, after the Change of Control:
  •
  there was a material and adverse change in or reduction of the Covered Employee's duties, responsibilities and authority that the Covered Employee held preceding the Change of Control;
  •
  the Covered Employee's principal work location was moved to a location more than 40 miles away from his or her prior work location;
  •
  the Covered Employee was required to travel on business to a substantially greater extent than prior to the Change of Control, which results in a material adverse change in his or her employment conditions;
  •
  the Covered Employee's salary, bonus or bonus potential were materially reduced or any other significant adverse financial consequences occurred;

PROPOSAL 3 — NON-BINDING ADVISORY VOTE ON CERTAIN COMPENSATION AND OTHER PAYMENTS TO DIRECTORS AND NAMED EXECUTIVE OFFICERS
    •
    the benefits provided to the Covered Employee were materially reduced in the aggregate; or
    •
    we or any successor fail to assume or comply with any material provision of the Change of Control Severance Plan or the retention agreement with Mr. Rittes.

SEPARATION AND RELEASE AGREEMENTS

In 2015, the Board approved Separation and Release Agreements for our U.S.-based named executive officers. As amended, the Separation and Release Agreements, dated March 8, 2018, provided for a payment of two times base salary, plus a pro-rated bonus payment, with a termination date of April 1, 2019, for our U.S.-based named executive officers, Mr. Freiman and Ms. Smith. In connection with our announcement of the Sale in March 2019, the Compensation Committee determined that it would be in the best interest of the Company to retain Mr. Freiman and Ms. Smith beyond April 1, 2019 and agreed to amend the Separation and Release Agreements in exchange for each officer's agreement to extend their employment. Under the amended arrangements, these officers will receive two retention payments, each in an amount equal to their base salary, to be paid on August 30, 2019 and December 31, 2019 (the "Retention Payments"), subject to continued employment through these dates. The Retention Payments and a prior retention payment made in August 2017 will reduce the severance payment due to Mr. Freiman and Ms. Smith if they are terminated in connection with a Change of Control of the Company, as defined in the Company's Change of Control Severance Plan, on or before June 30, 2020. If termination in connection with a Change of Control of the Company occurs after June 30, 2020, Mr. Freiman and Ms. Smith will be eligible for the full benefits set forth in the Change of Control Severance Plan. In addition, the amended Separation and Release Agreements clarify that should the Sale be consummated, the defined severance period applicable to payout under the Change of Control Severance Plan will be removed.

EMPLOYMENT AND RETENTION AGREEMENTS WITH MR. RITTES

Mr. Rittes is an employee of Nextel Brazil and is not eligible to receive benefits under the Change of Control Severance Plan. Mr. Rittes' termination benefits are as set forth in his employment agreement and as required by Brazilian law. Pursuant to his employment agreement, Mr. Rittes will receive a payment equal to one year of base salary if he is terminated without cause until the legally mandated severance under Brazilian law is greater than this amount, in which case, he will receive the legally mandated severance.

In connection with the Sale, on April 15, 2019, to ensure a smooth change of control transition, Mr. Rittes was provided a retention bonus equal to 12 months of base salary payable by Nextel Brazil in two payments, with 50% paid three months after the closing of the Sale and 50% paid six months after the closing of the Sale subject to Mr. Rittes' continued employment through the applicable payment date. Should Mr. Rittes be terminated without cause after the closing of the Sale, any unpaid retention bonus would be paid.

EXECUTIVE OFFICER CHANGE OF CONTROL COMPENSATION

The following table shows certain compensation to each of the following named executive officers that such officers could receive that is based on or that otherwise relates to the Sale.

•
Roberto Rittes, Chief Executive Officer of Nextel Brazil and Principal Executive Officer of the Company(1)
•
Daniel Freiman, Vice President and Chief Financial Officer of the Company
•
Shana Smith, Vice President, General Counsel and Corporate Secretary of the Company

(1)
Mr. Rittes is employed by Nextel Brazil. Mr. Rittes' salary and annual bonus are paid in Brazillian reais. The compensation amounts provided in the table below are based on the average exchange rate for the year ended December 31, 2018, which was 3.66 Brazillian reais to 1.00 U.S. dollar.

PROPOSAL 3 — NON-BINDING ADVISORY VOTE ON CERTAIN COMPENSATION AND OTHER PAYMENTS TO DIRECTORS AND NAMED EXECUTIVE OFFICERS

This compensation is referred to as "golden parachute" compensation by the applicable SEC disclosure rules, Item 402(t) of Regulation S-K, and in this section, we use such term to describe the transaction-related compensation payable to our named executive officers. This transaction-related compensation is the subject of a non-binding advisory vote of our stockholders, as described in this Compensation Proposal. For purposes of calculating the value of the benefits for the named executive officers, we have assumed that the triggering event for payment occurred as of April 15, 2019. The amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement.

GOLDEN PARACHUTE COMPENSATION

Name	Cash(1) ($)	Equity(2) ($)	Pension/ NQDC ($)	Perquisites/ Benefits(3) ($)	Tax Reimbursement ($)	Other ($)	Total ($)

Roberto Rittes	1,562,857	1,573,578	—	70,404	—	—	3,206,839

Daniel Freiman	1,777,200	241,025	—	53,406	—	—	2,071,631

Shana Smith	1,777,200	241,025	—	53,406	—	—	2,071,631

(1)
In the case of Mr. Rittes, represents cash payments pursuant to his employment agreement, retention agreement and as provided by Brazilian law. Mr. Rittes is an employee of Nextel Brazil and is not eligible to receive benefits under the Change of Control Severance Plan. The amount includes (i) one-year of base salary due to Mr. Rittes under his employment agreement in connection with a termination without Cause by Nextel Brazil until legal severance in Brazil exceeds such amount, at which time, Mr. Rittes would receive legal severance and (ii) a prorated portion of the bonus payment under the 2019 Bonus Plan for the period ending on his severance date in connection with a termination without cause. Mr. Rittes also has a retention agreement that provides for 12 months of base salary after the closing of the Sale that would be due if he is terminated without cause. Under Brazilian law, Mr. Rittes may be eligible for additional benefits than those indicated based on the specific circumstances of his termination. The U.S. Dollar amount included above is based on the average exchange rate of 3.66 Brazilian reais to 1.00 U.S. dollar for the year ended December 31, 2018.

  In the case of Mr. Freiman and Ms. Smith, represents cash payments pursuant to the Separation and Release Agreements and Change of Control Severance Plan upon a termination without Cause or resignation for Good Reason following a Change of Control (double-trigger), as described in more detail above. The amounts include (i) the Retention Payments of $964,102 pursuant to the Separation and Release Agreements and (ii) the sum of (x) 200% of the executive's annual base salary on the day immediately preceding the Change of Control and (y) 200% of the executive's annual target bonus on the day immediately preceding the change of control, as well as an amount equal to the earned portion of the bonus payment for the period ending on the termination event, less (z) the Retention Payments and $232,875 with respect to a retention payment made in August 2017. Should Mr. Freiman or Ms. Smith be terminated without Cause after June 30, 2020 and subject to severance under the Change of Control Severance Plan, the severance payout would be increased by $1,196,977 because the Retention Payments and $232,875 retention payment made in August 2017 would not be deducted from the benefit under the Change of Control Severance Plan following such date.

  In the event that any payment made under the Change of Control Severance Plan is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the named executive officer's payments will be reduced to the maximum amount that does not trigger the excise tax unless the named executive officer would be better off (on an after-tax basis) receiving all payments and paying all excise and income taxes.

  In addition to the amounts specified in this table, upon termination in each of the circumstances noted, the named executive officer is entitled to receive base salary and cash or non-cash benefits earned prior to the date of the named executive officer's termination, including payments with respect to accrued and unused vacation time and any reimbursements for the reasonable and necessary business expenses incurred by the named executive officer prior to termination.

(2)
Represents single-trigger accelerated vesting of restricted stock units calculated using a value of $2.10 (the average closing market price of our common stock over the first five business days following the first public announcement of the Sale) for each unvested restricted stock unit and assuming that the Sale was completed on April 15, 2019. For Mr. Rittes, 666,666 options will vest with an exercise price of $0.5547, and the amount relating to these options represents the difference between $2.10 and the option exercise price, multiplied by the shares of common stock subject to such options for which vesting accelerates assuming that the Sale was completed on April 15, 2019. Importantly, these values are different from — and significantly higher than — the valuation of unvested equity grants for purposes of Section 280G and 4999 of the Internal Revenue Code, which valuation is determined as of the date of the change in control and is based on several factors, including the stock's fair market value and the length of time until the unvested equity grants would otherwise have vested, assuming no change in control.

  The restricted stock units and unvested options held by Mr. Rittes are scheduled to vest 50% on May 16, 2019 and 50% on May 16, 2020. The restricted stock units held by Mr. Freiman and Ms. Smith are scheduled to vest 50% on August 15, 2019 and 50% on March 15, 2020. To the extent that these awards vest prior to completion of the Sale, the amount of the award that would be accelerated upon the change of control would be reduced.

(3)
Represents, for the U.S.-based named executive officers, $43,406 for 18 months of COBRA health insurance and $10,000 for six months of outplacement counseling assistance pursuant to the Change of Control Severance Plan. The U.S.-based executive officers are also eligible for reimbursement of legal,

PROPOSAL 3 — NON-BINDING ADVISORY VOTE ON CERTAIN COMPENSATION AND OTHER PAYMENTS TO DIRECTORS AND NAMED EXECUTIVE OFFICERS

  accounting and other fees incurred by the executive in a good faith effort to obtain the benefits provided for under the Change of Control Severance Plan; no amounts have been included in the Other Payments column for these potential payments.

  Mr. Rittes is an employee of Nextel Brazil and is not eligible to receive benefits under the Change of Control Severance Plan. In Brazil, employees receive a government-sponsored savings program called Fundo de Garantia de Tempo de Servico ("FGTS") pursuant to which Nextel Brazil contributes an amount equal to 8% of an employee's annual salary, bonus and severance, if applicable, into an account for the benefit of that employee. Under Brazillian law, employees terminated without cause are entitled to a 40% increase in FGTS funds. The amount included for Mr. Rittes in Perquisites/Benefits is the amount of additional FGTS he receives if he is terminated without cause on April 15, 2019. The U.S. Dollar amount included above is based on the average exchange rate of 3.66 Brazilian reais to 1.00 U.S. dollar for the year ended December 31, 2018.

FORMER CHIEF EXECUTIVE OFFICER CHANGE OF CONTROL PAYMENT

On July 25, 2017, partly in response to stockholder feedback on the Company's executive compensation program expressed through an advisory say-on-pay vote at the Company's 2017 Annual Meeting of Stockholders, and with the transition of Mr. Rittes into his new role complete, the Board approved a termination date of August 1, 2017 for Steven Shindler, then-chief executive officer of the Company, pursuant to a separation and release agreement originally provided to Mr. Shindler on November 13, 2015. Mr. Shindler remains a member of the Company's Board of Directors. At the time of Mr. Shindler's departure from his role as chief executive officer, the Company was in the process of trying to complete a strategic transaction with AINMT Holdings AB ("AINMT"), an international telecommunications company operating primarily in Norway under the "ice.net" brand. The Company, AINMT and certain of their respective affiliates entered into an agreement (the "Investment Agreement") to partner in the ownership of Nextel Brazil. Mr. Shindler agreed to continue to serve as a primary point of contact for AINMT and to help facilitate the closing of AINMT's investment as contemplated in the Investment Agreement. The separation and release agreement with Mr. Shindler provided for an additional payment of 200% of his annual target bonus and 18 months of COBRA benefits should the Company complete a transaction meeting the definition of Change of Control as defined in the Company's Change of Control Severance Plan on or before July 31, 2018 (the "Change of Control Benefit"). These additional benefits aligned with the additional benefits Mr. Shindler would have been eligible for under the Company's Change of Control Severance Plan.

The Investment Agreement was subsequently terminated and Mr. Shindler remained involved in the Company's strategic process, serving as the lead director in outreach to potential strategic partners and the primary liaison for management. On June 30, 2018, the Board of Directors updated the agreement with Mr. Shindler to provide for the payment of the Change of Control Benefit should the Company enter into a transaction agreement meeting the definition of change of control as defined in the Change of Control Severance Plan on or before January 31, 2019, and on February 1, 2019, the Board of Directors updated the agreement with Mr. Shindler to provide for the payment of the Change of Control Benefit should the Company enter into a transaction agreement meeting the definition of change of control as defined in the Change of Control Severance Plan on or before July 31, 2019. The Change of Control Benefit is payable within twenty business days of the closing of such transaction. Should the Company consummate the Sale, Mr. Shindler will receive $2,576,784, representing 200% of his annual bonus as of August 1, 2017 and $43,406 for 18 months of COBRA benefits.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Following the completion of the Sale, the Plan of Dissolution provides that we will continue to indemnify our officers, directors, employees and agents in accordance with, and to the extent required or permitted by, the DGCL, our certificate of incorporation, our bylaws and any contractual arrangements, whether these arrangements existed before the Dissolution or were entered into after the Dissolution. We expect to obtain and maintain insurance as may be necessary to cover our indemnification obligations.

PROPOSAL 3 — NON-BINDING ADVISORY VOTE ON CERTAIN COMPENSATION AND OTHER PAYMENTS TO DIRECTORS AND NAMED EXECUTIVE OFFICERS

CONTINUING EMPLOYEES AND DIRECTORS

Following completion of the Sale, we expect to retain certain employees and directors to assist with and oversee our dissolution and liquidation. The Board currently anticipates that the Company will retain two employees and that it is likely that these employees will be the Vice President, Chief Financial Officer and Vice President, General Counsel and Corporate Secretary, or employees with similar finance and legal backgrounds. In addition to these officers' compensatory arrangements with the Company as described above, these officers may receive additional compensation as determined by the Board from time to time in connection with their efforts in connection with the implementation of the Plan of Dissolution.

In addition, after filing for dissolution, the Board currently expects it will reduce the size of the Board to three Board seats to save costs. The members of the Board following our dissolution may be existing directors of the Company or otherwise, and also may receive compensation as determined by the Board from time to time in connection with their efforts in connection with the implementation of the Plan of Dissolution.

VOTE REQUIRED

The affirmative vote of a majority of the votes properly cast at the Special Meeting (in person or represented by proxy) on the Compensation Proposal is required to approve such proposal. Abstentions will not impact the outcome of the vote on this proposal.

Our Board recommends that the stockholders vote "FOR" the Compensation Proposal to approve, on an advisory basis, the compensation of our directors and named executive officers, as disclosed in this proxy statement.

PROPOSAL 4 — APPROVAL OF THE ADJOURNMENT PROPOSAL

If at the Special Meeting the number of shares of our common stock present or represented by proxy at the Special Meeting and voting in favor of the approval of the Sale Proposal is insufficient to approve the proposal under our charter and Delaware law, we intend to move to adjourn the Special Meeting in order to enable our Board to solicit additional proxies in respect of approval of the Sale Proposal. In that event, we will ask our stockholders to vote only upon the Adjournment Proposal, and not upon of the Sale Proposal, the Dissolution Proposal or the Compensation Proposal.

In the Adjournment Proposal, we are asking you to authorize the Company to adjourn the Special Meeting to another date, time and place for the purpose of soliciting additional proxies. If the stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted.

VOTE REQUIRED

The affirmative vote of a majority of the votes properly cast at the Special Meeting (in person or represented by proxy) is required to approve the Adjournment Proposal. Abstentions and failures to vote will not impact the outcome of the vote on this proposal.

Our Board believes that if the number of shares of our common stock present or represented by proxy at the Special Meeting and voting in favor of the approval of the Sale Proposal is insufficient to approve such proposal, it is in the best interests of our stockholders to enable us, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the approval of the Sale Proposal to bring about the approval of the proposal.

Our Board recommends that the stockholders vote "FOR" the Adjournment Proposal to approve any adjournment of the Special Meeting to another date, time or place if necessary or appropriate, for the purpose of soliciting additional proxies.

SECURITIES OWNERSHIP

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Based solely upon a review of Forms 3 and 4 furnished to us under Rule 16a-3(e) during 2018, and Forms 5 furnished to us during 2018, and written representations of our directors and executive officers that no additional Form 5 filings were required, we believe that all directors, executive officers and beneficial owners of more than 10% of our common stock have filed with the SEC on a timely basis all reports required to be filed under Section 16(a) of the Exchange Act.

PRINCIPAL STOCKHOLDERS

The table below lists each person or group, as that term is used in Section 13(d)(3) of the Exchange Act, known by us to be the beneficial owner of more than 5% of our outstanding common stock as of April 15, 2019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)

Principal Stockholders

683 Capital Management, LLC(2) 3 Columbus Circle, Suite 2205 New York, NY 10019	13,163,432	13.0%

Joseph D. Samberg(3) 1091 Boston Post Road Rye, NY 10580	12,362,133	12.2%

BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	6,412,748	6.3%

New Generation Advisors, LLC(5) 13 Elm Street, Suite 2 Manchester, MA 01944	6,009,190	5.9%

(1)
Based on 101,580,702 shares of common stock issued and outstanding on April 15, 2019.

(2)
According to a Schedule 13G/A filed with the SEC on February 14, 2019, 683 Capital Management, LLC, 683 Capital Partners, LP and Ari Zweiman have shared voting and shared dispositive power with respect to 13,163,432 shares of our common stock.

(3)
According to a Schedule 13G/A filed with the SEC on December 4, 2018, Joseph D. Samberg has sole voting and sole dispositive power with respect to 12,362,133 shares of our common stock, of which 10,096,986 shares are owned by The Joseph D. Samberg Revocable Trust, for which Mr. Samberg serves as trustee, and 2,265,147 shares are directly held by an entity controlled by Mr. Samberg.

(4)
According to a Schedule 13G filed with the SEC on February 8, 2019, BlackRock, Inc. has sole voting power with respect to 6,213,115 shares of our common stock and sole dispositive power with respect to 6,412,748 shares of our common stock.

(5)
According to a Schedule 13G/A filed with the SEC on February 14, 2019, New Generation Advisors, LLC, George Putnam III, Michael S. Weiner, Darren Beals and F. Baily Dent have shared voting and shared dispositive power with respect to 6,009,190 shares of our common stock. Michael S. Weiner has sole voting power with respect to 14,900 additional shares of our common stock.

SECURITIES OWNERSHIP

MARKET PRICE OF COMMON STOCK

Shares of our common stock are listed on the NASDAQ Global Select Market under the symbol "NIHD". The following table sets forth the high and low sales prices for our Common stock for the periods indicated as reported by NASDAQ:

	Stock Price

	High		Low

For the 2019 Quarters

As of [•], 2019	$	[•]	$	[•]

Ended March 31, 2019		$5.40		$1.85

For the 2018 Quarters Ended:

March 31, 2018		$2.35		$0.38

June 30, 2018		$4.75		$1.92

September 30, 2018		$7.29		$3.65

December 31, 2018		$8.51		$3.72

For the 2017 Quarters Ended:

March 31, 2017		$3.45		$1.05

June 30, 2017		$1.30		$0.36

September 30, 2017		$0.80		$0.40

December 31, 2017		$0.55		$0.22

As of [•], 2019, there was one holder of record of our common stock.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals intended for consideration for inclusion in our proxy statement for the 2019 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must have been forwarded in writing and received at our principal executive office at 12110 Sunset Hills Road, Suite 600, Reston, Virginia 20190 no later than December 5, 2018, directed to the attention of our Vice President, General Counsel and Secretary. Please note that if we hold our regular annual stockholders meeting more than 30 days after May 3, 2019 (the one-year anniversary date of the 2018 Annual Meeting of Stockholders), such stockholder proposals will have to be received a reasonable time before we begin to print and send our proxy materials for our 2019 Annual Meeting of Stockholders.

With respect to any proposal by a stockholder not seeking to have a proposal included in our proxy statement but seeking to have a proposal considered at the 2019 Annual Meeting, the stockholder must have notified our Vice President, General Counsel and Secretary in the manner set forth above before February 15, 2019. Please note that if we hold our regular annual stockholders meeting more than 30 days after May 3, 2019, such notice by the stockholder must be delivered no later than the close of business on the later of the 45th calendar day prior to such annual meeting, or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for giving of a stockholder's notice as described above. With respect to proposals in this latter category, the persons who are appointed as proxies may exercise their discretionary voting authority with respect to that proposal, if the proposal is considered at the 2019 Annual Meeting, even if stockholders have not been advised of the proposal in the proxy statement for the 2019 Annual Meeting.

Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the SEC then in effect, including Rule 14a-8 of the Exchange Act, Delaware law and our Fifth Amended and Restated Bylaws. Additional details regarding the process to be followed by stockholders wishing to make a proposal are included in NII's Fifth Amended and Restated Bylaws, which are available on the Investor Relations page of our website at www.nii.com.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement and any of the documents incorporated by reference in this document or other information concerning us, without charge, by writing or telephoning us at the following address: 12110 Sunset Hills Road, Suite 600, Reston, VA 20190, telephone (703) 390-5200, or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

The SEC allows us to "incorporate by reference" into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the Special Meeting:

•
NII's Annual Report on Form 10-K for the fiscal year ended December 31, 2018;
•
NII's Current Reports on Form 8-K, to the extent filed and not furnished with the SEC on March 28, 2019 and April 19, 2019.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING.

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED [•], 2019. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

 Annex A

PURCHASE AGREEMENT

BY AND AMONG

AMÉRICA MÓVIL, S.A.B. de C.V.,

AS PURCHASER,

NII INTERNATIONAL HOLDINGS S.À R.L.,

AS SELLER,

AI BRAZIL HOLDINGS B.V.,

AND

NII HOLDINGS, INC.

Dated March 18, 2019

A-i

A-ii

A-iii

 PURCHASE AGREEMENT

        This PURCHASE AGREEMENT (this "Agreement"), dated March 18, 2019, is by and among América Móvil, S.A.B. de C.V., a corporation (sociedad anónima bursátil de capital variable) existing under the Laws of Mexico ("Purchaser"), NII International Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under the number B 149229 ("NIIH" or "Seller"), AI Brazil Holdings B.V., a corporation existing under the Laws of The Netherlands ("AI Brazil") and NII Holdings, Inc., a Delaware corporation ("Parent").

PRELIMINARY STATEMENTS

        A.    NIIH is the owner of 15,002 ordinary shares (parts sociales) of NII Brazil Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies' Register under the number B 230537 (the "Company", and such shares, together with any shares of the Company issued to NIIH after the date hereof, the "Acquired Equity Interests"). The Acquired Equity Interests shall at all times constitute all of the issued and outstanding equity interests of the Company.

        B.    As of the date of this Agreement, (i) the Company holds 125,156,369 ordinary shares of Nextel Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under the number B 214361 ("Nextel Holdings"), which ordinary shares constitute 70.0000003% of the equity interests of Nextel Holdings (such shares, together with any shares of Nextel Holdings issued to the Company after the date hereof, the "Company Shares"), and (ii) AI Brazil holds 3,638,443 ordinary shares of Nextel Holdings and 50,000,000 preferred shares of Nextel Holdings, which, together, constitute 29.9999997% of the equity interests of Nextel Holdings (such shares, together with any shares of Nextel Holdings issued to AI Brazil after the date hereof, the "AI Brazil Shares"). The Company Shares and the AI Brazil Shares shall at all times constitute the only issued and outstanding equity interests of Nextel Holdings. At the Closing, following the Nextel Holdings Transaction (as defined below), the Company shall be the owner of 100% of the issued and outstanding equity interests of Nextel Holdings.

        C.    Nextel Holdings indirectly owns all of the issued and outstanding equity of Nextel Participações Ltda., a limited liability company organized under the laws of Brazil ("Brazil Parent"), and Brazil Parent and McCaw International (Brazil), LLC, a limited liability company organized under the Laws of Virginia and a direct wholly owned subsidiary of Nextel Holdings ("McCaw"), own all of the issued and outstanding equity of Nextel Telecomunicações Ltda., a limited liability company organized under the Laws of Brazil ("Nextel Brazil").

        D.    Concurrent to, and as a condition of, the Closing, AI Brazil will sell and deliver to the Company, and the Company will purchase and accept delivery from AI Brazil of, the AI Brazil Shares (the "Nextel Holdings Transaction"), subject to the terms and conditions of this Agreement and pursuant to the Nextel Holdings Share Transfer Agreement.

        E.    Purchaser desires to purchase, and NIIH desires to sell, all of the Acquired Equity Interests on the terms set forth in this Agreement.

 AGREEMENT

        The Parties agree as follows:

ARTICLE 1. DEFINITIONS

        1.1.    Definitions.     For purposes of this Agreement, the following terms and variations on them have the meanings specified below.

        "2019 Transaction Budget" means the budget for the Entities for the year 2019 set forth on Section 1.1(a) of the Company Disclosure Schedule.

        "2020 Transaction Budget" means the budget for the Entities for the year 2020 agreed to in writing by Purchaser and Parent pursuant to and in accordance with Section 3.4(a).

        "Acceptable Confidentiality Agreement" means a confidentiality agreement (i) containing terms no less restrictive to the third party that is party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreements with respect to Purchaser and its Affiliates and Representatives, and (ii) which does not contain any provision that would prevent Parent from complying with its obligations under Section 8.13.

        "Accounting Principles" means the accounting principles, methodologies, procedures and classifications set forth on Exhibit A hereto.

        "Accrued Tax Contingencies" means, as of any specified date, an amount equal to the aggregate contingent Tax liabilities of the Entities as reflected in (i) Attachment D to Section 6.13 of the Company Disclosure Schedule or (ii) any contingent Tax liability accounts of the Entities (including the accounts 2129-ICMS a Recolher Assinatura, 2614-Contingencies—Tax (Assessed) and 2615-Contingencies—Tax (Unassessed)), in each case of clauses (i) and (ii), only to the extent accrued or required to be accrued in accordance with the Accounting Principles on a consolidated balance sheet of the Entities as of such date.

        "Accrued Tax Contingencies Adjustment" means the Dollar Equivalent of an amount equal to the absolute value of the difference between (i) the Target Accrued Tax Contingences and (ii) the Closing Accrued Tax Contingencies; provided that the Accrued Tax Contingencies Adjustment shall not exceed the Accrued Tax Contingencies Adjustment Cap.

        "Accrued Tax Contingencies Adjustment Cap" means $20,000,000.

        "Acquired Equity Interests" is defined in the Preliminary Statements.

        "Acquisition Proposal" means any Brazil Proposal or Parent Takeover Proposal.

        "Action" means any claim, action, demand, notice of infraction or breach, audit, litigation, suit, assessment, arbitration, mediation or inquiry, or any Legal Proceeding.

        "Adjustment Date" means the day immediately preceding the Closing Date.

        "Adjustment Time" means 11:59 p.m., New York City time, on the Adjustment Date.

        "Adverse Recommendation Change" is defined in Section 8.13(c).

        "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

        "Agreement" means this Agreement, as it may be amended, modified or supplemented from time to time.

        "AI Brazil" is defined in the Preamble.

        "AI Brazil Disclosure Schedule" is defined in ARTICLE 5.

        "AI Brazil Fundamental Representations" means the representations and warranties set forth in Section 5.1 (Organization of AI Brazil), Section 5.2 (Authorization of Agreement) and Section 5.4 (Title to AI Brazil Shares).

        "AI Brazil Payment" means an amount equal to (i) the AI Brazil Preferred Return plus (ii) the product of (A) the AI Brazil Percentage multiplied by (B) the excess of (1) the Purchase Price over (2) the AI Brazil Preferred Return.

        "AI Brazil Percentage" means 29.9999997%, unless Purchaser has received a written notice pursuant to Section 2.2(c), executed by each of AI Brazil and NIIH, specifying a different percentage, in which case the "AI Brazil Percentage" shall be the percentage specified in such notice.

        "AI Brazil Preferred Return" means the Preferred Share Investment Return (as defined in the Nextel Holdings Articles) required to be paid to AI Brazil pursuant to Sections 8.1 and 8.2 of the Nextel Holdings Articles in respect of the preferred shares of Nextel Holdings held by AI Brazil, determined as of the Adjustment Time.

        "AI Brazil Shares" is defined in the Preliminary Statements.

        "Alternative Acquisition Agreement" is defined in Section 8.13(c).

        "ANATEL" means the Brazilian Telecommunications Agency (Agência Nacional de Telecomunicações).

        "ANATEL Financing" means the payment plan entered into between Nextel Brazil and ANATEL in December 2016 for the 1.8GHz Sao Paulo spectrum with a principal balance of R$409,500,000, plus accrued interest of 1% per month and annual inflationary adjustments, amortizing in six annual installment payments beginning in July 2019 and maturing in July 2024.

        "Ancillary Agreements" is defined in Section 4.2.

        "Anti-Corruption and Anti-Money Laundering Laws" means all anti-corruption, anti-bribery and anti-money laundering Laws of the jurisdictions where the Parties conduct business, including Law No. 12.846/2013 and regulations thereunder (Anti-corruption Law), Decree-Law No. 2.848/1940 (Brazilian Criminal Code), Law No. 9.613/1998 (Anti-Money Laundering Law), Law No. 8429/1992 (Administrative Improbity Law), Law No. 8666/1993 (Public Biddings Law), the US Foreign Corrupt Practices Act of 1977, each as amended, Decree (Decreto) 4,410 of October 7, 2002 (Interamerican Convention Against Corruption) of Brazil, Decree (Decreto) 5,687 of January 31, 2006 (United Nations Convention Against Corruption) of Brazil, or any applicable law of similar effect.

        "Antitrust Approval" means the authorization of the transactions contemplated by this Agreement by the Brazilian Antitrust Authority pursuant to the Antitrust Statutes, which shall be deemed to have been obtained upon the earlier to occur of: (i) the expiration of the 15-day period following the publication in the Official Gazette, as set forth in Articles 162 and 172 of Resolution No. 1, dated May 29, 2012 (as updated by Resolution No. 20/2017), of the final opinion approving the transactions contemplated hereby by CADE's General Superintendence; (ii) the publication in the Official Gazette of a final decision on the transactions contemplated hereby by CADE's Administrative Tribunal; or (iii) the expiration of all applicable time limitations under the Antitrust Statutes without the objection or issuance of a final decision by the Brazilian Antitrust Authority.

        "Antitrust Statutes" means, as applicable, all Brazilian antitrust Laws, including Brazilian Law 12,529/2011, and its related decrees, resolutions and statutes.

        "ATC" means American Tower do Brasil—Cessão de Infraestrutura Ltda.

        "ATC Agreements" means the (i) Amended and Restated Master Use of Space Agreement, dated as of March 22, 2005 (and effective as of January 1, 2004), entered into by and among Nextel Brazil, ATC and the other grantor and grantee entities thereunder; (ii) Asset Purchase Agreement, dated as of March 22, 2005 (and effective as of January 1, 2004), entered into by and among Nextel Brazil and ATC, (iii) Master Purchase and Sale Agreement, dated as of August 8, 2013, entered into by and among Nextel Brazil, ATC, and ATC II, (iv) Guaranty and Subordination Agreement, dated as of June 26, 2015, entered into by the Company in favor of ATC, and (v) Acordo Comercial sobre o uso de itens de Insfraestructura da ATC pela Nextel, dated as of December 22, 2016, entered into by and between ATC and Nextel Brazil; including all of their schedules, ancillary documents and agreements, and related guaranties.

        "ATC Guaranty" means the Guaranty and Subordination Agreement, dated as of June 26, 2015, by NII International Telecom S.C.A. in favor of ATC.

        "ATC II" means America Tower do Brasil II—Cessão Infraestruturas Ltda. (formerly Nextel Torres e Equipamentos Ltda.).

        "Audited Brazil Financial Statements" is defined in Section 6.4(a)(iii).

        "BACEN" means the Central Bank of Brazil (Banco Central do Brasil).

        "Balance Sheet Date" means September 30, 2018.

        "Basket Amount" is defined in Section 10.5(a).

        "BdB" means Banco do Brasil S.A.

        "BdB Credit Facility" means the R$400,000,000 credit agreement n. 307.0001.181 (Cédula de Crédito Bancário n. 307.0001.181) dated as of October 31, 2012, as amended by that certain Amendment No. 1, dated as of February 13, 2015, that certain Amendment No. 2, dated as of June 25, 2015, that certain Amendment No. 3, dated as of February 24, 2017, that certain Amendment No. 4, dated as of July 28, 2017, and that certain Amendments No. 5 and No.6, both dated as of on October 31, 2017, and as may be amended from time to time among Nextel Brazil, the guarantors thereunder and BdB as administrative agent and lender.

        "Board of Trade" means the Junta Comercial of each applicable Brazilian State.

        "Brazil" means the Federative Republic of Brazil.

        "Brazil Credit Facilities" means, collectively, the BdB Credit Facility, the Caixa Credit Facility, the CDB Credit Facility, ANATEL Financing and Sunbird Financing.

        "Brazil Entities" means the Brazil Parent and its Subsidiaries.

        "Brazil Parent" is defined in the Preliminary Statements.

        "Brazil Proposal" means any bona fide proposal or offer from a third party (other than Purchaser or its Affiliates) relating to, in any single transaction or series of related transactions, any (i) merger, consolidation, business combination or other similar transaction with respect to the Company or any Company Subsidiary (ii) acquisition in any manner, directly or indirectly, of any of the Acquired Equity Interests or any other equity interests of the Company or any Company Subsidiary, or (iii) acquisition of any of the assets of Nextel Brazil, other than a disposition of assets permitted in accordance with Section 8.2(b)(viii).

        "Brazilian Antitrust Authority" means CADE, or any successor Governmental Authority from which approval of the transactions contemplated by this Agreement is required under the Antitrust Statutes.

        "Brazilian GAAP" means generally accepted accounting principles (Princípios Fundamentais de Contabilidade) accepted in Brazil in accordance with the Brazilian Federal Accounting Council (Conselho Federal de Contabilidade), including those adopted by regulations issued by the CVM, BACEN and any other applicable Governmental Authority, as the case may be, applied in the manner and on a basis consistent in all material respects as that applied in Brazil Parent's and the Brazil Entities' financial statements.

        "BRL Indebtedness" means all Indebtedness denominated in Reais, including Indebtedness under the BdB Credit Facility, the Caixa Credit Facility, ANATEL Financing and Sunbird Financing.

        "Burdensome Condition" means any condition, qualification, limitation, restriction or requirement (each, a "Condition") that, individually or in the aggregate, is or would reasonably be expected to be material to the Entities, taken as a whole (with it being further understood that, for purposes of this definition, (i) if a Governmental Authority has granted approval of the transactions contemplated by this Agreement, which approval is subject to satisfaction of any Condition any terms of which are to be determined after the Closing, then such Condition will be deemed automatically to be material to the Entities, taken as a whole, (ii) any Condition to any Governmental Authority's approval of the transactions contemplated by this Agreement that is imposed on Purchaser or any of its Affiliates shall be deemed to have been imposed directly on the Entities for purposes of determining whether a Burdensome Condition exists and (iii) any Condition to any Governmental Authority's approval of the transactions contemplated by this Agreement that is imposed on AI Brazil or any of its Affiliates shall be deemed to have been imposed directly on the Entities for purposes of determining whether a Burdensome Condition exists).

        "Business Day" means any day of the year that is not a Saturday, a Sunday or any other day on which commercial banks are authorized or required by Law to be closed in the City of New York, New York or São Paulo, Brazil.

        "CADE" means Conselho Administrativo de Defesa Econômica.

        "Caixa" means Caixa Econômica Federal.

        "Caixa Credit Facility" means the R$640,000,000 credit agreement n. 21.3150.777.0000001-97 (Cédula de Crédito Bancário n. 21.3150.777.0000001-97) dated as of December 8, 2011, as amended by that certain Amendment No. 1, dated as of February 13, 2015, that certain Amendment No. 2, dated as of June 25, 2015, that certain Amendment No. 3, dated as of February 24, 2017, that certain Amendment No. 4, dated as of August 3, 2017, and that certain Amendments No. 5 and No.6, both dated as of on October 31, 2017, and as may be amended from time to time among Nextel Brazil, the guarantors thereunder and Caixa as administrative agent and lender.

        "Capex Spend" means, without duplication, the Dollar Equivalent of the aggregate amount of capital expenditures of Nextel Brazil and its Subsidiaries, determined on an accrual basis, during the Transaction Budget Period; provided that in no event shall Capex Spend exceed the Capex Transaction Budget Amount.

        "Capex Transaction Budget Amount" means the aggregate amount of capital expenditures contemplated by the 2019 Transaction Budget and, if applicable, the 2020 Transaction Budget to have been incurred through the Transaction Budget Period; provided that, for any partial month included in the Transaction Budget Period, the Capex Transaction Budget Amount shall include a prorated amount for such month equal to (i) the total amount of capital expenditures budgeted for such month multiplied by (ii) a fraction, the numerator of which is the number of days in such month included in the Transaction Budget Period, and the denominator of which is the total number of days in such month.

        "Cash" means, with respect to the Entities, as of any time, the aggregate amount of cash on hand in any of the Entities' bank accounts, plus the fair market value of marketable securities owned by any of the Entities with maturities within 90 days and classified as cash and cash equivalents pursuant to U.S. GAAP and the Accounting Principles; provided that "Cash" (i) shall not include: deposits in escrow with third parties (including Governmental Authorities); cash, cash equivalents or marketable securities securing letters of credit or other payment obligations; deposits or sureties held by third parties (including Governmental Authorities) for the benefit of or as security for any obligation of any of the Entities; or other restricted cash (as determined in accordance with paragraphs (b) and (c) of the Accounting Principles); (ii) shall be calculated net of all issued but un-cleared checks (but if any such issued but un-cleared checks relate to an account payable included in the calculation of Net Working Capital or Indebtedness, only to the extent such corresponding account payable has been relieved for purposes of calculating Net Working Capital or Indebtedness), drafts, wires or transfers as of such time; and (iii) shall include the investments listed in Section 1.1(b) of the Company Disclosure Schedule (including such investments with maturities greater than 90 days), less the aggregate amount of all fees and costs, if any, required to be paid in order to convert such investments into cash (assuming such conversion occurred on the Closing Date).

        "CDB" means the China Development Bank Corporation.

        "CDB Credit Facility" means, collectively: (i) the $250,000,000 Amended and Restated Sinosure Credit Agreement, dated as of October 31, 2017, and as may be amended from time to time among Nextel Brazil, the guarantors thereunder and CDB, as administrative agent, arranger and lender; and (ii) the $250,000,000 Amended and Restated Non-Sinosure Credit Agreement, dated as of October 31, 2017, and as may be amended from time to time, among Nextel Brazil, the guarantors thereunder and CDB, as administrative agent, arranger and lender (including the Parent Guaranty).

        "Cell Site Standards" is defined in Section 6.14(f).

        "Closing" is defined in Section 3.1.

        "Closing Accrued Tax Contingencies" means the Accrued Tax Contingencies, as of the Adjustment Time.

        "Closing AI Brazil Payment" means an amount equal to (i) the AI Brazil Preferred Return plus (ii) the product of (A) the AI Brazil Percentage multiplied by (B) the excess of (1) the Estimated Purchase Price over (2) the AI Brazil Preferred Return.

        "Closing BRL Cash" means, as of the Adjustment Time, the aggregate amount of all Cash in Reais of the Entities, determined on a consolidated basis.

        "Closing BRL Indebtedness" means, as of the Adjustment Time, the aggregate amount of all BRL Indebtedness of the Entities, determined on a consolidated basis.

        "Closing Cash Adjustment" means an amount equal to (i) Closing USD Cash plus (ii) the Dollar Equivalent of Closing BRL Cash.

        "Closing Date" means the date on which the Closing occurs.

        "Closing Indebtedness Adjustment" means an amount equal to (i) Closing USD Indebtedness plus (ii) the Dollar Equivalent of Closing BRL Indebtedness, subject to adjustment in accordance with Section 8.15.

        "Closing Net Working Capital" means the Dollar Equivalent of Net Working Capital, as of the Adjustment Time.

        "Closing NIIH Payment" means an amount equal to (i) the Estimated Purchase Price, (ii) minus the Closing AI Brazil Payment, (iii) minus the Escrow Amount, (iv) minus the Estimated Unpaid Transaction Expenses, (v) minus the Estimated Accrued Tax Contingencies Adjustment (if Estimated Closing Accrued Tax Contingencies exceed the Target Accrued Tax Contingencies) or plus the Estimated Accrued Tax Contingencies Adjustment (if the Target Accrued Tax Contingencies exceed the Estimated Closing Accrued Tax Contingencies), (vi) minus the Convertible Notes Escrow Amount, if such amount is required to be deposited at Closing in accordance with the Indenture and such amount has not been previously deposited by Parent in accordance with Section 8.20(b) .

        "Closing Statement" is defined in Section 2.4(a).

        "Closing Statement Dispute Notice" is defined in Section 2.4(b).

        "Closing USD Cash" means, as of the Adjustment Time, the aggregate amount of all Cash in Dollars of the Entities, determined on a consolidated basis.

        "Closing USD Indebtedness" means an amount in Dollars equal to the aggregate amount, as of the Adjustment Time, of all USD Indebtedness of the Entities, determined on a consolidated basis.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "COFINS" means the Brazilian Contribution for the Financing of Social Security (Contribuição para o Financiamento da Seguridade Social).

        "Company" is defined in the Preliminary Statements.

        "Company Break-Up Fee" is defined in Section 3.6(b).

        "Company Disclosure Schedule" is defined in ARTICLE 4.

        "Company Employee Plan" means any Employee Plan sponsored or maintained by any Entity exclusively for the benefit of the current or former employees of any Entity.

        "Company Intellectual Property" means any and all Intellectual Property that is owned or purported to be owned by the Entities.

        "Company Percentage" means 70.0000003%, unless Purchaser has received a written notice pursuant to Section 2.2(c), executed by each of AI Brazil and NIIH, specifying a different percentage, in which case the "Company Percentage" shall be the percentage specified in such notice.

        "Company Shares" is defined in the Preliminary Statements.

        "Company Share Transfer Agreement" means a share transfer agreement between Purchaser and Seller, in the presence of the Company, to effect the transfer of the Acquired Equity Interests to Purchaser substantially in the form of Exhibit C hereto.

        "Company Subsidiaries" means each of the direct and indirect Subsidiaries of the Company, including Nextel Holdings and its Subsidiaries.

        "Company Telecommunication Licenses" is defined in Section 6.14(c).

        "Condition" is defined in the definition of "Burdensome Condition."

        "Confidentiality Agreements" means, collectively, (i) the confidentiality agreement between Parent and América Móvil, S.A.B. de C.V., dated December 3, 2018 and (ii) the confidentiality agreement between Parent and Claro S.A. dated April 23, 2018.

        "Contract" means any legally binding contract, license, indenture, note, bond, lease, commitment or other agreement or arrangement.

        "Convertible Notes Escrow Amount" means the "Escrow Amount" as defined in the Indenture, together with any corresponding fees of the applicable escrow agent.

        "CSLL" means the Brazilian Social Contribution on Net Profits (Contribuição Social Sobre o Lucro Líquido).

        "CVM" means the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários).

        "Damages" is defined in Section 10.2.

        "De Minimis" is defined in Section 10.5(a).

        "DGCL" means the General Corporation Law of the State of Delaware.

        "Direct Claim" is defined in Section 10.4(f).

        "Direct Claim Notice" is defined in Section 10.4(f).

        "Discharge Tax Decision" is defined in Section 8.15.

        "Disputed Item" is defined in Section 2.4(b).

        "Dollar Equivalent" means, for any amount denominated in Reais, such amount converted into Dollars using the arithmetic average of the last-published PTAX Rate for each Business Day during the 30 calendar day period ending on and including the day immediately prior to the Estimated Closing Statement Delivery Date (or such other date as Parent and Purchaser may mutually agree).

        "Effect" is defined in the definition of "Seller Material Adverse Effect."

        "Employee Plan" means any employee benefit plan, program, policy, agreement, commitment or arrangement, and any incentive, equity or equity based, severance, termination, employment, individual consulting, pension, retirement, profit sharing, medical (including retiree medical), savings, life, accident, disability, health, dental, and vision insurance, welfare, loan, vacation, fringe benefit, bonus and/or profit sharing plans, retention, change in control or deferred compensation plan, program, policy, agreement, commitment or arrangement, in each case, whether or not in writing and whether or not funded.

        "Enterprise Value" means $905,000,000.

        "Entities" means the Company and the Company Subsidiaries.

        "Entity-Employee Parent Employee Plan" is defined in Section 6.12(a).

        "Environmental Laws" means any Laws that (a) relate to pollution, the protection or cleanup of the environment, natural resources, radioactive emission, occupational safety and health, land use or the management, manufacture, generation, labeling, registration, use, treatment, storage, transportation, handling, disposal or release of or exposure to hazardous substances and solid waste, or (b) regulate, impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage), or establish standards of care with respect to any of the foregoing.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Escrow Account" means the deposit account of the Escrow Agent that is governed by the Escrow Agreement and into which the Escrow Amount is deposited.

        "Escrow Agent" means an escrow agent mutually acceptable to Parent and Purchaser.

        "Escrow Agreement" means an escrow agreement, in form and substance reasonably satisfactory to Parent, NIIH and Purchaser, entered into on the Closing Date among Parent, NIIH, Purchaser and the Escrow Agent.

        "Escrow Amount" means an amount in Dollars equal to $30,000,000.

        "Escrow Election" is defined in Section 8.20(b).

        "Estimated Accrued Tax Contingencies Adjustment" means the Dollar Equivalent of an amount equal to the absolute value of the difference between (i) Target Accrued Tax Contingencies and (ii) Estimated Closing Accrued Tax Contingencies; provided that the Estimated Accrued Tax Contingencies Adjustment shall not exceed the Accrued Tax Contingencies Adjustment Cap; provided that, if Target Accrued Tax Contingencies exceed the Estimated Closing Accrued Tax Contingencies, then (A) if the Net Working Capital Adjustment Cap exceeds Estimated Net Working Capital Adjustment, the Estimated Accrued Tax Contingencies Adjustment shall not exceed an amount equal to the lesser of (1) the difference between the Net Working Capital Adjustment Cap and the Estimated Net Working Capital Adjustment and (2) the Accrued Tax Contingencies Adjustment Cap or (B) if the Estimated Net Working Capital Adjustment exceeds the Net Working Capital Adjustment Cap, then the Estimated Accrued Tax Contingencies Adjustment shall be $0.

        "Estimated Capex Spend" is defined in Section 2.2(c).

        "Estimated Closing Accrued Tax Contingencies" is defined in Section 2.2(c).

        "Estimated Closing BRL Cash" is defined in Section 2.2(c).

        "Estimated Closing BRL Indebtedness" is defined in Section 2.2(c).

        "Estimated Closing Cash Adjustment" means an amount equal to (i) Estimated Closing USD Cash plus (ii) the Dollar Equivalent of Estimated Closing BRL Cash.

        "Estimated Closing Indebtedness Adjustment" means an amount equal to (i) Estimated Closing USD Indebtedness plus (ii) the Dollar Equivalent of Estimated Closing BRL Indebtedness, subject to adjustment in accordance with Section 8.15.

        "Estimated Closing Net Working Capital" is defined in Section 2.2(c).

        "Estimated Closing Statement" is defined in Section 2.2(c).

        "Estimated Closing Statement Delivery Date" means the date that the Estimated Closing Statement is delivered to Purchaser.

        "Estimated Closing USD Cash" is defined in Section 2.2(c).

        "Estimated Closing USD Indebtedness" is defined in Section 2.2(c).

        "Estimated Net Working Capital Adjustment" means the Dollar Equivalent of an amount equal to the absolute value of the difference between (i) Estimated Closing Net Working Capital and (ii) Target Net Working Capital; provided that, if Estimated Closing Net Working Capital exceeds Target Net Working Capital, the Estimated Net Working Capital Adjustment shall not exceed the Net Working Capital Adjustment Cap.

        "Estimated Purchase Price" means an amount in Dollars equal to (i) the Enterprise Value, (ii) plus the Estimated Capex Spend, (iii) minus the Estimated Selling and Marketing Cost Adjustment Amount, (iv) plus the Estimated Net Working Capital Adjustment (if Estimated Closing Net Working Capital exceeds Target Net Working Capital) or minus the Estimated Net Working Capital Adjustment (if Estimated Closing Net Working Capital is less than Target Net Working Capital), (v) minus the Estimated Closing Indebtedness Adjustment, (vi) plus the Estimated Closing Cash Adjustment.

        "Estimated Selling and Marketing Cost Adjustment Amount" is defined in Section 2.2(c).

        "Estimated Unpaid Transaction Expenses" is defined in Section 2.2(c).

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "FGTS" means the Employee's Severance Guarantee Fund of Brazil (Fundo de Garantia por Tempo de Serviço).

        "Final Accrued Tax Contingencies Adjustment" is defined in Section 2.4(d).

        "Final AI Brazil Payment" means an amount equal to (i) the AI Brazil Preferred Return plus (ii) the product of (A) the AI Brazil Percentage multiplied by (B) the excess of (1) the Final Purchase Price over (2) the AI Brazil Preferred Return.

        "Final Closing Statement" means the Closing Statement, as (i) mutually agreed in writing by Purchaser and NIIH (whether during the Resolution Period or otherwise), (ii) made final, binding and conclusive due to the failure of Seller to timely deliver a Closing Statement Dispute Notice pursuant to Section 2.4(b), or (iii) made final by the Independent Accountant pursuant to Section 2.4(d).

        "Final Purchase Price" is defined in Section 2.4(d).

        "Final Unpaid Transaction Expenses" is defined in Section 2.4(d).

        "Financial Statements" is defined in Section 6.4(a)(iv).

        "General Claim" is defined in Section 10.5(b).

        "Governmental Authority" means any government, any political subdivision thereof, or any governmental or quasi-governmental authority of any nature, including any administrative, judicial, legislative, executive or regulatory body, agency, department, instrumentality, court, tribunal or other authority, whether supranational, international, national, federal, state, regional or local, and whether U.S. or non-U.S.

        "Guaranteed Obligations" is defined in Section 13.11.

        "Holding Companies" means the following Entities: Airfone Holdings, LLC; Brazil Parent; Nextel Holdings; NII International Mobile S.à r.l.; NII International Mobile S.à r.l., Inc. (Virginia Branch); and McCaw.

        "ICC" is defined in Section 13.2(b).

        "ICC Rules" is defined in Section 13.2(b).

        "Indebtedness" means, with respect to the Entities, as of any time, without duplication: (i) all liabilities for borrowed money, whether current or funded, secured or unsecured (including, for the avoidance of doubt, under the Brazil Credit Facilities and all annual payments under the ANATEL Financing and Sunbird Financing), (ii) all obligations evidenced by bonds, debentures, notes or similar instruments or securities, (iii) all net payment obligations under swap, derivative, hedging or similar arrangements (including any interest rate or foreign exchange hedging arrangements) that would be payable upon termination, prepayment, novation, assignment or assumption thereof (assuming they were terminated on the date of determination); (iv) all due and unpaid liabilities in respect of any Tower Leases of the Entities relating to leases that would have been classified or accounted for as capital leases or tower financing obligations, in each case, under U.S. GAAP as in effect on December 31, 2018; (v) all liabilities for the deferred purchase price for assets, equity, goods, property, services or other rights, including "earn-outs" and "seller notes" (but excluding any trade payables arising in the Ordinary Course of Business that are included in the calculation of Closing Net Working Capital), purchase price adjustments or other contingent consideration; (vi) all liabilities for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction to the extent drawn upon or payable or to the extent an event has occurred that, with or without notice or lapse of time or both, would result in a draw thereon or thereunder or any amount being due and payable thereunder as of the Closing Date, in each case calculated net of any cash or cash equivalents specifically set aside by the Entities to secure such payment obligations to the extent such cash or cash equivalents can be used to pay for such payment obligations and are not otherwise included in the calculation of Cash; (vii) all obligations in respect of any leases entered into on or after January 1, 2019 that, if such leases had been entered into on or prior to December 31, 2018, would have been classified or accounted for as capital leases or tower financing obligations, in each case, under U.S. GAAP as in effect on December 31, 2018; (viii) all obligations reflected, or required to be reflected in accordance with U.S. GAAP, as indebtedness on a consolidated balance sheet of the Entities (other than (A) Tower Leases and (B) leases that would not be classified or accounted for as capital leases or tower financing obligations, in each case, under U.S. GAAP as in effect on December 31, 2018); (ix) all indebtedness referred to above which is directly or indirectly guaranteed by the Company or any of its Subsidiaries or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which it has otherwise assured a creditor against loss; (x) all interest, penalties, fees, expenses, breakage costs, prepayment premiums and other payment obligations owed with respect to the indebtedness referred to above (assuming the repayment in full of such indebtedness as of the Closing Date) or payable with respect to such indebtedness upon the consummation of the transactions contemplated by this Agreement, as applicable; (xi) any Taxes (including any withholding Tax gross up) reimbursable to or payable for the benefit of the creditor in respect of the indebtedness referred to above or otherwise directly related to such indebtedness; and (xii) to the extent not included in the calculation of Net Working Capital, the aggregate unpaid amount of all Liabilities of the Entities, on a consolidated basis, to directors, officers or employees under FGTS or any severance, retirement or pensions plans (including any penalties for termination without cause), or for other termination, retirement, post-employment or post-retirement indemnities, payments or benefits, in each case to the extent (A) incurred prior to the Closing and (B) such amount exceeds any cash deposited in accounts with respect to such plans that are utilized by the Entities to satisfy such Liabilities. Notwithstanding the foregoing, "Indebtedness" will not include intercompany indebtedness, obligations or liabilities exclusively between or among the Company and any wholly owned Company Subsidiary.

        "Indemnifying Party" is defined in Section 10.4(a).

        "Indenture" means that certain Indenture (including form of notes) with respect to the Parent Convertible Notes, dated as of August 14, 2018, between Parent and Wilmington Trust, National Association, as trustee.

        "Independent Accountant" is defined in Section 2.4(d).

        "Independent Tax Professional" is defined in Section 12.8.

        "INSS" means the National Institute of Social Security of Brazil (Instituto Nacional de Seguridade Social).

        "Insurance Policies" is defined in Section 6.17.

        "Intellectual Property" means, collectively, all intellectual property rights and other similar proprietary rights, whether registered or unregistered, protected, created or arising under the Laws of any jurisdiction or under any international convention, including such rights in and to the following: (i) patents and patent applications, including continuations, divisions, divisionals, continuations-in-part, provisionals, and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing, (ii) Trademarks, (iii) copyrights, works of authorship, all registrations, applications, renewals, extensions and reversions of any of, and all moral rights in, the foregoing, (iv) trade secrets, proprietary know-how, other proprietary information (including inventions) and any other information or data protectable in any jurisdiction by the statutory or contractual right to limit the disclosure thereof by any Person ("Trade Secrets"), (v) social media accounts and (vi) Software.

        "Intentional Breach" means, with respect to any representation, warranty, covenant or agreement, an action or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching Party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

        "Intercompany Notes" is defined in Section 8.15.

        "Intercompany Notes Modification" is defined in Section 8.2(b)(xxvi).

        "Intercompany Obligations" means, as of any specified time, any Liabilities (i) owed by any Entity to Seller or AI Brazil or any of their respective Affiliates (other than the Entities) or by Seller or AI Brazil or any of their respective Affiliates (other than the Entities) to any of the Entities, or (ii) between any of the Entities, in each case at such specified time.

        "Intervening Event" means any Effect that has not arisen as a result of an Intentional Breach of this Agreement by Parent or any of its Affiliates, that (i) is material to Parent and its Subsidiaries, taken as a whole, (ii) that was not known or reasonably foreseeable to the Parent Board on or prior to the date of this Agreement, and (iii) becomes known to the Parent Board prior to the Parent Stockholder Approval; provided that in no event shall any Effect arising from or relating to any of the following give rise to an Intervening Event: (i) an Acquisition Proposal or (ii) any of the Effects described in clauses (A) through (G) of the definition of Seller Material Adverse Effect.

        "IOF" means the Brazilian tax on financial transactions (Imposto sobre Operações Financeiras).

        "IT Systems" is defined in Section 6.8(f).

        "Key Employment Agreement" means the employment agreement, dated as of April 24, 2017, by and between Nextel Brazil and Roberto Rittes de Oliveira Silva, as amended from time to time.

        "Knowledge of the Company" means (i) the actual knowledge of the Persons listed on Section 1.1(c) of the Company Disclosure Schedule and (ii) the actual knowledge the Persons listed on Section 1.1(c) of the Company Disclosure Schedule would have had after reasonable inquiry in such Person's functional area of responsibility.

        "Labor Laws" is defined in Section 6.10(d).

        "Law" means any U.S. or non-U.S. federal, state or local law, statute, treaty, code, ordinance, common law, rule or regulation, as applicable.

        "Leased Property" means all real property leased or subleased by the Entities.

        "Legal Proceeding" means any judicial, administrative or arbitral action, suit, investigation or proceeding commenced, conducted or heard by or before a Governmental Authority or arbitrator.

        "Liabilities" means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, whether or not required to be reflected as such in a balance sheet of a Person prepared in accordance with U.S. GAAP, known or unknown, determined or determinable, whenever or however arising.

        "Licenses" is defined in Section 6.8(a).

        "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, voting trust or agreement, transfer restriction (including under any shareholder or similar Contract) or other encumbrance.

        "Limitation Date" is defined in Section 10.1(b).

        "Liquidation Certificate Date" is defined in Section 13.2(b).

        "Luxembourg GAAP" means Luxembourg accounting standards for private enterprises (Normes comptables internationales pour les entreprises).

        "Material Contracts" is defined in Section 6.9(a).

        "McCaw" is defined in the Preliminary Statements.

        "Monthly Management Report" is defined in Section 8.1(b).

        "Net Working Capital" means, as of any specified date and without duplication, an amount equal to (i) the aggregate amount of (a) the accounts receivable (net of allowance for doubtful accounts), inventory and other current assets of the Entities reflected in the asset accounts included in the illustrative calculation of Net Working Capital set forth in Exhibit A, plus (b) the noncurrent assets identified in the asset accounts under the subheading "Other Noncurrent Assets" in the illustrative calculation of Net Working Capital set forth in Exhibit A, minus (ii) the aggregate amount of (a) the accounts payable, accrued expenses and other current liabilities of the Entities reflected in the liability accounts included in the illustrative calculation of Net Working Capital set forth in Exhibit A plus (b) the noncurrent liabilities identified in the liability accounts under the subheading "Other Noncurrent Liabilities" in the illustrative calculation of Net Working Capital set forth in Exhibit A, in each case calculated on a consolidated basis in accordance with the Accounting Principles; provided that, for the avoidance of doubt, for purposes of calculating Net Working Capital: (A) Net Working Capital shall exclude (1) any tax assets other than the tax assets identified in the asset accounts included in the illustrative calculation of Net Working Capital set forth in Exhibit A, and (2) deferred income tax liabilities and any Accrued Tax Contingencies; (B) current liabilities shall include (1) any amounts required to be paid in respect of accrued vacation for any period prior to the Closing, (2) the unpaid amount of any annual bonuses or 13th salary payments for any period prior to the Closing, whether or not accrued, earned or payable and (3) all current Tax liabilities (including all employment, payroll or similar Taxes in respect of the amounts described in the foregoing clauses (B)(1) and (B)(2)) other than those described in clause (A)(2) above; (C) current liabilities shall exclude any balances to the extent included in the calculation of Transaction Expenses; (D) Net Working Capital shall be adjusted pursuant to and in accordance with Section 8.15, if applicable, to account for current liabilities for Taxes payable as a result of any Requested Notes Modification; and (E) current liabilities shall exclude any amounts payable under the Retention Plan. Exhibit A also sets forth, for illustrative purposes only, an illustrative calculation of Net Working Capital and Purchase Price as if it were calculated as of February 28, 2019.

        "Net Working Capital Adjustment" means the Dollar Equivalent of an amount equal to the absolute value of the difference between (i) Closing Net Working Capital and (ii) Target Net Working Capital; provided that, if Closing Net Working Capital exceeds Target Net Working Capital, the Net Working Capital Adjustment shall not exceed the Net Working Capital Adjustment Cap.

        "Net Working Capital Adjustment Cap" means the Dollar Equivalent of the amount in Reais under the line item "Net Working Capital Adjustment Cap" set forth in Section 1.1(a) of the Company Disclosure Schedule that corresponds to the last full calendar month ended immediately prior to the Closing Date; provided that, for any partial month included in the Transaction Budget Period, the Net Working Capital Adjustment Cap shall also include a prorated amount for such month equal to (i) the difference between (A) the Dollar Equivalent of the amount in Reais under the line item "Net Working Capital Adjustment Cap" set forth in Section 1.1(a) of the Company Disclosure Schedule that corresponds to the calendar month in which the Closing occurs and (B) the Dollar Equivalent of the amount in Reais under the line item "Net Working Capital Adjustment Cap" set forth in Section 1.1(a) of the Company Disclosure Schedule that corresponds to the last full calendar month ended immediately prior to the Closing Date multiplied by (ii) a fraction, the numerator of which is the number of days in such month that are prior to the Closing Date, and the denominator of which is the total number of days in such month; provided, further, that, for purposes of this definition, if the Closing Occurs after December 31, 2019, the Net Working Capital Adjustment Cap shall be deemed to be the Dollar Equivalent of the amount in Reais under the line item "Net Working Capital Adjustment Cap" set forth in in Section 1.1(a) of the Company Disclosure Schedule that corresponds to December 2019.

        "Nextel Brazil" is defined in the Preliminary Statements.

        "Nextel Holdings" is defined in the Preliminary Statements.

        "Nextel Holdings Articles" means the consolidated articles of association (statuts coordonnés) of Nextel Holdings dated as of November 15, 2018.

        "Nextel Holdings Financial Statements" is defined in Section 6.4(a)(i).

        "Nextel Holdings SHA" means the Shareholders Agreement, dated as of June 5, 2017, by and among Nextel Holdings, AI Brazil, the Company, AI Brazil Holdings AB and Parent.

        "Nextel Holdings Share Transfer Agreement" means a share transfer agreement between the Company and AI Brazil, in the presence of Nextel Holdings, to effect the transfer of the AI Brazil Shares to the Company substantially in the form of Exhibit B hereto.

        "Nextel Holdings Transactions" is defined in the Preliminary Statements.

        "NII Internal Reorganization" is defined in Section 6.2(c).

        "NIIH" is defined in the Preamble.

        "NIIM Financial Statements" is defined in Section 6.4(a)(ii).

        "Non-Paying Party" is defined in Section 12.3.

        "Order" means any temporary, preliminary or permanent order, injunction, restraining order, executive order, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority or arbitrator.

        "Ordinary Course of Business" means the ordinary course of business consistent with past practice.

        "Owned Property" means all real property owned by the Entities.

        "Parent" is defined in the Preamble.

        "Parent Board" means the board of directors of Parent.

        "Parent Board Recommendation" is defined in Section 4.2.

        "Parent Common Stock" means the shares of common stock, par value $0.001 per share, of Parent.

        "Parent Convertible Notes" means Parent's 4.25% Convertible Senior Notes due 2023.

        "Parent Employee Plan" means any Employee Plan (i) entered into, contributed to, sponsored or maintained by Parent or any of its Subsidiaries and under which any current or former director, officer, employee, individual consultant or other individual service provider of Parent or any of its Subsidiaries or of any Person to which Parent or any of its Subsidiaries is a successor (or any dependent or beneficiary of any such former director, officer, employee, individual consultant or other individual service provider) has any right to any payment or benefit or (ii) with respect to which Parent or any of its Subsidiaries has or may have any liability or obligation, in each case excluding any Company Employee Plan.

        "Parent Guaranty" means that certain Parent Guaranty, dated as of October 31, 2017, among Next Holdings, as parent guarantor, and CDB, as administrative agent under the CDB Credit Facility.

        "Parent Liquidation Event" is defined in Section 10.1(b).

        "Parent SEC Reports" means any Report on Form 8-K, Form 10-Q or Form 10-K filed by Parent with the SEC since December 31, 2017.

        "Parent Stockholder" means each holder of Parent Common Stock.

        "Parent Stockholder Approval" means the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding voting power of Parent at the Parent Stockholders Meeting in favor of authorizing this Agreement and the transactions contemplated hereby.

        "Parent Stockholders Meeting" is defined in Section 8.12(c).

        "Parent Takeover Proposal" means any bona fide proposal or offer from a third party (other than Purchaser or its Affiliates) relating to, in a single transaction or series of related transactions, any (i) merger, consolidation, business combination or other similar transaction involving Parent that, if consummated, would result in such third party owning, directly or indirectly, 20% or more of the consolidated assets, net revenues or net income of Parent and its Subsidiaries, taken as a whole, (ii) acquisition in any manner, directly or indirectly, of more than 20% of the outstanding equity interests of Parent or any resulting parent company of Parent, or (iii) acquisition in any manner, directly or indirectly, of assets of Parent or its Subsidiaries representing more than 20% of the consolidated assets of Parent.

        "Parties" means, collectively, Purchaser, Seller, AI Brazil and Parent.

        "Pay-Off Amount" means the aggregate amount specified in the Pay-Off Letters as required to pay in full all principal and interest outstanding and all other amounts owed under each of the Brazil Credit Facilities (including any penalties, fees, prepayment premiums or other amounts due upon a prepayment of all principal and interest outstanding at the Closing), calculated as of the Closing Date.

        "Pay-Off Letters" is defined in Section 3.2(a)(vi).

        "Paying Party" is defined in Section 12.3.

        "Payout Schedule" is defined in Section 2.2(c).

        "Permits" means any approvals, authorizations, homologations, accreditations, consents, licenses, permits or certificates issued by a Governmental Authority, but excluding Telecommunication Licenses.

        "Permitted Liens" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser, (ii) statutory liens for any Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP, (iii) mechanics', carriers', workers', repairmen's and similar Liens arising or incurred in the Ordinary Course of Business, (iv) zoning, entitlement and other land use and environmental regulations, (v) liens securing debt as disclosed in the Financial Statements and that will be released at Closing, (vi) title of a lessor under a capital or operating lease, (vii) the items listed on Section 1.1(d) of the Company Disclosure Schedule and (viii) such other imperfections in title, charges, easements, restrictions and encumbrances that are not material in amount or effect on the business of Nextel Brazil and its Subsidiaries.

        "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

        "PII" is defined in Section 6.8(h).

        "PIS/COFINS Credits Claims" means one or more lawsuits and/or administrative proceedings filed or initiated by a Brazilian Entity to obtain from applicable Governmental Authorities and/or Tax Authorities a final and non-appealable recognition of such Brazilian Entity's right to credits of PIS/COFINS arising from the exclusion of ICMS Tax from the basis of calculation of PIS/COFINS in previous tax periods, such as lawsuit (Mandado de Segurança) 2007.61.00.031047-1 filed by Nextel Telecomunicações S.A. before the Federal Courts of Sao Paulo.

        "PIS/PASEP" means the Brazilian Social Contributions (Contribuição para o Programa de Integração Social and Programa de Formação do Patrimônio do Servidor Público).

        "Postpay Subscribers" means the aggregate number of Subscribers that are in active service, excluding Prepaid Subscribers.

        "Pre-Closing Straddle Period" means the portion of the Straddle Period ending on the Closing Date.

        "Pre-Closing Straddle Period Taxes" means Taxes of any Entity (or for which any Entity is liable), allocable to the Pre-Closing Straddle Period pursuant to Section 11.2.

        "Pre-Closing Tax Period" means any taxable period (or a portion thereof) ending on or prior to the Closing Date and shall include the Pre-Closing Straddle Period.

        "Pre-Closing Taxes" means any Taxes of any Entity (or for which any Entity is liable) relating or attributable to any Pre-Closing Tax Period and shall include any Pre-Closing Straddle Period Taxes.

        "Prepaid Subscribers" means the aggregate number of Subscribers that are in active service with telephone numbers assigned pursuant to prepaid Contracts.

        "Proxy Statement" is defined in Section 8.12(a).

        "PTAX Rate" means the Reais/Dollar exchange rate, expressed as the amount of Reais per one Dollar, as reported by BACEN on its website (which, as of the date of this Agreement, is located at https://www.bcb.gov.br/?TXCOTACAO) or, if such source is unavailable, its equivalent successor source or any other authoritative source as may be mutually agreed between Parent and Purchaser.

        "Purchase Price" is defined in Section 2.2(a).

        "Purchaser" is defined in the Preamble.

        "Purchaser Indemnitees" is defined in Section 10.2.

        "Purchaser Material Adverse Effect" means any Effect that would prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement on a timely basis.

        "Purchaser Released Persons" is defined in Section 13.12.

        "Radiofrequencies Licenses" means any authorizations issued by ANATEL for the granting of the right of use of radiofrequency spectrum necessary for the provision of telecommunication services in Brazil, subject to the terms and conditions set forth under the relevant Brazilian laws and regulations.

        "Regulatory Approval" means the approval of ANATEL and any other Governmental Authority (excluding the Antitrust Approval) for the change of control of the Entities that is required to be received for the consummation of the transactions contemplated by this Agreement, which shall be deemed to have been obtained upon the later to occur of: (i) the publication of such approval in the Official Gazette and (ii) the fulfillment of all conditions or obligations that may be imposed by ANATEL for such approval to come into effect.

        "Related Party Contract" is defined in Section 6.21.

        "Related Person" means, with respect to any Person: (i) each Affiliate of such Person; and (ii) any director or executive officer of such Person or any of its Affiliates.

        "Representatives" means, with respect to any Person, such Person's and each of its respective Subsidiaries' directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

        "Requested Notes Modification" is defined in Section 8.15.

        "Resolution Period" is defined in Section 2.4(c).

        "Retention Plan" means the retention plan described on Section 1.1(e) of the Company Disclosure Schedule.

        "RFB" means Brazilian Federal Revenue Service (Receita Federal do Brasil).

        "SEC" means the U.S. Securities and Exchange Commission.

        "Seller" is defined in the Preamble.

        "Seller Fundamental Representations" means the representations and warranties set forth in Section 4.1 (Organization of NIIH and Parent), Section 4.2 (Authorization of Agreement), Section 4.4 (Title to Acquired Equity Interests), the first sentence of Section 6.1 (Organization of the Entities), Section 6.2 (Capitalization of the Entities) and Section 6.22 (Holding Companies).

        "Seller Material Adverse Effect" means (i) any fact, circumstance, event, development, change, occurrence or effect (each, an "Effect") that has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Entities, taken as a whole, or (ii) any Effect that would prevent, materially delay or materially impair the ability of Seller, AI Brazil or Parent to consummate the transactions contemplated by this Agreement; provided, however, that for purposes of the foregoing clause (i) only, no Effect will be taken into account in determining whether there has been, or would reasonably be expected to be, a Seller Material Adverse Effect to the extent resulting from: (A) changes in conditions generally affecting the industry in which the Entities operate, (B) changes in Brazilian GAAP (or official interpretations thereof) or changes in the regulatory or accounting requirements applicable to the industry in which the Entities operate, (C) any failure by the Entities to meet any projections of revenues, earnings or other operational or financial measures for any period ending on or after the date of this Agreement (provided, however, that the exception in this clause (C) will not prevent or otherwise affect a determination that any underlying cause of such failure has resulted in, or contributed to, a Seller Material Adverse Effect), (D) changes in the financial or securities markets (including the cost or availability of debt or equity financing), applicable Law, or general economic, regulatory or political conditions, in each case, globally, in Brazil or in any other jurisdiction, (E) acts of war (whether or not declared), armed hostilities, acts of terrorism or any natural disasters, (F) any change directly resulting from the announcement or consummation of the transactions contemplated by this Agreement, including any employee departures and any actions taken by customers or suppliers of the Entities to terminate, discontinue or not renew their Contracts with the Entities or otherwise withhold any consent necessary in respect of such Contracts (provided, however, that the exception in this clause (F) will not apply to the representations set forth in Sections 4.3, 5.3, 6.3, 6.10(b) and 6.12(f) and, to the extent related thereto, the condition set forth in Section 9.1(a)) and (G) any matter to the extent disclosed in the Company Disclosure Schedule or the AI Brazil Disclosure Schedule; provided, further, that with respect to clauses (A), (B), (D), or (E), such matters will be considered to the extent that they disproportionately affect the Entities as compared to similarly situated businesses operating in the telecommunications industry in Brazil.

        "Seller Releasing Persons" is defined in Section 13.12.

        "Selling and Marketing Budget Amount" means the aggregate amount of selling and marketing expenses contemplated by the 2019 Transaction Budget to have been incurred during the Transaction Budget Period; provided that if the Closing occurs after December 31, 2019, the Selling and Marketing Budget Amount shall be increased for each month between January 1, 2020 and the Closing Date by the budgeted amount for the corresponding month(s) in the 2019 Transaction Budget; provided, further, that for any partial month included in the Transaction Budget Period, the Selling and Marketing Expense Budget Amount shall include a prorated amount for such month equal to (i) the total amount of selling and marketing expenses budgeted for such month multiplied by (ii) a fraction, the numerator of which is the number of days in such month included in the Transaction Budget Period, and the denominator of which is the total number of days in such month.

        "Selling and Marketing Cost Adjustment Amount" means the Dollar Equivalent of the amount, if any, by which the Selling and Marketing Budget Amount exceeds Selling and Marketing Costs.

        "Selling and Marketing Costs" means, without duplication, the Dollar Equivalent of the aggregate amount of selling and marketing expenses of Nextel Brazil and its Subsidiaries, determined on an accrual basis, during the period from March 1, 2019 to the Closing Date.

        "Software" means any and all (i) software and computer programs and applications, including any and all software implementations of algorithms, models and methodologies, and application programming interfaces, whether in source code or object code, (ii) databases and compilations, including any and all data, data files and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (v) all documentation including user manuals and other training documentation related to any of the foregoing.

        "Solvent" means, when used with respect to any Person, as of any date of determination: (i) the amount of the "fair saleable value" of the assets of such Person shall, as of such date, exceed: (A) the value of all "liabilities of such Person, including contingent and other liabilities," as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors; and (B) the amount that shall be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured; (ii) such Person shall not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (iii) such Person shall be able to pay its liabilities, including contingent and other liabilities, as they mature. For the purpose of this definition, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that such Person shall be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

        "Straddle Period" means a taxable period beginning on or before, and ending after, the Closing Date.

        "Subscriber" means a mobile telephone number maintained by any Entity and assigned to an end user of the Entities' mobile wireless voice or data services that is paying any Entity for such service (regardless of whether such end user is current or delinquent in the payment at any given date of calculation).

        "Subsidiary" of any Person means another Person, with respect to which the first Person owns an amount of voting securities, other voting ownership or voting partnership interests that is sufficient to elect at least a majority of the board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests) of such other Person, whether directly or indirectly.

        "Sunbird Financing" means the payment plan entered into between Sunbird Telecomunicações Ltda. and ANATEL in October 2013 for the use of radiofrequency channels in the cities of Porto Alegre, Florianópolis, Campinas, São José dos Campos, Niterói and Rio de Janeiro until October 6, 2024.

        "Superior Proposal" means (i) a Brazil Proposal that would result in the third party making such proposal owning (A) 100% of the equity interests or assets of NIIH or the Company, (B) all of the equity interests of Nextel Holdings that are owned by the Company, (C) all of the assets of Nextel Holdings or (D) 100% of the equity interests or assets of Brazil Parent or Nextel Brazil or (ii) a Parent Takeover Proposal that would result in the third party making such proposal owning 80% or more of the equity interests or assets of Parent or NIIH, in each case, that Parent's Board determines in good faith, after consultation with Parent's outside legal counsel and its financial advisor, (A) is more favorable to the Parent Stockholders than the transactions contemplated by this Agreement (after taking into account the Company Break-Up Fee and any revised proposal offered by Purchaser pursuant to Section 8.13(d)), (B) is not conditioned on the receipt of financing and (C) is reasonably likely to be consummated on the terms proposed.

        "Target Accrued Tax Contingencies" means $15,808,720.

        "Target Net Working Capital" means—$28,465,308.

        "Tax" or "Taxes" means (i) any and all taxes, however denominated, including any deficiencies, assessments, governmental charges, duties (including custom duties), fees, imposts, levies, interest, additions to tax or, fines, penalties or additional amounts that may become payable in respect thereof, imposed by any U.S. or non-U.S. national, state, federal, provincial, county or local Governmental Authority responsible for the imposition of any such tax (each, a "Tax Authority"), which taxes will include, without limiting the generality of the foregoing, all income taxes, alternative or add-on minimum, escheat, capital, ad valorem, profits, license, privilege, inventory, capital stock, capital gain taxes, IOF, PIS/PASEP, COFINS, CSLL, social contribution taxes, payroll taxes and employee withholding taxes (INSS), FGTS, value added customs, unemployment insurance, social security, service taxes, sales and use taxes, excise taxes, environmental taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, estimated taxes, stamp taxes, documentary taxes, transfer taxes, withholding taxes, and other obligations of the same or of a similar nature, and (ii) any liability in respect of any item described in clause (i) payable by reason of contract, transferee liability, operation of Law or otherwise.

        "Tax Authority" is defined within the definition of "Tax".

        "Tax Claim" is defined in Section 12.4(a).

        "Tax Return" means all returns, declarations, reports, estimates, claims for refunds, information returns, elections and statements required to be filed with any Governmental Authority in respect of any Taxes, including any amendments thereto and requests for the extension of time in which to file any such return, declaration, report, estimate, information return, election or statement.

        "Telecommunication Licenses" means any concession, permit, authorization or registration granted by ANATEL for the operation of any kind of telecommunications services, exploitation of satellite or satellite capacity, numbering resources, equipment, stations, network (or any element thereof), band-width, as well as Radiofrequencies Licenses.

        "Telefônica" means Telefônica Brasil S.A.

        "Telefônica Agreements" means the (i) Contrato de Exploração Industrial de Rede Móvel, dated as of December 26, 2013, by and between Telefônica and Nextel Brazil, as amended, including all its schedules and ancillary documents, and (ii) the Contrato de Compartilhamento de Rede—Ran Sharing, dated as of May 22, 2016, by and between Telefônica and Nextel Brazil, as amended, including all its schedules and ancillary documents.

        "Termination Date" is defined in Section 3.4(a).

        "Third Party Claim" is defined in Section 10.4(a).

        "Third Party Claim Notice" is defined in Section 10.4(a).

        "Tower Leases" means any leases of (and other arrangements conveying the right to use) real or personal property, or a combination thereof, in respect of or related to transmission tower sites.

        "Trade Secrets" is defined in the definition of "Intellectual Property".

        "Trademark License Agreement" means the Fourth Amended and Restated Trademark License Agreement, dated July 27, 2011, by and between the Trademark Licensor and Parent, as amended on July 9, 2013, as further amended on September 15, 2014 and as further amended on June 1, 2015.

        "Trademark Licensor" means Nextel Communications, Inc.

        "Trademark Sublicense Agreement" means the Trademark License Agreement, effective as of January 1, 2012, by and between Parent and Nextel Brazil, as amended on October 12, 2012 and as further amended on October 28, 2013.

        "Trademarks" means trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, internet domain names, corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions of the foregoing.

        "Transaction Budget Period" means (i) the period of full calendar months beginning March 1, 2019 and ending on or prior to the Closing Date plus (ii) if applicable, the part of the calendar month in which the Closing Date occurs that is prior to the Closing Date.

        "Transaction Expenses" means, without duplication, all fees, costs and expenses incurred by or on behalf of Seller, AI Brazil or any of their respective Affiliates or the Company or any of its Subsidiaries in connection with any sales process involving Nextel Brazil or Parent or any of its other Subsidiaries, the negotiation and execution of this Agreement, and the performance and consummation of the transactions contemplated by this Agreement, in each case solely to the extent required to be paid or reimbursed by, or an obligation of, any of the Entities at or following the Closing, including: (i) the fees and expenses of outside counsel; (ii) accounting, investment banking, professional advisory or consulting fees and expenses; (iii) all change of control, closing or signing bonuses, transaction bonuses and/or severance or retention or similar payments payable or benefits provided to any employee, officer or director of the Company or other independent consultant employed by the Company or any other Entity, including, for the avoidance of doubt, the amount (if any) of any transaction bonuses that become payable prior to the Closing under the Retention Plan (provided that this clause (iii) shall not include any amounts payable as a result of actions taken by Purchaser or its Affiliates after the Closing); (iv) any Taxes due in respect of (A) any Transaction Expenses referred to in the foregoing clause (iii) or (B) any equity or equity-based awards held by any employee, officer, director or other individual service provider of the Company or any other Entity under any Parent Employee Plan or Company Employee Plan; and (v) any amounts payable to Seller or its Related Persons in connection with this Agreement or the transactions contemplated hereby, including any amounts payable under the Related Party Contracts; provided, however, that, for the avoidance of doubt, Transaction Expenses shall not include (A) any amounts included in the calculation of Net Working Capital, Closing BRL

Indebtedness or Closing USD Indebtedness or (B) amounts that become payable following the Closing in accordance with the Retention Plan.

        "Transaction Litigation" is defined in Section 8.8(a).

        "Transfer Taxes" means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income) and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges payable to a Governmental Authority by reason of the purchase and sale of the Entities.

        "Transmission Tower Standards" is defined in Section 6.14(g).

        "Unaudited Financial Statements" is defined in Section 6.4(a)(iv).

        "Unpaid Transaction Expenses" means Transaction Expenses that are unpaid as of immediately prior to the Closing.

        "Unresolved Items" is defined in Section 2.4(d).

        "U.S." means the United States of America.

        "U.S. GAAP" means United States Generally Accepted Accounting Principles.

        "USD Indebtedness" means all Indebtedness denominated in Dollars, including Indebtedness under the CDB Credit Facility.

        1.2.    Construction Rules and Interpretative Matters.     The following rules of construction and interpretation will apply:

          (a)   when calculating the period of time in which any act is to be performed pursuant to this Agreement, (i) the date that is the reference date in calculating the beginning of such period will be excluded and (ii) if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day (provided that, for the avoidance of doubt, this Section 1.2(a) shall not be construed to modify the definition of Transaction Budget Period);

          (b)   any reference to a "day" means a calendar day unless specified as a Business Day;

          (c)   any reference in this Agreement to "$" or "Dollars" will mean U.S. dollars and any reference to "Reais" or "R$" means Brazilian Reais;

          (d)   the Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement;

          (e)   any reference in this Agreement to gender will include all genders, and words imparting the singular number only will include the plural and vice versa;

          (f)    the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement;

          (g)   all references in this Agreement to any "Section" or "Article" are to the corresponding Section or Article of this Agreement unless otherwise specified;

          (h)   words such as "herein", "hereinafter", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

          (i)    the word "including" or any variation thereof means "including, without limitation" and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

          (j)    any reference to the "date hereof" means the date of this Agreement;

          (k)   references to Laws mean a reference to (i) such Laws as the same may be amended, modified, supplemented from time to time and (ii) all rules and regulations promulgated thereunder, unless the context requires otherwise;

          (l)    the word "or" is not exclusive and the words "will", "will not", "shall" and "shall not" are expressions of command and not merely expressions of future intent or expectation, in each case, unless the context otherwise requires;

          (m)  covenants that require the Entities (or the officers, employees, consultants, agents, accountants, attorneys and other Representatives of the Entities) to take or not take an action mean that NIIH shall cause the Entities to take or not take such action and NIIH shall cause the Brazil Entities (or the officers, employees, consultants, agents, accountants, attorneys and other Representatives of the Brazil Entities) to take or not take such action; and

          (n)   the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2. SALE AND PURCHASE OF ACQUIRED EQUITY INTERESTS

        2.1.    Sale and Purchase of Acquired Equity Interests.     Subject to the terms and conditions contained herein, at the Closing, (a) NIIH will sell and deliver to Purchaser, and Purchaser will purchase and accept delivery from NIIH of, all of the Acquired Equity Interests, free and clear of all Liens, and (b) AI Brazil will sell and deliver to the Company, and the Company will purchase and accept delivery from AI Brazil of, all of the AI Brazil Shares, free and clear of all Liens.

        2.2.    Consideration.     (a) The aggregate consideration for the Acquired Equity Interests shall be an amount in Dollars (the "Purchase Price") equal to the following, as finally adjusted pursuant to Section 2.4:

              (i)  Enterprise Value,

             (ii)  plus the Capex Spend,

            (iii)  minus the Selling and Marketing Cost Adjustment Amount,

            (iv)  plus the Net Working Capital Adjustment (if Closing Net Working Capital exceeds Target Net Working Capital) or minus the Net Working Capital Adjustment (if Closing Net Working Capital is less than Target Net Working Capital),

             (v)  minus the Closing Indebtedness Adjustment,

            (vi)  plus the Closing Cash Adjustment.

          (b)   The aggregate consideration for the AI Brazil Shares is an amount in cash equal to the AI Brazil Payment, as finally adjusted pursuant to Section 2.4.

          (c)   At least five and no more than ten Business Days prior to the Closing Date, Parent will prepare and deliver to Purchaser and AI Brazil a certificate executed by an executive officer of Parent setting forth: (i) a statement (the "Estimated Closing Statement") specifying in reasonable detail Parent's good faith estimates of Closing Net Working Capital (the "Estimated Closing Net Working Capital") and the Estimated Net Working Capital Adjustment resulting therefrom and Parent's good faith estimates of Capex Spend (the "Estimated Capex Spend"), the Selling and Marketing Cost Adjustment Amount (the "Estimated Selling and Marketing Cost Adjustment Amount"), Closing USD Indebtedness ("Estimated Closing USD Indebtedness"), Closing BRL Indebtedness ("Estimated Closing BRL Indebtedness"), Estimated Closing Indebtedness Adjustment,

  Closing USD Cash ("Estimated Closing USD Cash"), Closing BRL Cash ("Estimated Closing BRL Cash") and the Estimated Closing Cash Adjustment, together with the calculation of the Estimated Purchase Price resulting therefrom, and specifying in reasonable detail Parent's good faith estimate of Unpaid Transaction Expenses (the "Estimated Unpaid Transaction Expenses") and Parent's good faith estimate of Closing Accrued Tax Contingencies (the "Estimated Closing Accrued Tax Contingencies") and the Estimated Accrued Tax Contingencies Adjustment resulting therefrom; and (ii) a schedule (the "Payout Schedule") showing the AI Brazil Percentage, the Company Percentage, the Closing AI Brazil Payment and Closing NIIH Payment resulting therefrom. For the avoidance of doubt, each of Seller and AI Brazil acknowledges and agrees that, unless the Payout Schedule is accompanied by a written notice executed by each of NIIH and AI Brazil specifying different percentages (which percentages shall aggregate to 100%), the AI Brazil Percentage shall be deemed to be 29.9999997% and the Company Percentage shall be deemed to be 70.0000003% for all purposes under this Agreement. The Estimated Closing Statement and the Payout Schedule shall be prepared in good faith and the Estimated Closing Statement shall be prepared in accordance with the Accounting Principles. Parent shall consider in good faith any objections of Purchaser to the Estimated Closing Statement and, if Parent has determined in good faith that any revisions are required in order to cause the Estimated Closing Statement to comply with the terms of this Agreement, Parent will reissue an Estimated Closing Statement no later than 5:00 p.m., New York City time, on the last Business Day immediately prior to the Closing Date, reflecting such revisions. Each of Parent, Seller and AI Brazil acknowledges and agrees that, in making the payments required to be made by Purchaser pursuant to this ARTICLE 2, Purchaser shall be entitled to rely on the accuracy of the AI Brazil Percentage, the Company Percentage, the Closing AI Brazil Payment and Closing NIIH Payment set forth in the Payout Schedule, and neither Purchaser nor, following the Closing, the Company shall have any liability to Seller or AI Brazil with respect to any claim that the amounts payable to Seller or AI Brazil, as the case may be, as set forth on the Payout Schedule are incomplete or inaccurate or that Seller or AI Brazil, as the case may be, was entitled to receive payment of any different amount, in each case with respect to the Acquired Equity Interests or AI Brazil Shares transferred by Seller or AI Brazil, as the case may be, subject to any adjustment thereto in accordance with Section 2.4(g) and to the actual payment of the amounts set forth in the Payout Schedule to Seller or AI Brazil, as the case may be. For the avoidance of doubt, none of the Estimated Closing Statement, the Payout Schedule or any constituent part thereof shall include and in no event shall the Closing AI Brazil Payment be reduced as a result of, any reserve, set aside, deduction or similar amount in respect of any potential claim by Purchaser of any breach or purported breach by Parent, Seller or the Entities of any of their respective representations and warranties or obligations under this Agreement, in the understanding that any reduction in the Final Purchase Price made pursuant to the third sentence of Section 2.4(a) shall be entirely allocated to, and borne by, Seller.

        2.3.    Payment of Purchase Price.    On the Closing Date, Purchaser will:

          (a)   pay the Closing NIIH Payment to NIIH, by wire transfer of immediately available funds to the account designated by NIIH in writing no later than two Business Days prior to the Closing Date;

          (b)   on behalf of the Company, pay the Closing AI Brazil Payment to AI Brazil by wire transfer of immediately available funds to an account designated in writing by AI Brazil no later than two Business Days prior to the Closing Date;

          (c)   deposit the Escrow Amount with the Escrow Agent, by wire transfer of immediately available funds, to be held in the Escrow Account in accordance with the Escrow Agreement;

          (d)   deposit the Convertible Notes Escrow Amount with the escrow agent for the Parent Convertible Notes, by wire transfer of immediately available funds, in the event that the Indenture has not been amended in accordance with Section 8.20(a) or Parent has not made the escrow deposit contemplated by Section 8.20(b); and

          (e)   on behalf of Nextel Brazil, pay the Pay-Off Amount to each of the recipients specified in each of the Pay-Off Letters by wire transfer of immediately available funds to the accounts specified in such Pay-Off Letters.

        2.4.    Purchase Price Adjustment.

          (a)   As promptly as practicable following the Closing Date (but in any event within 45 days thereafter), Purchaser will prepare, or cause to be prepared, and deliver to Parent and AI Brazil a certificate executed by a duly authorized representative of Purchaser (the "Closing Statement") consisting of Purchaser's calculation of Closing Net Working Capital, Net Working Capital Adjustment, Capex Spend, the Selling and Marketing Cost Adjustment Amount, Closing USD Indebtedness, Closing BRL Indebtedness, Closing Indebtedness Adjustment, Closing USD Cash, Closing BRL Cash and Closing Cash Adjustment, together with the calculation of the Final Purchase Price and Final AI Brazil Payment resulting therefrom, and Purchaser's calculation of Unpaid Transaction Expenses, Closing Accrued Tax Contingencies and the Accrued Tax Contingencies Adjustment resulting therefrom. The Closing Statement will be prepared in good faith and in accordance with the Accounting Principles. For the avoidance of doubt, if the Final Purchase Price would be lower but for the breach by Seller of any of its obligations hereunder, Purchaser may present such lower Final Purchase Price in the Closing Statement, in the understanding that any resulting reduction in the Final Purchase Price shall be entirely allocated to, and borne by, Seller. Parent and NIIH represent and warrant that Parent or its applicable Subsidiary has classified contingent Tax liabilities of the Entities as "probable", "possible" or "remote" in accordance with the Accounting Principles for purposes of determining Target Accrued Tax Contingencies, and each of Parent and Purchaser agrees that it shall not change such classifications for purposes of determining Estimated Closing Accrued Tax Contingencies or Closing Accrued Tax Contingencies, respectively, except as expressly set forth in the Accounting Principles.

          (b)   The Closing Statement will become final, binding and conclusive upon Parent, Seller, AI Brazil and Purchaser on the 45th day following Purchaser's delivery of the Closing Statement unless, prior to such 45th day, Parent (on behalf of Seller and AI Brazil) delivers to Purchaser a written notice (a "Closing Statement Dispute Notice") stating that Parent disputes one or more items contained in the Closing Statement (a "Disputed Item") and describing in reasonable detail each Disputed Item based on information then available to Parent.

          (c)   If Parent delivers a Closing Statement Dispute Notice, then Purchaser and Parent, on behalf of Seller and AI Brazil, will seek in good faith to resolve the Disputed Items during the 30-day period beginning on the date Purchaser receives the Closing Statement Dispute Notice (the "Resolution Period"). If Purchaser and Parent reach agreement with respect to any Disputed Items, Purchaser will revise the Closing Statement to reflect such agreement.

          (d)   If Purchaser and Parent are unable to resolve all Disputed Items during the Resolution Period, then Purchaser and Parent will jointly engage and submit the unresolved Disputed Items (the "Unresolved Items") to PricewaterhouseCoopers or, if such firm is unwilling or unable to serve, to Deloitte & Touche LLP (any such Person, the "Independent Accountant"). Purchaser and Parent will use their respective reasonable best efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within 30 days after such items are submitted for review. The scope of the disputes to be resolved by the Independent Accountant will be to make a determination with respect to the Unresolved Items in accordance with the

  Accounting Principles and this Section 2.4(d), and the Independent Accountant is not to make any other determination. The Independent Accountant's decision will be based solely on written submissions by Purchaser and Parent. Each of Purchaser's and Parent's written submission to the Independent Accountant will also be provided to the other Party. For each Unresolved Item, the Independent Accountant shall assign a value equal to either the value for such item claimed by Purchaser or the value claimed by Parent, and no other value, as the resolution of such item. Purchaser and Parent each will be afforded the opportunity to present to the Independent Accountant any material such Party deems relevant to the Independent Accountant's determination. Each of Purchaser and Parent will use its commercially reasonable efforts to furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accountant may request. The determination of the Independent Accountant will be final, binding and conclusive on the Parties absent manifest error. The "Final Purchase Price" means the Purchase Price as calculated based upon the Closing Net Working Capital, Net Working Capital Adjustment, Capex Spend, the Selling and Marketing Cost Adjustment Amount, Closing USD Indebtedness, Closing BRL Indebtedness, Closing USD Cash, Closing BRL Cash, in each case, as and when finally determined in accordance with Section 2.4(b), Section 2.4(c) or this Section 2.4(d), as the case may be; the "Final Unpaid Transaction Expenses" means Unpaid Transaction Expenses as and when finally determined in accordance with Section 2.4(b), Section 2.4(c) or this Section 2.4(d); and the "Final Accrued Tax Contingencies Adjustment" means the Accrued Tax Contingencies Adjustment as calculated based upon the Closing Accrued Tax Contingencies as and when finally determined in accordance with Section 2.4(b), Section 2.4(c) or this Section 2.4(d); provided that, if Target Accrued Tax Contingencies exceed the Closing Accrued Tax Contingencies (as and when finally determined in accordance with Section 2.4(b), Section 2.4(c) or this Section 2.4(d) ), then (A) if the Net Working Capital Adjustment Cap exceeds Net Working Capital Adjustment (as and when finally determined in accordance with Section 2.4(b), Section 2.4(c) or this Section 2.4(d)), the Final Accrued Tax Contingencies Adjustment shall not exceed an amount equal to the lesser of (1) the difference between the Net Working Capital Adjustment Cap and the Net Working Capital Adjustment (as and when finally determined in accordance with Section 2.4(b), Section 2.4(c) or this Section 2.4(d)) and (2) the Accrued Tax Contingencies Adjustment Cap or (B) if the Net Working Capital Adjustment (as and when finally determined in accordance with Section 2.4(b), Section 2.4(c) or this Section 2.4(d)) exceeds the Net Working Capital Adjustment Cap, then the Final Accrued Tax Contingencies Adjustment shall be $0.

          (e)   The fees, expenses and costs of the Independent Accountant will be borne by Purchaser, on the one hand, and Parent, on the other hand, in the same proportion as the aggregate amount of the Unresolved Items that is unsuccessfully disputed by each of Purchaser and Parent (as finally determined by the Independent Accountant) bears to the total amount of the Unresolved Items submitted to the Independent Accountant.

          (f)    Seller will provide Purchaser and its Representatives, upon reasonable advance notice and during normal business hours, such access to the books and records of Seller (and, prior to the Closing, the Entities) and the employees and other service providers (including accountants and other advisors) to Seller (and, prior to the Closing, the Entities), including work papers, schedules, memoranda and other documents, as may be reasonably requested by Purchaser in connection with the review of the Estimated Closing Statement; provided that such access will be subject to the limitations described in the penultimate sentence of Section 8.1(a). From and after Closing, Purchaser will provide AI Brazil, Parent and Seller and their respective Representatives, upon reasonable advance notice and during normal business hours, such access to the books and records of the Entities and the employees and other service providers (including accountants and other advisors) to the Entities, including work papers, schedules, memoranda and other documents, as may be reasonably requested by Parent in connection with Parent's or Seller's review of the

  Closing Statement; provided that such access will be subject to the limitations described in the penultimate sentence of Section 8.1(a) (it being understood that, for purposes of this proviso, all references to Parent and Seller in such sentence shall be deemed to refer to Purchaser).

          (g)   Following the determination of the Final Closing Statement:

              (i)  (A) if the Final Purchase Price exceeds the Estimated Purchase Price, then Purchaser will pay (1) to AI Brazil an amount equal to such excess multiplied by the AI Brazil Percentage, and (2) to NIIH an amount equal to the remaining amount of such excess, or (B) if the Estimated Purchase Price exceeds the Final Purchase Price, then (1) AI Brazil will pay to Purchaser an amount equal to such excess multiplied by the AI Brazil Percentage, and (2) NIIH will pay to Purchaser the remaining amount of such excess;

             (ii)  (A) if the Estimated Unpaid Transaction Expenses exceed the Final Unpaid Transaction Expenses, then Purchaser shall pay to NIIH the amount of such excess, or (B) if the Final Unpaid Transaction Expenses exceed the Estimated Unpaid Transaction Expenses, then NIIH shall pay to Purchaser the amount of such excess; and

            (iii)  (A) if the Final Accrued Tax Contingencies Adjustment exceeds the Estimated Accrued Tax Contingencies Adjustment, then Purchaser shall pay to NIIH the amount of such excess, or (B) if the Estimated Accrued Tax Contingencies Adjustment exceeds the Final Accrued Tax Contingencies Adjustment, then NIIH shall pay to Purchaser the amount of such excess.

        The Party that is required to make a payment pursuant to this Section 2.4(g) will make such payment within two Business Days after the determination of the Final Closing Statement. Any payment under this Section 2.4(g) will be made in cash in Dollars, by wire transfer of immediately available funds to an account of the recipient designated in advance. At Purchaser's option and in its sole discretion, any amount owed to Purchaser by NIIH pursuant to this Section 2.4(g) may be recovered from the Escrow Amount.

          (h)   Any amount paid pursuant to Section 2.4(g) will be treated as an adjustment to the Final Purchase Price for Tax reporting purposes.

          (i)    Notwithstanding anything to the contrary contained in this Agreement, in no event shall the calculation of the Final AI Brazil Payment be reduced for, or by reason of, any claim by Purchaser of any breach or purported breach by Parent, Seller or the Entities of any of their respective representations and warranties or obligations under this Agreement, in the understanding that any reduction in the Final Purchase Price made pursuant to the third sentence of Section 2.4(a) shall be entirely allocated to, and borne by, Seller.

ARTICLE 3. CLOSING AND TERMINATION

        3.1.    Closing Date.    Subject to the satisfaction of the conditions set forth in Section 9.1, Section 9.2 and Section 9.3 or the waiver thereof by the Party entitled to waive that condition, the closing of the purchase and sale of the Acquired Equity Interests and the AI Brazil Shares (the "Closing") will take place at, or be directed from, the offices of Jones Day located at 250 Vesey Street, New York, New York 10281, or at such other place as Seller may designate in writing, at 10:00 a.m. New York City time, on the date that is two Business Days following the satisfaction or waiver of the conditions set forth in ARTICLE 9, other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions, unless another time or date, or both, are agreed to in writing by the Parties. The Parties agree that the closing of the purchase and sale of the Acquired Equity Interests shall not take place hereunder unless the closing of the Nextel Holdings Transaction occurs prior thereto or substantially simultaneously therewith, unless the condition set forth in Section 9.1(f) with respect to the consummation of the Nextel Holdings Transaction has been waived by

Purchaser; provided that Purchaser shall not waive such condition unless AI Brazil shall have breached or failed to perform any of its respective covenants or other agreements set forth in this Agreement which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 9.1(b) or Section 9.1(d) to be satisfied or AI Brazil is in breach of its obligations to make or is incapable of making the closing deliveries required of AI Brazil under Section 3.2(b).

        3.2.    Closing Deliveries by Seller and AI Brazil.

          (a)   At the Closing, NIIH will deliver, or cause to be delivered, to Purchaser the following:

              (i)  the Acquired Equity Interests and all such necessary documentation, duly executed by NIIH (and the Company, where applicable), required under Luxembourg Law to sell and transfer the Acquired Equity Interests to Purchaser and to register such transfer in the shareholder register of the Company, including a counterpart to the Company Share Transfer Agreement, duly executed by NIIH and the Company and a counterpart to the Nextel Holdings Share Transfer Agreement, duly executed by the Company and Nextel Holdings;

             (ii)  the officer's certificate required to be delivered pursuant to Section 9.1(a), Section 9.1(c) and Section 9.1(e) ;

            (iii)  executed resignation letters, in form and substance reasonably acceptable to Purchaser, of the managers and officers (or individuals in similar positions, such as gérants) of the Entities (other than any managers and officers described in Section 3.2(b)(iii)) designated in writing by Purchaser at least five Business Days prior to the Closing, solely in their capacity as officers or gérants of each Entity, in which the corresponding Entity and the officers shall grant a mutual release in respect of their obligations and duties in relation to each other;

            (iv)  executed shareholder resolutions of each of the Company, Nextel Holdings and NII International Mobile S.à r.l. (A) acknowledging the resignations of the managers or officers (or individuals in similar positions) designated in writing by Purchaser pursuant to Sections 3.2(a)(iii) or 3.2(b)(iii), (B) granting the discharge (quitus) of the obligations and duties of such managers or officers, (C) appointing new managers or officers nominated by the Purchaser and (D) approving the change of the registered office, in each case in relation to each of the Company, Nextel Holdings and NII International Mobile S.à r.l.;

             (v)  the original shareholder register of the Company duly updated as of Closing;

            (vi)  customary pay-off letters, in form and substance reasonably satisfactory to Purchaser and duly executed by each of BdB, Caixa, CDB and ANATEL, respectively (the "Pay-Off Letters"), confirming that, upon receipt by the party or parties identified therein of the Pay-Off Amounts, the Brazil Credit Facilities shall have been paid in full and all Liens provided thereunder shall have been released;

           (vii)  evidence of termination of the Nextel Holdings SHA; and

          (viii)  a counterpart to the Escrow Agreement, duly executed by Parent and NIIH.

          (b)   At the Closing, AI Brazil will deliver, or cause to be delivered, to the Company and Purchaser:

              (i)  the AI Brazil Shares and all such necessary documentation, duly executed by AI Brazil, required under Luxembourg Law to sell and transfer the AI Brazil Shares to the Company and to register such transfer in the shareholder register of Nextel Holdings, including a counterpart to the Nextel Holdings Share Transfer Agreement, duly executed by AI Brazil;

             (ii)  the officer's certificate required to be delivered pursuant to Section 9.1(b) and Section 9.1(d);

            (iii)  executed resignation letters, in form and substance reasonably acceptable to Purchaser, of any managers or officers (or individuals in similar positions, such as gérants) of the Entities who were appointed by AI Brazil to serve in such capacity, as designated in writing by Purchaser at least five Business Days prior to the Closing, solely in their capacity as officers or gérants of each Entity, in which the corresponding Entity and the officers shall grant a mutual release in respect of their obligations and duties in relation to each other; and

            (iv)  evidence of termination of the Nextel Holdings SHA.

        3.3.    Closing Deliveries by Purchaser.    At the Closing, Purchaser will deliver, or cause to be delivered, to Seller and AI Brazil the following:

          (a)   the officer's certificate required to be delivered pursuant to Section 9.2(a) and Section 9.2(b);

          (b)   the consideration specified in Section 2.3;

          (c)   a counterpart to the Escrow Agreement, duly executed by Purchaser; and

          (d)   a counterpart to the Company Share Transfer Agreement, duly executed by Purchaser.

        3.4.    Termination of Agreement.    This Agreement may be terminated before the Closing as follows:

          (a)   (i) by Purchaser or Parent, if the Closing has not occurred by 5:00 p.m., New York City time, on December 31, 2019 (such date, as it may be extended pursuant to this Section 3.4(a), the "Termination Date"); provided that if, as of 5:00 p.m., New York City time, on December 31, 2019, (A) any of the conditions to Closing set forth in Section 9.1(h), Section 9.3(a) (in the case of Section 9.3(a), if the failure of such condition to be satisfied is the result of an action by a Governmental Authority charged with jurisdiction over granting the Regulatory Approval or the Antitrust Approval), Section 9.3(b) or Section 9.3(c) has not been satisfied or waived by all Parties entitled to the benefit of such condition or Purchaser has determined to contest or resist such action as contemplated in Section 8.4(c) or Section 8.5(c) , as applicable, (B) all conditions to the respective obligations of the Parties to close set forth in ARTICLE 9 (other than (1) those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied if the Closing were to occur and (2) any condition described in the foregoing clause (A), subject to the terms of such clause) have been satisfied or waived by all Parties entitled to the benefit of such condition and (C) Purchaser and Parent shall have agreed in writing to the 2020 Transaction Budget, whereupon the CapEx Transaction Budget Amount shall include the capital expenditures contemplated by the 2020 Transaction Budget to have been incurred through the Transaction Budget Period (inclusive of any prorated amount for a partial month as contemplated in the definition "Capex Transaction Budget Amount"), then the Termination Date shall be automatically extended to March 31, 2020; provided, further, that if the Closing has not occurred and Purchaser and Parent shall not have agreed in writing to the 2020 Transaction Budget prior to 5:00 p.m., New York City time, on December 31, 2019, then this Agreement shall terminate automatically as of such time; or (ii) by Purchaser, AI Brazil or Parent, if the Closing has not occurred by 5:00 p.m., New York City time, on March 31, 2020;

          (b)   by mutual written consent of the Parties;

          (c)   by Purchaser, if any condition to the obligations of Purchaser set forth in Section 9.1 or Section 9.3 has become incapable of being satisfied by the Termination Date, other than as a result of a breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, and such condition is not waived by Purchaser;

          (d)   by Parent, if any condition to the obligations of Seller set forth in Section 9.2 or Section 9.3 has become incapable of being satisfied by the Termination Date, other than as a result of a breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, and such condition is not waived by Seller;

          (e)   by Purchaser, if (i) there has been an inaccuracy in, or breach of, any representation, warranty, covenant or agreement of AI Brazil, Seller or Parent contained in this Agreement, which breach would result in a failure of a condition set forth in Sections 9.1(a) through 9.1(d) to be satisfied, and (ii) such inaccuracy or breach has not been cured by the earlier of (A) 10 Business Days after the giving of written notice by Purchaser to Parent of such breach and (B) the Termination Date;

          (f)    by Parent, if (i) there has been an inaccuracy in, or breach of, any representation, warranty, covenant or agreement of Purchaser contained in this Agreement, which breach would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied, and (ii) such inaccuracy or breach has not been cured by the earlier of (A) 10 Business Days after the giving of written notice by Parent to Purchaser of such breach and (B) the Termination Date;

          (g)   by Parent or Purchaser, if there is in effect any Law or final non-appealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

          (h)   by Parent or Purchaser, if the authorization of this Agreement in accordance with Section 271 of the DGCL has been submitted to a vote of the Parent Stockholders at a duly convened Parent Stockholders Meeting (including any adjournment or postponement thereof) and the Parent Stockholder Approval was not obtained at such meeting (including any adjournment or postponement thereof);

          (i)    by Parent, at any time after the date of this Agreement and prior to the receipt of the Parent Stockholder Approval, if (i) the Parent Board, in compliance with and subject to the terms and conditions of Section 8.13, shall have authorized Parent or any of its Subsidiaries to enter into a definitive agreement with respect to a Superior Proposal, and, (ii) concurrently with such termination, Parent pays or causes to be paid to Purchaser the Company Break-Up Fee pursuant to Section 3.6(b) and Parent enters into such definitive agreement providing for the implementation of the transactions contemplated by such Superior Proposal; or

          (j)    by Purchaser, at any time after the date of this Agreement and prior to the receipt of the Parent Stockholder Approval, if (i) an Adverse Recommendation Change shall have occurred or (ii) Parent or NIIH shall have committed an Intentional Breach of their obligations contained in Section 8.13.

        3.5.    Procedure Upon Termination.    If either Purchaser or Parent desires to terminate this Agreement pursuant to Section 3.4 (other than pursuant to Section 3.4(b)), such termination shall be effective upon delivery of written notice thereof by Purchaser to Parent and AI Brazil or by Parent to Purchaser and AI Brazil, as applicable, and this Agreement will terminate without further action by Purchaser, Parent, Seller or AI Brazil. Termination pursuant to Section 3.4(b) shall be effective upon the effectiveness of such mutual written consent.

        3.6.    Effect of Termination.    (a) If termination pursuant to Section 3.4 occurs, (i) each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination, and (ii) subject to Section 3.6(b) such termination will be without liability to Purchaser, Parent, Seller or AI Brazil; provided, however, that the provisions of Section 3.5, this Section 3.6, Section 8.9 and ARTICLE 13 (other than Section 13.2) and, to the extent necessary to effectuate the foregoing enumerated provisions, ARTICLE 1, will survive any such termination and will be enforceable hereunder; provided, further, that nothing in this Section 3.6 will be deemed to release any Party from liability for any Intentional Breach of its obligations under this Agreement arising prior to such termination; provided, further, that all confidential information received by Purchaser with respect to Parent, Seller, AI Brazil and the Entities or any of their Affiliates, and any of their respective businesses, will be treated in accordance with the Confidentiality Agreements, which will remain in full force and effect in accordance with their terms notwithstanding the termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, AI Brazil will be relieved of its duties and obligations arising under this Agreement after the date of such termination, without liability to Purchaser, Parent or Seller, other than any liability for any Intentional Breach of its obligations under this Agreement arising prior to such termination.

          (b)   Parent will pay, or cause to be paid, to Purchaser by wire transfer of immediately available funds an amount equal to $25,000,000 (the "Company Break-Up Fee") if this Agreement is terminated:

              (i)  by Parent pursuant to Section 3.4(i) (such payment to be made before or concurrently with such termination and, in the absence of such payment, any such purported termination will be invalid);

             (ii)  by Purchaser pursuant to Section 3.4(j) (such payment to be made within two Business Days of such termination); or

            (iii)  pursuant to Section 3.4(a), Section 3.4(e) or Section 3.4(h) and, (A) after the date of this Agreement and prior to such termination any Person makes an Acquisition Proposal and (B) at any time on or prior to the twelve-month anniversary of such termination, Parent or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, a transaction contemplated by an Acquisition Proposal (provided that, solely for purposes of this Section 3.6(b)(iii), 50% shall replace 20% in the definition of Parent Takeover Proposal) (such payment to be made on the same day as the earlier of the entry into a definitive agreement and consummation of such a transaction).

          (c)   If this Agreement is terminated by Parent pursuant to Section 3.4(h), then Parent shall pay or cause to be paid to Purchaser an amount equal to the documented out-of-pocket expenses of Purchaser and its Affiliates incurred in connection with this Agreement and the transactions contemplated hereby (such payment to be made within five Business Days of such termination), up to $2,000,000. The amount of any expenses reimbursed to Purchaser pursuant to this Section 3.6(c) shall be credited against any future payment of the Company Break-Up Fee, if payable, pursuant to Section 3.6(b)(iii).

          (d)   Notwithstanding anything in this Agreement to the contrary, Parent will not be required to pay the other Party the amount due pursuant to Section 3.6(b) more than once. The Parties acknowledge and agree that the Company Break-Up Fee constitutes liquidated damages and is not a penalty and will be the sole and exclusive remedy, including on account of punitive damages, for recovery by Purchaser, in the event of the termination of this Agreement by Parent pursuant to Section 3.4(i) or by Purchaser pursuant to Section 3.4(j) (in the case where Purchaser is paid the Company Break-Up Fee pursuant to Section 3.6(b)). Upon payment of the Company Break-Up Fee, Parent, Seller, the Company and AI Brazil and each of their respective Representatives and Affiliates will be fully released and discharged from any liability under or resulting from this Agreement, and neither Purchaser, nor Parent, as applicable, nor any other Person will have any other remedy or cause of action under or relating to this Agreement or any applicable Law, including for reimbursement of expenses or otherwise; provided that payment of the Company Break-Up Fee shall not release Seller, Parent or AI Brazil from liability for any Intentional Breach of its obligations hereunder arising prior to such payment. For the avoidance of doubt, termination of this Agreement shall not relieve Parent, Seller or their respective Affiliates from any liability or obligation under the Nextel Holdings SHA.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF NIIH AND PARENT

        Except as set forth in the disclosure schedule delivered by NIIH and Parent to Purchaser concurrently with the execution of this Agreement (each section of which qualifies the correspondingly numbered and lettered Section of this ARTICLE 4 or ARTICLE 6, as applicable, and any other Section of this ARTICLE 4 or ARTICLE 6 to the extent the responsiveness of the relevant disclosure to such other Section is reasonably apparent on its face) (the "Company Disclosure Schedule"), each of NIIH and Parent hereby represents and warrants to AI Brazil and Purchaser, as of the date of this Agreement and as of the Closing Date, that:

        4.1.    Organization of NIIH and Parent.    Each of NIIH and Parent is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to hold directly and indirectly stakes in Luxembourg and/or foreign undertakings or, as the case may be, own, lease and operate its properties and to carry on its businesses as now conducted.

        4.2.    Authorization of Agreement.    Each of NIIH and Parent has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party (the "Ancillary Agreements") and, subject to the receipt of the Parent Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of NIIH and Parent, subject to receipt of the Parent Stockholder Approval. The Parent Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent and the Parent Stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) resolved to recommend that the Parent Stockholders vote in favor of authorizing the transactions contemplated by this Agreement (such recommendation, the "Parent Board Recommendation"), and directed that such matter be submitted for consideration by the Parent Stockholders at the Parent Stockholders Meeting. This Agreement and each Ancillary Agreement has been duly and validly executed and delivered by NIIH and Parent and (assuming the due authorization, execution and delivery by Purchaser) this Agreement and each Ancillary Agreement constitute legal, valid and binding obligations of NIIH and Parent, enforceable against them in accordance with its respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        4.3.    Conflicts; Consents of Third Parties.    (a) The execution and delivery by NIIH and Parent of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated hereby and thereby and compliance by NIIH and Parent with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the articles of association, certificate of incorporation and by-laws or any comparable organizational documents of NIIH or Parent, (ii) any Contract or Permit to which NIIH or Parent is a party or by which any of the properties or assets of NIIH or Parent are bound, (iii) any Order of any Governmental Authority applicable to NIIH or Parent or any of the properties or assets of NIIH or Parent, or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

          (b)   No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of NIIH, Parent or any Entity in connection with the execution and delivery of this Agreement or any Ancillary Agreement, the compliance by NIIH and Parent with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by NIIH or Parent of any other action contemplated hereby or thereby, except for (i) the Regulatory Approval, (ii) the Antitrust Approval, (iii) the filing with the SEC of the Proxy Statement relating to the Parent Stockholders Meeting, and (iv) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications the failure of which to obtain or make would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

        4.4.    Title to Acquired Equity Interests.    NIIH is (or will be, when issued) the sole record, legal and beneficial owner of, and has (or will have, when issued) good, valid and marketable title to, all of the Acquired Equity Interests, free and clear of all Liens.

        4.5.    Opinion of Financial Advisors.    The Parent Board has received the written opinions of each of Rothschild & Co. US Inc. and Greenhill & Co., LLC, on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, and subject to the limitations, qualifications and assumptions set forth therein, the consideration payable in the transactions contemplated by this Agreement is fair, from a financial point of view, to Parent. Complete and executed copies of such opinions will be delivered to Purchaser solely for informational purposes promptly after the execution of this Agreement. Such opinions have not been withdrawn or materially modified.

        4.6.    Solvency.    Each of Parent and NIIH is Solvent and, immediately after giving effect to all of the transactions contemplated by this Agreement, including payment of any and all fees and expenses relating to the transactions contemplated by this Agreement, each of Parent and NIIH will be Solvent. Neither Parent nor NIIH is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, NIIH or any of their respective Subsidiaries.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF AI BRAZIL

        Except as set forth in the Company Disclosure Schedule or in the disclosure schedule delivered by AI Brazil to Purchaser concurrently with the execution of this Agreement (each section of which qualifies the correspondingly numbered and lettered Section of this ARTICLE 5 and any other Section of this ARTICLE 5 to the extent the responsiveness of the relevant disclosure to such other Section is reasonably apparent on its face) (the "AI Brazil Disclosure Schedule"), AI Brazil hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, that:

        5.1.    Organization of AI Brazil.    AI Brazil is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

        5.2.    Authorization of Agreement.    AI Brazil has the requisite power and authority to execute and deliver this Agreement and any Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of AI Brazil. This Agreement and each Ancillary Agreement to which it is a party has been duly and validly executed and delivered by AI Brazil and (assuming the due authorization, execution and delivery by the other Parties hereto) this Agreement and each such Ancillary Agreement constitute legal, valid and binding obligations of AI Brazil, enforceable against AI Brazil in accordance with its respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        5.3.    Conflicts; Consents of Third Parties.    (a) The execution and delivery by AI Brazil of this Agreement and each Ancillary Agreement to which it is a party, the consummation of the transactions contemplated hereby and thereby and compliance by AI Brazil with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the articles of association, certificate of incorporation and by-laws or any comparable organizational documents of AI Brazil, (ii) any Contract or Permit to which AI Brazil is a party or by which any of the properties or assets of AI Brazil are bound, (iii) any Order of any Governmental Authority applicable to AI Brazil or any of the properties or assets of AI Brazil, or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

          (b)   No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of AI Brazil in connection with the execution and delivery of this Agreement or any Ancillary Agreement, the compliance by AI Brazil with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by AI Brazil of any other action contemplated hereby or thereby, except for (i) the Regulatory Approval, (ii) the Antitrust Approval and (iii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications the failure of which to obtain or make would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

        5.4.    Title to AI Brazil Shares.    AI Brazil is, and at all times between the date of this Agreement and prior to the closing of the Nextel Holdings Transaction shall be, the sole record, legal and beneficial owner of the AI Brazil Shares, and has, and at all times between the date of this Agreement and the closing of the Nextel Holdings Transaction shall have, good, valid and marketable title to, the AI Brazil Shares, free and clear of all Liens other than in respect of obligations under the Nextel Holdings Share Transfer Agreement and the Nextel Holdings SHA.

        5.5.    No Other Representations or Warranties; Schedules.    Except for the representations and warranties contained in this ARTICLE 5 (as modified by the Company Disclosure Schedule or the AI Brazil Disclosure Schedule), AI Brazil does not make any other express or implied representation or warranty with respect to the Entities, the Entities' businesses, the Acquired Equity Interests, the AI Brazil Shares, or the transactions contemplated by this Agreement, and AI Brazil disclaims any other representations or warranties, whether made by Parent, Seller, AI Brazil or any Affiliate of Parent, Seller or AI Brazil, or any of Parent's, Seller's or AI Brazil's or their Affiliates' respective officers, directors, employees, agents or other Representatives. AI Brazil does not make any representations or warranties to Purchaser regarding the probable success or profitability of the Entities. Except for the representations and warranties contained in ARTICLE 5 (as modified by the AI Brazil Disclosure Schedule), AI Brazil (a) expressly disclaims and negates any representation or warranty, expressed or implied, at law, by statute, or otherwise, relating to the condition of the AI Brazil Shares and (b) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or other Representative of Parent, Seller, AI Brazil or any of their Affiliates). The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing in this Agreement shall relieve AI Brazil or its Affiliates of any liability for actual fraud.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF NIIH AND PARENT IN RESPECT OF THE ENTITIES

        Except as set forth in the Company Disclosure Schedule (each section of which qualifies the correspondingly numbered and lettered Section of ARTICLE 4 or this ARTICLE 6, as applicable, and any other Section of ARTICLE 4 or this ARTICLE 6 to the extent the responsiveness of the relevant disclosure to such other Section is reasonably apparent on its face), each of NIIH and Parent hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, that:

        6.1.    Organization of the Entities.    Each Entity is duly qualified or authorized to do business under the Laws of its jurisdiction of organization and has the requisite corporate power and authority to hold directly and indirectly stakes in Luxembourg and/or foreign undertakings or, as the case may be, own, lease and operate its assets and to carry on its business as now conducted, except where the failure to be so qualified or authorized would not reasonably be expected to be, individually or in the aggregate, material to the Entities, taken as a whole. Seller has made available to Purchaser true and complete copies of the constituent documents and operating agreements of each of the Entities, and none of the Entities is in default or in violation in any material respect of any provision set forth therein. Each Entity has complied with all notice periods, corporate formalities and other requirements imposed by applicable Law for calling, calling to order and holding meetings of shareholders or quotaholders and adopting resolutions and all corporate documents of the Entities (including shareholders' or quotaholders' meeting minutes, call notices, registries, books, amendments to the articles of association and bylaws, etc.) comply with applicable Law and are duly updated, accurate, complete and registered before the competent Governmental Authority, in each case, except for such non-compliance as would not reasonably be expected to be material to the Entities, taken as a whole.

        6.2.    Capitalization of the Entities.    (a) As of the date of this Agreement, the share capital of the Company consists of 15,002 shares with a nominal value of USD 1 each, of which 15,002 shares are issued and outstanding and constitute the Acquired Equity Interests. The AI Brazil Shares and the Company Shares comprise, and at all times prior to the Closing shall comprise, all of the outstanding share capital of Nextel Holdings. The Acquired Equity Interests and the equity interests of each Company Subsidiary are (or will be, when issued) duly authorized, validly issued, fully paid and non-assessable, and have been (or will be, when issued) issued and granted in compliance with all applicable Law. The Acquired Equity Interests comprise, and at all times prior to the Closing shall comprise, all of the outstanding share capital of the Company. Subject to the issuance of new equity securities pursuant to and in accordance with Section 8.2(c), the number and type of issued and outstanding capital stock of each Company Subsidiary, the record owners thereof and the jurisdiction of organization or formation of each Company Subsidiary are listed in Section 6.2(a) of the Company Disclosure Schedule. All of the equity interests of each Company Subsidiary (other than the AI Brazil Shares) are, and at all times prior to the Closing shall be, owned by the Company or a wholly owned Company Subsidiary, in each case free and clear of all Liens. At the Closing, all of the equity interests of each Company Subsidiary will be owned by the Company or a wholly owned Company Subsidiary, in each case free and clear of all Liens. Except for any consent rights listed in Section 6.2(a) of the Company Disclosure Schedule, there are no bonds, debentures, notes or other Indebtedness of any Entity that entitle holders thereof to vote (or to a veto or any similar type of negative control) on any matters on which holders of the equity interests of any of the Entities may vote.

          (b)   There is no existing preemptive or other outstanding right, option, warrant, call or Contract of any character to which an Entity is a party requiring, and there are no securities of any Entity outstanding which upon conversion or exchange would require, the issuance of any shares, quotas or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares or quotas of any Entity.

          (c)   Prior to the date of this Agreement, Parent and certain of its Subsidiaries, including Seller, completed the transactions described on Section 6.2(c) of the Company Disclosure Schedule (the "NII Internal Reorganization") in accordance with the steps set forth in such description.

          (d)   No Entity owns any equity interest or investment in any Person other than (i) the Company Subsidiaries identified in Section 6.2(a) of the Company Disclosure Schedule, and (ii) short-term financial investments in marketable securities made in the Ordinary Course of Business. No Entity has agreed or is obligated to directly or indirectly make any future investment in or capital contribution or advance to any other Person.

        6.3.    Conflicts; Consents of Third Parties.    The execution and delivery by Seller or AI Brazil of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated hereby and thereby and compliance by Seller or AI Brazil with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, acceleration or cancellation under any provision of, or result in the modification of any right or obligation of any Entity under, (a) the articles of association, certificate of incorporation and by-laws or any comparable organizational documents of the Entities, (b) any Contract or Permit to which any Entity is a party or by which any of the properties or assets of the Entities are bound, (c) any Order of any Governmental Authority applicable to any Entity or any of the properties or assets of any Entity, or (d) any applicable Law, other than, in the case of clauses (b), (c) and (d), such conflicts, violations, defaults, terminations, cancellations or modifications of any rights or obligations that would not reasonably be expected to be material to the Entities, taken as a whole.

        6.4.    Financial Statements.    (a) Seller has delivered to Purchaser true, correct and complete copies of:

              (i)  the unaudited balance sheets of Nextel Holdings as at December 31, 2017, and the related statement of profit and loss for the years then ended, together with the notes thereto (the "Nextel Holdings Financial Statements");

             (ii)  the unaudited balance sheets of NII International Mobile S.à r.l. as at December 31, 2016 and December 31, 2017, and the related statements of profit and loss for the years then ended, together with the notes thereto (the "NIIM Financial Statements");

            (iii)  the audited balance sheets of each of Brazil Parent and Nextel Brazil, in each case, as at December 31, 2016 and December 31, 2017, and the related statements of profit and loss and of cash flows of each of Brazil Parent and Nextel Brazil for the years then ended, together with the notes thereto (collectively, the "Audited Brazil Financial Statements"); and

            (iv)  the unaudited balance sheets for each of Nextel Holdings and its Subsidiaries as at December 31, 2016, December 31, 2017 and September 30, 2018, and the related unaudited statements of income of Nextel Holdings and its Subsidiaries for the years then ended (collectively, the "Unaudited Financial Statements" and, together with the Nextel Holdings Financial Statements, the NIIM Financial Statements, and the Audited Brazil Financial Statements, the "Financial Statements").

          (b)   Each of the Audited Brazil Financial Statements have been derived from the books of account and other financial records of Brazil Parent and Nextel Brazil, as applicable, have been prepared in accordance with Brazilian GAAP, consistently applied, and present fairly in all material respects the financial position, results of operations and cash flows of the applicable Entities as at the dates and for the periods indicated therein. Each of the Nextel Holdings Financial Statements and the NIIM Financial Statements have been derived from the books of account and other financial records of the applicable Entities, have been prepared in accordance with Luxembourg GAAP, consistently applied, and present fairly in all material respects the financial position of the applicable Entities as at the dates and for the periods indicated therein. Each of the Unaudited

  Financial Statements have been derived from the books of account and other financial records of the applicable Entities, have been prepared in accordance with U.S. GAAP, consistently applied, and present fairly in all material respects the financial position of the Entities included therein. All registries and publications required by applicable Law have been complied with, in all material respects, in regard to the Audited Brazil Financial Statements.

          (c)   Each Entity maintains (i) books and records reflecting its assets and liabilities that are accurate in all material respects and (ii) except as disclosed in Parent's reports filed with the SEC, adequate and effective internal accounting controls which provide reasonable assurance that (A) the control objectives have minimized the risk of material financial misstatement, (B) all material information concerning the Entities is made known on a timely basis to the individuals at the Entities responsible for the preparation of the Financial Statements, (C) all material transactions are executed with management's authorization and accurately recorded in the correct period as necessary to permit the preparation of the Financial Statements and disclosures in conformity with applicable generally accepted accounting principles, and (D) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any material differences.

          (d)   All customer accounts receivable of the Entities as set forth in the Audited Brazil Financial Statements or subsequently created through the Closing Date and included within Closing Net Working Capital are, or will be, valid obligations arising from bona fide sale transactions in the Ordinary Course of Business on terms consistent with the past practices of Nextel Brazil and its Subsidiaries relating to their customers.

        6.5.    Undisclosed Liabilities.    The Entities do not have any Liabilities except for (a) Liabilities reflected or reserved against on the balance sheet included in the Audited Financial Statements or on the latest balance sheets included in the Unaudited Financial Statements and not heretofore paid or discharged or (b) Liabilities incurred since the date of the Audited Financial Statements in the Ordinary Course of Business that would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

        6.6.    Taxes.

          (a)   Except as otherwise provisioned in the Financial Statements: (i) neither the Company nor any other Entity is currently subject to any collection or pending legal action, procedure or claim for Taxes that could result in a material liability to the Company or such other respective Entity; (ii) neither the Company nor any other Entity has been notified in writing of any Tax delinquency notice, proceedings, claim of levy, collection or court or administrative pending matter with regard to Taxes against the Company or such Entity; (iii) neither the Company nor any other Entity has adhered to any program for payment of Tax debts in installments; and (iv) no income Tax Return of the Company or of any other Entity is under current examination by any Taxing Authority.

          (b)   (i) Each Entity has timely filed all material Tax Returns required to be filed by it under applicable Law or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, and all material Taxes required to be paid by it have been paid by it, except for those that are being contested in good faith by appropriate proceedings and which are reflected as a contingency for Taxes on the most recent balance sheet of such Entity included in the Financial Statements; (ii) all such Tax Returns are true, correct and complete in all material respects; and (iii) none of the Entities has waived any statute of limitations in respect of a material amount of Taxes, which waiver is currently in effect.

          (c)   All material Taxes required to be collected or withheld by an Entity with respect to its employees, independent contractors, creditors, stockholders or other third parties have been collected or withheld and have been (or will be) duly and timely paid to the proper Governmental Authority.

          (d)   No written claim has ever been made by a Governmental Authority in any jurisdiction where the Company or an Entity does not file Tax Returns that the Company or such Entity is or may be subject to taxation by such jurisdiction.

          (e)   There are no Liens for Taxes upon any assets of any of the Entities other than Permitted Liens.

          (f)    No deficiencies for any Taxes have been proposed, asserted or assessed against any Entity that are still pending and no requests for waivers of the time to assess any such Taxes have been made that are still pending.

          (g)   None of the Company or any other Entity is a party to any Tax indemnification, Tax allocation or Tax sharing agreements pursuant to which such Entity will have any obligation to make any payments after the Closing Date, except for any agreement the primary purpose of which is not Tax.

          (h)   There are no Tax rulings, requests for rulings or closing agreements relating to or with respect to the income and/or assets of any of the Entities that could affect the liability for Taxes of any of the Entities for any period (or portion thereof) ending on or after the Closing Date.

          (i)    None of the Company or any other Entity is or will be required to include a material item of income, or exclude a material item of deduction, for any period (or portion thereof) ending on or after the Closing Date, as a result of, on or before the Closing Date, any (i) transaction treated as an installment sale or open transaction for any Tax purpose, (ii) receipt of a prepaid amount or deposit, (iii) change in method of accounting or similar adjustment that any of the Company or any other Entity has agreed to, requested, or was required to make or (iv) agreement entered into with any Governmental Authority.

          (j)    None of the Company or any other Entity has made any entity classification election for U.S. federal income tax purposes or any other U.S. federal income tax election.

          (k)   None of the Company or any other Entity has been a member of a consolidated, joint, unitary or combined group for any U.S. or non-U.S. Tax purposes (other than such group the common parent of which was the Company).

          (l)    Section 6.6(l) of the Company Disclosure Schedule sets forth, as of February 28, 2019, the amount of accrued liabilities of the Entities related to contingent Tax liabilities. Parent or its applicable Subsidiary has classified all contingent Tax liabilities of the Entities as "probable", "possible" or "remote" in accordance with U.S. GAAP, including the Financial Accounting Standards Board's authoritative guidance on accounting for contingencies.

        6.7.    Real Property.    (a) Section 6.7(a) of the Company Disclosure Schedule contains a complete and correct list and description (including registration and title number, address, area, and owner's name) of each Owned Property. The Entities lawfully acquired and have duly registered the Owned Property, and have good, valid and marketable title to all Owned Property, free and clear of Liens except for Liens set forth in Section 6.7 of the Company Disclosure Schedule and Permitted Liens. All Owned Property is duly reflected in the Financial Statements, except for those properties and assets sold since the Balance Sheet Date in the Ordinary Course of Business. Seller has made available to Purchaser true and complete copies of (i) each deed for each Owned Property and all title insurance policies and surveys, if any, relating to the Owned Property and (ii) all documents evidencing all Liens upon the Owned Property.

          (b)   The Entities have valid leasehold interests in all Leased Property and all other leased property and assets (whether real, personal, tangible or intangible), and are not in material default under the leases of any such property and assets, each of which is in full force and effect. To the Knowledge of the Company, no circumstance, event, condition, or act has occurred that would, by notice or the lapse of time, or both, constitute a breach of the terms and conditions of any of such leases, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Entities, taken as a whole.

          (c)   To the Knowledge of the Company, as of the date of this Agreement, except as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect: (i) there are no special assessments or any planned public improvements that may result in a special assessment with respect to any Owned Property, (ii) there is no special proceeding pending or threatened in writing in which any Governmental Authority having jurisdiction over any of the Owned Property is seeking to increase the assessed value thereof and (iii) there is no expropriation proceeding with regards to any Owned Property. To the Knowledge of the Company, there is no pending or threatened in writing condemnation proceeding with respect to any of the Owned Property or Leased Property that would reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

          (d)   All building, structures, and improvements located on the Owned Property and Leased Property are in good state of repair and use, subject to normal wear and tear, and are adequate and appropriate for their intended present use in accordance with the Ordinary Course of Business of each Entity, except as would not reasonably be expected to materially impair the ability of the Entities to conduct their business as presently conducted.

          (e)   There are no debts or obligations owed in connection with any of the Owned Property to any Government Authority or any third party, including debts related to urban property tax (IPTU), immovable property transmission tax (ITBI), emphyteutic fees and rents (foros e laudêmios), applicable contributions, and applicable condominium obligations and charges, except for immaterial debts and obligations.

          (f)    All Tower Leases to which any Entity is a party provide solely for monthly payments. Other than Tower Leases, none of the Entities are parties to any leases (or other similar arrangements) with respect to real or personal property that would be classified as capital leases under U.S. GAAP as in effect as of December 31, 2018.

        6.8.    Intellectual Property.    (a) Section 6.8(a) of the Company Disclosure Schedule sets forth a true and complete list of all Intellectual Property owned by the Entities as of the date of this Agreement for which a patent, trademark, copyright or other registration exists or has been applied for by or on behalf of the Entities and all material licenses or other covenants or rights under Intellectual Property which the Company or any of the other Entities has been granted from any Person (other than commercially available off-the-shelf Software with aggregate fees of less than $250,000 per year) or which the Entities have granted to any Person ("Licenses"). Each item of material Company Intellectual Property is subsisting, in full force and effect, valid and, to the Knowledge of the Company, enforceable.

          (b)   An Entity is the sole and exclusive owner of all right, title and interest in and to each item of Company Intellectual Property material to the operation of the businesses of the Entities, free and clear of any Liens other than Permitted Liens. The Entities own or have the right to use all Intellectual Property used in or necessary to conduct the businesses of the Entities as presently conducted. Seller, AI Brazil and their Affiliates (other than the Entities) do not own any material Intellectual Property that is used in the businesses of the Entities.

          (c)   (i) The material Intellectual Property owned or used by the Company or any of the other Entities is not the subject of any Legal Proceeding or any challenge received by the Company in writing, including with respect to its ownership, validity or enforceability and (ii) the Company has not received since the Balance Sheet Date any written notice of any default or breach under any material Intellectual Property license to which the Company or any other Entity is a party or by which it is bound.

          (d)   The conduct and operation of the businesses of the Entities, including their products or services, do not, and have not in the previous five years, infringe(d), misappropriate(d), dilute(d) or otherwise violate(d) any Intellectual Property of any third Person. No Legal Proceeding is currently pending or, to the Knowledge of the Company, threatened (including through any "cease and desist" letters, indemnification claims or invitations to license) by any Person that alleges the Entities infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third Person. To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property.

          (e)   The Entities have taken commercially reasonable steps to protect the confidentiality of all Trade Secrets owned or held by the Entities. The Entities require all of their employees to, upon their hiring, execute a customary written non-disclosure agreement and to acknowledge that they have received the relevant Entity's Code of Conduct. There has been no unauthorized disclosure, misappropriation or loss of any Trade Secret owned or held by the Entities that would reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect or in the loss of ownership, validity or enforceability of any Trade Secrets. All Persons who have contributed to the creation or development of any material Intellectual Property for or on behalf of the Entities have validly assigned their entire right, title and interest in such contributions to an Entity.

          (f)    The Entities own or have rights to use all items of hardware (including computers, servers, databases, peripheral devices and telecommunications devices and related systems) and Software that are necessary to operate their businesses as currently conducted (such hardware and Software, the "IT Systems"), except where the failure to do so would not reasonably be expected to be material to the business of any Entity. To the Knowledge of the Company, the IT Systems operate and function in accordance with their applicable specifications in all material respects and perform the functions necessary to effectively carry on the Entities' businesses as currently conducted. There have been (i) in the previous five years, no failures, defects, bugs, viruses or other causes for substandard performance of any IT Systems which have caused any material disruption to the business of any Entity, and (ii) no material unauthorized intrusions or breaches of the security of the IT Systems. The Entities have a disaster recovery plan, procedures and facilities in place for network elements, and have taken all reasonable steps to safeguard the IT Systems.

          (g)   No material Software owned or distributed by the Entities is subject to any agreement that requires making available source code, prohibits or limits the ability to charge fees or other consideration, grants any right to any Person to decompile or otherwise reverse-engineer such Software or requires the licensing of any Software for the purpose of making derivative works.

          (h)   (i) The Entities have complied and are in compliance with, in all material respects, all Laws, privacy policies, terms of use, other public statements of the Entities, authorizations given by relevant individual natural Persons, when such authorizations are required by Law, and contractual obligations applicable to the collection, storage, processing, use, transfer, disposal and disclosure of personally identifiable information ("PII") by or on behalf of the Entities; (ii) the Entities have provided all necessary disclosures and information to the applicable natural Persons prior to and during the processing of PII as required by Law; (iii) the Entities have taken commercially reasonable measures appropriate for the nature of the applicable PII to ensure the confidentiality, privacy and security thereof and (iv) there have been no losses, thefts, misuses or inadvertent disclosures thereof or any unauthorized access thereto that would reasonably be expected to be material to the business of any Entity or result in an obligation to notify any Person or Governmental Authority. No Entity has made or been required to make any notification with respect to the foregoing to any Person or Governmental Authority. Except for disclosures of information required or permitted by applicable Law or authorized by the individual who is the subject of the PII (when such authorization is a valid legal basis for disclosure), the Entities have not shared, sold, rented or otherwise made available to any third Person any PII. As of the date of this Agreement, there is not and has not been any written complaint to, or Legal Proceeding against, the Entities by any Person or Governmental Authority with respect to the collection, storage, processing, use, transfer, disposal or disclosure of PII, or any other Action related to PII or privacy, and, to the Knowledge of the Company there are no facts or events that could cause any such Action or challenges to be expected.

        6.9.    Material Contracts.    (a) Section 6.9(a) of the Company Disclosure Schedule sets forth a list of the following Contracts (other than any statements of work, purchase, project, change or similar orders issued pursuant to any such Contracts to the extent consistent with the terms and conditions, and not constituting an amendment, of the applicable Contract) to which, as of the date of this Agreement, the Entities are party and under which the Entities have any remaining rights or obligations (collectively, the "Material Contracts"):

              (i)  Contracts for the sale of any assets of an Entity, other than in the Ordinary Course of Business, or the sale of any equity interest in any Entity;

             (ii)  any Contract that relates to the acquisition or disposition of any business or a material amount of the equity or assets of any Person (whether by merger, sale of stock, sale of assets or otherwise);

            (iii)  any Contract evidencing Indebtedness for borrowed money having an aggregate principal amount outstanding in excess of $1,000,000, including the Brazil Credit Facilities;

            (iv)  the ATC Agreements;

             (v)  the Telefônica Agreements;

            (vi)  the Key Employment Agreement;

           (vii)  Contracts relating to research and/or development or establishing any joint venture, partnership or similar arrangement;

          (viii)  Contracts that waive any material rights, grant any material release, or settle any material Legal Proceeding with (A) any Governmental Authority or (B) any Person (other than a Governmental Authority) involving an aggregate amount in excess of $2,000,000 and, in each case, have not been terminated or expired by their terms;

            (ix)  all Licenses;

             (x)  any Contract related to the formation, operation, management or control of any joint venture, partnership or similar arrangement or any profit-sharing, management services, strategic alliance or similar Contract;

            (xi)  any lease (whether of real or personal property, including tower site leases and leases for ports, links, leased lines and leased capacity) providing for annual rentals of $2,000,000 or more, in each case that cannot be terminated by an Entity on 60 days' notice or less without payment of any material penalty;

           (xii)  any Contract for the purchase of materials, supplies, goods, services (including operational maintenance services), equipment or other assets involving an aggregate spend by the Entities of $2,000,000 or more on an annual basis, in each case that cannot be terminated by an Entity on 60 days' notice or less without payment of any material penalty;

          (xiii)  any sales, distribution (including airtime re-charge distribution agreements) or other similar Contract providing for the sale by any Entity of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Entities of $2,000,000 or more, in each case that cannot be terminated by an Entity on 60 days' notice or less without payment of any material penalty;

          (xiv)  any agency, dealer, sales representative, marketing, sponsorship or other similar Contract providing for aggregate payments by the Entities of $2,000,000 or more on an annual basis, in each case that cannot be terminated by an Entity on 60 days' notice or less without payment of any material penalty;

           (xv)  any Contract involving the payment or receipt of royalties or other amounts calculated based upon the revenues or income of the Entities or income or revenues related to any product or service of the Entities;

          (xvi)  any Contract that contains any material commitment to (A) provide wireless services coverage in a particular geographic area, (B) build out tower sites in a particular geographic area, (C) pay for a specified number of minutes of voice service, or (D) acquire video content to be placed on or accessed over a mobile wireless device or otherwise;

         (xvii)  any Contracts to resell bulk air time with any Person;

        (xviii)  any Contracts which relate to the provision of any interconnection or other material telecommunications services, but excluding any Contracts with aggregate fees of less than $1,000,000 per year;

          (xix)  any Contract that (A) purports to restrict an Entity from engaging in any line of business or competing with any Person or in any geographical area or to create any exclusive relationship restricting the business or operations of any Entity, (B) could require the disposition of any material assets or line of business of any Entity; or (C) contains a "most-favored-nation" clause or similar term that grants preferential pricing or treatment;

           (xx)  any other Contracts which involve the expenditure of more than $5,000,000 in the aggregate by any party for more than one year; and

          (xxi)  any other Contract not made in the Ordinary Course of Business that is material to the Entities, taken as a whole.

          (b)   Seller has made available to Purchaser true and correct copies of each of the Material Contracts and all amendments, exhibits, annexes and schedules thereto and, other than Material Contracts that have terminated at their scheduled termination date in accordance with their terms, each of the Material Contracts, as amended, is in full force and effect and is a legal, valid and binding obligation of the Entity party thereto, enforceable against such Entity in accordance with its terms. None of the Entities is in breach or violation of, or default under, any Material Contract in any material respect. To the Knowledge of the Company, as of the date of this Agreement, no event has occurred that is reasonably likely to result in a breach or default by any Person under, require any consent or other action by any Person under, or give rise to any penalty or right of termination, cancellation, acceleration or other change of any right or obligation of any Entity or a loss of any benefit that any Entity is entitled under (in each case, with or without notice or lapse of time, or both) any Material Contract, except as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. Since the Balance Sheet Date, the Entities have not received any written notice of any default or breach by such Entities under any Material Contract, except for defaults or breaches that would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

        6.10.    Labor.    (a) Section 6.10(a) of the Company Disclosure Schedule lists each labor or collective bargaining convention or agreement to which an Entity is a party or otherwise bound by as of the date of this Agreement. For the five years prior to the date hereof, neither Parent nor any of its Subsidiaries has, with respect to any current or former employee of any Entity, materially violated any such labor or collective bargaining convention or agreement.

          (b)   Prior to the Closing Date, Parent and its Subsidiaries shall have (i) fulfilled all consultation, bargaining and notification requirements to any union, works councils or other similar labor organization if required in connection with the negotiation and consummation of the transactions contemplated by this Agreement and (ii) obtained all approvals from such unions, works councils or other labor organizations, as applicable, as are required for the consummation of the transactions contemplated by this Agreement, except in each case as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

          (c)   There is no, and has been no, labor strike, slowdown, picketing or work stoppage affecting any Entity or any employees of any Entity, except in each case as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

          (d)   The Entities and, with respect to the current and former employees of any Entity, Parent and its other Subsidiaries are, and in the past five years have been, in compliance in all material respects with all applicable Laws relating to labor and employment, including provisions (individual, collective or otherwise) relating to terms and conditions of employment, wages, labor remuneration and charges on the due dates, profit sharing, benefits, pension plans, commissions, bonus, 13th salaries, vacation, FGTS, social security contributions, taxes, hours and control of workday, overtime payments, remunerated weekly day off, employee and worker classifications and registrations, employment of minors, intern and apprentices, employment of disabled employees, mass layoffs, plant closings, collective bargaining, unions, labor relations, harassment, sexual harassment, equal pay, retaliation, contingent workers, discrimination, safety and health, and immigration (collectively, "Labor Laws"). There is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened, against the Entities or with respect to any current or former employee or other individual service provider of any Entity brought by or on behalf of any current or former employee or other individual service provider relating to any Labor Laws. To the Knowledge of the Company, there are no audits, inquiries or investigations existing, pending or threatened by any Governmental Authority relating to any Labor Laws against the Entities or, with respect to any current, former or prospective employee or other individual service provider of any Entity.

          (e)   Each employment agreement between any employee of any Entity, on the one hand, and any Entity, on the other hand, may be terminated unilaterally by such Entity without cause and without incurring any penalty or liability other than the mandatory labor and employment obligations established by applicable Law.

        6.11.    Employees.    Section 6.11 of the Company Disclosure Schedule lists the names and titles of all officers of the Entities and all employees who are the direct reports of the Chief Executive Officer of Nextel Brazil. No individual service providers of Parent and its Subsidiaries other than the individual service providers of the Entities are necessary to independently conduct and operate the business of the Entities in the manner as it is currently conducted.

        6.12.    Employee Benefit Plans.

          (a)   Section 6.12(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Parent Employee Plan in which any current or former employee of any Entity participates (each of such plans an "Entity-Employee Parent Employee Plan") and each Company Employee Plan.

          (b)   With respect to each Entity-Employee Parent Employee Plan and each Company Employee Plan, Seller has made available to Purchaser copies of (i) such Employee Plan, and (ii) the most recent summary plan description for such Employee Plan for which such summary plan description is required. None of Parent or any of its Subsidiaries has announced any intention to adopt, enter into, amend, modify, suspend or terminate any Employee Plan, in each case in a manner that, if implemented, would reasonably be expected to result in any material liability or obligation of the Entities or the Purchaser.

          (c)   Except as would not reasonably be expected to be material to the Entities, taken as a whole: (i) each Company Employee Plan and each Entity-Employee Parent Employee Plan has been maintained, contributed to, funded, operated and administered in accordance with its terms and all applicable Laws; (ii) all contributions, expenses and premiums required to be made with respect to any Company Employee Plan or Entity-Employee Parent Employee Plan on or before the date hereof have been made or, to the extent not yet required to be made, have been adequately accrued under applicable accounting standards in the Financial Statements; and (iii) each Company Employee Plan and Entity-Employee Parent Employee Plan has been maintained in good standing with applicable regulatory authorities.

          (d)   No Company Employee Plan is subject to Title IV of ERISA, and no Entity has or may have any direct or indirect liability (whether contingent or otherwise) with respect to any plan subject to Title IV of ERISA. No Entity has any liability in respect of, or obligation to provide, post-employment or post-retirement health, medical or life insurance benefits, whether under a Company Employee Plan, an Entity-Employee Parent Employee Plan or otherwise, except as required under applicable Law.

          (e)   With respect to the Company Employee Plans and the Entity-Employee Parent Employee Plans, (i) no Legal Proceedings (other than routine claims for benefits in the ordinary course) is pending or threatened in writing, and (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such Legal Proceeding.

          (f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, either alone or in combination with any other event (whether contingent or otherwise), will (i) entitle any current or former employee or other individual service provider of any Entity to any payment or benefit other than any payments or benefits accruing to any such current or former employee under applicable Brazilian Law, (ii) accelerate the time of payment, funding or vesting, or trigger any payment of, compensation or benefits to any such individual under, or increase the amount payable to any such individual or trigger any other material obligation with respect to any such individual pursuant to, any Company Employee Plan or Entity-Employee Parent Employee Plan or (iii) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an "excess parachute payment," as defined in Section 280G(b)(1) of the Code. No Entity is a party to, or is otherwise obligated under, any plan, policy, or Contract that provides for, and no current or former employee or other individual service provider of any Entity has any right to receive, a gross-up or reimbursement of Taxes.

          (g)   None of the Entities has or, as of the Closing, is reasonably expected to have incurred or assumed, and none of the Purchaser or any of the Entities will incur or assume, by reason of the transactions contemplated by this Agreement, any Liability in respect of any Employee Plan other than the Company Employee Plans.

          (h)   To the Knowledge of the Company, all the employees and Persons who provide services to and/or work for the Entities are paid by each respective Entity, as applicable, and their remuneration is appropriately reflected in the consolidated Financial Statements from time to time. Since December 31, 2017, the Entities have not made any material change in their employment policies, including those related to salary, compensation, workday, severance payments or retirement plans for employees, directors and/or officers, except for those cases in which such a change was made in order to comply with applicable Law and/or applicable collective bargaining conventions or agreements. To the Knowledge of the Company, since December 31, 2017, the Entities have not entered into any Employee Plan.

        6.13.    Litigation.    There are no Actions pending or, to the Knowledge of the Company, threatened against any Entity other than (i) those that, if adversely determined, would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect, and (ii) those that arise in the Ordinary Course of Business after the date hereof.

        6.14.    Compliance with Laws; Permits.    (a) Each Entity is in compliance with all Laws applicable to its business or operations, except where the failure to be in compliance would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. No Entity has received any written notice of or been charged with the violation of any Laws, except where such violation would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

          (b)   Each Entity currently has all Permits that are required for the operation of its business as presently conducted, except where the failure to have such Permits would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. No Entity is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

          (c)   Section 6.14(c) of the Company Disclosure Schedule sets forth a true and complete list of (i) all Telecommunication Licenses held by the Entities (the "Company Telecommunication Licenses") and the holder of each such Company Telecommunication License, (ii) all pending applications for Telecommunication Licenses that would be Company Telecommunication Licenses if issued or granted, and (iii) all pending applications by the Entities for modification, extension or renewal of any Company Telecommunication License.

          (d)   None of the Entities is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation), in any material respects, of any term, condition or provision of any Company Telecommunication License granted to any Entity. There is no pending or, to the Knowledge of the Company, threatened before ANATEL or any other Governmental Authority any proceeding, notice of violation, order of forfeiture or complaint or investigation, requisition, confiscation, revocation, nullification, rescue and/or seizure against any Entity relating to any of the Permits or Company Telecommunication Licenses that would, individually or in the aggregate, reasonably be expected to result in the suspension, revocation, cancellation, termination, forfeiture, or adverse modification of any material Company Telecommunication License or any material Permit. ANATEL's actions granting all Company Telecommunication Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and, as of the date hereof, there is not pending or, to the Knowledge of the Company, threatened any application, petition, objection or other pleading with ANATEL or any other Governmental Authority that challenges or questions the validity of any rights of the holder under any such Company Telecommunication License or Permit, in each case, except as would not reasonably be expected, individually or in the aggregate, to be material to the Entities, taken as a whole.

          (e)   The Entities have valid, binding and enforceable rights to the Company Telecommunication Licenses. The Company Telecommunication Licenses have not been sold, transferred, alienated, leased or encumbered in any other manner. The right of the Entities to use and enjoy ownership or possession of the Company Telecommunication Licenses has not been restricted, transferred or surrendered since the initial award thereof, and the Entities' title to all the Company Telecommunication Licenses is free and clear of any Liens. The Entities have complied with all applicable Law in connection with obtaining each Company Telecommunication License and each Company Telecommunication License (i) has been legally and duly granted by the appropriate granting authority, (ii) is fully and unconditionally vested in an Entity (except to the extent vesting is conditioned upon payment in full for such license), and (iii) is in full force and effect and paid for in full (other than payments being made in installments). None of the Entities owes any material fees or duties in connection with, or arising from, any Company Telecommunication Licenses, in each case, that are due and payable, other than fees paid in installments. The Entities do not own or use any license of the Federal Communications Commission of the U.S. No Entity holds any Telecommunications Licenses through a partnership, joint venture or other Person that is not an Entity.

          (f)    All of the currently operating cell sites and microwave paths owned by the Entities in respect of which a filing with ANATEL was required have been constructed and are currently operated as represented to ANATEL in currently effective filings, and modifications to such cell sites and microwave paths have been preceded by the submission to ANATEL of all required filings (the "Cell Site Standards"), in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Entities, taken as a whole.

          (g)   All transmission towers owned by the Entities are obstruction-marked and lighted by an Entity to the extent required by, and in accordance with, the rules and regulations of ANATEL, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Entities, taken as a whole. Appropriate notification to ANATEL has been made for each transmission tower owned or leased by the Entities to the extent required to be made by an Entity by, and in accordance with, the rules and regulations of ANATEL (the "Transmission Tower Standards"), in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Entities, taken as a whole.

          (h)   All of the currently operating cell sites and microwave paths and transmission towers leased by the Entities (i) are subject to contractual arrangements with the lessor requiring compliance by such lessor with all aspects of the Cell Site Standards and the Transmission Tower Standards, (ii) if operated or maintained by the Entities, are so operated or maintained, as the case may be, in compliance with the Cell Site Standards, the Transmission Tower Standards and all municipality requirements, and (iii) to the Knowledge of the Company, each such lessor is in compliance with the Cell Site Standards and the Transmission Tower Standards, except as would not reasonably be expected to be, individually or in the aggregate, material to the Entities, taken as a whole.

            (i)  The Entities do not hold any Permit or Telecommunication License to offer, and do not offer, any material services or material features other than fixed telephony, fixed broadband, wireless voice and data services and features, and any ancillary services or features related thereto. The Entities do not conduct any business other than the business of marketing, selling and providing fixed telephony and wireless telecommunication services (including voice and data services), and all services ancillary thereto, in Brazil.

        6.15.    Environmental Laws.    The Company and the other Entities have obtained from the proper federal, state or local Governmental Authorities in Brazil all material environmental Permits and have observed in all material respects the limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, terms and schedules set forth in the Environmental Laws, except where such default or violation would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. All Permits obtained under applicable Law are valid and in full effect with regard to the conduct of the business of the Company and the other Entities as currently conducted. There are no terms or conditions under any such environmental Permit that will require material changes or limitations on the activities and operations of the Company and the other Entities. All applications as necessary for renewal have been timely filed, and, to the Knowledge of the Company, there is no act, fact or reason that might compromise such registrations, enrollments, and authorizations. Except as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect, (a) the Company and the other Entities have not violated any Environmental Law; (b) the Company and the other Entities do not own, nor do they operate on or with, any property that is contaminated or suspected of contamination with any substance or waste that could reasonably be expected to require remediation pursuant to any Environmental Laws; (c) the Company and the other Entities are not liable under any Environmental Law for any contamination of, or disposal of waste on, land owned by third parties; (d) the Company and the other Entities are not subject to any Claim or Legal Proceeding related to Environmental Law, and, to the Knowledge of the Company, there is no investigation in course that might lead to any such Claim or Legal Proceeding; (e) to the Knowledge of the Company, there is no environmental problem or risk that affects or could materially affect, in any way, the Company and the other Entities' businesses or any of them; and (f) the Company and the other Entities have not assumed by Contract any liabilities or obligations pursuant to Environmental Law.

        6.16.    Broker's or Finder's Fee.    None of NIIH nor any of the Entities has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Purchaser or any of its Affiliates (including, after Closing, the Entities) could become liable or obligated.

        6.17.    Insurance.    Section 6.17 of the Company Disclosure Schedule sets forth all insurance policies owned or held by any Entity on the date of this Agreement and that cover the corresponding Entity, its assets, properties or personnel with respect to risks arising in connection with the operation or conduct of its business (collectively, the "Insurance Policies"), and all judicial guarantees and ANATEL's mandatory performance bonds covering any Entity. The Insurance Policies and such judicial guarantees and performance bonds, as applicable, are in full force and effect in accordance with their terms and conditions, and/or are renewable in the Ordinary Course of Business, except as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. All premiums that have become due and payable under the Insurance Policies have been paid, all claims of loss under any such Insurance Policies have been timely delivered and no Entity has received any notice in writing, or, to the Knowledge of the Company, orally, of cancellation of any such policies. The Insurance Policies that are maintained by Parent or its Affiliates (other than any Entity) for the benefit of any Entity will be discontinued as of the Closing.

        6.18.    Sufficiency of Assets.    The property and assets owned by the Entities, together with their respective rights under existing Contracts that survive the Closing constitute all the assets, properties and rights (a) necessary to conduct the business of Nextel Brazil and its Subsidiaries in all material respects as presently conducted and (b) used to generate the results of the Entities set forth in the Financial Statements. All of the wireless telecommunication services business of Parent and its Affiliates in Brazil is operated by the Entities.

        6.19.    Subscribers; Transmission Towers.     (a) Section 6.19(a) of the Company Disclosure Schedule sets forth as of the Balance Sheet Date (i) the total number of Subscribers, (ii) the total number of Postpay Subscribers, and (iii) the total number of Prepaid Subscribers.

          (b)   Section 6.19(b) of the Company Disclosure Schedule lists, as of the date of this Agreement, each transmission tower and tower structure on which transmitters used in the network of Nextel Brazil's and its Subsidiaries' business are located, whether owned or leased by Nextel Brazil or any of its Subsidiaries and its location by street address and global positioning service coordinates, and with respect to owned towers, whether there are any other operators or co-location tenants on such towers.

        6.20.    Absence of Certain Changes.

          (a)   Between December 31, 2017 and the date of this Agreement, the Entities have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the Ordinary Course of Business, except as disclosed in the Parent SEC Reports.

          (b)   Between December 31, 2017 and the date of this Agreement, no Seller Material Adverse Effect has occurred, and there has not been any Effect that would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

          (c)   Between the Balance Sheet Date and the date of this Agreement, (i) the Entities have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the Ordinary Course of Business, except as disclosed in the Parent SEC Reports, and (ii) none of Parent, the Seller or any Entity has taken any action which, if taken after the date hereof, would require Purchaser's consent pursuant to Section 8.2(b)(v), (vi), (viii) , (x), (xii), (xiii), (xiv), (xv), (xvi), (xviii), (xx), (xxii) , (xxiii) or, to the extent relating to the foregoing, Section 8.2(b)(xxvii).

        6.21.    Related Party Contracts.     Section 6.21 of the Company Disclosure Schedule contains a list of all Contracts between any Entity, on the one hand, and Seller, AI Brazil or any Related Person (other than another Entity) of any Entity, Seller or AI Brazil, on the other hand, except for Employee Plans and the Nextel Holding Share Transfer Agreement (any Contract set forth on such Schedule, or required to be set forth on such Schedule, a "Related Party Contract"). None of Seller, AI Brazil or any of their respective Related Persons (other than an Entity) owns any assets, properties or rights, tangible or intangible, used in the business of the Entities, or has any present claim or, to the Knowledge of the Company, has any basis for any future claim against any Entity (other than under any Employee Plan).

        6.22.    Holding Companies.     (a) The Company is a newly-formed entity formed solely for the purpose of holding the Company Shares and engaging in the transactions contemplated by this Agreement and, prior to and as of the Closing, will have engaged in no other business activities or operations, will not have any assets of any kind other than equity interests in Nextel Holdings and sufficient cash to pay out-of-pocket expenses resulting from the transactions set forth herein, and will have incurred no liabilities or obligations of any kind other than as expressly contemplated by this Agreement.

          (b)   Each of the Holding Companies is a holding company formed for the sole purpose of holding (i) a direct or indirect equity interest in Nextel Brazil or (ii) Intercompany Obligations solely between such Holding Company and another Entity.

          (c)   No Holding Company (i) has directly or indirectly engaged in any of the business activities conducted by Nextel Brazil or any other business activities, or (ii) has any assets or liabilities of any kind other than an equity interest in one or more Entities or Intercompany Obligations that will be settled at or prior to the Closing pursuant to Section 8.15.

        6.23.    Anti-Corruption and Anti-Money Laundering.     None of the Company or its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, or other Representative of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (b) authorized, made or promised to make any unlawful payment in cash or valuable item to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns using funds of the Company or any of its Subsidiaries; (c) violated or is in violation of any Anti-Corruption and Anti-Money Laundering Laws; (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (e) made, promised or authorized any fraudulent entry on the books or records of the Company or any of its Subsidiaries; or (f) made any unlawful bribe, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to or obtain special concessions for the Company or any of its Subsidiaries; in each case other than as would not be material to the Entities, taken as a whole. There are no Claims pending (or threatened, to the Knowledge of the Company) involving any alleged violations of any Anti-Corruption or Anti-Money Laundering Laws by Seller, AI Brazil, the Entities and their respective Subsidiaries and/or Representatives.

        6.24.    Powers of Attorney.     Section 6.24 of the Company Disclosure Schedule contains a list of written instruments of general and special powers of attorney in effect executed by or on behalf of any of the Entities outstanding as of the date of this Agreement.

        6.25.    Solvency.     Each of the Entities is Solvent and, immediately after giving effect to all of the transactions contemplated by this Agreement, including payment of any and all fees and expenses relating to the transactions contemplated by this Agreement, each of the Entities will be Solvent. Neither Parent nor NIIH is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Entity.

        6.26.    Information in Proxy Statement.     The Proxy Statement relating to the Parent Stockholders Meeting will not, at the date it is first mailed to the Parent Stockholders and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

        6.27.    Voting.     The Parent Stockholder Approval is the only vote of the holders of any class or series of the capital stock of Parent necessary (under the certificate of incorporation and by-laws of Parent, other applicable Laws or otherwise) to approve and authorize the transactions contemplated by this Agreement and the Ancillary Agreements.

        6.28.    Intercompany Notes.     Section 8.15 of the Company Disclosure Schedule sets forth, with respect to each Intercompany Note, the principal amount, issuance date, holder, interest rate, interest payment dates and maturity date of such Intercompany Note. No amendment has been made to any term of any of the Intercompany Notes since December 31, 2017. No amounts are due and payable under any of the Intercompany Notes. Seller has made available to Purchaser true, correct and complete copies of each of the Intercompany Notes and all amendments, exhibits, annexes and schedules thereto and each of the Intercompany Notes, as amended, is in full force and effect and is a legal, valid and binding obligation of the Entity party thereto, enforceable against such Entity in accordance with its terms. None of the Entities is in breach or violation of, or default under, any Intercompany Notes.

        6.29.    No Other Representations or Warranties; Schedules.     Except for the representations and warranties contained in ARTICLES 4 and 6 (as modified by the Company Disclosure Schedule), neither Parent nor Seller makes any other express or implied representation or warranty with respect to the Entities, the Entities' businesses, the Acquired Equity Interests, the AI Brazil Shares, or the transactions contemplated by this Agreement, and each of Parent and Seller disclaims any other representations or warranties, whether made by Parent, Seller, AI Brazil or any Affiliate of Parent, Seller or AI Brazil, or any of Parent's, Seller's or AI Brazil's or their Affiliates' respective officers, directors, employees, agents or other Representatives. Neither Parent or Seller make any representations or warranties to Purchaser regarding the probable success or profitability of the Entities. Except for the representations and warranties contained in ARTICLES 4 and 6 (as modified by the Company Disclosure Schedule), each of Parent and Seller (a) expressly disclaims and negates any representation or warranty, expressed or implied, at law, by statute, or otherwise, relating to the condition of the Acquired Equity Interests and (b) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or other Representative of Parent, Seller, AI Brazil or any of their Affiliates). The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing in this Agreement shall relieve Parent or Seller or their Affiliates of any liability for actual fraud.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller and AI Brazil, as of the date of this Agreement and as of the Closing Date, that:

        7.1.    Organization.     Purchaser is an entity duly organized, validly existing and in good standing under the Laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

        7.2.    Authorization of Agreement.     Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement and each Ancillary Agreement has been duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other Parties hereto) this Agreement and each Ancillary Agreement constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its respective terms.

        7.3.    Conflicts; Consents of Third Parties.     (a) The execution and delivery by Purchaser of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated hereby and thereby, or compliance by Purchaser with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Purchaser, (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound, (iii) any Order of any Governmental Authority applicable to Purchaser or any of the properties or assets of Purchaser, or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to result, individually or in the aggregate, in a Purchaser Material Adverse Effect.

          (b)   No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Purchaser in connection with the execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, or the taking by Purchaser of any other action contemplated hereby or thereby, except for (i) the Regulatory Approval, (ii) the Antitrust Approval, and (iii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not reasonably be expected to result, individually or in the aggregate, in a Purchaser Material Adverse Effect.

        7.4.    Litigation.     As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Authority, which, if adversely determined, would reasonably be expected to result, individually or in the aggregate, in a Purchaser Material Adverse Effect. As of the date hereof, Purchaser is not subject to any Order of any Governmental Authority except to the extent the same would not reasonably be expected to result, individually or in the aggregate, in a Purchaser Material Adverse Effect.

        7.5.    Broker's or Finder's Fee.     Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Seller, AI Brazil or any of their respective Affiliates could become liable or obligated.

        7.6.    Financial Capability.     Purchaser has and will have at the Closing sufficient funds available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement. Purchaser's obligations to complete the transactions contemplated hereby are not dependent upon or conditioned on receipt of financing.

        7.7.    Information Supplied.     None of the information supplied or to be supplied by Purchaser expressly for inclusion in the Proxy Statement will, at the date it is first mailed to the Parent Stockholders and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

        7.8.    Investigation.     Purchaser acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Entities, the Acquired Equity Interests, the AI Brazil Shares, the business and the assets and liabilities of the Entities, the transactions contemplated by this Agreement and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement, and (b) has been furnished with, or given adequate access to, such projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about Seller, AI Brazil, the Entities, the Acquired Equity Interests, the AI Brazil Shares, the business and the assets and liabilities of the Entities, and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement, as Purchaser has requested. Purchaser further acknowledges and agrees that (i) the only representations and warranties made by Seller or any of its Affiliates are the representations and warranties expressly set forth in ARTICLE 4 and 6, and the only representations and warranties made by AI Brazil or any of its Affiliates are the representations and warranties expressly set forth in ARTICLE 5, and Purchaser has not relied upon any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of any Entity, Seller, AI Brazil or any of their respective Affiliates, any Representatives of any Entity, of Seller, AI Brazil or any of their respective Affiliates or any other Person, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through any Entity's, Seller's or AI Brazil's banking Representatives, or management presentations, data room or other due diligence information, and that Purchaser will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information and (ii) any claims that Purchaser may have for breach of any representation or warranty will be based solely on the representations and warranties expressly set forth in ARTICLE 4, 5 and 6. Purchaser acknowledges that, except for the representations and warranties expressly set forth in ARTICLE 4, 5 and 6, the assets and businesses of the Entities, as a result of the purchase and sale of the Acquired Equity Interests, are being transferred on a "where is" and, as to condition, "as is" basis.

ARTICLE 8. COVENANTS

        8.1.    Access to Information.     (a) From the date of this Agreement until the Closing Date or earlier termination of this Agreement, Purchaser will be entitled, through its officers, employees and other Representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Entities and such examination of the books and records of the Entities as it reasonably requests and to make extracts and copies of such books and records. Any such investigation or examination, and all communications with any Entity and their respective Representatives pursuant to this Section 8.1, will be coordinated through representatives designated by Seller. NIIH will cause the officers, employees, consultants, agents, accountants, attorneys and other Representatives of the Entities to cooperate with the reasonable requests of Purchaser and its Representatives in connection with such investigation and examination, and Purchaser and its Representatives will cooperate with the Entities and their respective Representatives and will use its reasonable efforts to minimize any disruption to the Entities' business. No such investigation or examination will be permitted to the extent that it would require any Entity to disclose information regarding any bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received, in each case prior to the date of this Agreement, in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications. Notwithstanding anything to the contrary in this Section 8.1, (i) any such investigation and examination will be conducted upon reasonable notice and under reasonable circumstances during regular business hours and will be subject to restrictions under applicable Law and (ii) none of Parent, Seller, AI Brazil or any Entity will be required to permit any inspection, or to disclose any information, that in the reasonable judgment of Parent, Seller, AI Brazil or the Entities, as applicable, would (A) waive the protection of an attorney-client privilege or (B) would violate any confidentiality obligations to which Parent, Seller, AI Brazil or any Entity is bound; provided that Parent, Seller, the applicable Entity or, to the extent related to AI Brazil's interest in the Entities, AI Brazil, shall use commercially reasonable efforts to permit such inspection or provide such information in a manner that would not result in the waiver of such privilege or violate such confidentiality obligations, including, in the case of clause (B), by obtaining the consent of such third party if so requested by Purchaser. Nothing contained herein is intended to modify or terminate the Confidentiality Agreements, which will remain in full force and effect and applicable to Evaluation Material (as defined in the Confidentiality Agreements) provided to Purchaser and its Representatives hereunder or in connection herewith.

          (b)   Parent shall cause the Brazil Entities to prepare and deliver to Purchaser true, complete and correct (i) unaudited consolidated financial statements for the Brazil Entities for each calendar quarter ending after the date hereof promptly after each calendar quarter (and in any event within 40 days of the end of such calendar quarter) and (ii) monthly management reports in a form consistent with the example set forth in Section 8.1(b) of the Company Disclosure Schedule ("Monthly Management Reports") within 20 days after the end of each month ending after the date hereof. Together with each of the unaudited consolidated financial statements and Monthly Management Reports, Parent shall also deliver a reconciliation of such statements to the 2019 Transaction Budget (or the 2020 Transaction Budget, if applicable), and meet with Representatives of Purchaser, upon written request of Purchaser, during normal business hours, to discuss any questions they may have regarding such statements and such reconciliation. Parent shall deliver to AI Brazil all documents, reports and other information provided to Purchaser or its Affiliates pursuant to this Section 8.1 simultaneously with (or, if not practicable, promptly following) the delivery of such documents, reports and other information to Purchaser or its Affiliates.

        8.2.    Conduct of the Business Pending the Closing.     (a) From the date of this Agreement until the Closing Date or earlier termination of this Agreement, except (w) as required by applicable Law or any Governmental Authority, (x) as expressly required by this Agreement or (y) with the prior written consent of Purchaser, Seller shall cause each Entity to (and shall provide necessary funding to permit such Entity to):

              (i)  conduct its business in the Ordinary Course of Business;

             (ii)  use its reasonable best efforts to operate its business in accordance with the 2019 Transaction Budget (and, if applicable, the 2020 Transaction Budget); and

            (iii)  use its commercially reasonable efforts to preserve its present business operations, organization and goodwill and maintain existing relations with Governmental Authorities, customers, suppliers and other persons with whom they have material commercial relationships and keep available the services of their employees, in each case, in all material respects. The 2020 Transaction Budget, if applicable, shall be prepared by Parent in good faith, shall be consistent with the 2019 Transaction Budget (to the extent applicable) and shall be delivered to Purchaser not less than 15 Business Days prior to December 31, 2019.

          (b)   From the date of this Agreement until the Closing Date or earlier termination of this Agreement, except (w) as set forth on Section 8.2(b) of the Company Disclosure Schedule, (x) as required by applicable Law or any Governmental Authority, (y) as expressly required by Section 8.2(c) and Section 8.15 or (z) with the prior written consent of Purchaser, Seller shall cause each Entity not to, and, with respect to clauses (v) and (vi) below, Parent shall not:

              (i)  (A) declare, set aside, make or pay any dividend or other distribution in respect of shares, quotas or other securities of, or other ownership interests in, any Entity (B) repurchase, redeem or otherwise acquire any outstanding shares, quotas or other securities of, or other ownership interests in, any Entity or (C) make any payment to or for the benefit of (or transfer assets to or assume, indemnify or incur Liabilities for the benefit of) Seller, AI Brazil or any of their respective Affiliates other than another Entity (including with respect to any share capital or other securities of any Entity);

             (ii)  directly or indirectly transfer, issue, sell, encumber or dispose of any shares, quotas or other securities of any Entity or grant options, warrants, calls or other rights to purchase or otherwise acquire shares, quotas or other securities of any Entity;

            (iii)  effect any recapitalization, reclassification or like change in its capitalization or voluntarily adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Entity;

            (iv)  amend its certificate of incorporation, by-laws or articles of association, as applicable;

             (v)  except as required by the terms of any Company Employee Plan or Parent Employee Plan, in each case, as in effect on the date hereof or by applicable Law from time to time in effect: (A) increase the compensation or benefits of any current or former employee of any Entity or (B) grant or pay, or commit to grant or pay, any bonus or other incentive compensation, benefit or other compensation to any current employee of any Entity;

            (vi)  except as required by the terms of any Company Employee Plan or Parent Employee Plan, in each case, as in effect on the date hereof or by applicable Law from time to time in effect: (A) enter into, adopt, establish, modify, amend or terminate, or commence any off-cycle enrollment period under, any Company Employee Plan or, as it relates to any current or former employee of any Entity, any Parent Employee Plan, (B) fund any rabbi trust or similar arrangement or otherwise accelerate the time of funding, vesting or payment of any payments or benefits due to any current or former employee of any Entity, (C) enter into, modify, amend or terminate any labor or collective bargaining agreement that covers any current or former employee of any Entity, (D) without prejudice to Sections 3.2(a)(iii) and 3.2(b)(iii), hire (other than to replace any vacancy existing on the date of this Agreement or resulting from a permitted termination under this Agreement or a termination initiated by an employee, in each case where filling such vacancy is essential, as reasonably determined by the Company, to the operation of the business) or terminate (other than for cause, as determined by the Company in good faith) any officer of the Entities or employees who are the direct reports of the Chief Executive Officer of Nextel Brazil, or (E) transfer any employee of Parent or any of its Subsidiaries into or out of the Entities;

           (vii)  subject any of its properties or assets (whether tangible or intangible) to a Lien, except for Permitted Liens in the Ordinary Course of Business;

          (viii)  (A) acquire any material properties, rights, spectrum or other assets, other than supplies and inventory in the Ordinary Course of Business or (B) sell, assign, license, transfer, lease or otherwise dispose of (including by abandoning, cancelling, allowing to lapse or failing to renew or continue to prosecute or defend any Intellectual Property) or encumber any of its material properties, rights, Telecommunication Licenses or assets (except sales of inventory to customers in the Ordinary Course of Business or sales of obsolete or worthless inventory);

            (ix)  other than in the Ordinary Course of Business, cancel or compromise any material Indebtedness or claim or waive or release any material right or economic benefit of any Entity;

             (x)  enter into or agree to enter into any merger, consolidation, joint venture or strategic partnership;

            (xi)  other than short-term financial investments in marketable securities made in the Ordinary Course of Business, acquire the securities of any other Person;

           (xii)  change the accounting methods, practices or procedures applicable to the Entities, except as required by U.S. GAAP, Brazilian GAAP or applicable Law;

          (xiii)  enter into, amend, modify or grant a waiver under any Related Party Contract;

          (xiv)  (A) terminate, renew, amend or otherwise modify in any material respect, or waive any material right under, any Material Contract or (B) other than in the Ordinary Course of Business, enter into any Contract that would constitute a Material Contract if in effect as of the date hereof;

           (xv)  (A) enter into any line of business in any geographic area other than the current lines of business of the Entities and products and services reasonably ancillary thereto, (B) except as currently conducted, engage in the conduct of any business in any state that would require the receipt of a new or transfer of an existing Company Telecommunication License, or (C) conduct any business operations outside of Brazil (excluding pursuant to customary roaming arrangements and procurement of services from Persons outside of Brazil);

          (xvi)  fail to maintain, allow to lapse, or abandon, including by failure to pay any required fees or expenses of any kind, any Telecommunication License or other license or Permit material to the business or operation of the Entities;

         (xvii)  make any loans, advances, guarantees or capital contributions to or investments in any Person, other than (A) to the Entities or (B) advances to employees in the Ordinary Course of Business and not in excess of R$10,000 in the aggregate to any single Person;

        (xviii)  incur any Indebtedness for borrowed money other than third party Indebtedness in an aggregate amount less than R$10,000,000, only to the extent that (A) such Indebtedness is repayable at the option of the borrower without penalty or premium and (B) Seller has provided Purchaser with prior notice specifying the intended use of proceeds;

          (xix)  become legally committed to make capital expenditures not included in the 2019 Transaction Budget or, if applicable, the 2020 Transaction Budget that, to the extent unpaid as of Closing, will not be specifically reflected as a liability in the calculation of Closing Net Working Capital, Closing BRL Indebtedness or Closing USD Indebtedness and taken into account in determining the Final Purchase Price;

           (xx)  except as provided on Section 8.2(b)(xx) of the Company Disclosure Schedule, enter into any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, for which liabilities thereunder are required to be classified and accounted for under U.S. GAAP as capital leases;

          (xxi)  (A) delay or postpone the payment of accounts payable or accrued expenses, or accelerate the collection of accounts receivable, in each case outside the Ordinary Course of Business, (B) change cash management policies, or (C) engage in any discounts or price reductions or alter the extension of credit terms to any customer, in each case outside of the Ordinary Course of Business;

         (xxii)  settle any Action, other than settlements in the Ordinary Course of Business that impose solely monetary obligations not in excess of R$10,000,000 (it being understood that this clause (xxii) shall not apply to settlement of any Transaction Litigation, which is governed by Section 8.8);

        (xxiii)  make or change any material Tax election, change any method of Tax accounting, consent to any extension or waiver of the statute of limitations period applicable to any Taxes, agree to any material adjustment of any Tax attribute or use any Tax attribute outside of the Ordinary Course of Business, amend any Tax Return, settle or otherwise finally resolve any dispute with respect to a material amount of Tax or file a claim for any refund of Tax outside the Ordinary Course of Business for claiming such refunds;

        (xxiv)  settle, enter into any amnesty, installment or equivalent agreement or program with respect to, or assign by any means, any Tax credits or rights of any of the Entities to or with any public or private party and/or Governmental Authority;

          (xxv)  use, offset or assign by any means any PIS/COFINS credits or rights resulting from any PIS/COFINS Credits Claim, except solely for the purposes and in accordance with the conditions described in Section 8.15 (provided that, for the avoidance of doubt, the Entities may use or offset by any means, in the Ordinary Course of Business, any PIS/COFINS credits or rights not resulting from PIS/COFINS Credits Claims);

        (xxvi)  amend, cancel, terminate, extinguish, grant any waiver under, forgive or otherwise modify the terms of the Intercompany Notes (any of the actions described in this clause (xxvi), an "Intercompany Notes Modification"); or

       (xxvii)  agree or commit in writing to do anything prohibited by this Section 8.2.

          (c)   From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement, Seller will, and Parent will cause Seller to, (i) contribute or cause to be contributed cash in Dollars to Nextel Holdings, which shall in turn contribute such cash to Brazil Parent and its Subsidiaries in amounts sufficient for Brazil Parent and its Subsidiaries to conduct their business in the Ordinary Course of Business and in accordance with this Agreement and (ii) will cause Brazil Parent and its Subsidiaries to maintain at least $20,000,000, in cash, in all Brazil-based company cash accounts on the last day of each month. For purposes of the contributions described in clause (i) of the preceding sentence, (A) all such contributions shall be made solely by the existing equity holder or equity holders of the applicable Entity and no other Person, and (B) all new equity interests issued in exchange for such contributions shall be common equity in the form of ordinary shares or quotas, as applicable, of the same type and class as the existing outstanding equity interests of the applicable Entity, without any preferential terms. In no event shall the Entities obtain equity financing or incur any Indebtedness (including Indebtedness between or among the Entities) of any kind prior to the Closing, other than the equity financing described in this Section 8.2(c) or the incurrence of Indebtedness expressly permitted by Section 8.2(b)(xviii) . Any contributions by Seller to Nextel Holdings described in this Section 8.2(c) may be accompanied by equity contributions from AI Brazil, provided that such equity contributions by AI Brazil are made solely in accordance with the terms required by this Section 8.2(c).

          (d)   From the date of this Agreement until the Closing Date or earlier termination of this Agreement, neither Seller nor AI Brazil shall directly or indirectly transfer, sell, encumber or dispose of any shares, quotas or other securities of any Entity.

        8.3.    Consents.

          (a)   (i) Purchaser, Parent and Seller will use (and Seller will cause the Entities to use) their respective reasonable best efforts (and AI Brazil will use its reasonable best efforts to cooperate with reasonable requests of Purchaser, Parent and Seller) to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Sections 4.3(b) and 6.3 of the Company Disclosure Schedule, and (ii) AI Brazil will use its reasonable best efforts to obtain at the earliest practicable date all consents and approvals required on the part of AI Brazil to consummate the transactions contemplated by this Agreement, including any consents and approvals referred to in Section 5.3(b) of the AI Brazil Disclosure Schedule; provided, however, that (A) this Section 8.3 shall not apply to the Regulatory Approval and the Antitrust Approval, which are governed by the terms of Section 8.4 and Section 8.5, respectively and (B) none of the Parties, the Company or any of its Subsidiaries will be required to, or (without the prior written consent of Purchaser) shall agree to, pay any amounts, fees, penalties or other consideration or make any other concessions to any third party in order to obtain any third party consents contemplated by this Section 8.3.

          (b)   Purchaser will (and, following the Closing, will cause the Company and any other Entities to) use reasonable best efforts to secure, and will cooperate with Parent to secure, the unconditional release of Parent and its Affiliates (other than the Entities) from all obligations under the ATC Guaranty from and after the Closing Date by (i) securing the termination of the ATC Guaranty pursuant to its terms or (ii) providing guarantees or other credit support on terms substantially similar to those under the ATC Guaranty and causing Purchaser or one of its Affiliates to be substituted in all respects for Parent or its Affiliates (other than the Entities), so that Purchaser or its applicable Affiliate (including, after the Closing, any of the Entities) shall be solely responsible for the obligations of Parent and its Affiliates under the ATC Guaranty; provided that, for the avoidance of doubt, such replacement guaranty shall only apply to matters accruing from and after the Closing Date.

        8.4.    Regulatory Approval.     (a) Following the date hereof, according to the terms and subject to the conditions set forth in this Agreement, each of the Parties will use their respective reasonable best efforts to (and Seller will cause the Entities to) (i) make or cause to be made all filings or applications required of each of them or their respective Affiliates to obtain the Regulatory Approval (excluding the Antitrust Approval, which is subject to the terms of Section 8.5) and (ii) cooperate with each other in connection with any such filings or applications (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing or non-applying Parties before filing or submitting an application and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any relevant Governmental Authority with respect to any such filing or application; provided that, to the extent a relevant Governmental Authority requests information of AI Brazil or its Affiliates that is more burdensome than the information of AI Brazil or its Affiliates provided in connection with AI Brazil's investment in Nextel Holdings, the Parties shall reasonably cooperate to limit the scope of such information request such that AI Brazil and its Affiliates are not required to provide more information than they were required to provide in connection with AI Brazil's investment in Nextel Holdings; provided, further, that if the Parties are unable to limit the scope of such information request in a timely manner, AI Brazil and its Affiliates shall use reasonable best efforts to provide such information in respect of their interests in the Entities as is required to obtain the Regulatory Approval. Purchaser will promptly inform Parent (on behalf of Parent and AI Brazil), and Parent (on behalf of Seller and AI Brazil) will promptly inform Purchaser, of any material oral communication with, and provide copies of material written communications with, any Governmental Authority regarding any such filings or applications. Neither Purchaser, on the one hand, nor any of Parent, Seller or AI Brazil, on the other hand, will participate, or permit any of its Affiliates or advisors to participate, in any formal meeting with any Governmental Authority in respect of any filings, applications, investigation (including any proposed investigation), litigation or other inquiry related to the transactions contemplated by this Agreement, unless it consults with Parent (in the case of Purchaser's participation in any such meeting) or Purchaser (in the case of Parent's, Seller's or AI Brazil's participation) in advance and, to the extent permitted by such Governmental Authority, gives such other Party or Parties the opportunity to attend and participate in such meeting. Each Party may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 8.4 as "outside counsel only." Such materials and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

          (b)   Each of Purchaser, Parent, Seller and AI Brazil will use its reasonable best efforts to take such action as may be required to obtain the Regulatory Approval (excluding the Antitrust Approval, which is subject to the terms of Section 8.5), including using their reasonable best efforts to finalize, prior to the Closing, any Condition to a Governmental Authority's granting of the Regulatory Approval, as promptly as reasonably practicable after the execution of this Agreement, and to avoid the entry of, or to effect the dissolution of, any Order in any Legal Proceeding that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement; provided that nothing in this Section 8.4 or any other provision of this Agreement shall require, or be construed to require, Purchaser or AI Brazil, or any of their respective Affiliates or any of the Entities to (and Parent, Seller and AI Brazil shall not, and Parent and Seller shall cause the Entities not to, without the prior written consent of Purchaser, or AI Brazil in the case of any such limitations applicable to it or its Affiliates), (i) propose, negotiate, offer to commit, effect or accept, by consent decree, hold separate Order or otherwise, (A) the license, sale, divestiture, disposition or transfer of any portion of its capital stock, assets, spectrum, licenses, customers, properties or businesses, (B) the discontinuation or expansion of, or requirement of new offerings with respect to, any product or service offering, (C) the termination of existing relationships, contractual rights or obligations, (D) the licensing or otherwise making available to any Person any technology, software or other intellectual property, (E) any obligation or commitment (to any Governmental Authority or otherwise) regarding its future operations or investments or (F) the imposition of any other limitation on, or prohibition of, its and its Affiliates' ability to conduct their respective businesses or own any capital stock or assets or license any spectrum, or to acquire, hold, operate or exercise full rights of ownership of any businesses or assets, including those to be acquired pursuant to this Agreement, in the case of this clause (i), to the extent any Condition described in the foregoing sub-clauses (A) through (F) would constitute a Burdensome Condition, (ii) pay any amounts in connection with seeking or obtaining any required actions, approvals or waivers from any Governmental Authority in order to consummate the transactions contemplated by this Agreement (excluding any mandatory filing fees and costs and expenses of counsel and other advisors), or (iii) litigate or participate in the litigation of any Legal Proceeding, whether judicial or administrative, with any Governmental Authority to contest, avoid entry of, or to have vacated, lifted, reversed or overturned any Order that would prohibit, prevent or restrict the consummation of the transactions contemplated by this Agreement.

          (c)   Without limiting the foregoing including the proviso thereto, the Parties agree that Purchaser shall have the unilateral right to determine whether or not the Parties (other than AI Brazil) litigate with any Governmental Authority to contest or resist any Legal Proceeding challenging any transaction contemplated by this Agreement, or to have vacated, lifted, reversed or overturned any Order that would prohibit, prevent or restrict the consummation of the transactions contemplated by this Agreement.

          (d)   The Parties agree that Purchaser, on behalf of the Parties, will control and lead all communications, strategy and litigation matters relating to, and the process of obtaining, the Regulatory Approval; provided, that (i) Purchaser will allow Parent reasonable time to review and comment on, and will take into account any reasonable comments from Parent with respect to, any submissions or material communications required in connection with the process of obtaining the Regulatory Approval, (ii) to the extent that any such submissions or material communications include information relating to AI Brazil or its Affiliates, Purchaser will provide AI Brazil reasonable time to review and comment on, and will take into account any reasonable comments from AI Brazil with respect to, such information relating to AI Brazil or its Affiliates in any such submissions or material communications and (iii) this Section 8.4(d) shall not prohibit Parent, Seller or AI Brazil from complying with applicable Law.

          (e)   Purchaser, on the one hand, and Parent, on the other hand, will each pay 50% of any filing or administrative fees related to the Regulatory Approval.

        8.5.    Antitrust Approval.     (a) Purchaser, Parent and Seller will make or cause to be made all filings required of each of them or any of their respective Affiliates under the Antitrust Statutes with respect to the transactions contemplated hereby (including, as required, the submission of this Agreement, the Ancillary Agreements, or any other document related to the transactions contemplated hereby to the Brazilian Antitrust Authority) as promptly as practicable after the date of this Agreement. Purchaser, Parent and Seller will (i) comply at the earliest practicable date with any request under any Antitrust Statutes for additional information, documents or other materials received by each of them or any of their respective Subsidiaries from the Brazilian Antitrust Authority or any other Governmental Authority in respect of such filings or the transactions contemplated by this Agreement, (ii) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of the Brazilian Antitrust Authority or other Governmental Authority under any Antitrust Statutes with respect to any such filing or any such transaction and (iii) use their respective reasonable best efforts to furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. AI Brazil will use reasonable best efforts to cooperate with the reasonable requests of Parent and Seller, at the sole cost and expense of such requesting Party, to provide such information regarding AI Brazil as shall be required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; provided that, to the extent a relevant Governmental Authority requests information of AI Brazil or its Affiliates that is more burdensome than the information of AI Brazil or its Affiliates provided in connection with AI Brazil's investment in Nextel Holdings, the Parties shall reasonably cooperate to limit the scope of such information request such that AI Brazil and its Affiliates are not required to provide more information than they were required to provide in connection with AI Brazil's investment in Nextel Holdings; provided, further, that if the Parties are unable to limit the scope of such information request in a timely manner, AI Brazil and its Affiliates shall use commercially reasonable efforts to provide such information in respect of their interest in the Entities, as is required to obtain the Antitrust Approval. Purchaser will promptly inform Parent, and Parent, Seller and AI Brazil will promptly inform Purchaser, of any material oral communication with, and provide copies of material written communications with, any Governmental Authority regarding any such filing or application. Neither Purchaser, on the one hand, nor any of Parent, Seller or AI Brazil, on the other hand, will independently participate, or permit any of its Affiliates or advisors to participate, in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving Parent (in the case of Purchaser's participation in any such meeting) or Purchaser (in the case of Parent's, Seller's or AI Brazil's participation) prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate. Subject to applicable Law and Section 8.5(b), the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the Antitrust Statutes. Each Party may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 8.5 as "outside counsel only." Such materials and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

          (b)   The Parties agree that Purchaser, on behalf of the Parties, will control and lead all communications, strategy and litigation matters relating to, and the process of obtaining, the Antitrust Approval, and accordingly will be responsible for (i) leading any interaction with the Brazilian Antitrust Authority, (ii) controlling the filing of the Agreement and any other document before the Brazilian Antitrust Authority regarding the Antitrust Approval, and the filling and submission of any other document or information required by the Brazilian Antitrust Authority, and (iii) preparing all drafts of any submissions or material communications with the competent Governmental Authority in connection with the Antitrust Statutes; provided that (A) Purchaser will provide such drafts to Parent in a timely manner, will allow Parent reasonable time to review and comment on such drafts, and will take into account any reasonable comments from Parent in connection with any such submissions or material communications and (B) to the extent that any such drafts include information relating to AI Brazil or its Affiliates, Purchaser will provide such drafts to AI Brazil in a timely manner to allow AI Brazil reasonable time to review and comment on, and will take into account any reasonable comments from AI Brazil with respect to, such information relating to AI Brazil or its Affiliates in any such submissions or material communications.

          (c)   Each of Purchaser, Parent and Seller will use reasonable best efforts to resolve (and AI Brazil will reasonably cooperate with such efforts to resolve) such objections, if any, as may be asserted by the Brazilian Antitrust Authority or any other Governmental Authority under any Antitrust Statutes with respect to the transactions contemplated by this Agreement, to finalize, prior to the Closing, any Condition to any Governmental Authority's approval of the transactions contemplated by this Agreement under the Antitrust Statutes, and to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Statute that may be asserted by any Governmental Authority so as to enable the Parties to close the transactions contemplated by this Agreement as expeditiously as possible; provided that nothing in this Section 8.5 or any other provision of this Agreement shall require, or be construed to require, Purchaser or AI Brazil, or any of their respective Affiliates or any of the Entities to (and Parent, Seller and AI Brazil shall not, and Parent and Seller shall cause the Entities not to, without the prior written consent of Purchaser, or AI Brazil in the case of any such limitations applicable to it or its Affiliates), (i) propose, negotiate, offer to commit, effect or accept, by consent decree, hold separate Order or otherwise, (A) the license, sale, divestiture, disposition or transfer of any portion of its capital stock, assets, spectrum, licenses, customers, properties or businesses, (B) the discontinuation of any product or service offering, (C) the termination of existing relationships, contractual rights or obligations, (D) the licensing or otherwise making available to any Person any technology, software or other intellectual property, (E) any obligation or commitment (to any Governmental Authority or otherwise) regarding its future operations or investments or (F) the imposition of any other limitation on, or prohibition of, its and its Affiliates' ability to conduct their respective businesses or own any capital stock or assets or license any spectrum, or to acquire, hold, operate or exercise full rights of ownership of any businesses or assets, including those to be acquired pursuant to this Agreement, in the case of this clause (i), to the extent any Condition described in the foregoing sub-clauses (A) through (F) would constitute a Burdensome Condition, (ii) pay any amounts in connection with seeking or obtaining any required actions, approvals or waivers from any Governmental Authority in order to consummate the transactions contemplated by this Agreement (excluding any mandatory filing fees and costs and expenses of counsel and other advisors), or (iii) litigate or participate in the litigation of any Legal Proceeding, whether judicial or administrative, with any Governmental Authority to contest, avoid entry of, or to have vacated, lifted, reversed or overturned any Order that would prohibit, prevent or restrict the consummation of the transactions contemplated by this Agreement. The Parties agree that Purchaser shall have the unilateral right to determine whether or not Parent, Seller and Purchaser litigate with any Governmental Authority to contest or resist any Legal Proceeding challenging any transaction contemplated by this Agreement, or to have vacated, lifted, reversed or overturned any Order that would prohibit, prevent or restrict the consummation of the transactions contemplated by this Agreement.

          (d)   Purchaser, on the one hand, and Parent, on the other hand, will each pay 50% of all filing or administrative fees related to the Antitrust Approval.

        8.6.    Regulatory Compliance.     Without limiting Section 8.2(b), during the period from the date of this Agreement until the Closing Date or earlier termination of this Agreement, Parent and Seller shall (and AI Brazil shall reasonably cooperate with Parent's and Seller's efforts), and Parent and Seller shall cause each of the Entities to, (a) refrain from taking any action that would reasonably be expected to give any Governmental Authority with jurisdiction over Parent, Seller, AI Brazil or any of the Entities reasonable grounds to suspend, revoke or modify any Telecommunication License of the Entities in any adverse manner (other than in any de minimis respect) and (b) use reasonable best efforts to renew the material Permits, Telecommunications Licenses of the Entities, including preparing and filing with the applicable Governmental Authority all necessary applications in connection therewith as soon as reasonably practicable after the commencement of the period during which such applications may be made; provided that none of the Entities will apply for any Permit or Telecommunications License (other than renewals or replacements of the existing Telecommunication Licenses of the Entities) the receipt of which would, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay consummation of the transactions contemplated by this Agreement.

        8.7.    Further Assurances.     (a) Subject to (and without limiting) the other provisions of this Agreement and any provisos or qualifications therein, each Party will use its reasonable best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) to the extent reasonably within the control of such Party, cause the fulfillment at the earliest practicable date of all of the conditions to its respective obligations to consummate the transactions contemplated by this Agreement.

          (b)   Purchaser will, and will cause the Company and any other Entities to, following the Closing Date, as the case may be, make all fillings, submissions and registries before any and all Governmental Authorities, including the relevant Board of Trade, RFB or BACEN, as required by applicable Law, in order to reflect the sale and assignment of the Acquired Equity Interests, and change of management of the Entities. Purchaser will ensure that initial filings and submissions are carried out within 10 Business Days from the Closing Date. Evidence of all such fillings, submissions, replacements, and registration will be presented to Seller and AI Brazil promptly after conclusion thereof.

        8.8.    Notices of Certain Events; Transaction Litigation.

          (a)   Parent shall notify Purchaser and AI Brazil as promptly as reasonably practicable of (i) any notice or other communication from any Person to Parent, NIIH or the Entities alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other material communication to Parent, Seller, AI Brazil or the Entities from any Governmental Authority in connection with the transactions contemplated by this Agreement, (iii) any Action commenced or, to the Knowledge of the Company, threatened against Parent or its directors or officers that is related to this Agreement or the transactions contemplated by this Agreement (any such Action, "Transaction Litigation"), and (iv) if it becomes aware of any event, change or effect following the date of this Agreement which has resulted or is reasonably likely to result in the failure of any of the conditions set forth in Sections 9.1(a) through 9.1(e). In no event shall the delivery of any notice by a party pursuant to this Section 8.8 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the parties under this Agreement.

          (b)   Parent shall keep Purchaser and AI Brazil reasonably informed regarding any Transaction Litigation. Parent shall give Purchaser and AI Brazil the opportunity to participate, subject to Purchaser or AI Brazil, as applicable, entering into a customary joint defense agreement with Parent, in the defense, settlement, or entry into any other agreement with respect to such Transaction Litigation, including the opportunity to review and comment on all filings or responses to be made in connection with any Transaction Litigation and Parent shall consider any such comments in good faith. Each of Purchaser, AI Brazil and Parent will cooperate and consult with one another in connection with any Transaction Litigation.

        8.9.    Publicity.     The initial press release concerning this Agreement and the transactions contemplated hereby will be in substantially the form previously agreed by the Parties. None of the Parties will issue any press release concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties, which approval will not be unreasonably withheld or delayed, unless disclosure or filing are otherwise required by applicable Law, provided, however, that the Party intending to make such release uses its reasonable best efforts consistent with such applicable Law requirement to consult in advance with the other Parties with respect to the text thereof.

        8.10.    Preservation of Records.     Seller and Purchaser agree that each of them will preserve and keep the records held by it or their Affiliates relating to the Entities and their business for a period of at least seven years from the Closing Date (except as provided below) and will make, upon reasonable notice and during regular business hours, such records and personnel available to the other and AI Brazil as may be reasonably required by such Party in connection with any insurance claims by, Legal Proceedings or Tax audits against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable AI Brazil, Seller or Purchaser to prepare its financial statements and tax reporting or to comply with applicable Law or their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby; provided, however, that (a) the access to such records will not unreasonably interfere with the business or operations of Purchaser or Seller, as applicable, or any of their Affiliates, (b) the access to such records will not be permitted to the extent that it would require Purchaser or Seller, as applicable, or any of their Affiliates, to (i) disclose information subject to attorney-client privilege or (ii) violate any confidentiality obligations to which Purchaser, Seller or AI Brazil, as applicable, or any of their Affiliates, is bound if the applicable Person shall have used commercially reasonable efforts to obtain the consent of the applicable third party to grant access to such records, and (c) Seller or Purchaser, as applicable, will reimburse the other Party or Parties and their Affiliates for any reasonable and documented out-of-pocket expenses incurred in connection with such access. If Seller or Purchaser, as the case may be, wishes to destroy such records before the end of such seven-year period, such Party will first give 60 days prior written notice to the other and AI Brazil and such other Party or Parties will have the right at its or their option and expense, upon prior written notice given to such Party within such 60-day period, to take possession of the records within 90 days after the date of such notice.

        8.11.    Trademark License Agreement.     Prior to Closing, Parent and Nextel Brazil will amend the Trademark Sublicense Agreement to expressly include a sublicense from Parent to Nextel Brazil under the following trademark applications in Brazil owned by the Trademark Licensor: Application Nos. 914688316, 914688340, 914688391, 914688405. For a period of at least 12 months after the Closing Date, Parent and NIIH will (a) maintain the Trademark License Agreement in full force and effect, (b) not amend, modify or otherwise waive any provision of the Trademark License Agreement in any manner that would adversely affect the rights of the Entities under the Trademark Sublicense Agreement and (c) otherwise permit the Entities to continue to use the trademarks licensed pursuant to the Trademark Sublicense Agreement under the terms thereof during such 12-month period. Neither Purchaser nor any of the Entities shall have any obligation to pay any royalties, fees, expenses or any other amounts to Parent or any other Person for use of such trademarks during such 12-month period.

        8.12.    Preparation of Proxy Statement; Stockholders Meeting.     (a) As promptly as reasonably practicable (and in any event no later than 30 days) following the date of this Agreement, Parent will prepare and cause to be filed with the SEC in preliminary form a proxy statement to be sent to the Parent Stockholders in connection with the Parent Stockholders Meeting (as amended or supplemented, the "Proxy Statement"). Purchaser and Parent will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, (i) Parent will provide Purchaser and AI Brazil with a reasonable opportunity to review and comment (in the case of AI Brazil, with respect to information relating to AI Brazil) on the Proxy Statement and (ii) upon Parent's request, Purchaser and AI Brazil will promptly furnish to Parent the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. Parent will cause the Proxy Statement to comply as to form with the applicable requirements of (A) the Exchange Act and (B) the rules and regulations of The NASDAQ Stock Market.

          (b)   Each of Parent, NIIH, AI Brazil and Purchaser agree to correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading. Parent will promptly notify Purchaser and AI Brazil of the receipt of any comments from or other correspondence with the SEC or its staff with respect to the Proxy Statement and any request by the SEC or its staff for any amendment to the Proxy Statement or for additional information (and promptly deliver a copy of such comments, correspondence or request to Purchaser and AI Brazil). Parent will respond as promptly as reasonably practicable to any such comments from the SEC or its staff and shall use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as reasonably practicable.

          (c)   Parent shall, as promptly as reasonably practicable (and in any event within 10 Business Days following the date on which the Proxy Statement is cleared by the SEC), (i) establish a record date for and give notice of a meeting of its stockholders for the purpose of authorizing this Agreement and the transactions contemplated hereby (the "Parent Stockholders Meeting"), and (ii) mail the Proxy Statement to the holders of Parent Common Stock as of the record date established for the Parent Stockholders Meeting. As promptly as reasonably practicable following the record date established for the Parent Stockholders Meeting, Parent, acting through the Parent Board, and in accordance with applicable Law, shall (A) duly call, convene and hold the Parent Stockholders Meeting and (B) (1) subject to Section 8.13, include in the Proxy Statement the Parent Board Recommendation and (2) use its reasonable best efforts to obtain the necessary approval of the transactions contemplated by this Agreement by the Parent Stockholders. Without limiting the generality of the foregoing, subject to termination of this Agreement by Parent pursuant to Section 3.4(i), Parent agrees that its obligations pursuant to clause (A) of the foregoing sentence of this Section 8.12(c) will not be affected by the commencement, public proposal, public disclosure or communication to Seller, AI Brazil or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change.

          (d)   Without the prior written consent of Purchaser, Parent may only adjourn or postpone the Parent Stockholders Meeting if and to the extent the Parent Board or a duly authorized committee thereof determines, in good faith and after consultation with outside legal counsel, that (i) Parent is required to postpone the meeting to ensure that any required supplement or amendment to the Proxy Statement is provided to the Parent Stockholders within a reasonable amount of time in advance of the Parent Stockholders Meeting, (ii) there are insufficient shares of Parent common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, (iii) it is necessary to solicit additional proxies to obtain the Parent Stockholder Approval or (iv) such adjournment or postponement if required to comply with applicable statutory Law; provided that Parent may only postpone the meeting only once, and for a period of not more than an aggregate of 15 Business Days.

          (e)   Except as set forth on Section 8.12(e) of the Company Disclosure Schedule, the adoption of this Agreement will be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Parent Stockholders in connection with the adoption of this Agreement) that Parent will propose to be acted on by the Parent Stockholders at the Parent Stockholders meeting.

        8.13.    No Solicitation.     (a) Except as expressly permitted by this Section 8.13, from the date of this Agreement until the Closing Date or earlier termination of this Agreement, Parent and AI Brazil shall not, nor shall they authorize or permit any of their Subsidiaries to, and shall use their reasonable best efforts to cause their and their respective Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage or facilitate the making of any Acquisition Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an Acquisition Proposal, (ii) engage in negotiations or discussions with, or furnish any information concerning any of the Entities, NIIH or Parent to, any third party relating to an Acquisition Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an Acquisition Proposal (other than informing third parties of the existence of the provisions contained in this Section 8.13), (iii) enter into any agreement or understanding with respect to an Acquisition Proposal, (iv) accept, approve, endorse or recommend, or submit to the Parent Stockholders, any Acquisition Proposal, (v) take any action to exempt any Person (other than Purchaser and its Affiliates) from the provisions of Section 203 of the DGCL or any other state takeover statute or (vi) resolve or agree to do any of the foregoing. Parent and AI Brazil shall, and shall cause their Affiliates and their and their Affiliates' respective

Representatives to (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to an Acquisition Proposal and (B) promptly cause to be returned or destroyed all confidential information provided by or on behalf of Parent or AI Brazil or any of their Affiliates to any such Person.

          (b)   Notwithstanding Section 8.13(a), at any time prior to the date that the Parent Stockholder Approval is obtained at the Parent Stockholders Meeting, in the event that Parent receives an unsolicited written Acquisition Proposal from a third party (which Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 8.13), and if the board of directors of Parent determines in good faith, after consultation with Parent's legal and financial advisors, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, then Parent, AI Brazil and their respective Representatives may, subject to compliance with this Section 8.13, (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to Parent and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal (provided that any non-public information concerning Parent or any of its Subsidiaries that is provided to any Person given such access was previously provided, or is substantially concurrently provided, to Purchaser or its Representatives) and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and with AI Brazil and Parent (as applicable); provided that Parent shall give written notice to Purchaser and AI Brazil after any such determination by the Parent board of directors and prior to taking any of the actions described in this Section 8.13(b) and shall comply with the provisions of Sections 8.13(c) and 8.13(f). Other than in connection with the termination of this Agreement pursuant to Section 3.4(i) or as required by applicable statutory Law, Parent shall not publicly announce the receipt of any Acquisition Proposal or any negotiations or discussions in connection with any Acquisition Proposal or otherwise publicly comment on any Acquisition Proposal (other than to publicly reaffirm the Parent Board Recommendation or to recommend against any such Acquisition Proposal, in each case in accordance with Section 8.13(c)).

          (c)   Except as otherwise provided by Section 8.13(d) or Section 8.13(e), neither the Parent Board nor any committee thereof will (i) (A) withdraw (or qualify or modify in any manner adverse to Purchaser), or publicly propose to withdraw (or so qualify or modify), the Parent Board Recommendation, (B) fail to include the Parent Board Recommendation in the Proxy Statement, (C) take any action to exempt any Person (other than Purchaser and its Affiliates) from the provisions of Section 203 of the DGCL or any other state takeover statute, (D) with respect to any publicly announced Acquisition Proposal, fail to publicly reaffirm the Parent Board Recommendation within three Business Days after Purchaser so requests in writing, (E) if a tender or exchange offer for shares of Parent Common Stock is commenced, fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any such tender or exchange offer subject to Regulation 14D under the Exchange Act within three Business Days after commencement of such tender or exchange offer, (F) approve, adopt or recommend any Acquisition Proposal or Alternative Acquisition Agreement, or propose publicly to approve, adopt or recommend, any Acquisition Proposal or Alternative Acquisition Agreement or (G) publicly announce that an Acquisition Proposal constitutes a Superior Proposal (any action described in the foregoing clauses (A) through (G) being referred to as an "Adverse Recommendation Change") or (ii) allow Parent or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other Contract (other than an Acceptable Confidentiality Agreement pursuant to Section 8.13(b)) with any third party constituting or relating to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or requiring, or reasonably expected to cause, Parent, Seller or AI Brazil to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Parent to fail to comply with this Agreement (an "Alternative Acquisition Agreement").

          (d)   Notwithstanding the foregoing, at any time after the date hereof and prior to receipt of the Parent Stockholder Approval, in response to an unsolicited written Acquisition Proposal that was made after the date of this Agreement and that did not result from any breach of this Section 8.13, the Parent Board may terminate this Agreement pursuant to Section 3.4(i) (including payment of the Company Break-Up Fee pursuant to Section 3.6(b)) and cause Parent or any of its Subsidiaries to enter into a definitive agreement with respect to any Superior Proposal if the Parent Board has determined in good faith, after consultation with its financial and legal advisors, that (i) the failure to do so would be a breach of the Parent Board's fiduciary duties under applicable Law and (ii) such Acquisition Proposal constitutes a Superior Proposal; provided, however, that (A) Parent has given Purchaser and AI Brazil at least five Business Days' prior written notice that the Parent Board is prepared to accept a Superior Proposal, which notice must specify the material terms and conditions of such Superior Proposal (including the identity of the Person making the proposal) and contemporaneously furnish a copy of the relevant acquisition agreement or other relevant transaction documents, (B) Parent has negotiated, and has caused its Representatives to negotiate, in good faith with Purchaser during such notice period, to the extent Purchaser wishes to negotiate, to enable Purchaser to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (C) Parent Board has met to consider any revised proposal by Purchaser and (D) prior to the expiration of such five-Business Day period, Purchaser does not make a proposal to adjust the terms and conditions of this Agreement that the Parent Board determines in good faith (after consultation with its financial advisors and legal counsel) to be at least as favorable as the Superior Proposal after giving effect to, among other things, the payment of the Company Break-Up Fee pursuant to Section 3.6(b). Any material change to the terms, facts and circumstances relating to the Superior Proposal will be deemed to be a new Superior Proposal for purposes of this Section 8.13(d); provided that the time periods referred to in the foregoing clauses (A) through (C) shall be three Business Days instead of five Business Days.

          (e)   Notwithstanding anything in this Agreement to the contrary, other than in connection with a Superior Proposal (which shall be subject to Section 8.13(d) and shall not be subject to this Section 8.13(e)), prior to obtaining the Parent Stockholder Approval, the Parent Board may, in response to or as a result of an Intervening Event, take any action described in clause (A) or (B) of the definition of Adverse Recommendation Change, if (i) the Parent Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of its fiduciary duties under applicable Law, (ii) Parent has notified Purchaser and AI Brazil in writing that it intends to effect such an Adverse Recommendation Change pursuant to this Section 8.13(e) (which notice shall specify the facts and circumstances providing the basis of the Company Intervening Event in reasonable detail), (iii) for a period of five Business Days following the notice delivered pursuant to the foregoing clause (ii), Parent and Parent's relevant Representatives shall have discussed and negotiated in good faith (to the extent Purchaser desires to negotiate) with Purchaser and Purchaser's relevant Representatives any proposed modifications to the terms and conditions of this Agreement, and (iv) no earlier than the end of such five Business Day period, the Parent Board shall have determined in good faith, after consultation with outside legal counsel, and after taking into account any proposal by Purchaser to amend or modify the terms of this Agreement offered by Parent in writing, that the failure to take such action would still be a breach of its fiduciary duties under applicable Law.

          (f)    Parent shall promptly (and in any event, within 48 hours) advise Purchaser orally and in writing of the receipt of any Acquisition Proposal, any request to engage in discussions or negotiations with respect to an Acquisition Proposal or any request for information that would reasonably be expected to relate to an Acquisition Proposal, and in connection with such notice, provide to Purchaser the material terms and conditions of any such Acquisition Proposal (including the identity of the third party making any such Acquisition Proposal) and of any changes thereto. Parent shall promptly advise Purchaser orally and in writing of the commencement of any discussions with any third party or its Representatives regarding any Acquisition Proposal by such third party. Parent shall keep Purchaser informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 48 hours after the occurrence of any amendment, modification, material development or negotiation) of any such Acquisition Proposal or request, including promptly furnishing to Purchaser copies of any written Acquisition Proposal, any other written materials that describe any such Acquisition Proposal, any material correspondence relating thereto, and draft documentation with respect to such Acquisition Proposal.

          (g)   Nothing contained in this Section 8.13 or in Section 8.9 or Section 8.12 will prohibit Parent or the Parent Board from taking and disclosing to Parent Stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to Parent Stockholders if, in the good faith judgment of the Parent Board after consultation with legal counsel, the failure so to disclose would be a breach of its obligations under applicable Law; provided, however, that in no event will this Section 8.13(g) modify, or be construed to modify, the definition of Adverse Recommendation Change or otherwise affect the obligations of Seller or Parent specified in Sections 8.13(d) and 8.13(f); provided, further, that any such disclosure (other than a "stop, look and listen" communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) will be deemed to be an Adverse Recommendation Change unless the Parent Board expressly reaffirms, upon written request of Purchaser, the Parent Board Recommendation to the Parent Stockholders not less than three Business Days after such request, and in any event at least two Business Days prior to the Parent Stockholders Meeting.

          (h)   Parent and Seller agree that any violations of the restrictions set forth in this Section 8.13 by their respective Affiliates or by any of their or their Affiliates' Representatives, shall be deemed to be a breach of this Agreement (including this Section 8.13) by Parent and Seller.

        8.14.    [INTENTIONALLY OMITTED].

        8.15.    Intercompany Notes.     Prior to the Closing, Parent shall not, and shall cause its applicable Subsidiaries not to, repay, capitalize or discharge any of the Intercompany Obligations described on Section 8.15 of the Company Disclosure Schedule (the "Intercompany Notes") and shall take any actions required to maintain the Intercompany Notes outstanding pursuant to the existing terms of such Intercompany Notes in effect as of the date of this Agreement. Notwithstanding the foregoing sentence, (a) prior to Closing, Parent shall consider in good faith any request by Purchaser, delivered in writing to Parent, to modify the terms of the Intercompany Notes (including by way of a capitalization of the principal and/or discharge of interest of any such Intercompany Notes) (a "Requested Notes Modification") and (b) in the event that Parent so agrees to modify any such Intercompany Notes as requested by Purchaser, (i) Parent shall, and shall cause its applicable Subsidiary to, use its reasonable best efforts to effect such requested changes and, in case of a discharge of interest, (A) the amount of taxable revenues for corporate income tax purposes (IRPJ and CSLL) shall be offset against its tax losses of the current tax period, including but not limited to the amount of deductible tax losses of foreign exchange variation resulting from any previous or simultaneous capitalization of principal of the Intercompany Notes, and (B) the amount of PIS/COFINS credits obtained as a result of a Discharge Tax Decision shall be used by the applicable Brazilian Entity to offset PIS/COFINS due as a result of the discharge of interest, and the excess of PIS/COFINS credits shall not be used by such Brazilian Entity for any other purposes until Closing; and (ii) Purchaser shall assume, and shall indemnify the

Entities from, any and all Taxes arising from such Requested Notes Modification including with respect to any and all PIS/COFINS due in respect of any requested discharge of any such Intercompany Notes); provided that, for the avoidance of doubt, the use of credits by the relevant Subsidiary for the offset of taxable revenues as described in items (A) and (B) of the preceding clause (i) above shall not be considered Taxes for purposes hereof; provided, further, that in the event that Parent implements a Requested Notes Modification that directly results in (x) a reduction in Cash or (y) an increase in current liabilities for Taxes payable that have not been satisfied prior to the Adjustment Time, then (x) the calculation of the Closing Indebtedness Adjustment will be reduced by an amount corresponding to such reduction in Cash or (y) the calculation of Closing Net Working Capital shall be increased by an amount corresponding to such increase in Tax liability. From the date of this Agreement until the Closing Date, Parent and Seller will use their respective reasonable best efforts to (and Seller will cause the Entities to) obtain as promptly as reasonably practicable a final and non-appealable Order from a Governmental Authority of competent jurisdiction recognizing that the applicable borrowers under the Intercompany Notes are entitled to the PIS/COFINS credits arising from the PIS/COFINS Credits Claim (the "Discharge Tax Decision"). Parent shall cooperate with any reasonable requests of Purchaser with respect to information or actions related to the PIS/COFINS Credits Claim, Discharge Tax Decision and any other act described in this Section 8.15. Except for the specific obligations set forth in this Section 8.15 and in ARTICLE 10, Parent, Seller and each of their Subsidiaries shall have no other obligations with respect to the Intercompany Notes.

        8.16.    Termination of Related Party Contracts.     Prior to or simultaneously with the Closing, Parent, Seller and AI Brazil shall, and shall cause their applicable Subsidiaries to, terminate all Related Party Contracts and extinguish all Intercompany Obligations owed by any Entity to Seller or AI Brazil or any of their respective Affiliates (other than the Entities) (for the avoidance of doubt, other than (i) the Intercompany Notes, the settlement of which shall be governed by Section 8.15 and (ii) the Trademark Sublicense Agreement, which shall be governed by Section 8.11), without any further force or effect or survival of any provision thereunder, and without any cost, expense or Liability to any Entity or any of their post-Closing Affiliates other than the payment of cash amounts taken into account in the calculation of Estimated Unpaid Transaction Expenses or otherwise paid at or prior to Closing.

        8.17.    Union Actions.     Prior to the Closing Date, Seller shall, and shall cause the applicable Entities to, fulfill all consultation, bargaining and notification requirements to any union, works councils or other similar labor organization if required in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

        8.18.    Employee Communications.     Except as is expressly required by the terms of this Agreement, from and after the date of this Agreement and until the Closing Date, none of Parent, any of its Affiliates or any of their respective Representatives shall, without prior consultation with the Purchaser, send, distribute or otherwise make available written communications or other material communications regarding the transactions contemplated by this Agreement, to any current or former employee of any Entity (other than the Chief Executive Officer of Nextel Brazil and his direct reports or directors and officers of any other Entity) or other independent consultant employed by any Entity, including any post-Closing employment, compensation or benefits, except for communications that contain substantially the same information as contained in prior public communications made by one or more parties to this Agreement in compliance with this Agreement.

        8.19.    Pay-Off Cooperation.     Seller shall, and shall cause each of the Entities to, (a) provide copies of the Pay-Off Letters at least 20 Business Days prior to Closing and (b) if requested by Purchaser in writing, use commercially reasonable efforts to take any actions and provide any cooperation reasonably requested by Purchaser in connection with the payment of the Pay-Off Amount or obtaining each of the Pay-Off Letters.

        8.20.    Parent Convertible Notes.

          (a)   The Parties expressly acknowledge and agree that none of Parent's obligations under the Parent Convertible Notes will be assumed or guaranteed by Purchaser, the Entities or any Affiliate thereof. Parent may, in its reasonable discretion, take actions to amend the Indenture prior to the Closing to eliminate the obligations contemplated under Article 11 of the Indenture (and, in Parent's reasonable discretion, to delete or modify other provisions of the Indenture in a manner not adverse to Purchaser or the Entities or that would not impede or delay the Closing). Parent shall keep Purchaser informed with respect to the status of the actions taken pursuant to the foregoing.

          (b)   In the event that the Indenture has not been amended in accordance with Section 8.20(a), Parent shall elect to satisfy its obligations under Section 11.01(a) of the Indenture by causing an amount in cash equal to the Convertible Notes Escrow Amount to be deposited into an escrow account pursuant to Section 11.04 of the Indenture (an "Escrow Election"), and shall deliver written notice of such Escrow Election to the trustee no later than fifteen business days prior to the anticipated Closing Date. In the event of an Escrow Election, (i) Parent shall negotiate in good faith, and enter into, an escrow agreement with the trustee and an escrow agent as promptly as reasonably practicable and in any event prior to the Closing Date, which escrow agreement shall (A) establish an escrow account to receive an amount in cash equal to the Convertible Notes Escrow Amount and (B) grant the trustee, for the benefit of the holders of the Parent Convertible Notes, the trustee and the escrow agent, a first priority security interest in the funds in the escrow account to secure Parent's obligations under the Indenture, (ii) unless Parent has previously caused an amount in cash equal to the Convertible Notes Escrow Amount to be deposited into the escrow account pursuant to Section 11.04 of the Indenture, Purchaser will deduct an amount in cash equal to the Convertible Notes Escrow Amount from the amount payable to NIIH pursuant to Section 2.3(a) and deposit such amount with the escrow agent pursuant to the escrow agreement contemplated in this Section 8.20(b), and (iii) Parent shall otherwise comply with Section 11.04 and the other terms of Article 11 of the Indenture with respect to such Escrow Election and the transactions contemplated by this Agreement.

        8.21.    Right of First Refusal.     By its execution and delivery of this Agreement, and without prejudice to any rights it may have following any termination of this Agreement, and subject to the proviso below, AI Brazil, on behalf of itself and its Affiliates, hereby waives any and all rights of first refusal under Section 2.5 or Section 2.6 of the Nextel Holdings SHA in connection with this Agreement and the consummation of the transactions contemplated hereby; provided, however, that if (i) Purchaser, Seller and Parent amend or modify this Agreement pursuant to Section 13.5(b) in any material respect after the date hereof and AI Brazil is not a party to such amendment or modification or (ii) Parent or Seller provides notice that it intends to accept a Superior Proposal, AI Brazil may revoke the foregoing waiver.

        8.22.    AI Brazil Cooperation.     AI Brazil expressly acknowledges and agrees that it shall not exercise any rights or privileges in connection with its ownership of the AI Brazil Shares, including its rights under the Nextel Holdings SHA, in a manner that would be inconsistent with AI Brazil's obligations under this Agreement to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, nothing in this Section 8.22 shall be deemed to restrict AI Brazil from exercising its rights with respect to any transaction, occurrence or event, including with respect to an NII Internal Reorganization, Intercompany Notes Modification, Tax Claim or change in Tax reporting position, to the extent such exercise is not inconsistent with AI Brazil's obligations under Sections 2.1, 3.2 (as to the deliveries of the items thereunder), 8.1(a), 8.2(d), 8.3, 8.4, 8.5, 8.6, 8.7(a) (as to actions that, to the knowledge of AI Brazil, AI Brazil is required to undertake pursuant thereto), 8.12, 8.13, 8.16 and 8.23 of this Agreement to consummate the transactions contemplated by this Agreement.

        8.23.    Confidentiality.     From and after the Closing, Seller, AI Brazil and Parent shall not, and shall cause their Affiliates not to, directly or indirectly, disclose, reveal, divulge, or communicate to any Person (other than authorized officers, directors, employees, and other Representatives of Purchaser or its Subsidiaries), or use or otherwise exploit for their own benefit or for the benefit of anyone other than Purchaser or its Subsidiaries, any confidential or proprietary information of the Entities; provided, however, that Parent, Seller and AI Brazil may disclose any such information to their Representatives who have a need to know such information and who have agreed to be bound by confidentiality obligations with respect to such information that are no less restrictive than those contained in this Agreement. Parent, Seller, AI Brazil and their Affiliates will not have any obligation to keep confidential any confidential information if and to the extent disclosure thereof is required by applicable Law or any Governmental Authority; provided that in the event disclosure is required by applicable Law or Governmental Authority, Seller and AI Brazil will provide Purchaser with prompt notice of such requirement prior to making any disclosure and cooperate with Purchaser so that Purchaser may, at its own cost and expense, seek to limit such disclosure or obtain an appropriate protective order.

ARTICLE 9. CONDITIONS TO CLOSING

        9.1.    Conditions Precedent to Obligations of Purchaser.     The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or before to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

          (a)   (i) the Seller Fundamental Representations and the representation and warranty set forth in Section 6.20(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for any such representation and warranty expressly made as of a specified date, in which case such representation and warranty shall be true and correct in all respects as of such date), and (ii) the representations and warranties of Parent and Seller contained in ARTICLE 4 and ARTICLE 6 (other than the representations and warranties described in the foregoing clause (i)) shall be true and correct (without giving effect to any qualification as to materiality or "Seller Material Adverse Effect" set forth therein) as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for any such representation and warranty expressly made as of a specified date, in which case such representation and warranty shall be true and correct as of such date), except, in the case of this clause (ii) where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and Purchaser shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to the foregoing effect;

          (b)   (i) the AI Brazil Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for any such representation and warranty expressly made as of a specified date, in which case such representation and warranty shall be true and correct in all respects as of such date), and (ii) the representations and warranties of AI Brazil contained in ARTICLE 5 (other than the representations and warranties described in the foregoing clause (i)) shall be true and correct (without giving effect to any qualification as to materiality or "Seller Material Adverse Effect" set forth therein) as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for any such representation and warranty expressly made as of a specified date, in which case such representation and warranty shall be true and correct as of such date), except, in the case of this clause (ii) where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of AI Brazil, dated as of the Closing Date, to the foregoing effect;

          (c)   Parent and Seller shall have (i) performed and complied in all respects with their obligations under Section 8.2(b)(xxvi) on or before the Closing Date and (ii) performed and complied in all material respects with all other obligations and agreements required by this Agreement to be performed or complied with by Parent or Seller, on or before the Closing Date, and Purchaser shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to the foregoing effect;

          (d)   AI Brazil shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by AI Brazil, on or before the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of AI Brazil, dated as of the Closing, to the foregoing effect;

          (e)   since the date of this Agreement, there shall not have occurred any Effect that, individually on in the aggregate, has had or is reasonably expected to have a Seller Material Adverse Effect, and Purchaser shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to the foregoing effect;

          (f)    the closing deliveries set forth in Section 3.2 shall have been delivered to Purchaser and the Nextel Holdings Transaction shall have been consummated prior to or concurrently with the Closing;

          (g)   Purchaser shall have received (i) evidence satisfactory to Purchaser that the Indenture has been amended in accordance with Section 8.20(a) to eliminate the obligations contemplated under Article 11 of the Indenture and any similar successor obligor provisions, or (ii) from Parent and the Indenture trustee an executed escrow agreement in accordance with Article 11 of the Indenture providing for a deposit of the Convertible Notes Escrow Amount at Closing pursuant to Section 11.04 of the Indenture; and

          (h)   (i) no Governmental Authority of competent jurisdiction shall have enacted, issued, entered or enforced any Law or Order, or commenced any Legal Proceeding, which is then pending or in effect that constitutes, imposes or seeks to impose any Burdensome Condition and (ii) the Regulatory Approval and the Antitrust Approval shall each have been obtained without the imposition of any Burdensome Condition.

        9.2.    Conditions Precedent to Obligations of Seller and AI Brazil.     The obligations of Seller and AI Brazil to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

          (a)   the representations and warranties of Purchaser contained in ARTICLE 7 shall be true and correct (without giving effect to any qualification as to materiality or "Purchaser Material Adverse Effect" set forth therein) as of the date hereof and as the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for any representation and warranty expressly made as of a specified date, in which case such representation and warranty shall be true and correct as of such date), except where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and Seller and AI Brazil shall have received a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, to the foregoing effect;

          (b)   Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or before the Closing Date, and Seller and AI Brazil shall have received a certificate signed by an authorized officer of Purchaser dated as of the Closing Date, to the foregoing effect; and

          (c)   the closing deliveries set forth in Section 3.3 shall have been delivered to Seller and AI Brazil.

        9.3.    Conditions Precedent to Obligations of Purchaser, Seller and AI Brazil.     The respective obligations of Purchaser, Seller and AI Brazil to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser, Seller or AI Brazil in whole or in part to the extent permitted by applicable Law):

          (a)   no Governmental Authority of competent jurisdiction shall have enacted, issued, entered or enforced any Law or Order, or commenced any Legal Proceeding, which is then pending or in effect that seeks to restrain, enjoin or otherwise prohibit, or has the effect of restraining, enjoining or otherwise prohibiting, the consummation of the transactions contemplated hereby;

          (b)   the Regulatory Approval shall have been obtained;

          (c)   the Antitrust Approval shall have been obtained; and

          (d)   the Parent Stockholder Approval shall have been obtained.

        9.4.    Frustration of Closing Conditions.     None of Purchaser, Seller or AI Brazil may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3 to be satisfied if such Party's material breach of this Agreement was the direct and primary cause of the failure of any such condition to be satisfied.

ARTICLE 10. PARENT INDEMNIFICATION

        10.1.    Survival.

          (a)   The representations and warranties contained in ARTICLE 4 and ARTICLE 6 (together with any right to assert any claim with respect thereto) will survive the Closing and will remain in full force and effect until 5:00 p.m., New York City time, on the date that is the 18-month anniversary of the Closing Date, at which time they will terminate, except that the Seller Fundamental Representations will survive the Closing (together with any right to assert any claim with respect thereto) and remain in full force and effect indefinitely. The covenants and agreements contained in this Agreement that are to be performed in full on or prior to the Closing will survive the Closing (together with any right to assert any claim with respect thereto) and will thereafter terminate at 5:00 p.m., New York City time, on the date that is the 18-month anniversary of the Closing Date. The covenants and agreements that are to be performed in whole or in part after the Closing will survive the Closing (together with any right to assert any claim with respect thereto) until performed in accordance with their terms.

          (b)   Notwithstanding Section 10.1(a), if Parent voluntarily adopts, enters into or becomes subject to any plan of complete liquidation or dissolution, or involuntarily becomes subject to an order of liquidation, dissolution or winding up (any such event, a "Parent Liquidation Event"), then the representations, warranties, covenants and agreements set forth in ARTICLE 4 and ARTICLE 6 of this Agreement will terminate on the earlier of (a) the survival date for such representation, warranty, covenant or agreement provided in Section 10.1(a) and (b) the expiration of the period during which Persons having a claim against Parent may notify Parent of such claims in connection with such Parent Liquidation Event (which Parent acknowledges and agrees shall in no event be earlier than the 18-month anniversary of the Closing Date). Parent shall provide express written notice to Purchaser of the date of such expiration described in clause (b) of the foregoing sentence not later than 180 days prior to its occurrence. The last day on which a representation and warranty, covenant or agreement survives pursuant to this Section 10.1 is referred to herein as the "Limitation Date" with respect to such representation and warranty, covenant or agreement. No claim for indemnification pursuant to this ARTICLE 10 may be brought following the applicable Limitation Date; provided, however, that if a Third Party Claim Notice or a Direct Claim Notice has been given to the Indemnifying Party on or prior to the applicable Limitation Date, the applicable claim or claims set forth in such notice will survive until satisfaction or other resolution thereof, and may be amended after the date of such notice (including, for the avoidance of doubt, after the applicable Limitation Date) to allow for adjusted Damages based on the facts and circumstances giving rise to such claim. In the event that (A) a Parent Liquidation Event has occurred and (B) an executive officer of Parent certifies to Purchaser in writing that the effective date for such Parent Liquidation Event will occur within six months of the delivery of such certificate, the Parties agree to submit any unresolved claims for indemnification under this ARTICLE 10 to arbitration in accordance with Section 13.2.

        10.2.    Indemnification by Parent.     Subject to the limitations set forth in this ARTICLE 10 and elsewhere in this Agreement, from and after the Closing, Parent will indemnify, defend and hold harmless Purchaser and its Affiliates (including the Entities) and their respective officers and directors (collectively, the "Purchaser Indemnitees") from and against any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including consequential damages, to the extent reasonably foreseeable), liabilities, Taxes, costs and expenses, including interest, penalties and attorneys' fees and expenses ("Damages") that a Purchaser Indemnitee actually suffers resulting from, arising out of or incurred in connection with: (a) any failure of any representation or warranty in ARTICLE 4 or ARTICLE 6 to be true and correct as of the date of this Agreement or as of the Closing Date as if given as of such date (except to the extent that such representation and warranty speaks only as of a particular date, in which case, as of such date), (b) any nonfulfillment, violation or breach of any covenant or agreement made by Seller or Parent in this Agreement, (c) the NII Internal Reorganization, (d) any Intercompany Notes Modification, provided that this clause (d) shall not apply with respect to Taxes that arise out of or are incurred in connection with actions taken by Parent or its applicable Subsidiary at the express written request of Purchaser in accordance with Section 8.15 or (e) any nonfulfillment, violation or breach of Parent or any of its Affiliates of the Indenture. For the purposes of this ARTICLE 10, with respect to any representation or warranty that is limited or qualified by any materiality or Seller Material Adverse Effect qualification or any similar qualification, the occurrence of any failure of such representation or warranty to be true and correct, and the amount of Damages subject to indemnification hereunder, will be determined as if any such qualifications were not contained therein; provided, however, that this sentence will not apply to (i) any such qualifications contained in the definition of any defined term used herein, or (ii) the representation and warranty set forth in Section 6.20(b).

        10.3.    Tax Indemnification.     From and after the Closing, Seller and Parent shall indemnify, defend and hold harmless Purchaser Indemnitees from and against any and all Damages (including Taxes) resulting from, arising out of or incurred in connection with:

          (a)   any Pre-Closing Taxes;

          (b)   any Tax liability imposed on an Entity as a result of such Entity having been a member of a consolidated, joint, unitary or combined group for any U.S. or non-U.S. Tax purpose (other than such group the common parent of which was the Company); and

          (c)   Seller's share of any Transfer Taxes pursuant to Section 12.7.

        10.4.    Indemnification Procedures.

          (a)   If a Purchaser Indemnitee desires to assert any claim for indemnification provided for under this ARTICLE 10 in respect of, arising out of or involving a claim or demand made by any Person (other than a Party or Affiliate thereof) against the Purchaser Indemnitee (a "Third Party Claim"), such Purchaser Indemnitee will notify Parent (the "Indemnifying Party"), in writing of such Third Party Claim specifying in reasonable detail (to the extent known) the nature and basis for each such claim or demand, and the amount or the estimated amount of Damages sought thereunder to the extent then ascertainable (which estimate will not be conclusive of the final amount of such Third Party Claim) (a "Third Party Claim Notice") promptly after receipt by such Purchaser Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to timely give such notice will not reduce the Damages for which the Indemnifying Party is obligated to indemnify the Purchaser Indemnitee under this ARTICLE 10 except to the extent actually prejudiced by such failure. The Purchaser Indemnitee will deliver to the Indemnifying Party, promptly after the Purchaser Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Purchaser Indemnitee relating to the Third Party Claim; provided, however, that failure to provide any such copies will not affect the indemnification obligations provided hereunder except to the extent of any Damages resulting from the prejudice of any claim or defense available to the Indemnifying Party as a result of such failure.

          (b)   If a Third Party Claim is made against a Purchaser Indemnitee, the Indemnifying Party will be entitled to participate in the defense thereof and, within 30 days of receiving a Third Party Claim Notice with respect to such Third Party Claim, may assume the defense thereof and select counsel to act in such defense (which counsel will be reasonably satisfactory to the Purchaser Indemnitee). Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Purchaser Indemnitee for legal expenses subsequently incurred by the Purchaser Indemnitee in connection with the defense thereof, unless, in the reasonable opinion of counsel to the Purchaser Indemnitee, counsel for the Indemnifying Party could not adequately represent the interests of the Purchaser Indemnitee because the interests of the Indemnifying Party are in conflict with those of the Purchaser Indemnitee. If the Indemnifying Party assumes such defense, the Purchaser Indemnitee will have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party. The Indemnifying Party will be liable for reasonable fees and expenses of outside counsel employed by the Purchaser Indemnitee for any period during which the Indemnifying Party has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences. If the Indemnifying Party chooses to defend any Third Party Claim, the Purchaser Indemnitee will cooperate in the defense or prosecution thereof.

          (c)   If the Indemnifying Party, within 30 days after written notice of any such Third Party Claim (or sooner if the nature of the Third Party Claim so requires) (i) does not assume control of the defense or (ii) after assuming control of the defense, fails or ceases to diligently defend such Third Party Claim, which failure or cessation is not cured within 15 days after written notice thereof from the Purchaser Indemnitee, then the Purchaser Indemnitee will have the right to undertake the defense of such Third Party Claim, and (iii) the reasonable and documented fees and expenses of outside counsel to the Purchaser Indemnitee in connection therewith will be considered "Damages" for purposes of this Agreement; provided, however, that in no event will the fees and expenses of more than one outside counsel (in addition to one local counsel in each jurisdiction that is reasonably necessary) for the Purchaser Indemnitee with respect to a single Third Party Claim or a series of related Third Party Claims be considered "Damages" for purposes of this Agreement.

          (d)   The Indemnifying Party may pay, settle or compromise a Third Party Claim without the Purchaser Indemnitee's prior written consent, so long as the Indemnifying Party assumes full responsibility for the payment of any amounts due with respect to such Third Party Claim, and any such payment, settlement or compromise (i) includes an immediate and unconditional release of the Purchaser Indemnitee and its Affiliates, officers and directors from all Liability in respect of such Third Party Claim, (ii) does not subject the Purchaser Indemnitee or any of its Affiliates, officers or directors to any injunctive relief or provide for any other non-monetary remedy, (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Purchaser Indemnitee, and (iv) simultaneously with the effectiveness of such settlement, payment or compromise, the Indemnifying Party pays in full any obligation imposed on the Purchaser Indemnitee by such settlement, compromise or consent or such obligation is paid in full from the Escrow Account.

          (e)   The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with any Third Party Claims, and cooperate in any such defense and give each other reasonable access during normal business hours and upon reasonable advance notice to all information relevant thereto. Without limiting the generality of this Section 10.4(e), the Party controlling the defense of any Third Party Claim will deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third Party Claim, and timely notices of, and the right to participate in any hearing or other court proceeding, meeting or negotiation relating to the Third Party Claim.

          (f)    If a Purchaser Indemnitee desires to assert any claim for indemnification provided for under this ARTICLE 10 other than a claim in respect of, arising out of or involving a Third Party Claim (a "Direct Claim"), such Purchaser Indemnitee will notify the Indemnifying Party in writing of such Direct Claim, specifying in reasonable detail (to the extent known) the nature and basis for each such claim and the amount or the estimated amount of Damages sought thereunder to the extent then ascertainable (which estimate will not be conclusive of the final amount of such Direct Claim), and, to the extent practicable, any other material details pertaining thereto (a "Direct Claim Notice"); provided, however, that the failure to timely give such notice will not reduce the Damages for which the Indemnifying Party is obligated to indemnify the Purchaser Indemnitee under this ARTICLE 10 except to the extent of such Damages resulting from the Indemnifying Party being prejudiced by such failure.

        10.5.    Limitations on Indemnification.

          (a)   Parent will have no liability for any claim for indemnification pursuant to Section 10.2(a) (i) in respect of any individual item, or group of related items, where the amount of Damages relating thereto is less than $50,000 in the aggregate (the "De Minimis") (provided that Parent shall be liable for all claims of $50,000 or greater from the first Dollar of damages incurred (subject to the Basket Amount)) and (ii) unless and until the aggregate amount of Damages for which it would be responsible for claims hereunder exceeds an amount equal to $7,000,000 (the "Basket Amount"), in which case Parent will, subject to the other limitations hereunder, be liable for all Damages from the first Dollar of Damages incurred. Notwithstanding the foregoing, the limitations set forth in this Section 10.5(a) will not apply to any claim for indemnification in respect of a breach or inaccuracy of the Seller Fundamental Representations.

          (b)   The maximum aggregate amount of indemnifiable Damages payable by Parent in respect of claims pursuant to Section 10.2(a) (other than in respect of a breach or inaccuracy of the Seller Fundamental Representations) or Section 10.3(a) (any such claim described in the foregoing, a "General Claim") will not exceed the Escrow Amount.

          (c)   Subject to the requirements of Section 10.6(b) (to the extent applicable), no party hereto will be obligated to indemnify any other Person with respect to any Damages to the extent the amount of such Damages was included in the calculation of the adjustments reflected in the Final Purchase Price pursuant to Section 2.4 (to the extent so included).

          (d)   The Parties agree and acknowledge that, for any amounts finally determined to be payable by Parent in respect of General Claims, such amounts will be paid solely from funds then available in the Escrow Account and Parent will not be obligated to pay any such amounts remaining unpaid after the funds in the Escrow Account have been exhausted; provided, however, that, if funds remaining in the Escrow Account are not sufficient to pay any General Claim as a result of funds having been released previously for claims pursuant to Section 10.2 or Section 10.3 (in each case, other than General Claims), then Parent will be obligated to pay in full any such deficiency, up to the amount of funds from the Escrow Account that were released to a Purchaser Indemnitee in respect of claims pursuant to Section 10.2 or Section 10.3 (in each case, other than General Claims). The Parties agree and acknowledge that, for any amounts finally determined to be payable by Parent in respect of claims pursuant to Section 10.2 or Section 10.3 (in each case, other than General Claims), in each case, such amounts will be paid first from funds then available in the Escrow Account only to the extent Purchaser elects, by written notice to Parent, to have such amounts paid from the Escrow Account and Parent will be obligated to pay any such amounts not paid from the Escrow Account.

          (e)   Notwithstanding anything to the contrary in this Agreement, in no event will the Indemnifying Party have any liability to any Purchaser Indemnitee for any exemplary or punitive damages, except to the extent payable to a third party in connection with a Third Party Claim.

        10.6.    Indemnity Payments.

          (a)   Subject to Section 10.5(e) and Section 10.6(b), (i) the Indemnifying Party will pay all amounts payable pursuant to this ARTICLE 10, by wire transfer of immediately available cash funds in Dollars, promptly following receipt from a Purchaser Indemnitee of a bill for Damages that are the subject of indemnification hereunder, unless the Indemnifying Party in good faith reasonably disputes the Damages, in which event it will promptly notify the Purchaser Indemnitee, and (ii) in any event, the Indemnifying Party will pay to the Purchaser Indemnitee, by wire transfer in immediately available cash funds in Dollars, the amount of any Damages for which it is liable hereunder no later than three days following any determination of such Damages and the Indemnifying Party's liability therefor. A "determination" will exist when (A) the parties to the dispute have agreed on a resolution to the dispute, (B) a court of competent jurisdiction will have entered a final order or judgment, or (C) an arbitration or like panel will have rendered a final determination with respect to disputes the parties have agreed to submit thereto.

          (b)   The amount of Damages recoverable by a Purchaser Indemnitee pursuant to this ARTICLE 10 with respect to an indemnity claim shall be reduced by (i) the amount of insurance proceeds or other amounts actually recovered by such Purchaser Indemnitee with respect to the Damages to which such indemnity claim relates, net of any retention, deductible or collection costs and expenses in connection therewith or increases in premiums payable as a result thereof; (ii) the amount of any available judicial deposits directly relating to such indemnity claim to the extent actually recovered by such Purchaser Indemnitee and (iii) the amount of any accrual or reserve to the extent specifically identified as relating to the subject of such indemnity claim and expressly included as a current liability in the calculation of Closing Net Working Capital and taken into account in the calculation of the Final Purchase Price. A Purchaser Indemnitee will use its commercially reasonable best efforts to obtain the release of available judicial deposits directly related to any Damages claims prior to seeking indemnification under this Agreement. If an insurance recovery is made by the Purchaser Indemnitee or any of its Affiliates (including recovery of any judicial deposits) with respect to any Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of any retention, deductible or collection costs and expenses in connection therewith or increases in premiums payable as a result thereof) shall be made promptly to Parent.

        10.7.    Exclusivity of Indemnity.     Except in the case of actual fraud (as to which none of the limitations set forth in this ARTICLE 10 will apply), and subject to Section 13.2, from and after the Closing, the rights of any Purchaser Indemnitee under this ARTICLE 10 or ARTICLE 11 will be the sole and exclusive remedy of such Purchaser Indemnitee for monetary damages with respect to claims for breach or inaccuracy of any of the representations, or warranties, or breach of any of the covenants and agreements, in each case, that are indemnifiable under this ARTICLE 10 or ARTICLE 11; provided, however, that the provisions of this Section 10.7 shall not prevent or limit the rights of the Parties with respect to Section 2.4.

        10.8.    Successors.     The obligations of Parent under this ARTICLE 10 are intended to be, and will be, binding upon (a) any successors or assigns of Parent or Seller, (b) any trustee, examiner, receiver, or other representative of Parent's or Seller's estate and (c) any other Person vested or revested with any right, title or interest in or to a material portion of, or claiming any rights in or control over a material portion of, Parent's or Seller's assets as if such Person were Parent hereunder. Parent shall not take, nor shall it permit any of its Affiliates or its or their respective Representatives, to directly or indirectly take any action that is intended or designed to circumvent or avoid Parent's obligations under this ARTICLE 10 and ARTICLE 2.

        10.9.    Effect of Indemnification Payments.     Unless otherwise required by applicable law, all amounts paid pursuant to this ARTICLE 10, ARTICLE 11 and ARTICLE 12 shall be treated by such parties as an adjustment to the Purchase Price. In the event that such amounts are not considered as an adjustment to the Purchase Price, the amount of Damages shall be increased to offset the estimated amount of any Taxes payable by the relevant Purchaser Indemnitee as a result of the receipt of the relevant indemnification payments.

ARTICLE 11. AI BRAZIL INDEMNIFICATION

        11.1.    Survival.     The representations and warranties contained in ARTICLE 5 of this Agreement (together with any right to assert any claim with respect thereto) will survive the Closing and will remain in full force and effect until 5:00 p.m., New York City time, on the date that is the 18-month anniversary of the Closing Date, at which time they will terminate, except that the AI Brazil Fundamental Representations will survive the Closing (together with any right to assert any claim with respect thereto) and remain in full force and effect indefinitely. The covenants and agreements contained in this Agreement that are to be performed by AI Brazil in full on or prior to the Closing will not survive the Closing, except that such covenants and agreements that are related to the actions and deliveries of AI Brazil at Closing pursuant to Section 3.2(b)(i) shall survive the Closing (together with any right to assert any claim with respect thereto) and will thereafter terminate at 5:00 p.m., New York City time, on the date that is the 18-month anniversary of the Closing Date. The covenants and agreements that are to be performed by AI Brazil in whole or in part after the Closing will survive the Closing (together with any right to assert any claim with respect thereto) until performed in accordance with their terms.

        11.2.    Indemnification by AI Brazil.     Subject to the limitations set forth in this ARTICLE 11 and elsewhere in this Agreement, from and after the Closing, AI Brazil will indemnify, defend and hold harmless the Purchaser Indemnitees from and against any and all Damages that a Purchaser Indemnitee actually suffers exclusively resulting from, arising out of or incurred in connection with (a) any failure of any representation or warranty made by AI Brazil in ARTICLE 5 to be true and correct as of the date of this Agreement or as of the Closing Date as if given as of such date (except to the extent that such representation and warranty speaks only as of a particular date, in which case, as of such date); and (b) any nonfulfillment, violation or breach of any covenant or agreement made by AI Brazil in this Agreement. For the avoidance of doubt, AI Brazil shall not have any other obligation to indemnify the Purchaser Indemnitees for any Damages under this Agreement, except as set forth in this ARTICLE 11.

        11.3.    Indemnification Provisions.     Sections 10.4, 10.5(a) (provided that, solely for purposes of this Section 11.3, $2,100,000 shall replace $7,000,000 in the definition of Basket Amount), 10.5(e), 10.6, 10.7 and 10.8 shall apply to this ARTICLE 11, mutatis mutandis.

        11.4.    Additional Limitations.     The maximum aggregate amount of indemnifiable Damages payable by AI Brazil in respect of claims pursuant to (i) Section 11.2(a) (other than in respect of a breach or inaccuracy of the AI Brazil Fundamental Representations) will not exceed $9,000,000 and (ii) this ARTICLE 11 shall not exceed the Final AI Brazil Payment.

ARTICLE 12. TAX MATTERS

        12.1.    Tax Returns.

          (a)   Pre-Closing Tax Returns.    Seller shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required by applicable law to be filed by any Entity for any Pre-Closing Tax Period (other than a Straddle Period) on a timely basis (taking into account any extensions received from the relevant Tax Authorities). Such Tax Returns shall be true, correct and complete in all material respects. Seller shall prepare such Tax Returns on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by applicable Law, including an intervening change in Law. Purchaser may elect to receive a copy of such Tax Return by submitting written notice of such election, in which case Seller shall deliver a copy of such Tax Return to Purchaser within five Business Days of receiving notice of Purchaser's election. Seller shall pay or cause to be paid all Taxes indicated as due and payable on such Tax Returns, except to the extent the amount of such Taxes has already been specifically reflected as a liability in the calculation of Closing Net Working Capital and taken into account in determining the Final Purchase Price.

          (b)   Post-Closing Tax Returns That Include Pre-Closing Taxes.    Purchaser shall be responsible for preparing and filing all other Tax Returns with respect to the Company or any Entity that are required to be filed (including for a Straddle Period) by the Company or such Entity. Such Tax Returns shall be true, correct and complete in all material respects. Purchaser shall prepare such Tax Returns on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by applicable Law, including an intervening change in Law. To the extent any such Tax Return includes Pre-Closing Taxes for which Seller or Parent may be liable under this Agreement (after taking into account any reasonably available exemption, deduction, credit or other item arising from Pre-Closing Taxes to reduce the amount of Pre-Closing Taxes), Seller may elect to receive a copy of such Tax Return by submitting written notice of such election, in which case Purchaser shall deliver a copy of such Tax Return to Seller within five Business Days of receiving notice of Seller's election.

        12.2.    Apportionment.     For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the Parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date (as of the close of business) as the last day of the taxable year or period of the Entities for all Tax purposes. In any case where applicable Law does not permit any Entity to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the Pre-Closing Straddle Period shall be (x) in the case of Taxes that are imposed on a periodic basis, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis (such as real property taxes), the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date (as of the close of business) and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (y) in the case of Taxes not described in (x), the amount that would be payable if the taxable year or period ended on the Closing Date (as of the close of business) based on an interim closing of the books (and for such purpose, the taxable period of any entity in which an Entity holds a beneficial interest will be deemed to terminate at such time). For purposes of clause (y) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis, determined by multiplying the entire amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 12.2 shall be computed by reference to the level of such items on the Closing Date.

        12.3.    Reimbursement.     If either Purchaser or Seller (the "Paying Party") pays a Tax for which the other (the "Non-Paying Party") is liable in accordance with Section 10.3, including any Pre-Closing Taxes paid in connection with a Tax Return described in Section 12.1(b) (but only to the extent the amount of such Taxes has not already been specifically reflected as a liability in the calculation of Closing Net Working Capital and taken into account in determining the Final Purchase Price), the Paying Party shall be entitled to reimbursement from the Non-Paying Party in accordance with this Section 12.3. Upon payment of any such Tax, the Paying Party shall present a statement to the Non-Paying Party setting forth the amount of reimbursement to which the Paying Party is entitled, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The Non-Paying Party shall make such reimbursement promptly, in immediately available funds, but in no event later than five Business Days after the presentation of such statement.

        12.4.    Tax Contests.

          (a)   If a written notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim relating to Taxes (a "Tax Claim") is delivered or sent to or commenced or initiated against any of the Entities by any Tax Authority with respect to Taxes or Tax Returns of any of an Entity for which Purchaser or its Affiliates may reasonably be entitled to indemnification pursuant to Section 10.3, Purchaser or its Affiliates will promptly notify Seller in writing of the Tax Claim; provided, however, that the failure to timely give such notice will not limit and reduce Purchaser's right to indemnification hereunder except to the extent that the Indemnifying Party is prejudiced thereby.

          (b)   With respect to Tax Claims of or relating solely to Taxes of an Entity for any Pre-Closing Period for which Parent and Seller may be liable under Section 10.3, Parent may, upon written notice to Purchaser, assume and control the defense of such Tax Claim at its own cost and expense and with its own counsel, provided that Parent and Seller first acknowledge their obligation to indemnify Purchaser for the asserted liability. Purchaser may retain separate co-counsel at its sole cost and expense and participate in the defense of the Tax Claim (including participation in any relevant meetings and conference calls). Parent or Seller (as applicable) will not enter into any settlement with respect to any such Tax Claim without Purchaser's prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, and will keep Purchaser informed of all developments and events relating to all Tax Claims the defense of which is controlled by Parent or Seller, as applicable (including promptly forwarding copies to Purchaser of any related correspondence).

          (c)   With respect to Tax Claims of or relating to Taxes of any Entity for a Straddle Period, Purchaser will control the contest of any such Tax Claim at its own cost and expense. To the extent any such contest relates to Taxes for which Parent and Seller might be liable under Section 10.3 or this ARTICLE 12, Parent may retain separate co-counsel at their sole cost and expense and participate in the defense of the Tax Claim (including participation in any relevant meetings and conference calls). Purchaser will not enter into any settlement with respect to any such Tax Claim without Parent's prior written consent, which will not be unreasonably withheld, conditioned or delayed, and Purchaser will keep Parent informed of all developments and events relating to such Tax Claim (including promptly forwarding copies to Parent of any related correspondence).

          (d)   With respect to Tax Claims of or relating solely to Taxes of an Entity for any Post-Closing Period, Purchaser will control the defense of such Tax Claim at its own cost and expense and with its own counsel.

        12.5.    Cooperation.     After the Closing, each of Purchaser and Parent will (and will cause their respective Affiliates, which in the case of Parent includes Seller, to): (a) assist the other party in preparing and filing any Tax Returns which such other party is responsible for preparing and filing in accordance with this ARTICLE 12; (b) reasonably cooperate with the other party in preparing for any audits of, or disputes with Governmental Authorities regarding, any Tax Returns which such other party is responsible for preparing and filing in accordance with this ARTICLE 12; (c) make available to the other party and to any Governmental Authority as reasonably requested all information, records and documents relating to Taxes of the Entities; (d) provide timely notice to the other Party (except for AI Brazil) in writing of any pending or threatened Tax audits or assessments of the Entities for taxable periods for which the other Party may have a Liability under Section 10.3 or this ARTICLE 12; (e) furnish the other Party with copies of all correspondence received from any Governmental Authority in connection with any Tax audit or information request with respect to any taxable period for which the other Party may have any liability under Section 10.3 or this ARTICLE 12; and timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes resulting from the transactions contemplated by this Agreement, and timely provide the other party with powers of attorney or similar authorizations necessary to carry out the purposes of this ARTICLE 12.

        12.6.    Tax Sharing Agreements.     All tax sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, to which any Entity may be a party or subject, and all rights and obligations thereunder shall terminate as of the Closing Date, and no Entity shall have any liability thereunder for any and all amounts due in respect of periods prior to the Closing Date.

        12.7.    Transfer Taxes.     Any Transfer Taxes imposed as a result of the transactions contemplated by this Agreement will be borne 50% by Purchaser and 50% by Seller. The Party so required by applicable Law will file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, except that any such filings required to be made by AI Brazil shall be made by Parent or Seller, and, if required by the applicable Law, the other Party will, and will cause its Affiliates to join in the execution of any such Tax Returns and other documentation. If a Party is required under Section 10.3 to indemnify the other Party in respect of any Transfer Taxes, the amount of the indemnification will be an amount equal to the amount by which the other Party has paid or is obligated to pay exceeds 50% of the total amount of such Transfer Taxes.

        12.8.    Tax Matters Dispute.     If, after negotiating in good faith, the Parties (except for AI Brazil) are unable to reach an agreement relating to any Tax matter under this ARTICLE 12 within 30 days of receipt by a Party of written notice of such disagreement, the firm of the Independent Accountant shall select an independent and impartial partner from such firm with significant experience related to tax disputes (the individual so selected, the "Independent Tax Professional") to resolve the dispute. The determination of the Independent Tax Professional shall be final and binding on Parent, Seller and Purchaser.

        12.9.    Purchaser Tax Acts.     Purchaser shall not (a) amend any Tax Return for a Pre-Closing Tax Period or (b) make any Tax election with retroactive effect to any Pre-Closing Tax Period, in each case to the extent such amendment or election could reasonably be expected to increase the Liability of Seller or any of its Affiliates for Taxes (including any obligation to indemnify in respect of Taxes pursuant to this Agreement), without Seller's or Parent's prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.

ARTICLE 13. MISCELLANEOUS

        13.1.    Expenses.     Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses (including any finder's or investment banker's fees and attorneys' and accountants' fees) incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated hereby and the consummation of the transactions contemplated hereby and thereby will be paid by the Party incurring the expense.

        13.2.    Remedies.

          (a)    Injunctive Relief.    Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, each Party will be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants or an order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants contained in this Agreement. The rights set forth in this Section 13.2 will be in addition to any other rights that a Party may have at law or in equity.

          (b)    Arbitration.    When Parent determines, in good faith, that it will make its final liquidity distribution within six months, it shall deliver to Purchaser an officer's certificate so stating (the date of such certificate, which shall not be prior to the second anniversary of the Closing Date, the "Liquidation Certificate Date"). If the Liquidation Certificate Date occurs on or before any time at which any claims for indemnification under ARTICLE 10 have been made but not yet resolved, then Parent and Purchaser shall, as promptly as reasonably practicable, submit all pending and unresolved indemnification claims to be finally settled by binding arbitration administered by the International Chamber of Commerce (the "ICC") in accordance with the Rules of Arbitration of the ICC then in effect (the "ICC Rules"), except as modified herein. The arbitrators shall be instructed to determine the amount of damages that would reasonably be expected to arise from such unresolved claims, which amount, when determined by the arbitrators, shall be immediately payable by Seller and Parent to Purchaser in satisfaction of such unresolved claims. The Parties agree that there shall be a tribunal of three arbitrators, one of whom shall be appointed by Parent and one of whom shall be appointed by Purchaser, in each case, within 15 days of the date of notice of arbitration from either Party, and the third arbitrator, who shall chair the arbitral tribunal, shall be appointed by the party-appointed arbitrators within 15 days of the appointment of the second arbitrator. Any arbitrator not timely appointed as provided herein shall, upon request of any party, be promptly appointed by the ICC in accordance with the ICC Rules. The decision of the arbitral tribunal shall be determined by a majority of the tribunal. The tribunal's award shall be made as promptly as practicable, and in any event within 90 days after the appointment of the arbitral tribunal, provided that failure to adhere to this time limit shall not be a basis for challenging the award or a defense or objection to its confirmation or enforcement. The arbitral tribunal shall have the authority to grant monetary damages only, which may include the release of any amounts remaining in the Escrow Account, and shall have no jurisdiction to vary the express terms of this Agreement. The award shall be in writing and shall state the reasons for the award. The arbitration shall be conducted in the English language and the seat and place of arbitration shall be in New York County, New York.

        13.3.    Governing Law; Submission to Jurisdiction.     This Agreement will be governed by and construed in accordance with the Laws of the State of New York applicable to Contracts made and performed in such State. In connection with the resolution of any claim or dispute arising out of or in connection with this Agreement or the transactions contemplated hereby, subject to Section 13.2(b), the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court thereof or (ii) the Chancery Court of the State of Delaware and any state appellate court thereof within the State of Delaware, or in the event that such court declines to accept jurisdiction over a particular matter, in any state or federal court located within the State of Delaware. The Parties irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in any such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

        13.4.    Waiver of Jury Trial.     TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.4 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

        13.5.    Entire Agreement; Amendments and Waivers.     (a) This Agreement (including the Schedules and Exhibits to this Agreement) represents the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement.

          (b)   This Agreement may be amended, supplemented or changed, and any provision of this Agreement may be waived, only by written instrument making specific reference to this Agreement signed by (i) all Parties, in the case of any amendment, supplement or modification or (ii) the Party against whom enforcement of any such waiver is sought, in the case of any waiver.

          (c)   No action taken pursuant to this Agreement, including any investigation by or on behalf of a Party will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

        13.6.    Notices.     All notices and other communications under this Agreement will be in writing and will be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or email, or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

  If to Parent or NIIH, to:

  NII Holdings, Inc.
  12110 Sunset Hills Road, Suite 600
  Reston, VA 20190
  Attention: Shana C. Smith, General Counsel
  Facsimile No.: 703-390-5191
  Email: Shana.Smith@nii.com

  With a copy (which will not constitute notice) to:

  Jones Day
  250 Vesey Street
  New York, New York 10281
  Attention: S. Wade Angus
  Facsimile No.: 212-755-7306
  Email: swangus@jonesday.com

  If to AI Brazil, to:
  AI Brazil Holdings B.V.
  c/o: Access Industries
  6th Floor, Marble Arch House
  66 Seymour Street
  London, W1H 5BT
  Attention: Edward McCarthy and Lowri Westry
  Facsimile No.: +44 207569 0079
  Email: emccarthy@accind.com; legalnotices@accind.com
  With a copy (which will not constitute notice) to:

  Sidley Austin LLP
  1999 Avenue of the Stars, 17th Floor
  Los Angeles, California
  Attention: Matthew Thompson; Geoffrey Levin
  Facsimile No.: 310-595-9501 Email: mthompson@sidley.com; glevin@sidley.com

  If to Purchaser, to:
  América Móvil, S.A.B. de C.V.
  Lago Zurich 245, Edificio Telcel, Piso 16
  Colonia Granada Ampliación
  México, D.F. 11529
  Attention: Alejandro Cantú Jiménez, General Counsel
  Email: acantu@americamovil.com
  With a copy (which will not constitute notice) to:
  Cleary Gottlieb Steen & Hamilton LLP
  One Liberty Plaza
  New York, New York 10006
  Attention: Neil Whoriskey
  Facsimile No.: 212-225-3999
  Email: nwhoriskey@cgsh.com

        13.7.    Severability.     If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        13.8.    Binding Effect; Assignment.     This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Parties and any attempted assignment without the required consents will be void. No assignment will relieve the assigning Party of any obligation. Upon any permitted assignment, the references in this Agreement to the assigning Party will also apply to any such assignee unless the context otherwise requires.

        13.9.    Non-Recourse.     No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of a Party, nor any present or future director of Nextel Holdings, will have any liability for any obligations or liabilities of such Party or of Nextel Holdings (as applicable) under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. On the Closing Date, Purchaser shall (or shall cause its applicable Affiliate to) adopt the shareholder resolutions contemplated by Section 3.2(a)(iv), acknowledging the resignation of the current managers of Nextel Holdings or the Company (as applicable) with effect upon the Closing and granting such managers provisional discharge in respect of the performance of their duties as managers of Nextel Holdings or the Company (as applicable). After the Closing, to the extent applicable after the Closing, Purchaser shall (or shall cause its applicable Affiliate to) confirm such discharge at the next two annual general meetings of the shareholders of Nextel Holdings and the Company, in connection with approval of the financial statements for the years 2018 and 2019 at the time of approval of Nextel Holdings' and the Company's financial statements for the years 2018 and 2019, such discharge to then be a full and unconditional manager discharge for performance of their duties as managers.

        13.10.    Legal Representation.     Purchaser acknowledges and agrees that Jones Day has acted as counsel for NIIH and Parent, and that, in the event of any post-Closing disputes between the Parties, NIIH and Parent reasonably anticipate that Jones Day will represent them in such matters. Accordingly, Purchaser expressly consents to Jones Day's representation of one or more of NIIH and Purchaser in any post-Closing matter in which the interests of Purchaser on the one hand and any of NIIH and Parent, on the other hand, are adverse, whether or not such matter is one in which Jones Day may have previously advised any of NIIH, Parent or their respective Affiliates, and consents to the disclosure by Jones Day to any of NIIH, Parent or their respective Affiliates of any information learned by Jones Day in the course of its representation of NIIH and Parent, whether or not such information is subject to attorney-client privilege or Jones Day's duty of confidentiality.

        13.11.    Parent Guarantee.     In connection with the transactions contemplated by this Agreement, Parent hereby irrevocably, absolutely and unconditionally guarantees the due, punctual and complete performance and payment (and not merely collection) in full of all obligations and liabilities of the Entities, NIIH and its Affiliates under this Agreement and the Company Share Transfer Agreement, and all obligations and liabilities of the Company under the Nextel Holdings Share Transfer Agreement, as and when due and payable or required to be performed pursuant to any provisions of this Agreement, the Nextel Holdings Share Transfer Agreement and the Company Share Transfer

Agreement, subject to the terms and conditions hereof and thereof (the "Guaranteed Obligations") and agrees that Purchaser and AI Brazil shall be entitled to enforce directly against Parent any of the Guaranteed Obligations. To the fullest extent permitted by applicable Law, Parent waives presentment to, demand of payment from and protest to any other Person of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The obligations of Parent hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations, or otherwise. In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) other than as contemplated by this Agreement, transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 13.11.

        13.12.    Release.     Effective as of the Closing, Seller and AI Brazil, for itself and on behalf of each of its Affiliates and each of its and their respective past and present predecessors, successors and assigns (collectively, the "Seller Releasing Persons"), hereby absolutely, unconditionally and irrevocably releases, discharges and covenants not to sue, to the fullest extent permitted under applicable Law, Purchaser and each of its Subsidiaries (including, for the avoidance of doubt, the Entities) and each of its and their respective past and present directors, officers, employees, members, managers, partners, shareholders, Affiliates, agents and representatives (collectively, the "Purchaser Released Persons") from any and all rights, claims, demands, actions, causes of action, judgments, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) that any Seller Releasing Person or any Person claiming through or under a Seller Releasing Person now has, has ever had or may hereafter have against the Purchaser Released Persons or any of them from any transaction, event, occurrence, action or inaction with respect to periods at or prior to the Closing arising out of or relating in any way to (a) any Seller Releasing Person's relationship as a direct or indirect shareholder, member or manager of any of the Entities at or prior to the Closing, (b) the organization, management or operation of the Entities at or prior to the Closing, (c) any claim that the amounts payable to Seller or AI Brazil as set forth on the Payout Schedule are incomplete or inaccurate or that Seller or AI Brazil was entitled to receive payment of any different amount (subject to actual payment of the amounts set forth in the Payout Schedule to Seller or AI Brazil, as the case may be) and (d) that certain letter agreement entered into by and among Parent, NIIH and AI Brazil, and acknowledged by the Company, dated as of the date of this Agreement; provided, however, that this Section 13.12 shall not be deemed to include the release of any Claims against a Purchaser Released Person arising under this Agreement or any Ancillary Agreement (for the avoidance of doubt, other than the letter agreement referenced in clause (d) above) in accordance with the terms hereof or thereof.

        13.13.    Counterparts.     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its officers thereunto duly authorized, as of the date first written above.

AMÉRICA MÓVIL, S.A.B. DE C.V.
By:	/s/ ALEJANDRO CANTÚ JIMÉNEZ
	Name:	Alejandro Cantú Jiménez
	Title:	General Counsel
NII INTERNATIONAL HOLDINGS S.À R.L.
By:	/s/ SHANA C. SMITH
	Name:	Shana C. Smith
	Title:	Class B Manager
AI BRAZIL HOLDINGS B.V.
By:	/s/ EDWARD MCCARTHY
	Name:	Edward McCarthy
	Title:	Director Signed pursuant to power of attorney
NII HOLDINGS, INC.
By:	/s/ DANIEL E. FREIMAN
	Name:	Daniel E. Freiman
	Title:	CFO

 Annex B

AMENDMENT NO. 1

TO

PURCHASE AGREEMENT

        This AMENDMENT NO. 1 (this "Amendment"), dated as of April 17, 2019, to the Purchase Agreement, dated as of March 18, 2019 (the "Purchase Agreement"), is entered into by and among América Móvil, S.A.B. de C.V., a corporation (sociedad anónima bursátil de capital variable) existing under the Laws of Mexico ("Purchaser"), NII International Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under the number B 149229 ("Seller"), AI Brazil Holdings B.V., a corporation existing under the Laws of The Netherlands ("AI Brazil") and NII Holdings, Inc., a Delaware corporation ("Parent"). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement. Purchaser, Seller, AI Brazil and Parent are referred to herein collectively as the "Parties".

        WHEREAS, the Parties previously entered into the Purchase Agreement, which provides for, among other things, the sale by Seller to Purchaser of all of the Acquired Equity Interests, all upon the terms and conditions set forth in the Purchase Agreement;

        WHEREAS, the Parties desire to amend and restate Exhibit A to the Purchase Agreement in order to include therein (a) the final description of the accounting policies used by Parent in the preparation of its audited consolidated financial statements for the annual period ended December 31, 2018 and (b) an illustrative calculation of the Purchase Price;

        WHEREAS, pursuant to Section 8.12(a) of the Purchase Agreement, the Parties agreed that Parent would prepare and cause to be filed with the SEC in preliminary form of the Proxy Statement no later than 30 days following the date of the Purchase Agreement;

        WHEREAS, the Parties desire to extend by five Business Days the time period to file the Proxy Statement in preliminary form; and

        WHEREAS, in furtherance of the foregoing, and in accordance with Section 13.5 of the Purchase Agreement, the Parties desire to enter into this Amendment.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment and in the Purchase Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

          1.    Amendment to Exhibit A.    Exhibit A to the Purchase Agreement is hereby replaced in its entirety by Exhibit A attached to this Amendment.

          2.    Proxy Statement Extension.    The Parties agree that the time period for filing the preliminary form of the Proxy Statement with the SEC, as contemplated by Section 8.12(a) of the Purchase Agreement, is hereby extended to April 24, 2019.

          3.    References.    Each reference in the Purchase Agreement to "this Agreement," "hereof," "hereunder," "herein," "hereby" or words of like import referring to the Purchase Agreement shall mean and be a reference to the Purchase Agreement as amended by this Amendment. Notwithstanding the foregoing, all references in the Purchase Agreement, the Company Disclosure Schedule and the AI Brazil Disclosure Schedule to "the date hereof" or "the date of this Agreement" shall refer to March 18, 2019.

          4.    Effect of Amendment.    This Amendment shall not constitute an amendment or waiver of any provision of the Purchase Agreement not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Purchase Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

          5.    Miscellaneous.    The provisions of Article 13 (Miscellaneous) of the Purchase Agreement shall apply mutatis mutandis to this Amendment.

[Remainder of page intentionally left blank; signature pages follow.]

        IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first above written.

AMÉRICA MÓVIL, S.A.B. DE C.V.
By:	/s/ ALEJANDRO CANTÚ JIMÉNEZ
	Name:	Alejandro Cantú Jiménez
	Title:	General Counsel
NII INTERNATIONAL HOLDINGS S.À R.L.
By:	/s/ SHANA C. SMITH
	Name:	Shana C. Smith
	Title:	Class B Manager
AI BRAZIL HOLDINGS B.V.
By:	/s/ R. ROSENBOOM
	Name:	R. Rosenboom
	Title:	Managing Director
NII HOLDINGS, INC.
By:	/s/ SHANA C. SMITH
	Name:	Shana C. Smith
	Title:	Vice President, General Counsel and Corporate Secretary

[Signature Page to Amendment No. 1 to the Purchase Agreement]

 Annex C

General Counsel NII Holdings, Inc. 12110 Sunset Hills Road Suite 600 Reston, VA 20190 Office: 703 390 7286 Email: shana.smith@nii.com www.nii.com

CONFIDENTIAL

AI Brazil Holdings B.V.
Prins Bernhardplein 200
1097 JD Amsterd
The Netherlands

Attention:    Edward McCarthy

VIA EMAIL

March 18, 2019

Re: Nextel Holdings S.à r.l.

Dear Edward,

        We refer to the Shareholders Agreement (the "Shareholders Agreement") in relation to Nextel Holdings S.à r.l. (the "Nextel Holdings"), dated June 5, 2017, among the Company, Ice Group Brazil Holdings BV (formerly known as AINMT Brazil Holdings B.V.), NII International Telecom ("NII Telecom"), NII Brazil Holdings S.à r.l. (the "Company") and NII Holdings, Inc. ("NII Parent").

        Also, we refer to the Purchase Agreement (the "Purchase Agreement"), dated March 18, 2019, among América Móvil, S.A.B. de C.V. ("Purchaser"), NII International Holdings S.à r.l. ("NIIH"), AI Brazil Holdings B.V. (formerly known as Ice Group Brazil Holdings BV, hereinafter "AI Brazil" and, collectively with its Affiliates, "Access," "you" and "your") and NII Parent. NII Parent, NIIH and AI Brazil are sometimes referred to herein, collectively, as the "Parties," and each as a "Party". Capitalized terms used but not defined in this letter have the meaning given to them in the Shareholders Agreement or Purchase Agreement, as applicable.

        The Parties wish to document certain understandings in respect of the transfer by (i) NIIH of all of the issued and outstanding equity interests of the Company and (ii) AI Brazil of the AI Brazil Shares indirectly to Purchaser pursuant to the Purchase Agreement and the application of the Shareholders Agreement to such transfer.

        In consideration of the mutual agreements, provisions and covenants contained in this letter (this "Letter Agreement") and the Purchase Agreement, the Parties hereby agree as follows:

  1.
  NII Parent represents and warrants to Access that it has provided to Access all material information related to NII Parent's sale of its interest in Nextel Holdings pursuant to the Purchase Agreement and the estimated return to NII Parent's stockholders relating to such sale and the anticipated winding up and dissolution of NII Parent. NII Parent will provide to Access true and correct copies of all material written information provided to any stockholders of NII Parent in connection with soliciting or obtaining the Parent Stockholder Approval. Further, NII Parent confirms that, except for the Purchase Agreement, there are no agreements between NII Parent, NIIH and any of the Entities, on the one hand, and the Purchaser or its Affiliates relating to the transactions contemplated under the Purchase

    Agreement, on the other hand, and that neither NII Parent, nor any of its Affiliates, will enter into any such agreements between signing and closing under the Purchase Agreement without the consent of Access (such consent not to be unreasonably withheld or delayed).

  2.
  NII Parent shall promptly (and in any event, within 48 hours) advise Access orally and in writing (which may be by email) of the receipt by NII Parent or any of its Affiliates or Representatives of any Acquisition Proposal, any request to engage in discussions or negotiations with respect to an Acquisition Proposal or any request for information that would reasonably be expected to relate to an Acquisition Proposal, and in connection with such notice, provide to Access the material terms and conditions of any such Acquisition Proposal (including the identity of the third party making any such Acquisition Proposal) and of any changes thereto. NII Parent shall promptly advise Access orally and in writing (which may be by email) of the commencement of any discussions with any third party or its Representatives regarding any Acquisition Proposal by such third party. NII Parent shall keep Access informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 48 hours after the occurrence of any amendment, modification, material development or negotiation) of any such Acquisition Proposal or request, including promptly furnishing to Access copies of any written Acquisition Proposal, any other written materials that describe any such Acquisition Proposal, any material correspondence relating thereto, and draft documentation with respect to such Acquisition Proposal.

  3.
  In the event that the Parent Board has determined that an Acquisition Proposal constitutes a Superior Proposal, NII Parent shall, not less than seven (7) Business Days prior to accepting such Superior Proposal, notify Access orally and in writing (which may be by email) that it believes that such Acquisition Proposal constitutes a Superior Proposal and such written notice (which may be by email) shall specify the material terms and conditions of such Superior Proposal (including the identity of the Person making the proposal) and contemporaneously furnish to Access a copy of the relevant acquisition agreement or other relevant transaction documents. In the event that NII Parent determines to accept the aforementioned Acquisition Proposal, NII Parent further undertakes to (a) prior to terminating the Purchase Agreement, reasonably cooperate and consult with Access with respect to such Superior Proposal, including by providing Access a reasonable opportunity to participate in discussions with respect to the acquisition of the AI Brazil Shares with the Person making the Superior Proposal so that Access may ensure that such Person will acquire the AI Brazil Shares (directly or indirectly) on terms acceptable to Access, and (b) assume all liability for any action brought by Purchaser arising from or relating to (i) the termination of the Purchase Agreement by NII Parent or by Purchaser as a result of a breach by NII Parent or the Company, or (ii) NII Parent's failure to pay the Company Break-Up Fee in accordance with Section 3.4 of the Purchase Agreement. For the avoidance of doubt, in the event that Parent terminates the Purchase Agreement to enter into a definitive agreement for a Superior Proposal, (A) NII Parent will pay the Company Break-Up Fee in accordance with the terms of Section 3.4 of the Purchase Agreement, (B) to the extent NII Parent is not reimbursed (directly or indirectly) for the amount of the Company Break-Up Fee, then (i) the first $25,000,000 of the purchase price under such Superior Proposal shall be paid to NII Parent as reimbursement for NII Parent's payment of the Company Break-Up Fee, and (ii) Access shall not have any right to any reimbursement or payment (directly or indirectly) of any portion of the Company Break-Up Fee by a Person making such Superior Proposal.

  4.
  If NIIH or NII Parent terminates the Purchase Agreement in order to accept a Superior Proposal, prior to accepting such Superior Proposal, NII Parent, NII Telecom and the Company and each of their respective Affiliates will comply with the terms of the Shareholders Agreement, including with the provisions of Section 2.5 or 2.6 thereof; provided, however, that upon receipt of a Sale Notice, Access will have seven (7) Business Days to exercise its option to purchase the Offered Shares.

  5.
  Notwithstanding Paragraph 4 and the rights of Access under the Shareholders Agreement, in the event that NII Parent or any of its Subsidiaries or Affiliates enters into a definitive agreement with respect to a Superior Proposal, (a) NII Parent hereby undertakes that, if NIIH or its Affiliates exercise the drag along rights pursuant to Section 2.8 of the Shareholders Agreement in connection with any such Superior Proposal, (i) Access will only be obligated to indemnify the purchaser under such Superior Proposal for matters relating to fundamental representations applicable to Access's interests in Nextel Holdings in substantially the same form as set out in Article 5 of the Purchase Agreement or any breach by Access of its covenants under the definitive agreement for a Superior Proposal, (ii) Access will not be obligated to participate in or otherwise contribute to any indemnification escrow, holdback, reserve or other contingent obligation that may be part of any Superior Proposal, (iii) the covenants and obligations applicable to Access in any such Superior Proposal will be on substantially the same terms contemplated under the Purchase Agreement and (iv) the consideration to be received by Access for the sale of the AI Brazil Shares shall meet the minimum threshold set forth in Section 2.8 of the Shareholders Agreement, and (v) Access shall not be required to contribute (directly or indirectly) to any costs and/or expenses of NII Parent or its Affiliates in respect of either the transaction pursuant to the Purchase Agreement and/or a Superior Proposal, and (b) Access shall have the right to elect to exercise the tag along rights pursuant to Section 2.7 of the Shareholders Agreement in connection with any such Superior Proposal, irrespective of the form of such transaction, and if Access elects to exercise such rights, (i) Access will only be obligated to indemnify the purchaser under such Superior Proposal for matters relating to fundamental representations applicable to Access's interests in Nextel Holdings in substantially the same form as set out in Article 5 of the Purchase Agreement or any breach by Access of its covenants under the definitive agreement for a Superior Proposal, (ii) Access will not be obligated to participate in or otherwise contribute to any indemnification escrow, holdback, reserve or other contingent obligation that may be part of any Superior Proposal, (iii) the covenants and obligations applicable to Access in any such Superior Proposal will be on substantially the same terms contemplated under the Purchase Agreement and (iv) Access shall not be required to contribute (directly or indirectly) to any costs and/or expenses of NII Parent or its Affiliates in respect of either the transaction pursuant to the Purchase Agreement and/or a Superior Proposal. Notwithstanding anything in the Shareholders Agreement to the contrary, for purposes of giving effect to this Paragraph 5, each reference to "Retained NII Group" in Section 2.7 of the Shareholders Agreement (and the definitions used therein), shall be deemed to include NII Parent and each of its direct and indirect Subsidiaries.

  6.
  NII Parent will not refer to Access or its Affiliates in the Proxy Statement required under the Purchase Agreement without the prior written consent of Access, which consent will not be unreasonably withheld or delayed, unless such disclosure with respect to Access or its Affiliates is otherwise required by applicable Law, in which case, NII Parent will provide Access a reasonable opportunity to review and comment on such disclosure.

  7.
  NII Parent shall indemnify, defend and hold harmless Access and its Affiliates and, in each case, their respective officers, directors and employees (the "Access Indemnitees") from, against and in respect of any and all Damages that the Access Indemnitees actually suffer resulting from an action or proceeding brought or threatened in writing by a stockholder or bondholder of NII Parent or any third party (other than Purchaser (any indemnification for which shall be covered pursuant to paragraph 3 above) or any Affiliate of Access) making a claim specifically in relation to the transactions contemplated under the Purchase Agreement, this Letter Agreement or any Superior Proposal. The Parties acknowledge and agree that NII Parent's indemnification obligation hereunder shall terminate and be of no further force or effect if no claim or threat is brought by an NII Parent stockholder or bondholder or a third party prior to the date that is 120 days immediately following the closing date of the Purchase Agreement or Superior Proposal, as applicable.

  8.
  NII Parent shall indemnify, defend and hold harmless AI Brazil from and against any and all Damages that AI Brazil actually suffers resulting from, arising out of or incurred in connection with:

  (a)
  any and all Unpaid Transaction Expenses;

  (b)
  a reduction in the portion of the Purchase Price payable to AI Brazil pursuant to Article 2 of the Purchase Agreement as a result of, or claims by Purchaser under the Purchase Agreement arising out of or related to: (i) any Accrued Tax Contingencies or any contingent Tax liabilities reflected in Section 6.6 of the Company Disclosure Schedule or Attachment D to Section 6.13 of the Company Disclosure Schedule; (ii) any Taxes imposed on NII Parent or any of its Affiliates other than the Entities; (iii) the portion of Pre-Closing Taxes in excess of the AI Brazil Percentage of such Pre-Closing Taxes that are directly related to the operations of the Entities in the Ordinary Course and are properly included as current liabilities in the calculation of Net Working Capital in accordance with the Accounting Principles; or (iv) any Taxes included in the calculation of Net Working Capital that were incurred outside of the Ordinary Course or that were improperly included in the calculation of Net Working Capital pursuant to the Accounting Principles;

  (c)
  any Liabilities or reduction in Purchase Price associated with any Intercompany Notes Modification or Requested Notes Modification; and

  (d)
  any amounts payable under the Retention Plan, whether or not the transactions contemplated by the Purchase Agreement are consummated.

  9.
  NII Parent represents and warrants to Access that no Transaction Expenses have been paid by Nextel Holdings or any of the Entities. From the date of the Purchase Agreement until the Closing or the earlier termination of the Purchase Agreement, NII Parent will not, and NII Parent will cause the Entities not to, amend, change, waive or otherwise modify the Intercompany Notes or agree to a Requested Notes Modification without the prior written consent of Access (which may be withheld, conditioned or delayed in Access's sole discretion, for any reason or for no reason, and without liability).

  10.
  At least five (5) Business Days prior to NII Parent delivering the Estimated Closing Statement or Payout Schedule to Purchaser pursuant to Section 2.2(c) of the Purchase Agreement, NII Parent will prepare and deliver to Access for its review and approval, a draft of the Estimated Closing Statement and Payout Schedule showing the elements thereof specified in the Purchase Agreement, including the Estimated AI Brazil Amount. NII Parent and Access will work together in good faith to agree the contents of the Estimated Closing Statement and Payout Schedule and NII Parent shall not submit the Estimated Closing Statement or Payout Schedule to Purchaser or agree any changes to the form or content thereof, without the prior written consent of Access (such consent not to be unreasonably withheld, conditioned or delayed). The Parties agree that the terms herein shall apply mutatis mutandis in respect of any Superior Proposal.

  At least five (5) Business Days prior to delivering the 2020 Transaction Budget to Purchaser, NII Parent will prepare and deliver to Access for its review and approval, a draft of the 2020 Transaction Budget, including the amount of proposed capital expenditures to be included therein. NII Parent and Access will work together in good faith to agree the contents of the 2020 Transaction Budget and NII Parent shall not submit the 2020 Transaction Budget to Purchaser or agree any changes to the form or content thereof, without the prior written consent of Access (such consent not to be unreasonably withheld, conditioned or delayed).

  11.
  NII Parent will provide information to, and reasonably consult and cooperate with, Access in respect of any of the undertakings or actions of NII Parent in relation to the calculation and determination of the Final Purchase Price pursuant to Section 2.4 of the Purchase Agreement, including by facilitating such access, during regular business hours, to the books and records of the Seller and the Entities and the employees and other service providers (including accountants and other advisors) to the Entities as Access may reasonably request; provided that neither Parent nor Seller will be required to permit any inspection, or to disclose any information, that in the reasonable judgment of Parent or Seller, as applicable, would (a) waive the protection of an attorney-client privilege or (b) would violate any confidentiality obligations to which Parent or Seller is bound; provided, further, that Parent or Seller, as applicable, shall use commercially reasonable efforts to permit such inspection or provide such information in a manner that would not result in the waiver of such privilege or violate such confidentiality obligations, including, in the case of clause (b), by obtaining the consent of such third party if so requested by Access. Without limiting the generality of the foregoing, NII Parent shall promptly (and in any event, within 48 hours) advise Access orally and in writing (which may be by email) of the receipt by NII Parent or any of its Affiliates or representatives of the Closing Statement or any communication from Purchaser in respect of the calculation of the Final Purchase Price, which notice shall include a copy of the Closing Statement or such other communication (if in writing). NII Parent and Access will work together in good faith to agree the contents of any Closing Statement Dispute Notice and NII Parent shall not agree to the Closing Statement the Final Purchase Price, or any element thereof, or submit any Closing Statement Dispute Notice to Purchaser, without the prior written consent of Access (such consent not to be unreasonably withheld or conditioned). If NII Parent delivers a Closing Statement Dispute Notice, then NII Parent and Access will work together in good faith to resolve the Disputed Items with Purchaser during the Resolution Period. NII Parent shall keep Access fully informed of all proposals, negotiations and communications in respect of the attempt to resolve any Disputed Items or the submission of any Unresolved Items to the Independent Accountant (including by providing Access with copies of all related support and backup materials) and shall not agree to any compromise, settlement or resolution of any such Disputed Item or any payment in respect thereof, without the prior written consent of Access (such consent not to be unreasonably withheld, conditioned or delayed).

  12.
  NII Parent will use its reasonable best efforts to notify Access prior to exercising any of its termination rights under Section 3.4 of the Purchase Agreement and shall, to the extent practicable, consult with Access prior to exercising such rights. In addition, NII Parent shall provide to Access, as promptly as practicable, copies of any notices delivered by NII Parent (or received by NII Parent) pursuant to Sections 3.4, 3.5 or 3.6 of the Purchase Agreement.

  13.
  To the extent NII Parent is provided the opportunity to review and comment on any submission or communication required in connection with the process of obtaining the Regulatory Approval or Antitrust Approval, NII shall provide Access as much time as reasonably practicable to review and comment on, and will take into account and reflect any reasonable comments from Access with respect to, any such submissions or communications.

  14.
  NII Parent undertakes to Access that it will procure that the Company and its Subsidiaries will conduct business in the ordinary course (in accordance with the business plan, past practice and Section 8.2 of the Purchase Agreement) (the "Ordinary Course") during the period between signing and closing of the Purchase Agreement. Further NII Parent undertakes not to operate the business of the Entities, or permit the business of any of the Entities to be operated, in a manner that is outside of the Ordinary Course or that would intentionally result in a negative impact on the purchase price adjustment under the Purchase Agreement.

  15.
  The Parties acknowledge that between signing and closing of the Purchase Agreement or any Superior Proposal, Nextel Holdings shall require equity funding. The Parties hereby agree to procure that Nextel Holdings shall undertake such equity capital raising at a valuation equal to that established by the price mechanism under the Purchase Agreement or any Superior Proposal. In addition, any equity capital raising will be undertaken pursuant to the terms and conditions set out in the Shareholders Agreement.

  16.
  Subject to the terms and conditions set forth in this Paragraph 16, without prejudice to the rights and obligations of the relevant parties under the Investment Agreement (as defined in the Shareholders Agreement) and the undertaking agreement entered into on October 15, 2018, by among NII Parent and AI Brazil (the "Undertaking Letter") in respect of the proceeds of an escrow established pursuant to the Escrow Agreement, dated January 26, 2015, among NIU Holdings LLC ("NIU"), Citibank, N.A. and AT&T Mobility Holdings B.V. (as permitted assignee) (the "Mexico Escrow"), the Parties hereby agree in connection with the transactions contemplated under the Purchase Agreement and subject to Rule 408 of the Federal Rules of Evidence that:

  (a)
  Until Closing of the Purchase Agreement or Superior Proposal,

  (i)
  to the extent payment is made from the Mexico Escrow to NIU (the "Released Amount"), NII Parent will procure that NIU transfers the Released Amount into a separate bank account (the "Escrow Bank Account") designated to hold only the Released Amount and shall not use such monies for any reason other than those set out herein or pursuant to the Undertaking Letter; and

  (ii)
  the Parties otherwise agree that the terms of the Undertaking Letter are hereby suspended until Closing (of the Purchase Agreement or Superior Proposal) and upon Closing of the Purchase Agreement (or Superior Proposal) shall terminate.

  (b)
  Upon Closing of the Purchase Agreement or a Superior Proposal, as applicable, and thereafter, within five (5) Business Days of receipt of a Released Amount, NII Parent will cause NIU to pay to Access the first $10,000,000 of the Released Amount (the "Initial Release") from the applicable escrow account at Citibank N.A. and an amount equal to 6% of all additional proceeds released from the Mexico Escrow after the Initial Release (the "Escrow Arrangement").

  (c)
  If the Purchase Agreement is terminated, the foregoing Escrow Arrangement shall no longer apply, and the terms and conditions of the Undertaking Letter shall be reinstated and be in full force and effect.

  17.
  The Parties hereby further agree that, whether or not expressly referenced herein, the terms of this Letter Agreement shall apply mutatis mutandis in respect of any Acquisition Proposal or Superior Proposal (including any proposal which in substance is an Acquisition Proposal or Superior Proposal but is made following acceptance and in respect of a Superior Proposal) except in the case of the AI Brazil consent right in paragraph 9, which shall not be unreasonably withheld, delayed or conditioned in respect of any other Acquisition Proposal or Superior Proposal.

        Clauses 13.2, 13.3, 13.4, 13.5, 13.6, 13.7, 13.8 and 13.13 of the Purchase Agreement shall apply to and are hereby incorporated into the terms of this Letter Agreement, mutatis mutandis. The Parties hereby acknowledge and agree that the execution of the Purchase Agreement by the parties thereto will in no way be deemed or constitute a breach by any Party of the Shareholders Agreement, provided, that the Parties agree to exercise their respective rights in accordance with the Shareholders Agreement.

        If the above reflects our understanding and agreement with respect to the foregoing matters correctly, please so confirm by signing the enclosed copy of this Letter Agreement.

[SIGNATURES ON FOLLOWING PAGE]

Sincerely,
NII Holdings, Inc.
By:	/s/ SHANA C. SMITH
	Name:	Shana C. Smith
	Title:	Vice President, General Counsel and Corporate Secretary

cc:	Jones Day 250 Vesey Street New York, NY 10281 Attention: S. Wade Angus

ACCEPTED AND AGREED TO
As of this 18th day of March 2019.
NII BRAZIL HOLDINGS S.À R.L.
By:	/s/ SHANA C. SMITH
	Name:	Shana C. Smith
	Title:	Class B Manager
ACCEPTED AND AGREED TO
As of this 18th day of March 2019.
NII INTERNATIONAL HOLDINGS S.À R.L.
By:	/s/ SHANA C. SMITH
	Name:	Shana C. Smith
	Title:	Class B Manager
ACCEPTED AND AGREED TO
As of this 18th day of March 2019.
AI BRAZIL HOLDINGS B.V.
By:	/s/ EDWARD MCCARTHY
	Name:	Edward McCarthy
	Title:	Director Signed pursuant to power of attorney

[Signature Page to Side Letter]

 Annex D

NII HOLDINGS, INC.

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

        This Plan of Complete Liquidation and Dissolution (the "Plan") is intended to describe and govern the implementation of the complete liquidation, dissolution and winding up of NII Holdings, Inc., a Delaware corporation (the "Company"), and the distribution of all of its assets available for distribution to its stockholders under the Delaware General Corporation Law (the "DGCL"), in accordance with Section 275 and other applicable provisions of the DGCL and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended.

        1.    Approval and Adoption of Plan.    The board of directors of the Company (the "Board") has deemed it advisable that the Company be dissolved, has adopted a resolution authorizing the dissolution of the Company, and has approved and adopted this Plan. If this Plan is adopted by the requisite action of the Company's stockholders, this Plan shall constitute the adopted Plan of the Company.

        2.    Certificate of Dissolution and Effective Time.    Following authorization of the complete liquidation and dissolution of the Company by the Company's stockholders and completion of the transactions contemplated by that certain Stock Purchase Agreement, dated March 18, 2019, by and among América Móvil, S.A.B. de C.V., NII International Holdings S.à r.l., AI Brazil Holdings B.V. and the Company, and at such time as the Board deems appropriate, the Company shall execute, acknowledge and file with the Secretary of State of the State of Delaware a certificate of dissolution in accordance with the DGCL and ensure that all taxes (including franchise taxes) and fees required by the State of Delaware are tendered to the appropriate office or agency of the State of Delaware. The Company shall be dissolved at the time (the "Effective Time") that the certificate of dissolution is filed with the Office of the Secretary of State of the State of Delaware or such later time as may be stated in the certificate of dissolution.

        3.    Survival Period.    For three years after the Effective Time (or such longer period as the Delaware Court of Chancery may direct) (the "Survival Period"), the Company shall be continued as a body corporate for the purpose of prosecuting and defending lawsuits (civil, criminal or administrative) by or against the Company; settling and closing its business; disposing of and conveying its property; discharging its liabilities; and distributing its remaining assets to its stockholders. However, after the Effective Time, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs and distribute its assets in accordance with this Plan.

        4.    Safe Harbor Liquidation, Winding Up and Distribution Process.    From and after the Effective Time, the Company shall proceed, in a timely manner, to liquidate the Company in accordance with the procedures set forth in Sections 280 and 281(a) of the DGCL (sometimes referred to as "safe harbor procedures"). These procedures include, without limitation, the following:

          (a)   giving notice of the Company's dissolution to all claimants and publishing that notice, in such manner and containing such information as required by the DGCL, including a requirement that any claimant (other than parties to existing lawsuits) must present a claim in writing to the Company;

          (b)   accepting or rejecting all or any part of the claim made in writing and informing any claimant making a rejected claim that if the claimant does not commence an action, suit or proceeding with respect to the claim within the time period described by the DGCL, the claim will be barred;

          (c)   offering security or compensation to claimants under contracts if any claim is contingent, conditional or unmatured;

          (d)   petitioning the Delaware Court of Chancery to determine the amount and form of security (i) that will be reasonably likely to be sufficient to provide compensation for any claim that is the subject of a pending action, suit or proceeding, (ii) that will be sufficient to provide compensation to any claimant under a contract who has rejected the Company's offer for security and (iii) that will be reasonably likely to be sufficient to provide compensation for claims that have not been made known or have not arisen, but are likely to arise based on facts known to the Company within the time periods described by the DGCL; and

          (e)   (i) pay the claims made and not rejected in accordance with Section 280(a) of the DGCL, post the security offered and not rejected pursuant to those procedures; (ii) post any security ordered by the Delaware Court of Chancery in any proceeding under those procedures; and (iii) pay or make provision for all other claims that are mature, known and uncontested or that have been finally determined to be owing by the Company, all in accordance with the requirements of the DGCL. Any remaining assets shall be distributed to the Company's stockholders; provided, however, that after the Effective Time, no distribution may be made to the Company's stockholders until 150 days after the date of the last notice of rejection given by the Company pursuant to those procedures.

        5.    Alternative Liquidation, Winding Up and Distribution Process.    If for any reason the Board deems it inadvisable or impracticable to comply with the safe harbor procedures described in Section 4 of this Plan, then the Board, without further stockholder action, may seek to comply with the general procedures set forth in Section 281(b) of the DGCL. The Company may commence compliance with the safe harbor procedures described in Section 4 of this Plan and then, based on the Board's decision, abandon compliance with those procedures at any time.

        6.    Continuing Employees and Consultants.    During the Survival Period, the Company may select, retain, hire, employ or contract with such employees, consultants, agents, trustees, independent professional advisors (including legal counsel, accountants and financial advisors) and others, as the Board may determine, from time to time, to be necessary or advisable to effect the liquidation, winding up and distribution of assets described in this Plan. The Company may, in the absolute discretion of the Board, pay the Company's officers, directors, employees, consultants, agents and other representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan.

        7.    Costs and Expenses.    Generally, during the Survival Period, the Company shall pay all costs and expenses that the Board may determine from time to time to be necessary or advisable to effect the Company's liquidation and winding up in accordance with this Plan and as may be necessary or advisable to continue the Company's existence and operations. These costs and expenses may include, without limitation, brokerage, agency, professional, consulting and other fees and expenses of persons rendering services to the Company in connection with the matters described in this Plan and costs incurred to comply with contracts to which the Company is a party.

        8.    Indemnification.    The Company shall continue to indemnify its officers, directors, employees and agents in accordance with, and to the extent required or permitted by, the DGCL, the Company's certificate of incorporation, the Company's bylaws and any contractual arrangements, whether these arrangements existed before the dissolution or were entered into after the dissolution. During the Survival Period, acts and omissions of any indemnified or insured person in connection with the implementation of this Plan shall be covered to the same extent that they were covered before the

Effective Time. The Board is authorized to obtain and maintain insurance as may be necessary to cover the Company's indemnification obligations.

        9.    Stockholder Consent.    Authorization of the Company's complete liquidation and dissolution by the holders of a majority of the outstanding common stock of the Company shall constitute approval of all matters described in this Plan. Without limiting the foregoing sentence, authorization of the Company's complete liquidation and dissolution by the holders of a majority of the outstanding common stock of the Company shall constitute the authorization of the sale, exchange or other disposition in liquidation of all of the remaining property and assets of the Company after the Effective Time, whether the sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of any and all contracts for sale, exchange or other disposition that are conditioned on stockholder approval.

        10.    Subsidiaries.    As part of its liquidation and winding up, the Company may take any and all actions with respect to each of its direct and indirect subsidiaries, based on the advice and counsel of its legal and other advisors and in accordance with the requirements of the laws and charter documents governing each subsidiary, to liquidate, dissolve and wind up each such subsidiary.

        11.    Legal Claims.    The Company shall defend any claims against it, its officers or directors or its subsidiaries, whether a claim exists before the Effective Time or is brought during the Survival Period, based on advice and counsel of its legal and other advisors and in such manner, at such time and with such costs and expenses as the Board may approve from time to time. During the Survival Period, the Company may continue to prosecute any claims that it had against others before the Effective Time and may institute any new claims against any person as the Board may determine necessary or advisable to protect the Company and its assets and rights or to implement this Plan. At the Board's discretion, the Company may defend, prosecute or settle any lawsuits, as applicable.

        12.    Stock of the Company.    From and after the close of business on the date of the Effective Time, and subject to applicable law, each holder of shares of the Company's common stock shall cease to have any rights in respect of that stock, except the right to receive distributions, if any, pursuant to and in accordance with this Plan and the DGCL. After the Effective Time, the Company's stock transfer records shall be closed, and the Company will not record or recognize any transfer of the Company's common stock occurring after the close of business on the date of the Effective Time, except, in the Company's sole discretion, such transfers occurring by will, intestate succession or operation of law as to which the Company has received adequate written notice. As a condition to receipt of any distribution to any holder of the Company's common stock represented by a certificate, the Board may require the holder to surrender all certificates evidencing shares of common stock to the Company or furnish the Company with evidence satisfactory to the Board of the loss, theft or destruction of any certificate, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board. As a condition to receipt of any distribution to any holder of the Company's common stock that is not represented by a certificate, the Board may require the holder to provide such evidence of ownership of the stock as the Company may require. No stockholder shall have any appraisal rights in connection with the Company's liquidation, dissolution and winding up.

        13.    Unclaimed Distributions.    If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered a certificate evidencing the Company's common stock or provided other evidence of ownership as required in this Plan or by the Board or for any other reason, the distribution to which the stockholder is otherwise entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, or as soon as practicable after that distribution, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of the distribution. The proceeds of the distribution will thereafter be held solely for the benefit of and for ultimate distribution to the stockholder as the sole equitable owner of the distribution and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. The proceeds of any such distribution will not revert to or become the property of the Company or any other stockholder.

        14.    Liquidating Trust.    If deemed necessary, appropriate or desirable by the Board in furtherance of this Plan, and based on advice of the Company's legal, tax and accounting advisors, the Company may transfer to one or more liquidating trustees, for the benefit of the Company's stockholders under a liquidating trust, all or a portion of the assets of the Company. If assets are so transferred, each holder of the Company's common stock may receive an interest in the trust pro rata to its, his or her interest in the assets of the Company. All distributions from the trust will be made pro rata in accordance with the interests of the stockholders in the common stock held by them. The interests in the trust will not be transferrable except by operation of law or on death of the recipient. The Board is authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination, to act as a trustee or trustees for the benefit of the Company's stockholders and to receive assets of the Company. Any past or current officer, director, employee, agent or representative of the Company may act as a trustee. Any trustee appointed will succeed to all right, title and interest of the Company of any kind or character with respect to the transferred assets and, to the extent of the assets so transferred and solely in the capacity as a trustee, shall assume all of the liabilities and obligations of the Company relating to those assets, including without limitation any unsatisfied claims and unascertained or contingent liabilities. Any conveyance of assets to a trustee shall be deemed to be a distribution of property and assets by the Company to the Company's stockholders. Any conveyance by the Company to a trustee shall be in trust for the Company's stockholders. The Company, as authorized by the Board, may enter in to a liquidating trust agreement with one or more trustees, on such terms and conditions as the Board may deem necessary, appropriate or desirable.

        15.    Abandonment, Exceptions, Modifications, Clarifications and Amendments.    Notwithstanding authorization of the complete liquidation and dissolution of the Company by its stockholders, at any time before the Effective Time the Board may abandon the dissolution of the Company without further action by the stockholders of the Company and terminate this Plan. Without further action by the Company's stockholders, at any time before or after the Effective Time, the Board may waive, modify or amend any aspect of this Plan to the extent permitted by the DGCL and may provide for exceptions to or clarifications of the terms of this Plan. The Board (and any other person or body authorized by the Board) shall also have the power and authority to interpret this Plan and to make any and all determinations necessary or advisable to apply this Plan to any event, fact or circumstance.

        16.    Authorization.    The Board is hereby authorized, without further action by the Company's stockholders, to do and perform, or cause the officers, employees, agents and representatives of the Company, subject to approval by the Board, to do and perform, any and all acts, to make, execute, deliver and adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind, and to seek any exemption, exception, waiver or other relief with respect to any laws or regulations applicable to the Company, that are deemed necessary, appropriate or desirable to implement this Plan and the transactions contemplated by this Plan, including without limitation all filings or acts required by any local, state, federal or foreign law or regulation, to liquidate and wind up the affairs of the Company, and to distribute the Company's remaining assets to its stockholders.

 Annex E

Sections 275 - 283 of the Delaware General Corporation Law

§ 275 Dissolution generally; procedure.

        (a)   If it should be deemed advisable in the judgment of the board of directors of any corporation that it should be dissolved, the board, after the adoption of a resolution to that effect by a majority of the whole board at any meeting called for that purpose, shall cause notice of the adoption of the resolution and of a meeting of stockholders to take action upon the resolution to be mailed to each stockholder entitled to vote thereon as of the record date for determining the stockholders entitled to notice of the meeting.

        (b)   At the meeting a vote shall be taken upon the proposed dissolution. If a majority of the outstanding stock of the corporation entitled to vote thereon shall vote for the proposed dissolution, a certification of dissolution shall be filed with the Secretary of State pursuant to subsection (d) of this section.

        (c)   Dissolution of a corporation may also be authorized without action of the directors if all the stockholders entitled to vote thereon shall consent in writing and a certificate of dissolution shall be filed with the Secretary of State pursuant to subsection (d) of this section.

        (d)   If dissolution is authorized in accordance with this section, a certificate of dissolution shall be executed, acknowledged and filed, and shall become effective, in accordance with § 103 of this title. Such certificate of dissolution shall set forth:

          (1)   The name of the corporation;

          (2)   The date dissolution was authorized;

          (3)   That the dissolution has been authorized by the board of directors and stockholders of the corporation, in accordance with subsections (a) and (b) of this section, or that the dissolution has been authorized by all of the stockholders of the corporation entitled to vote on a dissolution, in accordance with subsection (c) of this section;

          (4)   The names and addresses of the directors and officers of the corporation; and

          (5)   The date of filing of the corporation's original certificate of incorporation with the Secretary of State.

        (e)   The resolution authorizing a proposed dissolution may provide that notwithstanding authorization or consent to the proposed dissolution by the stockholders, or the members of a nonstock corporation pursuant to § 276 of this title, the board of directors or governing body may abandon such proposed dissolution without further action by the stockholders or members.

        (f)    Upon a certificate of dissolution becoming effective in accordance with § 103 of this title, the corporation shall be dissolved.

8 Del. C. 1953, § 275; 56 Del. Laws, c. 50; 57 Del. Laws, c. 148, §§ 31, 32; 59 Del. Laws, c. 106, § 14; 66 Del. Laws, c. 136, § 34; 77 Del. Laws, c. 14, § 14; 77 Del. Laws, c. 290, § 25.;

§ 276 Dissolution of nonstock corporation; procedure.

        (a)   Whenever it shall be desired to dissolve any nonstock corporation, the governing body shall perform all the acts necessary for dissolution which are required by § 275 of this title to be performed by the board of directors of a corporation having capital stock. If any members of a nonstock corporation are entitled to vote for the election of members of its governing body or are entitled to vote for dissolution under the certificate of incorporation or the bylaws of such corporation, such members shall perform all the acts necessary for dissolution which are contemplated by § 275 of this title to be performed by the stockholders of a corporation having capital stock, including dissolution without action of the members of the governing body if all the members of the corporation entitled to vote thereon shall consent in writing and a certificate of dissolution shall be filed with the Secretary of State pursuant to § 275(d) of this title. If there is no member entitled to vote thereon, the dissolution of the corporation shall be authorized at a meeting of the governing body, upon the adoption of a resolution to dissolve by the vote of a majority of members of its governing body then in office. In all other respects, the method and proceedings for the dissolution of a nonstock corporation shall conform as nearly as may be to the proceedings prescribed by § 275 of this title for the dissolution of corporations having capital stock.

        (b)   If a nonstock corporation has not commenced the business for which the corporation was organized, a majority of the governing body or, if none, a majority of the incorporators may surrender all of the corporation rights and franchises by filing in the office of the Secretary of State a certificate, executed and acknowledged by a majority of the incorporators or governing body, conforming as nearly as may be to the certificate prescribed by § 274 of this title.

8 Del. C. 1953, § 276; 56 Del. Laws, c. 50; 66 Del. Laws, c. 136, § 35; 77 Del. Laws, c. 253, § 60.;

§ 277 Payment of franchise taxes before dissolution, merger, transfer or conversion.

        No corporation shall be dissolved, merged, transferred (without continuing its existence as a corporation of this State) or converted under this chapter until:

          (1)   All franchise taxes due to or assessable by the State including all franchise taxes due or which would be due or assessable for the entire calendar month during which such dissolution, merger, transfer or conversion becomes effective have been paid by the corporation; and

          (2)   All annual franchise tax reports including a final annual franchise tax report for the year in which such dissolution, merger, transfer or conversion becomes effective have been filed by the corporation;

notwithstanding the foregoing, if the Secretary of State certifies that an instrument to effect a dissolution, merger, transfer or conversion has been filed in the Secretary of State's office, such corporation shall be dissolved, merged, transferred or converted at the effective time of such instrument.

8 Del. C. 1953, § 277; 56 Del. Laws, c. 50; 70 Del. Laws, c. 79, § 17; 71 Del. Laws, c. 120, § 16; 78 Del. Laws, c. 96, §§ 8, 9.;

§ 278 Continuation of corporation after dissolution for purposes of suit and winding up affairs.

        All corporations, whether they expire by their own limitation or are otherwise dissolved, shall nevertheless be continued, for the term of 3 years from such expiration or dissolution or for such longer period as the Court of Chancery shall in its discretion direct, bodies corporate for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against them, and of enabling them gradually to settle and close their business, to dispose of and convey their property, to discharge their liabilities and to distribute to their stockholders any remaining assets, but not for the purpose of continuing the business for which the corporation was organized. With respect to any action, suit or proceeding begun by or against the corporation either prior to or within 3 years after the date of its expiration or dissolution, the action shall not abate by reason of the dissolution of the corporation; the corporation shall, solely for the purpose of such action, suit or proceeding, be continued as a body corporate beyond the 3-year period and until any judgments, orders or decrees therein shall be fully executed, without the necessity for any special direction to that effect by the Court of Chancery.

        Sections 279 through 282 of this title shall apply to any corporation that has expired by its own limitation, and when so applied, all references in those sections to a dissolved corporation or dissolution shall include a corporation that has expired by its own limitation and to such expiration, respectively.

8 Del. C. 1953, § 278; 56 Del. Laws, c. 50; 66 Del. Laws, c. 136, § 36; 77 Del. Laws, c. 290, § 26.;

§ 279 Trustees or receivers for dissolved corporations; appointment; powers; duties.

        When any corporation organized under this chapter shall be dissolved in any manner whatever, the Court of Chancery, on application of any creditor, stockholder or director of the corporation, or any other person who shows good cause therefor, at any time, may either appoint 1 or more of the directors of the corporation to be trustees, or appoint 1 or more persons to be receivers, of and for the corporation, to take charge of the corporation's property, and to collect the debts and property due and belonging to the corporation, with power to prosecute and defend, in the name of the corporation, or otherwise, all such suits as may be necessary or proper for the purposes aforesaid, and to appoint an agent or agents under them, and to do all other acts which might be done by the corporation, if in being, that may be necessary for the final settlement of the unfinished business of the corporation. The powers of the trustees or receivers may be continued as long as the Court of Chancery shall think necessary for the purposes aforesaid.

8 Del. C. 1953, § 279; 56 Del. Laws, c. 50; 66 Del. Laws, c. 136, § 37.;

§ 280 Notice to claimants; filing of claims.

        (a)(1)  After a corporation has been dissolved in accordance with the procedures set forth in this chapter, the corporation or any successor entity may give notice of the dissolution, requiring all persons having a claim against the corporation other than a claim against the corporation in a pending action, suit or proceeding to which the corporation is a party to present their claims against the corporation in accordance with such notice. Such notice shall state:

            a.     That all such claims must be presented in writing and must contain sufficient information reasonably to inform the corporation or successor entity of the identity of the claimant and the substance of the claim;

            b.     The mailing address to which such a claim must be sent;

            c.     The date by which such a claim must be received by the corporation or successor entity, which date shall be no earlier than 60 days from the date thereof; and

            d.     That such claim will be barred if not received by the date referred to in paragraph (a)(1)c. of this section; and

            e.     That the corporation or a successor entity may make distributions to other claimants and the corporation's stockholders or persons interested as having been such without further notice to the claimant; and

            f.      The aggregate amount, on an annual basis, of all distributions made by the corporation to its stockholders for each of the 3 years prior to the date the corporation dissolved.

  Such notice shall also be published at least once a week for 2 consecutive weeks in a newspaper of general circulation in the county in which the office of the corporation's last registered agent in this State is located and in the corporation's principal place of business and, in the case of a corporation having $10,000,000 or more in total assets at the time of its dissolution, at least once in all editions of a daily newspaper with a national circulation. On or before the date of the first publication of such notice, the corporation or successor entity shall mail a copy of such notice by certified or registered mail, return receipt requested, to each known claimant of the corporation including persons with claims asserted against the corporation in a pending action, suit or proceeding to which the corporation is a party.

          (2)   Any claim against the corporation required to be presented pursuant to this subsection is barred if a claimant who was given actual notice under this subsection does not present the claim to the dissolved corporation or successor entity by the date referred to in paragraph (a)(1)c. of this section.

          (3)   A corporation or successor entity may reject, in whole or in part, any claim made by a claimant pursuant to this subsection by mailing notice of such rejection by certified or registered mail, return receipt requested, to the claimant within 90 days after receipt of such claim and, in all events, at least 150 days before the expiration of the period described in § 278 of this title; provided however, that in the case of a claim filed pursuant to § 295 of this title against a corporation or successor entity for which a receiver or trustee has been appointed by the Court of Chancery the time period shall be as provided in § 296 of this title, and the 30-day appeal period provided for in § 296 of this title shall be applicable. A notice sent by a corporation or successor entity pursuant to this subsection shall state that any claim rejected therein will be barred if an action, suit or proceeding with respect to the claim is not commenced within 120 days of the date thereof, and shall be accompanied by a copy of §§ 278-283 of this title and, in the case of a notice sent by a court-appointed receiver or trustee and as to which a claim has been filed pursuant to § 295 of this title, copies of §§ 295 and 296 of this title.

          (4)   A claim against a corporation is barred if a claimant whose claim is rejected pursuant to paragraph (a)(3) of this section does not commence an action, suit or proceeding with respect to the claim no later than 120 days after the mailing of the rejection notice.

        (b)(1)  A corporation or successor entity electing to follow the procedures described in subsection (a) of this section shall also give notice of the dissolution of the corporation to persons with contractual claims contingent upon the occurrence or nonoccurrence of future events or otherwise conditional or unmatured, and request that such persons present such claims in accordance with the terms of such notice. Provided however, that as used in this section and in § 281 of this title, the term "contractual claims" shall not include any implied warranty as to any product manufactured, sold, distributed or handled by the dissolved corporation. Such notice shall be in substantially the form, and sent and published in the same manner, as described in paragraph (a)(1) of this section.

          (2)   The corporation or successor entity shall offer any claimant on a contract whose claim is contingent, conditional or unmatured such security as the corporation or successor entity determines is sufficient to provide compensation to the claimant if the claim matures. The corporation or successor entity shall mail such offer to the claimant by certified or registered mail, return receipt requested, within 90 days of receipt of such claim and, in all events, at least 150 days before the expiration of the period described in § 278 of this title. If the claimant offered such security does not deliver in writing to the corporation or successor entity a notice rejecting the offer within 120 days after receipt of such offer for security, the claimant shall be deemed to have accepted such security as the sole source from which to satisfy the claim against the corporation.

        (c)(1) A corporation or successor entity which has given notice in accordance with subsection (a) of this section shall petition the Court of Chancery to determine the amount and form of security that will be reasonably likely to be sufficient to provide compensation for any claim against the corporation which is the subject of a pending action, suit or proceeding to which the corporation is a party other than a claim barred pursuant to subsection (a) of this section.

          (2)   A corporation or successor entity which has given notice in accordance with subsections (a) and (b) of this section shall petition the Court of Chancery to determine the amount and form of security that will be sufficient to provide compensation to any claimant who has rejected the offer for security made pursuant to paragraph (b)(2) of this section.

          (3)   A corporation or successor entity which has given notice in accordance with subsection (a) of this section shall petition the Court of Chancery to determine the amount and form of security which will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the corporation or that have not arisen but that, based on facts known to the corporation or successor entity, are likely to arise or to become known to the corporation or successor entity within 5 years after the date of dissolution or such longer period of time as the Court of Chancery may determine not to exceed 10 years after the date of dissolution. The Court of Chancery may appoint a guardian ad litem in respect of any such proceeding brought under this subsection. The reasonable fees and expenses of such guardian, including all reasonable expert witness fees, shall be paid by the petitioner in such proceeding.

        (d)   The giving of any notice or making of any offer pursuant to this section shall not revive any claim then barred or constitute acknowledgment by the corporation or successor entity that any person to whom such notice is sent is a proper claimant and shall not operate as a waiver of any defense or counterclaim in respect of any claim asserted by any person to whom such notice is sent.

        (e)   As used in this section, the term "successor entity" shall include any trust, receivership or other legal entity governed by the laws of this State to which the remaining assets and liabilities of a dissolved corporation are transferred and which exists solely for the purposes of prosecuting and defending suits, by or against the dissolved corporation, enabling the dissolved corporation to settle and close the business of the dissolved corporation, to dispose of and convey the property of the dissolved corporation, to discharge the liabilities of the dissolved corporation and to distribute to the dissolved corporation's stockholders any remaining assets, but not for the purpose of continuing the business for which the dissolved corporation was organized.

        (f)    The time periods and notice requirements of this section shall, in the case of a corporation or successor entity for which a receiver or trustee has been appointed by the Court of Chancery, be subject to variation by, or in the manner provided in, the Rules of the Court of Chancery.

        (g)   In the case of a nonstock corporation, any notice referred to in the last sentence of paragraph (a)(3) of this section shall include a copy of § 114 of this title. In the case of a nonprofit nonstock corporation, provisions of this section regarding distributions to members shall not apply to the extent that those provisions conflict with any other applicable law or with that corporation's certificate of incorporation or bylaws.

8 Del. C. 1953, § 280; 56 Del. Laws, c. 50; 66 Del. Laws, c. 136, § 38; 67 Del. Laws, c. 376, §§ 21-25; 69 Del. Laws, c. 266, §§ 1-17; 70 Del. Laws, c. 186, § 1; 77 Del. Laws, c. 253, § 61.;

§ 281 Payment and distribution to claimants and stockholders.

        (a)   A dissolved corporation or successor entity which has followed the procedures described in § 280 of this title:

          (1)   Shall pay the claims made and not rejected in accordance with § 280(a) of this title,

          (2)   Shall post the security offered and not rejected pursuant to § 280(b)(2) of this title,

          (3)   Shall post any security ordered by the Court of Chancery in any proceeding under § 280(c) of this title, and

          (4)   Shall pay or make provision for all other claims that are mature, known and uncontested or that have been finally determined to be owing by the corporation or such successor entity.

        Such claims or obligations shall be paid in full and any such provision for payment shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority, and, among claims of equal priority, ratably to the extent of assets legally available therefor. Any remaining assets shall be distributed to the stockholders of the dissolved corporation; provided, however, that such distribution shall not be made before the expiration of 150 days from the date of the last notice of rejections given pursuant to § 280(a)(3) of this title. In the absence of actual fraud, the judgment of the directors of the dissolved corporation or the governing persons of such successor entity as to the provision made for the payment of all obligations under paragraph (a)(4) of this section shall be conclusive.

        (b)   A dissolved corporation or successor entity which has not followed the procedures described in § 280 of this title shall, prior to the expiration of the period described in § 278 of this title, adopt a plan of distribution pursuant to which the dissolved corporation or successor entity (i) shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the corporation or such successor entity, (ii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the corporation which is the subject of a pending action, suit or proceeding to which the corporation is a party and (iii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the corporation or that have not arisen but that, based on facts known to the corporation or successor entity, are likely to arise or to become known to the corporation or successor entity within 10 years after the date of dissolution. The plan of distribution shall provide that such claims shall be paid in full and any such provision for payment made shall be made in full if there are sufficient assets. If there are insufficient assets, such plan shall provide that such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor. Any remaining assets shall be distributed to the stockholders of the dissolved corporation.

        (c)   Directors of a dissolved corporation or governing persons of a successor entity which has complied with subsection (a) or (b) of this section shall not be personally liable to the claimants of the dissolved corporation.

        (d)   As used in this section, the term "successor entity" has the meaning set forth in § 280(e) of this title.

        (e)   The term "priority," as used in this section, does not refer either to the order of payments set forth in paragraph (a)(1)-(4) of this section or to the relative times at which any claims mature or are reduced to judgment.

        (f)    In the case of a nonprofit nonstock corporation, provisions of this section regarding distributions to members shall not apply to the extent that those provisions conflict with any other applicable law or with that corporation's certificate of incorporation or bylaws.

8 Del. C. 1953, § 281; 56 Del. Laws, c. 50; 66 Del. Laws, c. 136, § 39; 67 Del. Laws, c. 376, §§ 26-28; 68 Del. Laws, c. 163, § 1; 69 Del. Laws, c. 266, §§ 18-21; 70 Del. Laws, c. 299, § 4; 71 Del. Laws, c. 120, §§ 17, 18; 77 Del. Laws, c. 253, § 62.;

§ 282 Liability of stockholders of dissolved corporations.

        (a)   A stockholder of a dissolved corporation the assets of which were distributed pursuant to § 281(a) or (b) of this title shall not be liable for any claim against the corporation in an amount in excess of such stockholder's pro rata share of the claim or the amount so distributed to such stockholder, whichever is less.

        (b)   A stockholder of a dissolved corporation the assets of which were distributed pursuant to § 281(a) of this title shall not be liable for any claim against the corporation on which an action, suit or proceeding is not begun prior to the expiration of the period described in § 278 of this title.

        (c)   The aggregate liability of any stockholder of a dissolved corporation for claims against the dissolved corporation shall not exceed the amount distributed to such stockholder in dissolution.

8 Del. C. 1953, § 282; 56 Del. Laws, c. 50; 66 Del. Laws, c. 136, § 40; 71 Del. Laws, c. 339, §§ 57, 58.;

§ 283 Jurisdiction.

        The Court of Chancery shall have jurisdiction of any application prescribed in this subchapter and of all questions arising in the proceedings thereon, and may make such orders and decrees and issue injunctions therein as justice and equity shall require.

66 Del. Laws, c. 136, § 41.;

 Annex F

March 17, 2019

Board of Directors
NII Holdings, Inc.
12110 Sunset Hills Road, Suite 600
Reston, Virginia 20190
Members of the Board of Directors:

        We understand that NII Holdings, Inc. ("Parent") and its wholly-owned subsidiary, NII International Holdings S.à r.l. ("NIIH"), as well as AI Brazil Holdings B.V. ("AI Brazil") propose to enter into a Purchase Agreement (the "Agreement") with América Móvil, S.A.B. de C.V. ("Purchaser"), pursuant to which (i) NIIH will sell all of the issued and outstanding shares of NII Brazil Holdings S.à r.l. (the "Company") to Purchaser and (ii) concurrent to, and as a condition of consummation of sale of the shares of the Company to Purchaser, AI Brazil will sell all of its shares in Nextel Holdings S.à r.l. ("Nextel Holdings") not held by the Company to the Company, such that Purchaser will indirectly own all of the issued and outstanding interests in Nextel Telecomunicações Ltda. ("Nextel Brazil") (such transactions, collectively, the "Transaction") for $905 million in cash (the "Cash Consideration"). The terms and conditions of the Transaction are more fully set forth in the Agreement, which terms and conditions provide that the Cash Consideration is subject to adjustment (including to reflect capital expenditures, net working capital, outstanding indebtedness, cash and their equivalents and transaction expenses) and a portion of NIIH's Cash Consideration will be funded into escrow, in each case, as set forth in the Agreement, although we have not taken into account such adjustments or escrow arrangements in connection with our opinion set forth herein. We understand that Purchaser will be indirectly assuming capital lease obligations of the Company carried at December 31, 2018 at a value of approximately $69 million in the aggregate (such value, as indirect, further consideration deemed payable in the Transaction for purposes of this opinion, together with the Cash Consideration, the "Consideration") and that such value will not be deducted from the Cash Consideration.

        The board of directors of Parent (the "Board") has requested our opinion as to whether the Consideration payable in the Transaction pursuant to the Agreement is fair, from a financial point of view, to Parent.

        In arriving at our opinion set forth below, we have, among other things: (i) reviewed a draft of the Agreement dated March 16, 2019; (ii) reviewed certain publicly available business and financial information that we deemed to be generally relevant concerning the Company and the industry in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed generally relevant and the consideration received in such transactions; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other public companies we deemed generally relevant, including data related to public market trading levels and implied trading multiples; (v) reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company, including certain financial forecasts relating to the Company prepared by the management of Parent and Nextel Brazil (the "Forecasts"); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. In addition, we have held discussions with certain members of the management of Parent and Nextel Brazil regarding the Transaction, the past and current business operations and financial condition and prospects of the Company, the Forecasts and certain other matters we believed necessary or appropriate to our inquiry.

        In arriving at our opinion, we have, with your consent, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to us by Parent, Nextel Brazil and their associates, affiliates and advisors, or otherwise reviewed by or for us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities of the Company (including, without limitation, real property owned by the Company or to which the Company holds a leasehold interest), nor have any such valuations or appraisals been provided to us, and we do not express any opinion as to the value of such assets or liabilities. We have not evaluated the solvency or fair value of Parent, NIIH, the Company, Nextel Holdings, Nextel Brazil, AI Brazil or Purchaser under any state, federal or other laws relating to bankruptcy, insolvency or similar matters, and we are not expressing any view or opinion as to the impact of the Transaction on the solvency or the viability of the Parent or its ability to pay its obligations when they come due. We have not performed a liquidation analysis with respect to the assets of Parent. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or the facilities of the Company. At the direction of the management of Parent, we have used and relied upon the Forecasts for purposes of our opinion. In relying on the Forecasts, we have assumed, at the direction of Parent, that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the management of Parent and Nextel Brazil as to the expected future results of operations and financial condition of the Company and that the financial results reflected in such Forecasts will be achieved at the times and in the amounts projected. We express no view as to the reasonableness of the Forecasts and the assumptions on which they are based.

        We have assumed that the transactions contemplated by the Agreement will be consummated as contemplated in the Agreement without any waiver or amendment of any terms or conditions, including, among other things, that the parties will comply with all material terms of the Agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Transaction, no material delays, limitations, conditions or restrictions will be imposed. We have assumed that there will not be any payments by Parent, NIIH, AI Brazil or any of their affiliates (directly or indirectly) pursuant to any indemnification obligations under the Agreement. For purposes of rendering this opinion, we have assumed that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements and other information, financial or otherwise, relating to the Company made available to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We do not express any opinion as to any tax or other consequences that may result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters. We have relied as to all legal, tax and regulatory matters relevant to rendering our opinion upon the assessments made by Parent and its other advisors with respect to such issues. In arriving at our opinion, we have not taken into account any litigation, regulatory or other proceeding that is pending or may be brought against the Company or any of its affiliates. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the draft of the Agreement reviewed by us.

        Our opinion is necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof and the conditions and prospects, financial and otherwise, of the Company as they were reflected in the information provided to us and as they were represented to us in discussions with the management of Parent and Nextel Brazil, including with respect to exchange rates. We have assumed that such exchange rates are reasonable for purposes of our analyses and that any currency or exchange rate fluctuations will not be meaningful in any respect to our analyses or opinion. We are expressing no opinion herein as to the price at which the common stock of Parent will trade at any future time. Our opinion is limited to the fairness, from a financial point of view, to Parent of the Consideration payable in the Transaction pursuant to the Agreement, and we express no opinion as to any underlying decisions which Parent may make to engage in the Transaction or any alternative transaction. We do not express any opinion, nor have we been asked by the Board to express any opinion, as to the relative merits of the Transaction as compared to any alternative transaction. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly set forth herein, of the Transaction, the Agreement or any other agreement entered into in connection with the Transaction.

        We and our affiliates are engaged in a wide range of financial advisory and investment banking activities. In addition, in the ordinary course of their asset management, merchant banking and other business activities, our affiliates may trade in the securities of Parent, AI Brazil and Purchaser and any of their respective affiliates, for their own accounts or for the accounts of their affiliates and customers, and may at any time hold a long or short position in such securities. We are acting as financial advisor to Parent with respect to the Transaction and will receive a fee from Parent for our services, a portion of which is payable upon delivery of this opinion and the remaining portion of which is contingent upon the consummation of the Transaction. In addition, Parent has agreed to reimburse certain of our expenses and indemnify us against certain liabilities that may arise out of our engagement. We and our affiliates may in the future provide financial services to Parent, AI Brazil, Purchaser and/or their respective affiliates in the ordinary course of our businesses from time to time and may receive fees for the rendering of such services. In 2017, we acted as financial advisor to Parent in connection with a prior investment in the Company by AI Brazil and received a fee for our services.

        This opinion is provided for the benefit of the Board in connection with and for the purpose of its evaluation of the Transaction. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion does not constitute a recommendation to the Board as to whether to approve the Transaction or a recommendation as to whether or not any holder of common stock of Parent should vote or otherwise act with respect to the Transaction or any other matter. In addition, the Board has not asked us to address, and this opinion does not address, (i) the fairness to, or any other consideration of, the holders of any class of securities (other than Parent and then only to the extent expressly set forth herein) or creditors or other constituencies of Parent, (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, NIIH, Nextel Holdings, Parent or AI Brazil, or any class of such persons, whether relative to the Consideration pursuant to the Agreement or otherwise or (iii) the fairness of the allocation of the Consideration as between NIIH and AI Brazil (on a relative basis or otherwise).

        This opinion is given and speaks only as of the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion has been approved by the Global Advisory Commitment Committee of Rothschild & Co US Inc.

        On the basis of and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration payable in the Transaction pursuant to the Agreement is fair, from a financial point of view, to Parent.

Very truly yours, /s/ Rothschild & Co US Inc. ROTHSCHILD & CO US INC.

 Annex G

CONFIDENTIAL
March 17, 2019
Board of Directors
NII Holdings, Inc.
12110 Sunset Hills Road, Suite 600
Reston, VA 20190
Members of the Board of Directors:

        We understand that NII Holdings, Inc. ("Parent") and its wholly-owned subsidiary, NII International Holdings S.à r.l. ("NIIH"), as well as AI Brazil Holdings B.V. ("AI Brazil") propose to enter into a Purchase Agreement (the "Purchase Agreement") with América Móvil, S.A.B. de C.V. ("Purchaser"), pursuant to which (i) NIIH will sell all of the issued and outstanding shares of NII Brazil Holdings S.à r.l. (the "Company") to Purchaser and (ii) concurrent to, and as a condition of consummation of sale of the shares of the Company to Purchaser, AI Brazil will sell all of its shares in Nextel Holdings S.à r.l. ("Nextel Holdings") not held by the Company to the Company, such that Purchaser will indirectly own all of the issued and outstanding interests in Nextel Telecomunicações Ltda. ("Nextel Brazil") (such transactions, collectively, the "Transaction") for $905 million in cash (the "Cash Consideration"). The terms and conditions of the Transaction are more fully set forth in the Purchase Agreement, which terms and conditions provide that the Cash Consideration is subject to adjustments (including to reflect capital expenditures, net working capital, outstanding indebtedness, cash and their equivalents and transaction expenses) and a portion of NIIH's Cash Consideration will be funded into escrow, in each case, as set forth in the Purchase Agreement, although in connection with our opinion set forth herein we have not taken into account such adjustments or escrow arrangements. We also understand that Purchaser will be indirectly assuming capital lease obligations of the Company carried at December 31, 2018 at a value of approximately $69 million in the aggregate (such value, as indirect, further consideration deemed payable in the Transaction for purposes of this opinion, together with the Cash Consideration, the "Consideration") and that such value will not be deducted from the Cash Consideration.

        You have asked for our opinion as to whether, as of the date hereof, the Consideration payable in the Transaction pursuant to the Purchase Agreement is fair, from a financial point of view, to Parent. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to other potential strategies or transactions that may be available to Parent.

        For purposes of the opinion set forth herein, we have:

  1.
  reviewed the draft of the Purchase Agreement dated March 16, 2019 and certain related documents;

  2.
  reviewed certain publicly available business and financial information relating to the Company;

  3.
  reviewed certain information, including financial forecasts and other financial and operating data, concerning the Company supplied to or discussed with us by the management of Parent and Nextel Brazil, including financial forecasts relating to the Company prepared by the management of the Parent and Nextel Brazil and approved for our use by Parent (the "Forecasts");

  4.
  discussed the past and present operations and financial condition and the prospects of the Company with senior executives of Parent and Nextel Brazil;

  5.
  compared the Consideration with values derived based on the financial terms, to the extent publicly available, of certain transactions that we deemed relevant;

  6.
  compared the Consideration with values derived based on certain financial information and trading valuations of certain publicly traded companies that we deemed relevant;

  7.
  compared the Consideration to present values derived by discounting future cash flows and a terminal value for the Company at discount rates we deemed appropriate;

  8.
  participated in discussions and negotiations among representatives of Parent and Nextel Brazil and their legal and financial advisors and representatives of Purchaser and its legal and financial advisors;

  9.
  considered that Parent publicly announced that it would explore strategic alternatives and the results of efforts on behalf of Parent to solicit, at the direction of Parent, expressions of interests from other parties with respect to a possible sale of the Company or its subsidiaries; and

  10.
  performed such other analyses and considered such other factors as we deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information and data publicly available, supplied or otherwise made available to, or reviewed by or discussed with, us. With respect to the Forecasts, we have assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Parent and Nextel Brazil, and we have relied upon the Forecasts in arriving at our opinion. We express no opinion with respect to the Forecasts or the assumptions upon which they are based. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. We have assumed that the Transaction will be consummated in accordance with the terms set forth in the final, executed Purchase Agreement, which we have further assumed will be identical in all material respects to the latest draft thereof we have reviewed, and without waiver or modification of any terms or conditions the effect of which would be in any way meaningful to our analysis. We have further assumed that all governmental, regulatory and other consents and approvals necessary for the consummation of the Transaction will be obtained without any effect on the Company or the Transaction in any way meaningful to our analysis. We have assumed that there will not be any payments by Parent, NIIH, AI Brazil or any of their affiliates (directly or indirectly) pursuant to any indemnification obligations under the Purchase Agreement. We are not legal, regulatory, accounting or tax experts and have relied on the assessments made by Parent, AI Brazil and Purchaser and their respective advisors with respect to such issues. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof, including with respect to exchange rates. We have assumed that such exchange rates are reasonable for purposes of our analyses and that any currency or exchange rate fluctuations will not be meaningful in any respect to our analyses or opinion. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

        We have assumed that the terms of the Transaction are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to the Transaction, and no opinion is expressed as to whether any alternative transaction might produce consideration for Parent in an amount in excess of the Consideration.

        We have acted as financial advisor to the Board of Directors of Parent (in its capacity as such) (the "Board") in connection with the Transaction and will receive a fee for rendering this opinion, which is in addition to our advisory fee that is contingent on the consummation of the Transaction. In addition, Parent has agreed to indemnify us for certain liabilities arising out of our engagement. As

Parent has been advised, during the two years preceding the date of this opinion we have not been engaged by, performed any services for or received any compensation from Parent, AI Brazil, Purchaser or their respective affiliates (other than any amounts that were paid to us under the letter agreement pursuant to which we were retained as a financial advisor to the Board in connection with the Transaction).

        It is understood that this letter is for the information of the Board and is rendered to the Board in connection with its consideration of the Transaction and except as provided in our engagement letter with the Company may not be used for any other purpose without our prior written consent. This opinion addresses only the fairness from a financial point of view to Parent, as of the date hereof, of the Consideration payable in the Transaction pursuant to the Purchase Agreement. We are not expressing any view or opinion as to any other terms or aspect of the Purchase Agreement or the Transaction or any agreement or instrument contemplated by the Purchase Agreement or entered into or amended in connection with the Transaction, including as to the fairness of the Transaction to, or any consideration to be received directly or indirectly in connection with the Transaction by, holders of any class of securities, any creditors or any other constituencies of Parent. We are also not expressing any view or opinion as to the impact of the Transaction on the solvency or the viability of Parent, AI Brazil or Purchaser or their ability to pay their respective obligations when they come due. We have not performed a liquidation analysis with respect to the assets of Parent. We express no view or opinion with respect to the amount or nature of any compensation to any officers, directors or employees of Parent, or any class of such persons relative to the Consideration pursuant to the Purchase Agreement in the Transaction or with respect to the fairness of any such compensation. In addition, the Board has not asked us to address, and this opinion does not address, the fairness of the allocation of the consideration as between the Company and AI Brazil. We also express no view or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice, and we assume that opinions, counsel and interpretations regarding such matters have been or will be obtained from the appropriate professional sources. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board as to whether they should approve the Transaction or the Purchase Agreement or take any other action in connection therewith, nor does it constitute a recommendation as to how any stockholder of Parent should vote or otherwise act with respect to the Transaction.

        Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Consideration payable in the Transaction pursuant to the Purchase Agreement is fair, from a financial point of view, to Parent.

Very best regards, GREENHILL & CO., LLC
By:	/s/ Nick Melton Nick Melton Managing Director

PRELIMINARY COPY OF PROXY CARD — SUBJECT TO COMPLETION VOTE BY INTERNET - www.[•].com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - [•] Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to [•]. NII HOLDINGS, INC. 12110 SUNSET HILLS ROAD SUITE 600 RESTON, VA 20190 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR proposals 1, 2, 3 and 4:ForAgainstAbstain 1.To approve the sale of substantially all of the assets of NII, through a sale of NII Brazil Holdings S.à r.l. to América Móvil, S.A.B. de C.V. on the terms and conditions of the Purchase Agreement among NII, NII International Holdings S.à r.l., AMX and AI Brazil Holdings B.V., dated March 18, 2019. At the closing of the Sale, NII Brazil will own 100% of the equity of Nextel Holdings S.à r.l., which is the entity that, indirectly through its wholly owned subsidiaries, owns NII’s wireless operations in Brazil, which represents all of the remaining operating assets of NII. 2.To approve the liquidation and dissolution of NII and the Plan of Complete Liquidation and Dissolution, which, if approved, will authorize the Board to liquidate and dissolve NII in accordance with the Plan of Dissolution. 3.To provide an advisory vote on the compensation of our directors and named executive officers based on or that otherwise relates to the Sale. 4.To approve any adjournment of the Special Meeting to another date, time or place if necessary or appropriate, for the purpose of soliciting additional proxies for the proposals to be acted upon at the Special Meeting in the event that there are insufficient votes at the time of the Special Meeting or any adjournment thereof to approve the Sale Proposal. For address change/comments, mark here.  (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice of the Special Meeting and the Proxy Statement is/are available at www.[•].com NII HOLDINGS, INC. Special Meeting of Stockholders [], 2019 10:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoints Shana C. Smith and Daniel E. Freiman, or either of them, as proxies, each with the power to appoint (his/ her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NII HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 AM, EDT on [•], 2019, at the Hyatt Regency Reston, 1800 Presidents Street, Reston, VA 20190, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side